As filed with the Securities and Exchange Commission on February 5, 2024
Registration
No. 333-276307

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
(Amendment No. 1)
REGISTRATION
STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Banzai International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	85-3118980
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
435 Ericksen Ave, Suite 250
Bainbridge Island, Washington 98110
Tel: (206)
414-1777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph Davy
Banzai International, Inc.
435 Ericksen Ave, Suite 250
Bainbridge Island,
Washington 98110
Tel: (206)
414-1777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael P. Heinz
Jocelyne E. Kelly
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Tel: (212)
853-5300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate
by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in
Rule 12b-2
under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the
Securities Act.
☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION—DATED FEBRUARY 5, 2024

Up to 24,274,995 Shares of Class A Common Stock

Up to 12,082,923 Shares of Class A Common Stock Issuable Upon Exercise of Public Warrants and Senior Convertible Notes

This prospectus relates to the issuance by us of an aggregate of up to 12,082,923 shares of Class A common stock, $0.0001 par value per share, of Banzai International, Inc. (“Class A Common Stock”), which consists of (i) up to 11,500,000 shares of Class A Common Stock that are issuable upon the exercise of 11,500,000 warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (the “Public Warrants”), originally issued in the initial public offering (“IPO”) of 7GC & Co. Holdings, Inc. (“7GC”) by the holders thereof, and (ii) up to 582,923 shares of Class A Common Stock that are issuable upon the conversion of those certain convertible promissory notes (the “Senior Convertible Notes”) dated as of February 19, 2021 (the “First Senior Convertible Note”) and October 10, 2022 (the “Second Senior Convertible Note”), issued by Banzai Operating Co LLC (f/k/a Banzai International, Inc.), a Delaware corporation (“Legacy Banzai”), to CP BF Lending LLC (“CP BF”), convertible at a conversion price (subject to adjustment) of approximately $4.35 per share. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 24,274,995 shares of Class A Common Stock, consisting of (i) 4,173,499 shares of Class A Common Stock acquired by our predecessor’s sponsor, 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”), at an effective purchase price of $0.0050 per share, (ii) 100,000 shares of Class A Common Stock transferred from the Sponsor to Courtney Robinson, Kent Schofield, Patrick Eggen and Tripp Jones (the “7GC Directors”) as consideration for their service as directors of our predecessor, (iii) 825,000 shares of Class A Common Stock issued to Alco Investment Company (“Alco”) in satisfaction of certain Subordinated Promissory Notes issued by the Company to Alco on September 13, 2023 (the “Alco September 2023 Promissory Note”), November 2023 (the “Alco November 2023 Promissory Note”) and December 13, 2023 (the “New Alco Note” and, together with the Alco September 2023 Promissory Note and the Alco November 2023 Promissory Note, the “Alco Notes”) and as consideration pursuant to certain share transfer agreements (collectively, the “Share Transfer Agreements”), dated October 3, 2023, November 16, 2023 and December 13, 2023, by and among Alco, 7GC and Sponsor, (iv) 1,113,927 shares of Class A Common Stock issued to Cantor Fitzgerald & Co. (“Cantor” or “CF&CO”) pursuant to a fee reduction agreement, dated November 8, 2023, by and between 7GC and Cantor, as amended by the amendment to fee reduction agreement, dated December 28, 2023 (as amended, the “Fee Reduction Agreement”), at an effective purchase price of $3.5909 per share, (v) 105,000 shares of Class A Common Stock transferred from the Sponsor to J.V.B. Financial Group, LLC acting through its Cohen & Company Capital Markets Division (“Cohen”) as consideration for a partial fee waiver by Cohen for advisory services provided in connection with the Business Combination (as defined below) pursuant to an engagement letter, dated June 14, 2023, as amended by an amendment to such engagement letter, dated December 12, 2023, and a second amendment, dated December 27, 2023 (as amended, the “Cohen Engagement Letter”), (vi) 396,501 shares of Class A Common Stock issued to various Selling Securityholders as consideration for their entry into certain non-redemption agreements (the “Non-Redemption Agreements”) pursuant to which such Selling Securityholders agreed not to request redemption or to reverse any previously submitted redemption demand in connection with the Business Combination, (vii) 50,000 shares of Class A Common Stock transferred from the Sponsor to Seaport Global Securities LLC (“Seaport”) as consideration for advisory services provided in connection with the Business Combination pursuant to an engagement letter, dated November 30, 2023 (the “Seaport Engagement Letter”), (viii) 4,396,585 shares of Class A Common Stock issued in connection with the Business Combination to certain holders of Legacy Banzai Class A Common Stock (as defined below), at an effective purchase price of $6.15 per share, (ix) 890,611 shares of Class A Common Stock issued upon conversion of those certain unsecured convertible promissory notes (the “7GC Promissory Notes”), dated December 21, 2022 and October 3, 2023, issued by 7GC to the Sponsor, at a conversion price of approximately $2.86 per share, (x) 175,000 shares of Class A Common Stock (the “Roth Shares”) issued to Roth Capital Partners, LLC (“Roth”) as consideration for advisory services provided in connection with the Business Combination pursuant to an engagement letter (the “Roth Engagement Letter”), dated October 13, 2022, by and between Legacy Banzai and Roth, and an engagement letter (the “MKM Engagement Letter”), dated October 14, 2022, by and between 7GC and MKM Partners, LLC (“MKM”), which was subsequently acquired by Roth, both such letters as amended and superseded by that certain addendum to letter agreements (the “Roth Addendum” and, together with the Roth Engagement Letter and the MKM Engagement Letter, the “Roth Agreements”), effective as of February 2, 2024, by and between the Company and Roth, (xi) 2,311,134 shares of Class A Common Stock underlying the 2,311,134 shares of Class B Common Stock held by Joseph Davy issued in connection with the Business Combination to holders of Legacy Banzai Class B Common Stock (as defined below) at an effective purchase price of $6.15 per share, (xii) up to 582,923 shares of Class A Common Stock that may be issued upon conversion of the Senior Convertible Notes, convertible at a conversion price equal to approximately $4.35 per share, (xiii) up to 828,533 shares of Class A Common Stock that may be issued upon exercise of the warrant (the “GEM Warrant” and, together with the Public Warrants, the “Warrants”) originally issued in a private placement to GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) in connection with closing of the Business Combination, exercisable at an exercise price of $6.49 per share, which expires on December 15, 2026, (xiv) 2,000,000 shares of Class A Common Stock that may be issued upon conversion of that certain promissory note (the “GEM Promissory Note” and, collectively, with the Senior Convertible Notes and the Yorkville Promissory Notes (as detailed below), the “Notes”), dated February 5, 2024, issued in a private placement by the Company to GEM pursuant to the terms of that certain settlement agreement (the “GEM Settlement Agreement”), dated February 5, 2023, by and between the Company and GEM and convertible in part upon nonpayment of and in lieu of the monthly installment payment to be paid by the Company to GEM, at a conversion price equal to the VWAP (as defined below) of the trading day immediately preceding the applicable monthly payment due date (which, as of February 1, 2024, was $1.6069 per share), (xv) up to 5,726,282 shares of Class A Common Stock issuable pursuant to Advances (as defined below) under that certain standby equity purchase agreement (the “Original SEPA”), dated December 14, 2023, by and among Legacy Banzai, 7GC and YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), as amended by that certain supplemental agreement (the “SEPA Supplemental Agreement” and, together with the Original SEPA, the “SEPA”), dated February 5, 2024, and (xvi) 600,000 shares of Class A Common Stock that may become issuable pursuant to the Roth Addendum. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. Additional details regarding the securities to which this prospectus relates and the Selling Securityholders is set forth in this prospectus under the heading “Information Related to Offered Securities” and “Description of Securities.”

We will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders. We could receive up to an aggregate of approximately $137.6 million if all of the Warrants held by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any their exercise, are highly dependent on the price of any our shares of Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. We have outstanding (i) 11,500,000 Public Warrants to purchase 11,500,000 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share, and (ii) the GEM Warrant to purchase 828,533 shares of our Class A Common Stock, exercisable at an exercise price of $6.49 per share. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of February 1, 2024, the closing price of our Class A Common Stock was $1.58 per share. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the Warrant Agreement (as defined below), are redeemable by us at a price of $0.01 per Public Warrant. The GEM Warrant is not redeemable and is exercisable on a cash or cashless basis; if the GEM Warrant is exercised on a “cashless basis,” whether or not the GEM Warrant is in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Sales of a substantial number of shares of Class A Common Stock in the public market, including the resale of the shares of Class A Common Stock held by our stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Shares of Class A Common Stock held by certain of our stockholders, including the Sponsor, were purchased at an effective price lower than the current market price of our Class A Common Stock. Accordingly, such stockholders could sell their securities at a per-share price that is less than the purchase price other stockholders paid and still realize a significant profit from the sale of those securities that could not be realized by our other stockholders. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our Class A Common Stock and Public Warrants are listed on The Nasdaq Global Market and The Nasdaq Capital Market (together, “Nasdaq”) under the symbols “BNZI” and “BNZIW,” respectively. On February 1, 2024, the closing price of our Class A Common Stock was $1.58 and the closing price for our Public Warrants was $0.0874.

See the section entitled “Risk Factors” beginning on page 19 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any their exercise, are highly dependent on the price of any our shares of Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by us at a price of $0.01 per Public Warrant. The GEM Warrant is not redeemable and is exercisable on a cash or cashless basis; if the GEM Warrant is exercised on a “cashless basis,” whether or not the GEM Warrant is in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On December 14, 2023 (the “Closing Date”), 7GC, our predecessor company, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Original Merger Agreement”), by and among 7GC, Banzai International, Inc. (“Legacy Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023 (the “Merger Agreement Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), by and between 7GC and Legacy Banzai. Pursuant to the terms of the Merger Agreement, a business combination between 7GC and Legacy Banzai was effected through (a) the merger of First Merger Sub with and into Legacy Banzai, with Legacy Banzai surviving as a wholly-owned subsidiary of 7GC (Legacy Banzai, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) the subsequent merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), 7GC changed its name to Banzai International, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Banzai,” “we,” “us,” “our” and similar terms refer to Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and its consolidated subsidiaries (including Legacy Banzai). References to “7GC” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this prospectus and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this prospectus, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the outcome of any legal proceedings against the Company;

•	the financial and business performance of the Company, including financial projections and business metrics and any underlying assumptions thereunder;

•	the Company’s ability to successfully and timely develop, sell and expand its technology and products, and otherwise implement its growth strategy;

•

risks relating to the Company’s operations and business, including information technology and cybersecurity risks, loss of customers and deterioration in relationships between the Company and its employees;

•	risks related to increased competition;

•	risks relating to potential disruption of current plans, operations and infrastructure of the Company as a result of the consummation of the Business Combination;

•	risks that the post-combination company experiences difficulties managing its growth and expanding operations;

•	the impact of geopolitical, macroeconomic and market conditions, including the COVID-19 pandemic;

•	the ability to successfully select, execute or integrate future acquisitions into the business; and

•	other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors” beginning on page 19.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this prospectus. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. All forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

Banzai is a marketing technology (“MarTech”) company that produces data-driven marketing and sales solutions for businesses of all sizes by providing marketers with the tools they need to target, engage, and analyze their audience, all under one trusted brand. Our mission is to help our customers accomplish their mission—through better marketing, sales, and customer success outcomes. We offer our customers an integrated platform enabling companies of all sizes to target, engage, and measure both new and existing customers more effectively.

We believe great marketing results are rooted in data-driven insights which are lacking in almost all of today’s marketing tools, forcing marketers to cobble together technologies at great time and expense. Artificial intelligence (“AI”), data, and analytics technologies are advancing rapidly. These technologies will enable dramatic improvements in productivity and ROI for marketers across virtually every type of marketing activity. We believe it’s inevitable that marketers will adopt MarTech solutions that seamlessly incorporate these technologies.

Our vision is to increase the value of every customer interaction for every company in the world. We plan to do this by delivering SaaS MarTech tools that leverage data, analytics, and AI to improve all types of customer interactions and provide powerful benefits to our customers across three key areas of focus: targeting, engagement, and measurement.

Background

Business Combination

We were originally known as 7GC & Co. Holdings Inc. On December 14, 2023, 7GC consummated the Business Combination with Legacy Banzai pursuant to the Merger Agreement. In connection with the Closing of the Business Combination, 7GC changed its name to Banzai International, Inc. Legacy Banzai was deemed to be the accounting acquirer in the Mergers based on an analysis of the criteria outlined in Accounting Standards Codification 805. While 7GC was the legal acquirer in the Mergers, because Legacy Banzai was deemed the accounting acquirer, the historical financial statements of Legacy Banzai became the historical financial statements of the combined company upon the consummation of the Mergers.

Immediately prior to the First Effective Time, each share of Legacy Banzai Series A preferred stock, par value $0.0001 (the “Legacy Banzai Preferred Stock”), that was issued and outstanding was automatically converted into one share of Legacy Banzai Class A Common Stock, par value $0.0001 (the “Legacy Banzai Class A Common Stock”) in accordance with the Amended and Restated Certificate of Incorporation of Legacy Banzai, such that each converted share of Legacy Banzai Preferred Stock was no longer outstanding and ceased to exist, and each holder of shares of Legacy Banzai Preferred Stock thereafter ceased to have any rights with respect to such securities.

At the First Effective Time, by virtue of the First Merger and without any action on the part of 7GC, First Merger Sub, Legacy Banzai or the holders of any of the following securities:

(a)

each outstanding share of Legacy Banzai Class A Common Stock, including the shares of Legacy Banzai Class A Common Stock from the conversion of the Legacy Banzai Preferred Stock described above, and each outstanding share of Class B common stock of Legacy Banzai, par value $0.0001 per share (the “Legacy Banzai Class B Common Stock” and together with Legacy Banzai Class A Common Stock, “Legacy Banzai Common Stock”) (in each case, other than dissenting shares and any shares held in the treasury of Legacy Banzai), was cancelled and converted into the right to receive a number of shares of Class A Common Stock or a number of shares of Class B common stock of the Company, par value $0.0001 (“Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), respectively, equal to (x) the Per Share Value (as defined below) divided by (y) $10.00 (the “Exchange Ratio”);

(b)

(1) each option to purchase Legacy Banzai Class A Common Stock (“Legacy Banzai Option”), whether vested or unvested, that was outstanding immediately prior to the First Effective Time and held by any securityholders of Legacy Banzai immediately prior to the First Effective Time (each, a “Pre-Closing Holder”) who was providing services to Legacy Banzai immediately prior to the First Effective Time (a “Pre-Closing Holder Service Provider”), was assumed and converted into an option (a “Company Option”) to purchase shares of Class A Common Stock, calculated in the manner set forth in the Merger Agreement; and (2) the vested portion of each Legacy Banzai Option that was outstanding at such time and held by a Pre-Closing Holder who was not then providing services to Legacy Banzai (a “Pre-Closing Holder Non-Service Provider”) was assumed and converted into a Company Option to purchase shares of Class A Common Stock, calculated in the manner set forth in the Merger Agreement;

(c)

each right of each SAFE investor to receive a portion of the Total Consideration (as defined below) pursuant to certain Simple Agreements for Future Equity (“each, a “SAFE Agreement”) that was outstanding immediately prior to the First Effective Time was cancelled and converted into the right (each, a “SAFE Right”) to receive a number of shares of Class A Common Stock equal to (i) the Purchase Amount as defined in the applicable SAFE Agreement that governed such SAFE Right (the “SAFE Purchase Amount”) in respect of such SAFE Right divided by the Valuation Cap Price as defined in each SAFE Agreement in respect of such SAFE Right multiplied by (ii) the Exchange Ratio; and

(d)

each Subordinated Convertible Note set forth in Section 1.1(a) of the Legacy Banzai disclosure schedules to the Merger Agreement (the “Subordinated Convertible Notes”) that was outstanding immediately prior to the First Effective Time was cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to (i) all of the outstanding principal and interest in respect of such Subordinated Convertible Note, divided by the quotient obtained by dividing the Valuation Cap by the Fully Diluted Capitalization (each as defined in and determined pursuant to the terms of such Subordinated Convertible Note) in respect of such Subordinated Convertible Note, multiplied by (ii) the Exchange Ratio.

(e)

“Per Share Value” equals (i) an amount equal to $100,000,000, payable in shares of Class A Common Stock or shares of Class B Common Stock, as applicable (the “Total Consideration”), divided by (ii) (A) the total number of shares of Legacy Banzai Class A Common Stock and Legacy Banzai Class B Common Stock issued and outstanding as of immediately prior to the First Effective Time, (B) the maximum aggregate number of shares of Legacy Banzai Class A Common Stock issuable upon full exercise of Legacy Banzai Options issued, outstanding, and vested immediately prior to the First Effective Time, (C) the maximum aggregate number of shares of Legacy Banzai Class A Common Stock issuable upon conversion of certain senior convertible notes outstanding as of immediately prior to the First Effective Time at the applicable conversion price, (D) the maximum aggregate number of shares of Legacy Banzai Class A Common Stock issuable upon conversion of all of the outstanding principal and interest under the Subordinated Convertible Notes as of immediately prior to the First Effective Time at the applicable conversion price, and (E) the maximum aggregate number of shares of Legacy Banzai Class A Common Stock issuable upon conversion of the SAFE Purchase Amount under each SAFE Right as of immediately prior to the First Effective Time at the applicable SAFE Conversion Price.

At the effective time of the Second Merger (the “Second Effective Time”), by virtue of the Second Merger and without any action on the part of 7GC, Surviving Corporation, Second Merger Sub or the holders of any securities of 7GC or the Surviving Corporation or the Second Merger Sub, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time was cancelled and extinguished, and no consideration was delivered therefor.

Material Agreements in Connection with the IPO and Business Combination

Cohen Engagement Letter

On June 14, 2023 (as amended on December 12, 2023 and December 27, 2023), 7GC entered into the Cohen Engagement Letter. Pursuant to the Cohen Engagement Letter, Cohen agreed to act as 7GC’s capital markets advisor in connection with seeking extension of the date by which 7GC was required to consummate its initial business combination and in connection with an initial business combination with an unaffiliated third party, as well as to act as placement agent, on a non-exclusive basis, in connection with any private placement of equity, convertible and/or debt securities or other capital or debt raising transaction in connection with an initial business combination, in exchange for the right to receive (x) an advisory fee of approximately 105,000 shares of Class A Common Stock following the Closing, and (y) a transaction fee in an aggregate amount equal to $207,000. On December 27, 2023, Cohen received 105,000 shares of Class A Common Stock pursuant to the terms of the Cohen Engagement Letter.

Non-Redemption Agreements

On June 22, 2023, 7GC and the Sponsor entered into the Non-Redemption Agreements with certain unaffiliated third party stockholders of 7GC in exchange for such parties agreeing either not to request redemption, or to reverse any previously submitted redemption demand, with respect to an aggregate of 396,501 shares of 7GC’s Class A common stock, par value $0.0001 (“7GC Class A Common Stock”), sold in the IPO in connection with a special meeting called by 7GC to, among other things, approve an amendment to 7GC’s amended and restated certificate of incorporation (the “Extension Amendment”) to extend the date by which the Company was required to (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase 100% of the 7GC Class A Common Stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023 (the “Extension”). In consideration of the foregoing agreement, immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 396,501 shares of 7GC Class B common stock, par value $0.0001 (“7GC Class B Common Stock and, together with 7GC Class A Common Stock, the “7GC Common Stock”) and (ii) the Company issued to such parties 396,501 shares of Class A Common Stock.

Sponsor Forfeiture Agreement

On August 4, 2023, 7GC, the Sponsor and Legacy Banzai entered into a Sponsor Forfeiture Agreement (the “Sponsor Forfeiture Agreement”), pursuant to which, contingent upon Closing, the Sponsor agreed to forfeit all 7,350,000 of its private placement warrants to purchase shares of 7GC Class A Common Stock, exercisable at

$11.50 per share (the “Forfeited Private Placement Warrants”), acquired by the Sponsor in December 2020 in connection with the IPO. At the Closing, the Forfeited Private Placement Warrants were transferred from the Sponsor to 7GC for cancellation in exchange for no consideration, and 7GC retired and cancelled all of the Forfeited Private Placement Warrants.

SEPA

On December 14, 2023, the Company entered into the Original SEPA with Legacy Banzai and Yorkville. Pursuant to the Original SEPA, subject to certain conditions, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $100 million of Class A Common Stock, at the Company’s request (each such request, an “Advance Notice,” and each issuance and sale of shares of Class A Common Stock pursuant to an Advance Notice, an “Advance”) any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes (as defined below), (y) there is an effective registration statement (any such registration statement, a “Resale Registration Statement”) filed with the SEC for the resale under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent. Additionally, at any time during the commitment period, provided there is a balance remaining outstanding under a Yorkville Promissory Note, Yorkville may deliver a notice to the Company (each such notice, an “Investor Notice”), causing an Advance Notice to be deemed delivered to Yorkville, subject to certain conditions. The price at which we may issue and sell shares pursuant to an Advance under the SEPA may be at either (a) 95% of the average VWAP of the Class A Common Stock for the period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. Eastern Time on the applicable date of the Advance Notice (“Pricing Option 1”) or (b) 96% of the lowest daily VWAP of the Class A Common Stock during the three consecutive trading days commencing on the date of the Advance Notice to Yorkville (“Pricing Option 2”), provided that we are subject to certain caps on the amount of shares of Class A Common Stock that we may sell pursuant to any Advance.

In connection with the execution of the Original SEPA, the Company paid a structuring fee (in cash) to Yorkville in the amount of $35,000. Additionally, (a) Legacy Banzai issued to Yorkville immediately prior to the Closing such number of shares of Legacy Banzai Class A Common Stock such that upon the Closing, Yorkville received 300,000 shares of Class A Common Stock (the “Yorkville Closing Shares”) as a holder of Legacy Banzai Class A Common Stock, and (b) the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or Class A Common Stock through an Advance.

Additionally, Yorkville agreed to advance to the Company the principal amount of $3.5 million, which was subsequently increased pursuant to the SEPA Supplemental Agreement by $1.0 million to an aggregate principal amount of $4.5 million (the “Pre-Paid Advance”). The Pre-Paid Advance is evidenced by promissory notes convertible into shares of Class A Common Stock (each, a “Yorkville Promissory Note”). The first payment of the Pre-Paid Advance in a principal amount of $2.0 million (less a 10% discount) was advanced at the Closing and was evidenced by the issuance by the Company on December 14, 2023 of a Yorkville Promissory Note having a principal amount of $2.0 million, the second payment of the Pre-Paid Advance of $1.0 million (less a 10% discount) is being advanced on the date of filing of this amendment to the registration statement of which this prospectus forms a part and is evidenced by the issuance by the Company on February 5, 2024 of a Second Yorkville Promissory Note having a principal amount of $1.0 million and the third payment of the Pre-Paid Advance of $1.5 million (less a 10% discount) will be funded upon effectiveness of the registration statement of which this prospectus forms a part; provided that such third payment will be further conditioned upon the Company obtaining stockholder approval of the Company’s issuance of shares in excess of 19.99% of the aggregate number of shares of Class A Common Stock issued and outstanding as of the Closing. The outstanding

Yorkville Promissory Notes were each issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and are convertible at a conversion price equal to the lower of (i) $2.0766 per share or (ii) 90% of the lowest daily VWAP during the ten consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which shall be the lower of (x) $2.00 per share or (y) 20% of the VWAP of the Class A Common Stock immediately prior to effectiveness of this registration statement, subject to adjustment in accordance with the terms contained in the Yorkville Promissory Notes.

Also on December 14, 2023, in connection with the Original SEPA, the Company entered into a registration rights agreement with Yorkville, subsequently amended by the SEPA Supplemental Agreement (as amended, the “Yorkville Registration Rights Agreement”), pursuant to which the Company agreed to file a Resale Registration Statement with the SEC for the resale under the Securities Act by Yorkville of an amount of shares of Class A Common Stock that is at least such number as is equal to the quotient of $4.5 million divided by the lowest VWAP over the ten trading days prior to the filing of this first amendment to the initial Resale Registration Statement (which, as of February 1, 2024, was $1.57, multiplied by two. The Company agreed to use commercially reasonable efforts to have such Resale Registration Statement declared effective within 60 days of the initial filing thereof and to maintain the effectiveness of such Resale Registration Statement.

Share Transfer Agreements and Alco Promissory Notes

In connection with the Business Combination, Legacy Banzai issued the Alco September 2023 Promissory Note and the Alco November 2023 Promissory Note and entered into certain share transfer agreements (the “Prior Transfer Agreements”), dated October 3, 2023 and November 16, 2023, with Alco, 7GC and Sponsor, pursuant to which the parties agreed, concurrently with and contingent upon the Closing, that the Sponsor would forfeit 150,000 and 75,000 shares of 7GC Class B Common Stock and the Company would issue to Alco 150,000 and 75,000 shares of Class A Common Stock.

On December 13, 2023, in connection with the Business Combination, 7GC and the Sponsor entered into a share transfer agreement (the “December Share Transfer Agreement”) with Alco, pursuant to which for each $10.00 in principal borrowed under the New Alco Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three shares of Class A Common Stock, in each case, at (and contingent upon) the Closing, with such forfeited and issued shares capped at an amount equal to 600,000. Alco is subject to a 180-day lock-up period with respect to the Class A Common Stock issued pursuant to the Share Transfer Agreements, subject to customary exceptions. Additionally, in connection with the December Share Transfer Agreement, (a) Legacy Banzai issued the New Alco Note to Alco in the aggregate principal amount of $2.0 million, which bears interest at a rate of 8% per annum and will be due and payable on December 31, 2024, and (b) Legacy Banzai, Alco, and CP BF Lending, LLC agreed to amend that certain Subordinated Promissory Note issued by Legacy Banzai to Alco on September 13, 2023 in the aggregate principal amount of $1.5 million to extend the maturity date from January 10, 2024 to September 30, 2024 (the “Alco Note Amendment”). Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 825,000 shares of 7GC Class B Common Stock and (ii) the Company issued to Alco 825,000 shares of Class A Common Stock pursuant to the Share Transfer Agreements.

GEM Agreements

On May 27, 2022, Legacy Banzai entered into a certain share purchase agreement with GEM (the “GEM Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM was to purchase from Legacy Banzai (or its successor per the GEM Agreement) up to the number of duly authorized, validly issued, fully paid and non-assessable shares of common stock having an aggregate value of $100,000,000. Further, in terms of the GEM Agreement, on the date of public listing of

Legacy Banzai, Legacy Banzai was required to make and execute a warrant granting GEM the right to purchase up to the number of common shares of Legacy Banzai that would be equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the date of public listing or (ii) the quotient obtained by dividing $650 million by the total number of equity interests.

On December 13, 2023, Legacy Banzai and GEM entered into that certain binding term sheet (the “GEM Term Sheet”) and, on December 14, 2023, a letter agreement (the “GEM Letter”), agreeing to terminate in its entirety the GEM Agreement by and between Legacy Banzai and GEM, other than with respect to the Company’s obligation (as the post-combination company in the Business Combination) to issue to GEM a warrant (the “GEM Warrant”) granting the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon, with the documentation of such debenture to be agreed upon and finalized promptly following the Closing.

At Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant granting GEM the right to purchase 828,533 shares at an exercise price of $6.49 per share. The exercise price will be adjusted to 105% of the then-current exercise price if on the one-year anniversary date of the Effective Time, the GEM Warrant has not been exercised in full and the average closing price per share of Class A Common Stock for the 10 days preceding the anniversary date is less than 90% of the initial exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of New Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchange for, shares of common stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such common stock or other securities.

On February 5, 2024, the Company and GEM entered into the GEM Settlement Agreement, pursuant to which the Company and GEM agreed to settle the Company’s obligations under the GEM Term Sheet to issue the convertible debenture by substituting a cash payment of $1.2 million and issuance of the GEM Promissory Note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024 with the final payment to be made on December 1, 2024. The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, such monthly payment amount shall convert into the right of GEM to receive, and obligation of the Company to issue, an amount of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the trading day immediately preceding the applicable payment due date, and requires that the Company include 2,000,000 shares of Class A Common Stock in this registration statement for resale by GEM in the event issued to GEM pursuant to the GEM Promissory Note. The number of shares issuable upon conversion of the GEM Promissory Note may be less or more than 2,000,000, depending on the stock price of Class A Common Stock on the applicable calculation date.

7GC Promissory Notes

On December 12, 2023, in connection with the Business Combination, the Sponsor came to a non-binding agreement with 7GC to amend the optional conversion provision of that certain (i) unsecured promissory note, dated as of December 21, 2022 (the “7GC 2022 Promissory Note”), issued by 7GC to the Sponsor, pursuant to which 7GC may borrow up to $2,300,000 from the Sponsor, and (ii) unsecured promissory note, dated as of October 3, 2023 (the “7GC 2023 Promissory Note”), issued by 7GC to the Sponsor, pursuant to which 7GC may borrow up to $500,000 from the Sponsor, to provide that the Sponsor has the right to elect to convert up to the full amount of the principal balance of the 7GC Promissory Notes, in whole or in part, 30 days after the Closing at a conversion price equal to the average daily VWAP of the Class A Common Stock for the 30 trading days following the Closing. On February 2, 2024, the Company issued 890,611 shares of Class A Common Stock to the Sponsor pursuant to conversion of the full amount of the principal balance of the 7GC Promissory Notes.

Senior Convertible Notes

On February 19, 2021, Legacy Banzai issued the First Senior Convertible Note in an aggregate principal amount of $1,500,000 to CP BF in connection with the Loan Agreement. On October 10, 2022, the Loan Agreement was amended, whereby CP BF waived payment by Banzai of four months of cash interest with respect to the term loan under the Loan Agreement in replacement for the Second Senior Convertible Note in an aggregate principal amount of $321,345. On August 24, 2023, Legacy Banzai and CP BF entered into the Forbearance Agreement, in connection with which they agreed to amend and restate the Senior Convertible Notes so that they would not convert at the Closing of the Business Combination as a “Change of Control.”

After Closing, the Senior Convertible Notes became convertible, at CP BF’s option on 5 days’ written notice to the Company, into shares of Class A Common Stock. The Senior Convertible Notes provide that, at all times after a SPAC Transaction (as defined in the Senior Convertible Notes), the conversion price for any such conversion is approximately $4.35 per share (subject to adjustment as set forth therein).

Seaport Fee Agreement

On November 30, 2023, Seaport and 7GC entered into the Seaport Engagement Letter, pursuant to which Seaport agreed to provide 7GC with certain advisory services in connection with the Business Combination, in exchange for the receipt of 50,000 shares of Class A Common Stock at the Closing. On February 2, 2024, the Sponsor transferred 50,000 shares of Class A Common Stock to Seaport, satisfying the amount of shares to be received by Seaport in accordance with the Seaport Engagement Letter.

Cantor Fee Agreement

On November 8, 2023, Cantor and 7GC entered into the Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,050,000 of the aggregate of $8,050,000 of deferred underwriting fees payable (“Original Deferred Fee”), with the remaining $4,000,000 payable by 7GC to Cantor (the “Reduced Deferred Fee”) following the Closing of the Business Combination. Pursuant to the Fee Reduction Agreement, the Reduced Deferred Fee was payable in the form of the Cantor Fee Shares, calculated as a number of shares of Class A Common Stock equal to the greater of (a) 400,000 or (b) the quotient obtained by dividing (x) the Reduced Deferred Fee by (y) the dollar volume-weighted average price for the shares of Class A Common Stock on Nasdaq, over the five trading days immediately preceding the date of filing of this resale registration statement on Form S-1, as reported by Bloomberg through its “AQR” function (as adjusted for any stock dividend, split, combination, recapitalization or other similar transaction). 7GC and Cantor amended the Fee Reduction Agreement on December 28, 2023 to provide that the Reduced Deferred Fee was payable in the form of 1,113,927 shares of Class A Common Stock and to provide that Cantor is subject to a 12-month lock-up with respect to the Cantor Fee Shares. On December 28, 2023, the Company issued the Cantor Fee Shares to Cantor, covering the Reduced Deferred Fee in accordance with the Fee Reduction Agreement. Pursuant to the Fee Reduction Agreement, the Company also agreed to use its reasonable best efforts to have the registration statement of which this prospectus forms a part declared effective by the SEC by the 120th calendar day after December 29, 2023, the date of the initial filing thereof, and to maintain the effectiveness of such registration statement until the earliest to occur of (i) the second anniversary of the date of the effectiveness thereof, (ii) the

Cantor Fee Shares shall have been sold, transferred, disposed of or exchanged by Cantor, and (iii) the Cantor Fee Shares issued to Cantor may be sold without registration pursuant to Rule 144 under the Securities Act (such obligations, the “Cantor Registration Rights Obligations”).

Roth Agreements

On October 13, 2022, Roth and Legacy Banzai entered into the Roth Engagement Letter, pursuant to which Legacy Banzai engaged Roth as a financial advisor in connection with the Business Combination and, on October 14, 2022, MKM and 7GC entered into the MKM Engagement Letter, pursuant to which 7GC engaged MKM as a financial advisor in connection with the Business Combination. In February 2023, Roth acquired MKM. Pursuant to the Roth Addendum with Roth, effective as of February 2, 2024, the Company and Roth agreed that, in lieu of payment in cash of the full amount of any advisory fees or other fees or expenses owed under the Roth Engagement Letter and the MKM Engagement Letter (collectively, the “Roth Fee”), the Company shall (i) issue to Roth the Roth Shares and include such Roth Shares in this registration statement and (ii) on or before June 30, 2024, pay to Roth an amount in cash equal to $300,000 or, if the Company determines that such payment should not be made in cash due to the Company’s cash position at such time, issue to Roth a number of shares of Class A Common Stock equal to $300,000 divided by the VWAP for the trading day immediately preceding June 30, 2024 (any such shares, the “Additional Roth Shares”). Additionally, pursuant to the Roth Addendum, the Company is required to include another 600,000 shares of Class A Common Stock (in addition to the Roth Shares) in the registration statement of which this prospectus forms a part to cover any such issuances of Additional Roth Shares (which may be more or less than 600,000) that may occur pursuant to the Roth Addendum. On February 2, 2024, the Company issued the Roth Shares to Roth.

Our Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively.

The rights of holders of our Class A Common Stock and Public Warrants are governed by our second amended and restated certificate of incorporation (the “Charter”), our second amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Public Warrants, the Warrant Agreement, dated December 22, 2020 (the “Warrant Agreement”), between 7GC and the Continental Stock Transfer & Trust Company, as the warrant agent. See the sections entitled “Description of our Securities” and “Certain Relationships and Related Party Transactions.”

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•	We have incurred significant operating losses in the past and may never achieve or maintain profitability.

•	We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

•

Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

•	If we are unable to attract new customers on a cost-effective basis, our business will be harmed.

•	We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

•

The forecasts and projections herein are based upon certain assumptions, analyses, and estimates. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

•	If we fail to attract and retain qualified personnel, our business could be harmed.

•	Our management team has a limited history working together operating the Company and, as a result, our past results may not be indicative of future operating performance.

•

Our ability to introduce new products and features is dependent on adequate development resources. If we do not adequately fund our development efforts, we may not be able to compete effectively and our business and operating results may be harmed.

•

Because we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

•

We rely on internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

•

We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed and our revenue could suffer as a result.

Risks Associated with Class A Common Stock

Investing in our Class A Common Stock involves risk. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•

Our dual class common stock structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Joseph Davy, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

•	We cannot predict the impact our dual class structure will have on the market price of Class A Common Stock.

•

As a “controlled company” within the meaning of Nasdaq listing rules after Closing, we will qualify for exemptions from certain corporate governance requirements and will have the opportunity to elect to avail ourself of any of the exemptions afforded a controlled company.

•

The market price of Class A Common Stock is likely to be highly volatile, which could subject us to securities class action litigation that could harm our business, and you may lose some or all of your investment.

•

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

•

In order to support the growth of our business, we may need to incur additional indebtedness under our credit facilities or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

•

It is not currently anticipated that we will pay dividends on shares of Class A Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the market price of Class A Common Stock.

•	Future sales of Class A Common Stock may depress their stock price.

•

Issuances of shares of Class A Common Stock pursuant to any Advances under the SEPA, exercise of the GEM Warrant and conversion of any amounts under the Notes would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Class A Common Stock.

•

The Warrants may never be in the money and they may expire worthless and therefore we may not receive cash proceeds from the exercise of the Warrants. The terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

•	We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

•

We may issue additional shares of Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

•

If certain holders of the Class A Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of the Class A Common Stock and such holders still may receive significant proceeds.

Corporate Information

7GC, our predecessor company, was incorporated in the State of Delaware in September 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving 7GC and one or more businesses. 7GC completed its IPO in December 2020. In December 2023, First Merger Sub merged with and into Legacy Banzai, and Legacy Banzai as the Surviving Corporation merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. In connection with the Mergers, 7GC changed its name to Banzai International, Inc. Our principal executive offices are located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our telephone number is (206) 414-1777. Our website address is www.banzai.io. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year (a) following the fifth anniversary of 7GC’s IPO (December 22, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Securities and Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Issuer	Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.).

Shares of Class A Common Stock Offered by us	12,082,923 shares of Class A Common Stock, including (a) 11,500,000 shares of Class A Common Stock issuable upon exercise of the Public Warrants and (b) 582,923 shares of Class A Common Stock issuable upon conversion of the Senior Convertible Notes.

Shares of Class A Common Stock Offered by the Selling Securityholders	24,274,995 shares of Class A Common Stock (including up to 828,533 shares of Class A Common Stock that may be issued upon exercise of the GEM Warrant, 2,000,000 shares of Class A Common Stock that may be issued pursuant to the GEM Promissory Note, 582,923 shares of Class A Common Stock that may be issued pursuant to conversion of the Senior Convertible Notes, 5,726,282 shares of Class A Common Stock that may be issued pursuant to Advances under the SEPA, and 600,000 shares of Class A Common Stock that may become issuable as Additional Roth Shares pursuant to the Roth Addendum).

Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants, Issuances Pursuant to the SEPA and the Roth Addendum, and the Conversion of All Notes	14,673,733 shares (as of February 2, 2024).

Shares of Class A Common Stock Outstanding Assuming Exercise of All Public Warrants	26,173,733 shares (based on total shares outstanding as of February 2, 2024).

Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants, Issuances Pursuant to the SEPA and the Roth Addendum, and Conversion of All Notes	35,911,471 shares (based on total shares outstanding as of February 2, 2024).

Use of Proceeds

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders. We could receive up to an aggregate of approximately $137.6 million if all of the Warrants held by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any their exercise, are highly dependent on the price of any our shares of Class A Common Stock and the spread between the exercise price of the

Warrants and the price of our Class A Common Stock at the time of exercise. We have (i) 11,500,000 outstanding Public Warrants to purchase 11,500,000 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share, and (ii) the GEM Warrant to purchase 828,533 shares of our Class A Common Stock, exercisable at an exercise price of $6.49 per share. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of February 1, 2024, the closing price of our Class A Common Stock was $1.58 per share. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by us at a price of $0.01 per Public Warrant. The GEM Warrant is not redeemable and is exercisable on a cash or cashless basis; if the GEM Warrant is exercised on a “cashless basis,” whether or not the GEM Warrant is in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

We expect to use the net proceeds we receive from the exercise of the Warrants, if any, for general corporate purposes. See the section entitled “Use of Proceeds.”

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions” for further discussion. Additionally, Cantor is subject to a 12-month lock-up period with respect to the Class A Common Stock issued pursuant to the Fee Reduction Agreement, subject to customary exceptions.

Market for Class A Common Stock and Warrants	Our Class A Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively.

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to:

•

the resale of 4,173,499 shares of Class A Common Stock originally purchased by the Sponsor in a private placement prior to the IPO (collectively, the “Founder Shares”), at an effective purchase price of approximately $0.0050 per share;

•

the resale of 100,000 shares of Class A Common Stock transferred from the Sponsor to Courtney Robinson, Kent Schofield, Patrick Eggen and Tripp Jones (the “7GC Directors”) as consideration for their service as directors of 7GC;

•	the resale of 825,000 shares of Class A Common Stock issued to Alco in satisfaction of the Alco Notes and as consideration pursuant to certain Share Transfer Agreements;

•

the resale of 1,113,927 shares of Class A Common Stock issued to Cantor Fitzgerald & Co. (“Cantor”) pursuant to the Fee Reduction Agreement to cover the $4,000,000 Reduced Deferred Fee, at an effective purchase price of approximately $3.5909 per share;

•	the resale of 105,000 shares of Class A Common Stock transferred by the Sponsor to Cohen as consideration for advisory services in connection with the Business Combination;

•	the resale of 396,501 shares of Class A Common Stock issued to various securityholders as consideration for their agreement not to redeem such shares in connection with the Business Combination;

•	the resale of 50,000 shares of Class A Common Stock transferred from the Sponsor to Seaport as consideration for advisory services provided in connection with the Business Combination;

•

the resale of 4,396,585 shares of Class A Common Stock issued in connection with the Business Combination to certain holders of Legacy Banzai Class A Common Stock, at an effective purchase price of approximately $6.15 per share;

•	the resale of 890,611 shares of Class A Common Stock issued to the Sponsor pursuant to conversion of the 7GC Promissory Notes, at a conversion price of approximately $2.86 per share;

•	the resale of 175,000 shares of Class A Common Stock issued to Roth as consideration for advisory services provided in connection with the Business Combination pursuant to the Roth Addendum;

•

the resale of 2,311,134 shares of Class A Common Stock underlying shares of Class B Common Stock, issued in connection with the Business Combination to certain holders of Legacy Banzai Class B Common Stock, at an effective purchase price of approximately $6.15 per share;

•	the resale of 582,923 shares of Class A Common Stock underlying the Senior Convertible Notes, convertible at a conversion price of approximately $4.35 per share;

•	the resale of 828,533 shares of Class A Common Stock underlying the GEM Warrant, exercisable at an exercise price of $6.49 per share, which expires on December 15, 2026;

•

the resale of 2,000,000 shares of Class A Common Stock that may be issued pursuant to the GEM Promissory Note, at a conversion price equal to the VWAP for the trading day immediately preceding the applicable payment due date (which, as of February 1, 2024, was $1.6069 per share);

•	the resale of up to 5,726,282 shares of Class A Common Stock that may be issuable pursuant to Advances under the SEPA; and

•	the resale of 600,000 shares of Class A Common Stock that may become issuable as Additional Roth Shares pursuant to the Roth Addendum upon the Company’s determination that a cash payment payable to Roth in the amount of $300,000 should not be made in cash due to the Company’s cash position, at a conversion price equal to the number of Class A Common Stock equal to $300,000 on or before June 30, 2024 divided by the VWAP for the trading day immediately preceding June 30, 2024 (which may be more or less than 600,000).

The price per unit at which the shares of Class A Common Stock were sold in the IPO was $10.00 per share. However, the Founder Shares (of which the Sponsor currently holds 4,173,499) were purchased at an effective price of approximately $0.0050 per share, for an aggregate effective price of $25,000. Accordingly, holders of the Founder Shares could sell their securities at a per-share price that is less than $10.00 and still realize a significant profit from the sale of those securities that could not be realized by our other stockholders. On February 1, 2024, the closing price of our Class A Common Stock was $1.58 per share. Based on this closing price, the Sponsor could sell such 4,173,499 shares for an aggregate price of approximately $6.6 million. As such, holders of our Founder Shares may realize a positive rate of return on the sale of their shares of Class A Common Stock covered by this prospectus based on the current trading price of our Class A Common Stock and the effective purchase price for such shares. However, public securityholders may not experience a similar positive rate of return due to the differences in their purchase price and the current trading price of shares of our Class A Common Stock.

The following table includes information relating to the shares of Class A Common Stock offered hereby, including the purchase price each Selling Securityholder paid for its securities, the potential profit relating to such securities, the date the Warrants are exercisable and the exercise price of the Warrants.

Offered Shares	Number of Shares	Exercise Price(1)	Effective Purchase Price per Share(1)	Potential Profit per Share(1)	Total Potential Profit(1)
Founder Shares (2)	4,173,499		$0.0050	$1.575	$6,573,260.93
Class A Common Stock transferred from the Sponsor to the 7GC Directors (3)	100,000		—	$1.58	$158,000.00
Class A Common Stock issued to Alco (4)	825,000		—	$1.58	$1,303,500.00
Class A Common Stock issued to Cantor pursuant to the Fee Reduction Agreement (5)	1,113,927		$3.59	*	*
Class A Common Stock issued in connection with the partial waiver by Cohen of its fee for advisory services in connection with the Business Combination (6)	105,000		—	$1.58	$165,900.00
Class A Common Stock issued pursuant to the Non-Redemption Agreements (7)	396,501		—	$1.58	$626,471.58
Class A Common Stock issued as consideration for the advisory services provided by Seaport Global Securities LLC in connection with the Business Combination (8)	50,000		—	$1.58	$79,000.00
Class A Common Stock issued to certain holders of Legacy Banzai Class A Common Stock in connection with the Business Combination (9)	4,396,585		$6.15	*	*
Class A Common Stock underlying Class B Common Stock issued to certain holders of Legacy Banzai Class B Common Stock in connection with the Business Combination (10)	2,311,134		$6.15	*	*
Class A Common Stock issued as consideration for the advisory services provided by Roth and MKM (11)	175,000		—	$1.58	$276,500.00
Class A Common Stock issued to Sponsor upon conversion of the 7GC Promissory Notes (12)	890,611		$2.86	*	*
Class A Common Stock issuable upon conversion of the Senior Convertible Notes (13)	582,923		—	$1.58	$921,018.34
Class A Common Stock issuable upon exercise of the GEM Warrant (14)	828,533	$6.49	—	*	*
Class A Common Stock issuable upon conversion of the GEM Promissory Note (15)	2,000,000		—	$1.58	$3,160,000.00
Class A Common Stock issuable pursuant to Advances under the SEPA (16)	5,726,282		—	—	—
Class A Common Stock issuable pursuant to the Roth Addendum (17)	600,000		—	$1.58	$948,000.00
Class A Common Stock issuable upon exercise of the Public Warrants	11,500,000	$11.50	—	*	*

*	Represents no potential profit per share or total potential profit based on closing price of our Class A Common Stock on February 1, 2024.
(1)

“Exercise Price” and “Effective Purchase Price per Share” reflect the effective purchase price per security paid or, in the case of the shares issuable upon exercise of Warrants, to be paid upon such exercise by the purchaser of such securities. “Potential Profit per Share” and “Total Potential Profit” are based on the closing price as of February 1, 2024. The closing prices of our Class A Common Stock and Public Warrants on February 1, 2024 were $1.58 per share and $0.0874 per Public Warrant, respectively.

(2)

Consists of 4,173,499 shares of Class A Common Stock held by the Sponsor. The Sponsor originally purchased 5,031,250 shares of 7GC Class B Common Stock on September 18, 2020, at an aggregate purchase price of $25,000 in a private placement prior to the IPO, and the Sponsor later transferred 25,000 shares of 7GC Class B Common Stock to each of the 7GC Directors. In December 2020, 7GC effected a stock dividend of approximately 0.143 shares for each share of 7GC Class B Common Stock, resulting in an aggregate of 5,750,000 shares of 7GC Class B Common Stock issued and outstanding. The 7GC Directors then transferred an aggregate of 14,286 shares of 7GC Class B Common Stock to the Sponsor, resulting in the Sponsor’s holding 5,650,000 shares of 7GC Class B Common Stock. The Sponsor forfeited a total of 1,476,501 shares of 7GC Class B Common Stock (including shares forfeited in connection with the transfer of shares of Class A Common Stock to Alco).

(3)

Consists of (i) 25,000 shares of Class A Common Stock held by Courtney Robinson, (ii) 25,000 shares of Class A Common Stock held by Kent Schofield, (iii) 25,000 shares of Class A Common Stock held by Patrick Eggen, and (iv) 25,000 shares of Class A Common Stock held by Tripp Jones. The shares of Class A Common Stock were transferred from the Sponsor to the 7GC Directors as consideration for their service as directors of 7GC.

(4)

Consists of 825,000 shares of Class A Common Stock issued to Alco in connection with the Share Transfer Agreements on October 3, 2023 (governing the transfer of 150,000 shares of Class A Common Stock from 7GC to Alco), on November 16, 2023 (governing the transfer of 75,000 shares of Class A Common Stock from 7GC to Alco), and on December 13, 2023 (governing the transfer of 600,000 shares of Class A Common Stock from 7GC to Alco).

(5)

Consists of 1,113,927 shares of Class A Common Stock issued to Cantor on December 28, 2023 pursuant to the Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,050,000 of the aggregate of $8,050,000 of deferred underwriting fees payable, with the remaining Reduced Deferred Fee payable by 7GC to Cantor following the Closing of the Business Combination in the form of 1,113,927 shares of Class A Common Stock (the “Cantor Fee Shares”).

(6)	Consists of 105,000 shares of Class A Common Stock held by Cohen as consideration for advisory services provided by Cohen pursuant to the Cohen Engagement Letter.
(7)	Consists of 396,501 shares of Class A Common Stock issued pursuant to the Non-Redemption Agreements.
(8)

Consists of 50,000 shares of Class A Common Stock transferred by the Sponsor to Seaport as consideration for the advisory services provided by Seaport Global Securities LLC to 7GC in connection with the Business Combination.

(9)

Consists of (i) 1,571,261 shares of Class A Common Stock held by Alco, (ii) 1,251,786 shares of Class A Common Stock held by entities affiliated with DNX, and (iii) 1,573,538 shares of Class A Common Stock held by the Estate of Roland A. Linteau III, in each case, issued in connection with the Business Combination to holders of Legacy Banzai Class A Common Stock, each at an effective purchase price of approximately $6.15 per share.

(10)

Consists of 2,311,134 shares of Class A Common Stock issuable upon conversion of the 2,311,134 shares of Class B Common Stock held by Joseph Davy, issued in connection with the Business Combination to holders of Legacy Banzai Class B Common Stock, at an effective purchase price of approximately $6.15 per share.

(11)

Consists of 175,000 shares of Class A Common Stock issued to Roth as consideration for the advisory services provided by Roth in connection with the Business Combination pursuant to the Roth Agreements.

(12)

Consists of 890,611 shares of Class A Common Stock issued to Sponsor on February 2, 2024 upon conversion of the 7GC Promissory Notes, at a conversion price of approximately $2.86 per share. See "Certain Relationships and Related Party Transactions—7GC Related Agreements—Related Party Loans.

(13)

Consists of 582,923 shares of Class A Common Stock issuable upon conversion of the Senior Convertible Notes held by CP BF Lending LLC, convertible at a conversion price of approximately $4.35 per share. See “Description of Securities—Debt—Senior Convertible Notes” for more information regarding the Senior Convertible Notes.

(14)

Consists of 828,533 shares of Class A Common Stock issuable upon exercise of the GEM Warrant, exercisable at an exercise price of $6.49 per share, which expires on December 15, 2026. See “Description of Securities—Warrants—GEM Warrant” for more information regarding the GEM Warrant.

(15)

Consists of 2,000,000 shares of Class A Common Stock that may be issued upon the conversion of the GEM Promissory Note, at a conversion price equal to the VWAP of the trading day immediately preceding the applicable monthly payment due date (which, as of February 1, 2024, was $1.6069 per share). See “Description of Securities—Debt—GEM Promissory Note and GEM Settlement Agreement” for more information regarding the GEM Promissory Note and GEM Settlement Agreement.

(16)

Consists of 5,726,282 shares of Class A Common Stock issuable to Yorkville pursuant to Advances under the SEPA. The price at which we may issue and sell shares pursuant to an Advance under the SEPA may be at either (a) 95% of the average VWAP of the Class A Common Stock for the period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. Eastern Time on the applicable date of the Advance Notice (“Pricing Option 1”) or (b) 96% of the lowest daily VWAP of the Class A Common Stock during the three consecutive trading days commencing on the date of the Advance Notice to Yorkville (“Pricing Option 2”), provided that we are subject to certain caps on the amount of shares of Class A Common Stock that we may sell pursuant to any Advance. See “Description of Securities—Yorkville SEPA” for more information regarding the SEPA.

(17)

Consists of 600,000 shares of Class A Common Stock that may become issuable as Additional Roth Shares to Roth pursuant to the Roth Addendum. Pursuant to the Roth Addendum, the Company has agreed, on or before June 30, 2024, to pay to Roth an amount in cash equal to $300,000 or, if the Company determines that such payment should not be made in cash due to the Company’s cash position at such time, issue to Roth the Additional Roth Shares, such number of shares to be equal to $300,000 divided by the VWAP for the trading day immediately preceding June 30, 2024 (which may be more or less than 600,000).

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to our Business and Industry

We have incurred significant operating losses in the past and may never achieve or maintain profitability.

We have incurred significant operating losses since our inception, including net losses of $15.5 million, $10.1 million, $8.0 million, and $9.0 million in the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022, respectively. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company and as we continue to invest in increasing our customer base, expanding our operations, hiring additional sales and other personnel, developing future products, and potentially acquiring complementary technology and businesses. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. To date, we have financed our operations principally from the sale of our equity, revenue from sales, and the incurrence of indebtedness. Our cash flow from operations was negative for the nine months ended September 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, and we may not generate positive cash flow from operations in any given period. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business may be harmed. Our failure to achieve or maintain profitability or positive cash flow could negatively impact the value of our Common Stock.

We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

While we served our first customer in 2017, we have significantly altered our product offerings over the past few years. Our limited operating history with respect to our current product offerings makes it difficult to effectively assess or forecast our future prospects. For example, in 2021, we acquired Demio Holding, Inc., a Delaware corporation (“Demio”), a webinar platform startup, and integrated Demio’s platform into our service offerings and in 2023, we launched Boost, a tool used by Demio customers to enhance participation in their Demio webinars. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter. These risks and difficulties include our ability to cost-effectively acquire new customers, retain existing customers, and expand the scope of the platform we sell to new and existing customers. Furthermore, in pursuit of our growth strategy, we may enter into new partnerships to further penetrate our targeted markets and adoption of our solutions, but it is uncertain whether these efforts will be successful. If we fail to address the risks and difficulties that we may face, including those associated with the challenges listed above, our business, prospects, financial condition, and operating results may be materially and adversely harmed.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

Our customers have no obligation to renew their subscriptions for our product offerings after the expiration of their subscription periods. Our customers may not renew. Our renewal and reactivation rates may decline because of a number of factors, including customer dissatisfaction, customers’ spending levels, decreased return on investment, increased competition, or pricing changes. If our customers do not renew their subscriptions or downgrade the products purchased under their subscriptions, our revenue may decline and our business may be harmed. Our future success also depends in part on existing customers expanding their subscriptions. If our efforts to sell upgrades to our customers are not successful, it may decrease our revenue growth rate.

If we are unable to attract new customers on a cost-effective basis, our business will be harmed.

To grow our business, we must continue to grow our customer base in a cost-effective manner. Increasing our customer base and achieving broader market acceptance of our product offerings will depend, to a significant extent, on our ability to effectively expand our sales and marketing activities. We may not be able to recruit qualified personnel, train them to perform, and achieve an acceptable level of sales production from them on a timely basis or at all. In addition, the cost to attract new customers may increase as we market our existing and new products to different market segments. If we are unable to maintain effective sales and marketing activities, our ability to attract new customers could be harmed, our sales and marketing expenses could increase substantially, and our business may be harmed. Further, to the extent there is a sustained general economic downturn and our customers and potential customers experience delays or reductions in general customer engagement technology spending, potential customers may be unwilling to take on the additional cost associated with adopting our product offerings as an alternative to their existing products or service providers, and if they choose to adopt our products, they may not purchase additional products and services in the future due to budget limitations.

If we fail to effectively manage our growth, our business, results of operations, and financial condition would likely be harmed.

We expect to continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our administrative, operational, and financial reporting resources. Our growth will require hiring additional employees and making significant expenditures, particularly in sales and marketing but also in our technology, professional services, finance, and administration teams. Our ability to effectively manage our growth will require the allocation of management and employee resources along with improvements to operational and financial controls and reporting procedures and systems. Our expenses may increase more than we plan, and we may fail to hire qualified personnel, expand our customer base, enhance our existing products, develop new products, integrate any acquisitions, satisfy the requirements of our existing customers, respond to competitive challenges, or otherwise execute our strategies. If we are unable to effectively manage our growth, our business, results of operations, and financial condition would likely be harmed.

We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

We are continually executing on growth initiatives, strategies, and operating plans designed to enhance our business and extend our existing and future offerings to address evolving needs. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements, the incurrence of other unexpected costs associated with operating our business, and lack of acceptance by our customers. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business may be harmed.

The forecasts and projections herein are based upon certain assumptions, analyses, and estimates. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

The forecasts and projections, including projected revenue growth, cost of goods sold, operating expense, gross margin, and anticipated organic and inorganic growth, are subject to significant uncertainty and are based on certain assumptions, analyses, and estimates, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These include assumptions, analyses, and estimates about future pricing, and future costs, all of which are subject to a wide variety of business, regulatory, and competitive risks and uncertainties. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected, and may adversely affect the value of our Common Stock.

If we fail to attract and retain qualified personnel, our business could be harmed.

Our success depends in large part on our ability to attract, integrate, motivate, and retain highly qualified personnel at a reasonable cost on the terms we desire, particularly sales and marketing personnel, software developers, and technical and customer support. Competition for skilled personnel, particularly in the technology industry, is intense and we may not be successful in attracting, motivating, and retaining needed personnel. We also may be unable to attract or integrate into our operations qualified personnel on the schedule we desire. We have from time to time experienced, and we expect to continue to experience, difficulty in attracting, integrating, motivating, and retaining highly qualified personnel, which could harm our business. In addition, dealing with the loss of the services of our executive officers or other key personnel and the process to replace any of our executive officers or other key personnel may involve significant time and expense, take longer than anticipated, and significantly delay or prevent the achievement of our business objectives, which may harm our business.

Our management team has a limited history working together operating the Company and, as a result, our past results may not be indicative of future operating performance.

We have a limited history working together operating the Company, which makes it difficult to forecast our future results. You should not rely on our past quarterly operating results as indicators of future performance. In addition, you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by companies in rapidly evolving markets like ours, as well as the information included in this prospectus.

We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed and our revenue could suffer as a result.

Our ability to attract new customers and increase revenue from existing customers will likely depend upon the successful development, introduction, and customer acceptance of new and enhanced versions of our product offerings and on our ability to integrate any products and services that we may acquire, as well as our ability to add new functionality and respond to technological advancements. Moreover, if we are unable to expand our product offerings, our customers could migrate to competitors. Our business could be harmed if we fail to deliver new versions, upgrades, or other enhancements to our existing products to meet customer needs on a timely and cost-effective basis. Unexpected delays in releasing new or enhanced versions of our product offerings, or errors following their release, could result in loss of sales, delay in market acceptance, or customer claims against us, any of which could harm our business. The success of any new product depends on several factors, including timely completion, adequate quality testing, and market acceptance. We may not be able to develop new products successfully or to introduce and gain market acceptance of new solutions in a timely manner, or at all. If we are unable to develop new applications or products that address our customers’ needs, or to enhance and improve our product offerings in a timely manner, we may not be able to maintain or increase customer use of our products.

Our ability to introduce new products and features is dependent on adequate development resources. If we do not adequately fund our development efforts, we may not be able to compete effectively and our business and operating results may be harmed.

To remain competitive, we must continue to develop new product offerings, applications, features, and enhancements to our existing product offerings. Maintaining adequate development personnel and resources to meet the demands of the market is essential. If we are unable to develop our product offerings internally due to certain constraints, such as high employee turnover, lack of management ability, or a lack of other research and development resources, we may miss market opportunities. Further, many of our competitors expend a considerably greater amount of funds on their development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ development programs. Our failure to maintain adequate development resources or to compete effectively with the development programs of our competitors could materially adversely affect our business.

Our acquisitions of, and investments in, other businesses, products, or technologies may not yield expected benefits and our inability to successfully integrate acquisitions may negatively impact our business, financial condition, and results of operations.

In the past, we have pursued acquisitions of technology and expertise to enhance the products and services we offer. For example, in 2021, we acquired webinar platform startup Demio and integrated Demio’s platform into our service offerings. We anticipate that we will continue to make acquisitions of or investments in businesses, products, and technologies in the future. We may not realize the anticipated benefits, or any benefits, from our past or future acquisitions. In addition, if we finance acquisitions by incurring debt or by issuing equity or convertible or other debt securities, our then-existing stockholders may be diluted or we could face constraints related to the repayment of indebtedness. To the extent that the acquisition consideration is paid in the form of an earnout on future financial results, the success of such an acquisition will not be fully realized by us for a period of time as it is shared with the sellers. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be harmed and the value of your investment may decline. For us to realize the benefits of past and future acquisitions, we must successfully integrate the acquired businesses, products, or technologies with ours. Some of the challenges to successful integration of our acquisitions include:

•	unanticipated costs or liabilities resulting from our acquisitions;

•	retention of key employees from acquired businesses;

•	difficulties integrating acquired operations, personnel, technologies, or products;

•	diversion of management attention from existing business operations and strategy;

•	diversion of resources that are needed in other parts of our business, including integration of other acquisitions;

•	potential write-offs of acquired assets;

•	inability to maintain relationships with customers and partners of the acquired businesses;

•	difficulty of transitioning acquired technology and related infrastructures into our existing product offerings;

•	difficulty maintaining security and privacy standards of acquired technology consistent with our existing products;

•	potential financial and credit risks associated with the acquired businesses or their customers;

•	the need to implement internal controls, procedures, and policies at the acquired companies;

•	the need to comply with additional laws and regulations applicable to the acquired businesses; and

•	the income and indirect tax impacts of any such acquisitions.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments and negatively impact our business, financial condition, and results of operations.

We face significant competition from both established and new companies offering marketing, sales, and engagement software and other related applications, as well as internally developed software, which may harm our ability to add new customers, retain existing customers, and grow our business.

The marketing, sales, customer service, operations, and engagement software market is evolving, highly competitive, and significantly fragmented. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, maintain or increase renewals, and maintain our prices.

We face intense competition from other software companies that develop marketing, sales, customer service, operations, and engagement management software and from marketing services companies that provide interactive marketing services. Competition could significantly impede our ability to sell subscriptions to our products on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future products less competitive or obsolete. In addition, if these competitors develop products with similar or superior functionality to our platform, we may need to decrease the prices or accept less favorable terms for our platform subscriptions in order to remain competitive. If we are unable to maintain our pricing due to competitive pressures, our margins will be reduced and our operating results will be negatively affected.

Our competitors include:

•	Vimeo, Zoom, and GoToWebinar with respect to video platforms;

•	Mailchimp and Constant Contact with respect to email marketing; and

•	Marketo, Hubspot, and Braze with respect to marketing automation platforms.

We compete across five distinct categories within the B2B (as defined below) MarTech landscape: digital events and webinars, demand generation, creative development, engagement platforms and marketing automation, and measurement and attribution. Our current and potential competitors within any or all of such categories may have significantly more financial, technical, marketing, and other resources than we have, be able to devote greater resources to the development, promotion, sale, and support of their products and services, may have more extensive customer bases and broader customer relationships than we have, and may have longer operating histories and greater name recognition than we have. As a result, these competitors may respond faster to new technologies and undertake more extensive marketing campaigns for their products. In a few cases, these vendors may also be able to offer additional software at little or no additional cost by bundling it with their existing suite of applications. To the extent any of our competitors has existing relationships with potential customers for either marketing software or other applications, those customers may be unwilling to purchase our products because of their existing relationships with our competitor. If we are unable to compete with such companies, the demand for our product offerings could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, our ability to compete effectively could be adversely affected. Our competitors may also establish or strengthen cooperative relationships with our current or future strategic distribution and technology partners or other parties with whom we have relationships, thereby limiting our ability to promote and implement our product offerings. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business.

Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections, or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of Class A Common Stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•	our ability to attract new customers and retain existing customers;

•	the financial condition of our current and potential customers;

•	changes in our sales and implementation cycles;

•	introductions and expansions of our product offerings, offerings, or challenges with their introduction;

•	changes in our pricing or fee structures or those of our competitors;

•	the timing and success of new offering introductions by us or our competitors or any other change in the competitive landscape of our industry;

•	increases in operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	our ability to successfully expand our business;

•	breaches of information security or privacy;

•	changes in stock-based compensation expenses;

•	the amount and timing of operating costs and capital expenditures related to the expansion of our business;

•	adverse litigation judgments, settlements, or other litigation-related costs;

•	the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

•	changes in our effective tax rate;

•	our ability to make accurate accounting estimates and appropriately recognize revenue for our existing and future offerings;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	instability in the financial markets;

•	general economic conditions, both domestic and international;

•	volatility in the global financial markets;

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political, economic, and social instability, including terrorist activities and outbreaks of public health threats, such as coronavirus, influenza, or other highly communicable diseases or viruses, and any disruption these events may cause to the global economy; and

•	changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Because we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

We generally recognize revenue from subscription fees paid by customers ratably over the terms of their subscription agreements. As a result, most of the subscription revenue we report in each quarter is the result of agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not be fully reflected in our revenue results for that quarter. Any such decline, however, will negatively affect our revenue in future quarters. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as subscription revenue from new customers must be recognized over the applicable subscription terms.

Our sales cycle can be lengthy and unpredictable, which may cause our operating results to vary significantly.

Our sales cycle, which is the time between initial contact with a potential new customer and the ultimate sale to that customer, is often lengthy and unpredictable. Potential new customers typically spend significant time and resources evaluating product offering solutions, which requires us to expend substantial time, effort, and money educating them about the value of our platform. Accordingly, it is difficult for us to forecast when or if a sale will close or the size of any specific sales to new customers. In addition, customers may delay their purchases from one quarter to another as they wait for us to develop new features, assess their budget constraints, or forecast future business activity. Any delay in closing, or failure to close, sales in a particular quarter or year could significantly harm our projected growth rates and could cause our operating results to vary significantly.

Covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business, and if we are not able to comply with such covenants, our lenders could accelerate our indebtedness, proceed against certain collateral or exercise other remedies, which could have a material adverse effect on us.

On February 19, 2021, we entered into a loan agreement with CP BF Lending LLC (our “Lender” and such agreement, the “Loan Agreement”). The Loan Agreement contains a number of provisions that impose operating and financial restrictions which, subject to certain exceptions, limit our ability to, among other things: incur additional indebtedness, pay dividends or make distributions or redeem or repurchase our securities, make certain investments, grant liens on assets, sell or dispose of any material assets; and acquire the assets of, or merge or consolidate with, other companies. Additionally, the Loan Agreement contains affirmative covenants that require to us take, and have taken by certain dates, specific actions, some of which have not been satisfied. As a result, on August 24, 2023, we entered into a forbearance agreement with our Lender (the “Original Forbearance Agreement”), as amended by the First Amendment to Forbearance Agreement, dated as of December 14, 2023 (the “Forbearance Amendment” and, together with the Original Forbearance Agreement, the “Forbearance Agreement”), under which we acknowledged that we were in default of several obligations and such holder acknowledged such defaults and agreed, subject to certain conditions, not to exercise any right or remedy under the Loan Agreement, including its right to accelerate the aggregate amount outstanding under the Loan Agreement, until the date that is six months after the Closing of the Business Combination.

Complying with these covenants, as well as those that may be contained in any future debt agreements, may limit our ability to finance our future operations or working capital needs or to take advantage of future business opportunities. Our ability to comply with these covenants will depend on our future performance, which may be affected by events beyond our control. If we do not maintain and regain compliance with our continuing obligations or any covenants, terms and conditions of the Loan Agreement, after the expiration of the Forbearance Agreement, we could be in default and required to repay outstanding borrowings on an accelerated basis, which could subject us to decreased liquidity and other negative impacts on our business, results of operations and financial condition. In the case of an event of default, we may not have sufficient funds available to make the required payments under the Loan Agreement and may not be able to borrow sufficient funds to refinance the Loan Agreement. Even if new financing is available, it may not be on terms that are acceptable to us. If we are unable to repay amounts owed under the terms of the Loan Agreement, our Lender may choose to exercise its remedies in respect to the collateral, including a foreclosure of their lien (which may result in a sale of certain of our assets to satisfy our obligations under the Loan Agreement or ultimately in a bankruptcy or liquidation). The foregoing would materially and adversely affect the ongoing viability of our business.

The impacts of geopolitical, macroeconomic, and market conditions, including the global COVID-19 pandemic and other epidemics, have had, and may continue to have, a significant effect on our industry, which in turn affects how we and our customers are operating our respective businesses. Our business is susceptible to declines or disruptions in the demand for meetings and events, including those due to economic downturns, natural disasters, geopolitical upheaval, and global pandemics.

The macroeconomic impacts of geopolitical events, such as the COVID-19 pandemic, inflation, labor shortages, lack of access to capital, lack of consumer confidence, supply chain disruptions, and market volatility have persisted and are expected to continue to pose risks to our and our customers’ business for the foreseeable future. Uncertainty about the duration of these negative macroeconomic conditions have impacted fiscal and monetary policy, including increases in interest rates, increased labor costs, and decreased corporate and consumer spending. The effects from a broadening or protracted extension of these conditions could result in a decrease in overall economic activity, hinder economic growth, or cause a recession in the United States or in the global economy. We sell our products throughout the United States, as well as in several international countries, commercial and non-profit customers. As a result, our business may be harmed by factors in the United States and other countries such as disruptions in financial markets; reductions in spending, or downturns in economic activity in specific countries or regions, or in the various industries in which we operate; social, political, or labor conditions in specific countries or regions; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations. Further economic weakness and uncertainty may result in significantly decreased spending on our event marketing and management solutions, which may adversely affect harm our business.

Our business depends on discretionary corporate spending. Negative macroeconomic conditions may adversely affect our customers’ businesses and reduce our customers’ operating expense budgets, which could result in reduced demand for our product offerings or cancellations, increased demands for pricing accommodations or higher rates of delays in collection of, or losses on, our accounts receivable, which could adversely affect our results of operations and financial position. During periods of economic slowdown and recession, consumers have historically reduced their discretionary spending, and our ability to sign new customers, and to upsell to and renew contracts with our existing customers may be significantly impacted. Additionally, challenging economic conditions also may impair the ability of our customers to pay for products and services they have purchased. As a result, our cash flow may be negatively impacted and our allowance for credit losses and write-offs of accounts receivable may increase. If we are unable to offset any decrease in revenue by increasing sales to new or existing customers, or otherwise offset higher costs through price increases, our revenue may decline. The extent to which the ongoing impacts of these negative macroeconomic conditions will impact our business, results of operations, and financial position is uncertain and will depend on political, social, economic, and regulatory factors that are outside of our control, including actions that may be taken by regulators and businesses (including our customers) in response to the macroeconomic uncertainty. Our business and financial performance may be unfavorably impacted in future periods if a significant number of our customers are unable to continue as viable businesses or they significantly reduce their operating budgets, or if there is a reduction in business confidence and activity, a decrease in government, corporate and consumer spending, or a decrease in growth in the overall market, among other factors.

Our business and financial performance are affected by the health of the worldwide meetings and events industry. Meetings and events are sensitive to business-related discretionary spending levels and tend to grow more slowly or even decline during economic downturns. Decreased expenditures by marketers and participants could also result in decreased demand for our product offerings, thereby causing a reduction in our sales. The impact of economic slowdowns on our business is difficult to predict, but has and may continue to result in reductions in events and our ability to generate revenue.

Cybersecurity and data security breaches and ransomware attacks may create financial liabilities for us, damage our reputation, and harm our business.

Our customers provide us with information that our solutions store, some of which is confidential information. In addition, we store personal information about our employees. We have security systems and information technology infrastructure designed to protect against unauthorized access to such information and money, but we may not be successful in protecting against all security breaches and cyber-attacks. Threats to and breaches of our information technology security can take various forms, including viruses, worms, ransomware, and other malicious software programs, or actions or omissions by an employee. Significant cybersecurity or data security breaches could result in the loss of business, litigation, regulatory investigations, loss of customers, and penalties that could damage our reputation and adversely affect the growth of our business.

In some cases, we must rely on the safeguards put in place by third parties to protect against security threats. These third parties, including vendors that provide products and services for our operations and our network of business application providers, could also be a source of security risk to us in the event of a failure of their own security systems and infrastructure, whether unintentionally or through a malicious backdoor. We do not review the software code included in third-party integrations in all instances.

Because the techniques used to obtain unauthorized access, sabotage systems, or otherwise access data and/or data backups change frequently and generally are not recognized until launched against a target, we or these third parties have been and, in the future, may be unable to anticipate these techniques or to implement adequate preventative measures. With the increasing frequency of cyber-related frauds to obtain inappropriate payments, we need to ensure our internal controls related to authorizing the transfer of funds are adequate. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any of these occurrences could create liability for us, put our reputation in jeopardy, and harm our business.

Privacy and data security laws and regulations could impose additional costs and reduce demand for our solutions.

We store and transmit personal information relating to our employees, customers, prospective customers, and other individuals, and our customers use our technology platform to store and transmit a significant amount of personal information relating to their customers, vendors, employees, and other industry participants. Federal, state, and foreign government bodies and agencies have adopted, and are increasingly adopting, laws and regulations regarding the collection, use, processing, storage, and disclosure of personal or identifying information obtained from customers and other individuals. For example, in the United States, new comprehensive privacy laws have been or will be enacted in 2023 in Colorado, Utah, Connecticut, and Virginia, and updates to existing laws and regulations in California also became effective on January 1, 2023. These obligations have and will likely continue to increase the cost and complexity of delivering our services.

In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. As new laws, regulations, and industry standards take effect, and as we offer new services in new markets, market segments and, potentially, new industries, we will need to understand and comply with various new requirements, which may impede our plans for growth or result in significant additional costs. These laws, regulations, and industry standards have had, and will likely continue to have, negative effects on our business, including by increasing our costs and operating expenses, and/or delaying or impeding our deployment of new or existing core functionality. Failure to comply with these laws, regulations, and industry standards could result in negative publicity, subject us to fines or penalties, expose us to litigation, or result in demands that we modify or cease existing business practices. Furthermore, privacy and data security concerns may cause our customers’ customers, vendors, employees, and other industry participants to resist providing the personal information necessary to allow our customers to use our applications effectively, which could reduce overall demand for our product offerings. Any of these outcomes could harm our business.

Our product offerings, solutions, and internal systems, as well as external internet infrastructure, may be subject to disruption that could harm our reputation and future sales or result in claims against us.

Because our operations involve delivering engagement solutions to our customers through a cloud-based software platform, our continued growth depends in part on the ability of our platform and related computer equipment, third-party data centers, infrastructure, and systems to continue to support our product offerings. In addition, in delivering our products to customers, we are reliant on internet infrastructure limitations. In the past, we have experienced temporary and limited platform disruptions, outages in our product functionality, and degraded levels of performance due to human and software errors, file corruption, and first and third-party capacity constraints associated with the number of customers accessing our products simultaneously. While our past experiences have not materially impacted us, in the future we may face more extensive disruptions, outages, or performance problems. In addition, malicious third parties may also conduct attacks designed to sabotage, impede the performance, or temporarily deny customers access to, our product offerings. If an actual or perceived disruption, outage, performance problem, or attack occurs, it could harm our reputation and the market perception of our product offerings; divert the efforts of our technical and management personnel; impair our ability to operate our business; cause us to lose customer information; or harm our customers’ businesses. Any of these events may increase non-renewals, limit our ability to acquire new customers, result in delayed or withheld payments from customers, or result in claims against us.

Undetected defects in our product offerings could harm our reputation or decrease market acceptance of our product offerings, which would harm our business and results of operations.

Our product offerings may contain undetected defects, such as errors or bugs. We have experienced such defects in the past in connection with new solutions and solution upgrades, and we expect that such defects may be found from time to time in the future. Despite testing by us, defects may not be found in our product offerings until they are deployed to or used by our customers. In the past, we have discovered software defects in our product offerings after they have been deployed to customers.

Defects, disruptions in service, or other performance problems may damage our customers’ business and could hurt our reputation. We may be required, or may choose, for customer relations or other reasons, to expend additional resources to correct actual or perceived defects in our product offerings. If defects are detected or perceived to exist in our product offerings, we may experience negative publicity, loss of competitive position, or diversion of the attention of our key personnel; our customers may delay or withhold payment to us or elect not to renew their subscriptions; other significant customer relations problems may arise; or we may be subject to liability claims for damages. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our product offerings may harm our business and results of operations.

We rely on internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. We currently host our technology platform, serve our customers and members, and support our operations primarily using third-party data centers and telecommunications solutions, including cloud infrastructure services such as Amazon Web Services (“AWS”) and Google Cloud. We do not have control over the operations of the facilities of our data center providers, AWS, or Google Cloud. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our product offerings. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and harm our business and could expose us to third-party liabilities.

For some of these services, we may not maintain redundant systems or facilities. Our technology platform’s continuing and uninterrupted performance is critical to our success. Members may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. We may not be able to easily switch our AWS and Google Cloud operations to another cloud service provider if there are disruptions or interference with our use of AWS or Google Cloud. Sustained or repeated system failures would reduce the attractiveness of our technology platform to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our existing and future offerings. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Neither our third-party data and call center providers nor AWS or Google Cloud have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data or call center providers or cloud service providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our existing and future offerings. Any such increased costs or pricing may have a negative effect on our customer relationships and may adversely affect our business and results of operations.

If we fail to effectively maintain and enhance our brands, our business may suffer.

We believe that continuing to strengthen our brands will be critical to achieving widespread acceptance of our product offerings and will require continued focus on active marketing efforts. Our brand awareness efforts will require continued investment across our business, particularly as we introduce new solutions that we develop or acquire and as we continue to expand in new markets. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If we fail to promote and maintain our brands, or if we incur substantial expense in an unsuccessful attempt to promote and maintain our brand, our business could be harmed.

Any failure to offer high-quality customer support services could adversely affect our relationships with our customers and our operating results.

Our customers depend on our support to assist with their needs. We may be unable to accurately predict our customers’ demand for services or respond quickly enough to accommodate short-term increases in customer or member demand for services. Increased customer demand for our product offerings, without a corresponding increase in productivity or revenue, could increase costs and adversely affect our operating results. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, our ability to sell our product offerings to existing and prospective customers, our relationships with third parties and our ability to form new partnerships, and our business and operating results.

Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

We have incurred substantial losses during our history and do not expect to become profitable in the near future and may never achieve profitability. Under current U.S. federal income tax law, unused losses for the tax year ended December 31, 2017 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire, and unused federal losses generated after December 31, 2017 will not expire and may be carried forward indefinitely, but will be only deductible to the extent of 80% of current year taxable income in any given year. Many states have similar laws.

In addition, both current and future unused net operating loss (“NOL”) carryforwards and other tax attributes may be subject to limitation under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in equity ownership by certain stockholders over a rolling three-year period. The Business Combination may have constituted an ownership change for the Company and, accordingly, our NOL carryforwards and certain other tax attributes may be subject to limitations (or disallowance) on their use after the Business Combination.Additional ownership changes in the future could result in additional limitations on our NOL carryforwards. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

We need to continue making significant investments in software development and equipment to improve our business.

To improve the scalability, security, performance, efficiency, availability, and failover aspects of our product offerings, and to support the expansion of our product offerings, we will need to continue making significant capital equipment expenditures and also invest in additional software and infrastructure development. If we experience increasing demand in subscriptions, we may not be able to augment our infrastructure quickly enough to accommodate such increasing demand. In the event of decreases in subscription sales, certain of our fixed costs, such as for capital equipment, may make it difficult for us to adjust our expenses downward quickly. Additionally, we are continually updating our software, creating expenses for us. We may also need to review or revise our software architecture and user experience as we grow, which may require significant resources and investments. Any of these factors could negatively impact our business and results of operations.

Adverse litigation results could have a material adverse impact on our business.

We are, have been, and may be involved in regulatory and government investigations and other proceedings, involving competition, intellectual property, data security and privacy, bankruptcy, tax and related compliance, labor and employment, commercial disputes, and other matters. Such claims, suits, actions, regulatory and government investigations, and other proceedings can impose a significant burden on management and employees, could prevent us from offering one or more of our products, services, or features to customers, could require us to change our technology or business practices, or could result in monetary damages, fines, civil or criminal penalties, reputational harm, or other adverse consequences. Adverse outcomes in some or all of these claims may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business. Litigation and other claims are subject to inherent uncertainties and management’s view of the materiality or likely outcome of any such matters may change in the future. A material adverse impact in our consolidated financial statements could occur for the period in which the effect of an unfavorable outcome becomes probable and reasonably estimable.

Failure to protect or enforce our intellectual property rights could harm our business and results of operations.

To establish and protect our proprietary rights, we rely on a combination of trademarks and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. As of September 30, 2023, we held two registered trademarks in the United States: Banzai and Demio. We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our intellectual property as critical to our success.

We strive to protect our intellectual property rights by relying on federal, state, and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States.

We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with other parties, with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, we may not be successful in executing these agreements with every party who has access to our confidential information or contributes to the development of our intellectual property.

The agreements that we execute may be breached, and we may not have adequate remedies for any such breach. These contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our intellectual property or deter independent development of similar intellectual property by others.

Obtaining and maintaining effective intellectual property rights is expensive, including the costs of monitoring unauthorized use of our intellectual property and defending our rights. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We strive to protect certain of our intellectual property rights through filing applications for trademarks, patents, and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. However, there is no assurance that any resulting patents or other intellectual property rights will adequately protect our intellectual property, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent or trademark applications will issue or be approved. Even where we have intellectual property rights, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. The United States Patent and Trademark Office also requires compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. Noncompliance with such requirements and processes may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to develop and commercialize substantially similar and competing applications, which would harm our business.

We believe it is important to maintain, protect, and enhance our brands. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States. Third parties may challenge our use of our trademarks, oppose our trademark applications, or otherwise impede our efforts to protect our intellectual property in certain jurisdictions. In the event that we are unable to register our trademarks in certain jurisdictions, we could be forced to rebrand our solutions, which would result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors and others could also attempt to capitalize on our brand recognition by using domain names or business names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring or using domain names and other trademarks that infringe on, are similar to, or otherwise decrease the value of, our brands, trademarks, or service marks. We also may incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not be able to detect infringement or unauthorized use of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Litigation has in the past and may be necessary in the future to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could harm our business. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits, and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination, or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceeding could adversely affect our ability to protect the intellectual property associated with our product offerings. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Class A Common Stock. If we fail to maintain, protect, and enhance our intellectual property rights, our business may be harmed and the market price of Class A Common Stock could decline.

Our competitors also may independently develop similar technology that does not infringe on or misappropriate our intellectual property rights. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Effective patent, trademark, copyright, and trade secret protection may not be available to us in every country in which our solutions or technology are developed. Further, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering solutions that incorporate our most technologically advanced features, which could seriously reduce demand for existing and future offerings.

Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

Our success depends in part on our ability to develop and commercialize our offerings and use our proprietary technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results, and financial condition to suffer. As the MarTech industry in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our offerings and technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our partners, our licensees, or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights, or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties.

Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may in the future be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability, and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management’s attention and financial resources, and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our solutions or technology, obtain licenses, modify our solutions and technology while we develop non-infringing substitutes, or incur substantial damages, settlement costs, or face a temporary or permanent injunction prohibiting us from marketing or providing the affected solutions. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees, or grant cross-licenses to intellectual property rights for our solutions. We may also have to redesign our solutions so that they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology and solutions may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology, license the technology on reasonable terms, or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we have been and may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of Class A Common Stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore harm our business.

Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

We use open source software in connection with our existing and future offerings. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, if we combine and/or distribute our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated open source software into our proprietary software, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts.

There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future offerings to our customers and members. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software, to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our technology, discontinue sales in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could harm our business.

Risks Related to Ownership of Our Securities

Our dual class common stock structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Joseph Davy, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of Class B Common Stock have 10 votes per share, while shares of Class A Common Stock have one vote per share. Mr. Davy, who is our Chief Executive Officer and is Legacy Banzai’s Co-Founder, including his affiliates and permitted transferees, will hold all of the issued and outstanding shares of Class B Common Stock. Accordingly, Mr. Davy held, directly or indirectly, approximately 64.8% of our outstanding voting power immediately following the Business Combination and is able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Davy may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale, and might ultimately affect the market price of Class A Common Stock.

We cannot predict the impact our dual class structure will have on the market price of Class A Common Stock.

We cannot predict whether our dual class common stock structure will result in a lower or more volatile market price of Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices will not invest in Class A Common Stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make Class A Common Stock less attractive to other investors. As a result, the market price of Class A Common Stock could be adversely affected.

As a “controlled company” within the meaning of Nasdaq listing rules, we qualify for exemptions from certain corporate governance requirements and have the opportunity to elect to avail ourselves of any of the exemptions afforded a controlled company. If we elect to rely on some of these exemptions, our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Because Mr. Davy controls more than a majority of our total voting power, we are a “controlled company” within the meaning of Nasdaq corporate governance listing rules. Under Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq rules regarding corporate governance, including the following:

•	the requirement that a majority of its board of directors consist of independent directors;

•

the requirement director nominees must be selected, or recommended for selection, by either (i) the independent directors constituting a majority of the board of directors’ independent directors in a vote in which only independent directors participate or (ii) a nominations committee comprised solely of independent directors;

•	the requirement to maintain a compensation committee with prescribed duties and a written charter comprised solely of independent directors; and

•	the requirement of an annual performance evaluation of our nominating and corporate governance and compensation committees

As a “controlled company,” we may elect to rely on some or all of these exemptions. However, we do not intend take advantage of any of these exemptions. Despite the fact that we do not intend to take advantage of these exemptions, our status as a controlled company could make Common Stock less attractive to some investors or otherwise harm the stock price of Class A Common Stock. Further, if we elect to rely on some or all of these exemptions, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The market price of Class A Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of Class A Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:

•	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in its quarterly and annual results;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of its competitors in general;

•	the public’s reaction to our press releases, its other public announcements and its filings with the SEC;

•	additions and departures of key personnel;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;

•	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of Common Stock by us or our stockholders in the future;

•	trading volume of Class A Common Stock;

•	significant lawsuits, including stockholder litigation;

•	failure to comply with the requirements of Nasdaq;

•	the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;

•	general economic, industry and market conditions and other events or factors, many of which are beyond our control; and

•	changes in accounting standards, policies, guidelines, interpretations, or principles.

Volatility in the price of Class A Common Stock could subject us to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities or industry analysts do not publish research or reports about us, or publish negative reports, then our stock price and trading volume could decline.

The trading market for Class A Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade Class A Common Stock or change their opinion, then the market price of Class A Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of Class A Common Stock or trading volume to decline.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees and engaged outside consultants to assist us in complying with these requirements, we will need to hire more employees in the future or may need to engage additional outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. These factors could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors (our “Board”), particularly to serve on our audit committee and compensation committee, and qualified executive officers. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in pricing pressure from customers or an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm our business.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

Prior to the Closing of the Business Combination, Legacy Banzai was a private company with limited accounting personnel to adequately execute its accounting processes and limited supervisory resources with which to address its internal control over financial reporting. In connection with the audit of Legacy Banzai’s financial statements as of and for the year ended December 31, 2022, Legacy Banzai identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Legacy Banzai’s annual or interim financial statements will not be prevented or detected on a timely basis.

Legacy Banzai did not design and has not maintained an effective control environment as required under the rules and regulations of the SEC. Specifically, (i) management does not have appropriate IT general control in place over change management, user access, cybersecurity, and reviews of service organizations, (ii) management does not have suitable COSO entity level controls in place, including reviews of the financial statements, and certain entity level controls were not performed by management, and (iii) pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity, income and sales taxes, & revenue recognition.

We have taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement our internal resources, to enhance our internal control environment and plans to take additional steps to remediate the material weaknesses. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take. We cannot assure you that the measures taken to date and to be taken in the future, will be sufficient to remediate the control deficiencies that led to Legacy Banzai’s material weakness in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses. If the steps we take do not correct the material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

Any failure to remediate existing material weaknesses, or to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of Class A Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We will not be required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and will therefore not be required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of Class A Common Stock.

Our executive officers, directors, and holders of 5% or more of the outstanding shares of Class A Common Stock collectively beneficially own approximately 81.3% of the outstanding Class A Common Stock and have substantial control over us, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our executive officers, directors, and each of our stockholders who own 5% or more of the outstanding Class A Common Stock and their affiliates, in the aggregate, beneficially own approximately 81.3% of the outstanding shares of Class A Common Stock as of the date of this prospectus, based on the number of shares outstanding as of February 2, 2024. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions, or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their Class A Common Stock as part of a sale of the Company, and might ultimately affect the market price of Class A Common Stock.

In order to support the growth of our business, we may need to incur additional indebtedness under our credit facilities or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

Our operations have consumed substantial amounts of cash since inception, and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and solutions, enhance our existing product offerings, enhance our operating infrastructure, and potentially acquire complementary businesses and technologies. For the year ended December 31, 2022 and the nine months ended September 30, 2023, Legacy Banzai’s net cash used in operating activities was $5.2 million and $5.0 million, respectively. As of December 31, 2022 and September 30, 2023, Legacy Banzai had $1.0 million and $0.4 million of cash, respectively, which are held for working capital purposes. As of December 31, 2022 and September 30, 2023, Legacy Banzai had borrowings of $14.3 million and $19.4, respectively, outstanding under its term loans and promissory notes.

Our future capital requirements may be significantly different from previous estimates and will depend on many factors, including the need to:

•	finance unanticipated working capital requirements;

•	develop or enhance our technological infrastructure and our existing product offerings;

•	fund strategic relationships, including joint ventures and co-investments;

•	fund additional implementation engagements;

•	respond to competitive pressures; and

•	acquire complementary businesses, technologies, products, or services.

Accordingly, we may need to engage in equity or debt financings to secure additional funds. We entered into the SEPA to provide further liquidity to us after the Business Combination, but there can be no guarantee that we will be able to affect any advances under the SEPA or to secure additional financing on favorable terms, or at all. To the extent that cash on hand and cash generated from operations are not sufficient to fund capital requirements, or if we do not meet the conditions to sell shares to Yorkville under the SEPA, we may require proceeds from asset sales, additional debt, equity financing, or alternative financing structures. In addition, if we do not identify additional financing to refinance our existing Loan Agreement prior to the expiration of the forbearance granted by our Lender through the date that is six months following the Closing of the Business Combination, we will be in default of our obligations under the Loan Agreement. Additional financing may not be available on favorable terms, or at all.

If we raise additional funds through further issuances of equity or convertible debt securities, including shares of Common Stock issued in connection with advances under the SEPA or upon exercise of the GEM Warrant, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of shares of Class A Common Stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we need or want it, it could harm our business.

It is not currently anticipated that we will pay dividends on shares of Class A Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the market price of Class A Common Stock.

It is currently anticipated that we will retain future earnings for the development, operation, and expansion of the business, and we do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to our stockholders will therefore be limited to the appreciation of their shares of Class A Common Stock. There is no guarantee that shares of Class A Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares of Class A Common Stock.

Future sales of shares of Class A Common Stock may depress their stock price.

Future sales of shares of Class A Common Stock in the public market, including the resale of shares pursuant to the registration statement of which this prospectus forms a part or pursuant to Rule 144, could depress the stock price. See “Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to the registration statement of which this prospectus forms a part could reduce the market price of Class A Common Stock.” Subject to certain exceptions, the A&R Registration Rights Agreement (as defined below) executed at the time of the Closing provides for certain restrictions on transfer with respect to our securities. Such restrictions began upon Closing and end the earliest of (A) 180 days after the Closing and (B) the first date on which (x) the closing price of Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities, or other property.

In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Banzai, including Legacy Banzai’s officers, directors, and certain holders of 10% or more of the outstanding shares of Legacy Banzai Common Stock as of the date of the Merger Agreement, entered into the Lock-up Agreements at the Closing. Pursuant to the Lock-up Agreements, such stockholders agree not to, without our prior written consent (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by him, her, or it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

Additionally, Cantor is subject to a 12-month lock-up period with respect to the Class A Common Stock issued pursuant to the Fee Reduction Agreement, subject to customary exceptions.

However, equityholders not subject to a lock-up and, following the expiration of the applicable lock-up periods, such equityholders referred to above will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws, and sales could occur at any time and such sales could depress the stock price.

The DGCL and our Charter and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Charter, our Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in our management. Among other things, our Charter and/or Bylaws include provisions regarding:

•	that shares of Class B Common Stock are entitled to 10 votes per share;

•

the ability of our stockholders to take action by written consent in lieu of a meeting for so long as Mr. Davy and his affiliates and permitted transferees beneficially own a majority of the voting power of the then-outstanding shares of our capital stock;

•

the ability of the Board to issue shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire Board, the chairperson of the Board or the Chief Executive Officer which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

•

the ability of the Board to amend the Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Likewise, because our principal executive offices are located in Washington, the anti-takeover provisions of the Washington Business Corporation Act (the “WBCA”) may apply to us under certain circumstances now or in the future. These provisions prohibit a “target corporation” from engaging in any of a broad range of business combinations with any stockholder constituting an “acquiring person” for a period of five years following the date on which the stockholder became an “acquiring person.”

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or our management.

In addition, our Charter includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

Our Charter designates the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the exclusive forums for substantially all disputes between us and our stockholders, which restricts our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our Charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of claims or causes of action under Delaware statutory or common law: any derivative claims or causes of action brought on our behalf; any claims or causes of action asserting a breach of a fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Charter, or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. In addition, our Charter provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Such provisions are intended to benefit and may be enforced by us and our officers and directors, employees and agents.

These provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find either choice of forum provisions contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action and could limit the investor’s ability to obtain a favorable judicial forum.

The Warrant Agreement provides that (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) we irrevocably submit to such jurisdiction, which jurisdiction will be exclusive. We have waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However, there is uncertainty as to whether a court would enforce these provisions and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Public Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and our Board.

We are an emerging growth company and smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO (December 22, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are also a smaller reporting company as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We will be able to take advantage of these scaled disclosures for so long as our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find Common Stock less attractive as a result, there may be a less active trading market for the Common Stock and its market price may be more volatile.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We will base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include, but are not limited to, revenue recognition, estimates of impairment of long-lived assets, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and SAFEs, including the valuation of the bifurcated embedded derivatives liabilities, measurement and recognition of stock-based compensation and the valuation of net assets acquired in business combinations. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of Class A Common Stock.

Additionally, we will regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit.

Issuances of shares of Class A Common Stock pursuant to any Advances under the SEPA, exercise of the GEM Warrant and conversion of any amounts under the Notes would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Class A Common Stock.

At Closing, the Senior Convertible Notes and the obligation to issue the GEM Warrant automatically became our obligation. On December 15, 2023, we issued the GEM Warrant in the amount of 828,533 shares of Class A Common Stock at an exercise price of $6.49 per share, which will be adjusted to 105% of the then-current exercise price if, on the one-year anniversary date of the Effective Time, the GEM Warrant has not been exercised in full and the average closing price per share of shares of Class A Common Stock for the 10 days preceding the anniversary date is less than 90% of the initial exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026.

On February 5, 2024, we issued in a private placement to GEM the GEM Promissory Note, which is convertible upon nonpayment of and in lieu of a monthly payment in the amount of $100,000, payable for ten months on the first of the month starting on March 1, 2024. The GEM Promissory Note provides for the issuance of shares of Class A Common Stock at a conversion price equal to the VWAP of the trading day immediately preceding the applicable payment due date.

Pursuant to the SEPA, subject to certain conditions, we have the option, but not the obligation, to sell to Yorkville, and Yorkville will subscribe for, an aggregate amount of up to $100,000,000 of shares of Class A Common Stock, at our request any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes (as defined below), (y) there is an effective registration statement (any such registration statement, a “Resale Registration Statement”) filed with the SEC for the resale under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent. The price at which we may issue and sell shares pursuant to an Advance under the SEPA may be at either (a) 95% of the average VWAP of the Class A Common Stock for the period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. Eastern Time on the applicable date of the Advance Notice (“Pricing Option 1”) or (b) 96% of the lowest daily VWAP of the Class A Common Stock during the three consecutive trading days commencing on the date of the Advance Notice to Yorkville (“Pricing Option 2”), provided that we are subject to certain caps on the amount of shares of Class A Common Stock that we may sell pursuant to any Advance. Assuming that (a) we issue and sell the full $100 million of shares of Class A Common Stock under the SEPA to Yorkville, (b) no beneficial ownership limitations, and (c) the issue price for such sales is $2.00 or $4.00 per share, such additional issuances would represent in the aggregate approximately 50,000,000 or 25,000,000 additional shares of Class A Common Stock, respectively, or approximately 77.3% or 63.0% of the total number of shares of Class A Common Stock outstanding as of the date hereof, after giving effect to such issuance. If the beneficial ownership limitation is not waived, we may issue approximately 1,465,905 shares of Class A Common Stock, or approximately 9.99% of the total number of shares of Class A Common Stock outstanding as of the date hereof. See “Description of Securities—Yorkville SEPA—Effect of Issuances of Class A Common Stock Under the SEPA on our Stockholders” for more information.

The shares of Class A Common Stock issuable pursuant to the GEM Warrant, SEPA, and Notes, to the extent exercised, converted and issued, would impose significant dilution on our stockholders. Based on the total number of shares outstanding as of February 2, 2024, up to 828,533 and 582,923 additional shares of Class A Common Stock may be issued assuming full exercise and conversion (and no adjustments to the exercise or conversion price thereof) of each of the GEM Warrant and the Senior Convertible Note, respectively, which would reflect approximately 4.7% and 3.3% respectively, of the outstanding shares of our Class A Common Stock as of the date hereof after giving effect to such issuances.

The Warrants may never be in the money and they may expire worthless and therefore we may not receive cash proceeds from the exercise of the Warrants. The terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

As of the date of this prospectus, we have outstanding 11,500,000 Public Warrants to purchase 11,500,000 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of December 14, 2028 or redemption, and the GEM Warrant to purchase 828,533 shares of our Class A Common Stock, exercisable at an exercise price of $6.49 per share, which expires on the earlier to occur of December 15, 2026 or redemption. The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A Common Stock and the spread between the exercise price of the Warrant and the price of our Class A Common Stock at the time of exercise. For example, to the extent that the price of our Class A Common Stock exceeds $11.50 per share, it is more likely that holders of our Public Warrants will exercise their Public Warrants. If the price of our Class A Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their Public Warrants. As of February 1, 2024, the closing price of our Class A Common Stock was $1.58 per share. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by us at a price of $0.01 per warrant. The GEM Warrant is not redeemable and is exercisable on a cash or cashless basis; if the GEM Warrant is exercised on a “cashless basis,” whether or not the GEM Warrant is in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other change that affects the interests of the registered holders of the Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period, or decrease the number of shares purchasable upon exercise of a Public Warrant.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of the underlying Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). Redemption of the outstanding Public Warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, the Company expects would be substantially less than the market value of your warrants. Shares of Class A Common Stock have never traded above $18.00 per share.

We have no obligation to notify holders of the Public Warrants that they have become eligible for redemption. However, pursuant to the Warrant Agreement, in the event we decide to redeem the Public Warrants, we are required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date. The warrants may be exercised any time after notice of redemption is given and prior to the redemption date.

We may issue additional shares of Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances of additional shares of Common Stock or Preferred Stock:

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

•

could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Common Stock and/or Public Warrants.

Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to the registration statement of which this prospectus forms a part could reduce the market price of Class A Common Stock.

Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to this prospectus could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock. The securities to be registered for resale pursuant to the registration statement of which this prospectus forms a part represent approximately 90.8% of the shares of Class A Common Stock outstanding as of February 2, 2024, including those shares of Class A Common Stock issuable upon exercise of the Warrants and conversion of the Notes and the shares of Class B Common Stock outstanding. In particular, after it is effective and until such time that it is no longer effective, the registration statement will permit the resale of such shares, including by the Sponsor, who has beneficial ownership of approximately 29.8% of our outstanding shares, and Mr. Joseph Davy, who holds approximately 61.2% of our outstanding voting power, subject, in each case, to the applicable lock-up periods. See “Certain Relationships and Related Party Transactions.” The resale, or expected or potential resale, of a substantial number of shares of our Class A Common Stock in the public market could adversely affect the market price for the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

If certain holders of the Class A Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of the Class A Common Stock and such holders still may receive significant proceeds.

As of the date of this prospectus, the market price of our Class A Common Stock is below $10.00 per share, which was the price per unit sold in the IPO, the per-share value of the consideration issued to Legacy Banzai stockholders upon consummation of the Business Combination. However, certain of our stockholders who hold shares of Class A Common Stock that were originally purchased by the Sponsor in a private placement prior to 7GC’s initial public offering (“Founder Shares”) may nonetheless be inclined to sell such Founder Shares, as they were originally purchased at an effective price significantly less than $10.00 per share. The currently outstanding 4,173,499 Founder Shares, representing 24.6% of Class A Common Stock as of February 2, 2024, were purchased at an effective price of $0.0050 per share. Accordingly, holders of the Founder Shares could sell their securities at a per-share price that is less than $10.00 and still realize a significant profit from the sale of those securities that could not be realized by our other stockholders. On February 1, 2024, the closing price of our Class A Common Stock was $1.58. Based on this closing price, the aggregate sales price of the Founder Shares would be approximately $6.6 million.

It is not possible to predict the actual number of shares we will sell under the SEPA, or the actual gross proceeds resulting from those sales. Further, we may not have access to any or the full amount available under the SEPA.

On December 14, 2023, we entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $100 million of Class A Common Stock, pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent. Additionally, at any time during the commitment period, provided there is a balance remaining outstanding under a Yorkville Promissory Note, Yorkville may deliver an Investor Notice, causing an Advance Notice to be deemed delivered to Yorkville, subject to certain conditions.

Save for the issuance of shares of Class A Common Stock following receipt of an Investor Notice or pursuant to conversion of a Yorkville Promissory Note, we generally have the right to control the timing and amount of any sales of shares of Class A Common Stock to Yorkville under the SEPA. Sales of Class A Common Stock, if any, to Yorkville under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the shares of Class A Common Stock that may be available for us to sell to Yorkville pursuant to the SEPA.

Because the purchase price per share to be paid by Yorkville for the shares of Class A Common Stock that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of Class A Common Stock prior to each sale made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Class A Common Stock that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPA, if any.

Moreover, although the SEPA provides that we may issue up to an aggregate of $100 million of our Class A Common Stock to Yorkville, only 5,726,282 shares of Class A Common Stock (excluding the 300,000 Yorkville Closing Shares) are being registered for resale under the registration statement of which this prospectus forms a part. If we elect to issue to Yorkville all of the 5,726,282 shares of Class A Common Stock being registered for resale under this prospectus, depending on the market price of our Class A Common Stock prior to each Advance made pursuant to the SEPA, the actual gross proceeds from the sale of all such shares may be substantially less than the $100 million available to us under the SEPA.

If it becomes necessary for us to issue to Yorkville under the SEPA more than the 5,726,282 shares of Class A Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100 million under the SEPA, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional shares of Class A Common Stock we wish to issue from time to time under the SEPA, which the SEC must declare effective.

The SEPA does not obligate Yorkville to subscribe for or acquire any shares of Class A Common Stock under the SEPA if those shares of Class A Common Stock, when aggregated with all other shares of Class A

Common Stock acquired by Yorkville under the SEPA, would result in Yorkville beneficially owning more than 9.99% of the then outstanding shares of Class A Common Stock.

Investors who buy shares of Class A Common Stock issued pursuant to the SEPA at different times will likely pay different prices.

Pursuant to the SEPA, we, save for the issuance of shares of Class A Common Stock following receipt of an Investor Notice or pursuant to conversion of a Yorkville Promissory Note, control the timing and amount of any issuances of shares of Class A Common Stock to Yorkville. If and when we do issue shares of Class A Common Stock to Yorkville, either at our election or pursuant to an Investor Notice, or when Yorkville decides to convert Yorkville Promissory Notes, Yorkville may resell all, some or none of such shares of Class A Common Stock in its discretion and at different prices, subject to the terms of the SEPA. As a result, investors who purchase shares of Class A Common Stock from Yorkville at different times will likely pay different prices for those shares of Class A Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares of Class A Common Stock they purchase from Yorkville as a result of future issuances made by us to Yorkville at prices lower than the prices such investors paid for their shares of Class A Common Stock.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We could receive up to an aggregate of approximately $137.6 million from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash, and approximately $5.4 million from the exercise of the GEM Warrant, assuming the exercise in full of the GEM Warrant for cash and no adjustment to the exercise price in accordance with the terms and conditions set forth therein. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. We have outstanding 11,500,000 outstanding Public Warrants to purchase 11,500,000 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share, and the GEM Warrant to purchase 828,533 shares of our Class A Common Stock, exercisable at an exercise price of $6.49 per share. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of February 1, 2024, the closing price of our Class A Common Stock was $1.58 per share. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by us at a price of $0.01 per Public Warrant. The GEM Warrant is not redeemable and is exercisable on a cash or cashless basis; if the GEM Warrant is exercised on a “cashless basis,” whether or not the GEM Warrant is in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We expect to use the net proceeds that we receive from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants (if any).

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Public Warrants offered hereby is determined by reference to the exercise price of the Public Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “BNZIW.” The offering price of the shares of Class A Common Stock underlying the Senior Convertible Notes offered hereby is determined by reference to the conversion price of the Senior Convertible Notes.

We cannot currently determine the price or prices at which shares of our Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively. Prior to the consummation of the Business Combination, our Class A Common Stock and our Public Warrants were listed on Nasdaq under the symbols “VII” and “VIIAW,” respectively. As of February 2, 2024, there were 86 holders of record of our Class A Common Stock and one holder of record of our Public Warrants.

Dividend Policy

The Company has not paid any cash dividends on the Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In connection with the Business Combination, 7GC’s stockholders approved and adopted the EIP (as defined below) and the ESPP (as defined below) at the special meeting of stockholders concluded on December 13, 2023. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issuable under the EIP and the ESPP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of 7GC and Legacy Banzai adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The historical financial information of 7GC was derived from the unaudited financial statements of 7GC as of September 30, 2023 and for the nine months ended September 30, 2023 and the audited financial statements of 7GC as of December 31, 2022, included elsewhere in this prospectus. The historical financial information of Legacy Banzai was derived from the unaudited financial statements of Legacy Banzai as of September 30, 2023 and for the nine months ended September 30, 2023 and the audited financial statements of Legacy Banzai as of December 31, 2022, included elsewhere in this prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of 7GC and Legacy Banzai, respectively, and should be read in conjunction with the audited historical financial statements and related notes, each of which is included elsewhere in this prospectus. This information should be read together with 7GC’s and Legacy Banzai’s financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC by 7GC on November 21, 2023 and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 7GC was treated as the “acquired” company for financial reporting purposes. Legacy Banzai has been determined to be the accounting acquirer because Legacy Banzai equityholders, as a group, retained a majority of the voting power of the Company as of the closing of the Business Combination (and, after redemptions requested by 7GC’s public stockholders, retained a majority of the outstanding shares of the Company), Legacy Banzai has designated more than half of the members of the board of directors as of the closing of the Business Combination and Legacy Banzai’s equityholders prior to the closing of the Business Combination have the ability to control decisions regarding election and removal of directors from the Board, Legacy Banzai’s management will continue to manage the Company and Legacy Banzai’s business will comprise the ongoing operations of the Company.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Business Combination and related transactions occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022. 7GC and Legacy Banzai have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Business Combination

On December 8, 2022, 7GC entered into the Original Merger Agreement, by and among 7GC, Legacy Banzai, First Merger Sub, and Second Merger Sub, as amended by the Amendment on August 4, 2023. Pursuant to the terms of the Merger Agreement, the parties thereto entered into the Business Combination and the Transactions, pursuant to which, among other things, (i) First Merger Sub merged with and into Legacy Banzai, with Legacy Banzai surviving the First Merger as an indirect wholly owned subsidiary of 7GC, and (ii) immediately following the First Merger, the Surviving Corporation merged with and into Second Merger Sub, with the Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of 7GC. Following the Mergers, the Second Merger Sub became a direct wholly owned subsidiary of 7GC. The 7GC Units, 7GC Class A Common Stock, and the 7GC Public Warrants prior to the Closing were listed on Nasdaq, under the symbols “VIIAU,” “VII,” and “VIIAW,” respectively. 7GC Class A Common Stock and the 7GC Public Warrants were listed on Nasdaq under the symbols “BNZI” and “BNZIW”, respectively, upon the Closing. At the Closing, each unit separated into its components consisting of one share of 7GC Class A Common Stock and one-half of one 7GC Public Warrant and, as a result, no longer trades as a separate security. At the Closing, 7GC changed its name to Banzai International, Inc.

The aggregate consideration payable to securityholders of Legacy Banzai at the Closing consisted of a number of shares of Class A Common Stock or shares of Class B Common Stock, and cash in lieu of any fractional shares of Class A Common Stock or shares of Class B Common Stock that would otherwise have been payable to any Legacy Banzai securityholders, equal to $100,000,000.

On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time was cancelled and no consideration was delivered therefore.

Treatment of Outstanding Equity Awards

In addition, as of the First Effective Time: (i) each Legacy Banzai Option, whether vested or unvested, that was outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder Service Provider, was assumed and converted into a Company Option with respect to a number of shares of Class A Common Stock calculated in the manner set forth in the Merger Agreement; and (ii) the vested portion of each Legacy Banzai Option that was outstanding at such time and held by a Pre-Closing Holder Non-Service Provider was assumed and converted into a Company Option with respect to a number of shares of Class A Common Stock calculated in the manner set forth in the Merger Agreement.

Treatment of SAFE Rights

As of the First Effective Time, each SAFE Right that was outstanding immediately prior to the First Effective Time was cancelled and converted into and became the right to receive a number of shares of Class A Common Stock equal to the SAFE Purchase Amount in respect of such SAFE Right divided by the SAFE Conversion Price in respect of such SAFE Right multiplied by (ii) the Exchange Ratio.

Treatment of Convertible Notes

As of the First Effective Time, each Subordinated Convertible Note that was outstanding immediately prior to the First Effective Time was cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to (i) all of the outstanding principal and interest in respect of such Subordinated Convertible Note divided by the Subordinated Convertible Note Conversion Price in respect of such Subordinated Convertible Note, multiplied by (ii) the Exchange Ratio. In connection with the Forbearance Agreement and amended and restated Senior Convertible Notes, each Senior Convertible Note remained outstanding following the Closing (to be convertible at CP BF’s option into shares of Class A Common Stock after the Business Combination).

On December 14, 2023, Legacy Banzai entered into the Forbearance Amendment, pursuant to which CP BF agreed not to exercise any right or remedy under the Loan Agreement with CP BF entered into on February 19, 2021 (the “CP BF Loan Agreement”), including its right to accelerate the aggregate amount outstanding under the CP BF Loan Agreement, until (a) the date that is the earlier of the date that all Yorkville Promissory Notes to be issued under the SEPA have been repaid (and/or converted) in full, or (b) six months after the Closing of the Business Combination.

Alco Promissory Notes and Amendment

In October 2023, Legacy Banzai drew down the remaining $0.5 million on the Alco September 2023 Promissory Note. In November 2023, Legacy Banzai issued the Alco November 2023 Promissory Note to Alco, for a principal balance of $0.75 million. The Alco November 2023 Promissory Note bears interest at 8% per year, payable on maturity, and matures on September 30, 2024. Pursuant to the Alco September 2023 Promissory Note and the Alco November 2023 Promissory Note, Alco, 7GC, and the Sponsor, simultaneously entered into share transfer agreements (the “Prior Transfer Agreements”), dated October 3, 2023 and November 16, 2023, whereby the parties agreed, concurrently with and contingent upon the Closing, that the Sponsor would forfeit 150,000 and 75,000 shares, respectively, of 7GC Class B Common Stock and the Company would issue to Alco 150,000 and 75,000 shares of Class A Common Stock. On December 13, 2023, Legacy Banzai, Alco, and CP BF entered into the Alco Note Amendment to extend the maturity date of the Alco September 2023 Promissory Note in the aggregate principal amount of $1.5 million to extend the maturity date from January 10, 2024, to September 30, 2024.

On December 13, 2023, in connection with the Business Combination, Legacy Banzai entered into an agreement with Alco to issue the New Alco Note to Alco in the aggregate principal amount of $2.0 million. The New Alco Note bears interest at a rate of 8% per annum and will be due and payable on December 31, 2024. In connection with such New Alco Note, each of 7GC and the Sponsor also entered into the December Share Transfer Agreement, pursuant to which for each $10.00 in principal borrowed under the New Alco Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor in exchange for the right and Alco to receive three shares of Class A Common Stock, in each case, at (and contingent upon) the Closing, with such forfeited and issued shares capped at an amount equal to 600,000. Alco also agreed to a 180-day lock-up period with respect to such shares in the Share Transfer Agreements, subject to customary exceptions. The $2 million under the New Alco Note was funded on December 14, 2023. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 825,000 shares of 7GC Class B Common Stock and (ii) the Company issued to Alco 825,000 shares of Class A Common Stock, pursuant to the Share Transfer Agreements.

With respect to the New Alco Note, and specifically the share forfeiture and issuance of shares under the December Share Transfer Agreement, the Alco September 2023 Promissory Note and Alco November 2023 Promissory Note, specifically the associated share transfer agreements, and the Alco Note Amendment, the evaluation regarding the appropriate accounting for these transactions has not yet finalized as of the date of this prospectus. As such, no pro forma adjustment has been reflected with respect to the share forfeiture and issuance related to the New Alco Note, with the exception of the recognition of these shares within the pro forma capitalization table, nor with respect to the share transfer agreements related to the Alco September 2023 Promissory Note and Alco November 2023 Promissory Note, nor with respect to the Alco Note Amendment. The significant determinations outstanding with respect to the accounting relate to the determination of the fair value of the forfeited shares of 7GC Class B Common Stock and issued shares of Class A Common Stock and the determination of the accounting treatment of the Alco Note Amendment.

7GC Promissory Notes

On December 12, 2023, in connection with the Business Combination, the Sponsor came to a non-binding agreement with 7GC to amend the optional conversion provision of the 7GC Promissory Notes, consisting of

(i) the 7GC 2022 Promissory Note, issued by 7GC to the Sponsor, pursuant to which 7GC may borrow up to $2,300,000 from the Sponsor, and (ii) the 2023 Promissory Note, to provide that the Sponsor has the right to elect to convert up to the full amount of the principal balance of the 7GC Promissory Notes, in whole or in part, 30 days after the Closing at a conversion price equal to the average daily VWAP of the Class A Common Stock for the 30 trading days following the Closing (equal to approximately $2.86 per share).

With respect to the 7GC Promissory Notes, and specifically the amendment to the optional conversion provision to the 2022 Promissory Notes, the evaluation regarding the appropriate accounting for this transaction has not yet finalized as of the date of this prospectus. As such, no pro forma adjustment has been reflected with respect to the accounting for the amendment to this debt agreement. The significant determinations outstanding with respect to the accounting relate to the determination as to whether this amendment represents a modification or extinguishment of the underlying 7GC Promissory Notes.

SEPA

On December 14, 2023, the Company entered into the Original SEPA with Legacy Banzai and Yorkville as amended by the SEPA Supplemental Agreement on February 5, 2024. Pursuant to the SEPA, subject to certain conditions, including the consummation of the Business Combination, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $100,000,000 of shares of Class A Common Stock, pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent.

In connection with the execution of the SEPA, the Company paid a structuring fee (in cash) to Yorkville in the amount of $35,000. Additionally, (a) Legacy Banzai issued to Yorkville immediately prior to the Closing such number of shares of Legacy Banzai Class A Common Stock, such that upon the Closing, Yorkville received the Yorkville Closing Shares as a holder of Legacy Banzai Class A Common Stock and (b) the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A Common Stock through an Advance.

Additionally, Yorkville agreed to advance to the Company the principal amount of $3.5 million, which was subsequently increased pursuant to the SEPA Supplemental Agreement by $1.0 million to an aggregate principal amount of $4.5 million (the “Pre-Paid Advance”). The Pre-Paid Advance is evidenced by promissory notes convertible into shares of Class A Common Stock (each, a “Yorkville Promissory Note”). The first payment of the Pre-Paid Advance in a principal amount of $2.0 million (less a 10% discount) was advanced at the Closing and was evidenced by the issuance by the Company on December 14, 2023 of a Yorkville Promissory Note having a principal amount of $2.0 million, the second payment of the Pre-Paid Advance of $1.0 million (less a 10% discount) is being advanced on the date of filing of this amendment to the registration statement of which this prospectus forms a part and is evidenced by the issuance by the Company on February 5, 2024 of a Second Yorkville Promissory Note having a principal amount of $1.0 million and the third payment of the Pre-Paid Advance of $1.5 million (less a 10% discount) will be funded upon effectiveness of the registration statement of which this prospectus forms a part; provided that such third payment will be further conditioned upon the Company obtaining stockholder approval of the Company’s issuance of shares in excess of 19.99% of the aggregate number of shares of Class A Common Stock issued and outstanding as of the Closing. The outstanding Yorkville Promissory Notes were each issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and are convertible at a conversion price equal to the lower of (i) $2.0766 per share or (ii) 90% of the lowest daily VWAP during the ten consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which shall be the lower of (x) $2.00 per share or (y) 20% of the VWAP of the Class A Common Stock immediately prior to effectiveness of this registration statement, subject to adjustment in accordance with the terms contained in the Yorkville Promissory Notes.

The Yorkville Promissory Notes evidencing the Pre-Paid Advance will be due six months from the applicable date of issuance, and interest shall accrue on the outstanding balance of the Yorkville Promissory Notes at an annual rate equal to 0%, subject to an increase to 18% upon an event of default as described in the Yorkville Promissory Notes. The Yorkville Promissory Notes shall be convertible by Yorkville into shares of Class A Common Stock at an aggregate purchase price based on a price per share equal to the lower of (a) $2.0766 per share (the “Fixed Price”) or (b) 90% of the lowest daily VWAP of the shares of Class A Common Stock on Nasdaq during the ten trading days immediately prior to each conversion (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price then in effect; provided, however, that the Fixed Price shall be adjusted (downwards only) to equal the average VWAP for the three (3) trading days immediately prior to the date that is twenty (20) trading days following the issuance of the first pre-paid advance. The “Floor Price” will be $2.00 per share; provided, however, that the Floor Price shall be adjusted (downwards only) to equal twenty percent (20%) of the average VWAP of the shares of Class A Common Stock for the five (5) trading days immediately prior to the date of effectiveness of the initial registration statement. Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Yorkville Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than five (5) trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the shares of Class A Common Stock is less than the Fixed Price.

At any time during the Commitment Period that there is a balance outstanding under a Yorkville Promissory Note, Yorkville may deliver notice (an “Investor Notice”) to the Company to cause an Advance Notice to be deemed delivered to Yorkville and the issuance and sale of shares of Class A Common Stock to Yorkville pursuant to an Advance in an amount not to exceed the balance owed under all Yorkville Promissory Notes outstanding on the date of delivery of such Investor Notice. The purchase price of the shares of Class A Common Stock in respect of such Advance shall be equal to the Conversion Price (as defined in the Yorkville Promissory Notes) in effect on the date of delivery of the Investor Notice and shall be paid by offsetting the amount of the purchase price to be paid by Yorkville against an equal amount outstanding under a Yorkville Promissory Note (first towards accrued and unpaid interest, if any, then towards principal). Yorkville agreed to defer any Floor Price Event until the earlier of the effective date of the registration statement of which this prospectus forms a part or the Effectiveness Deadline in the SEPA Supplemental Agreement.

An “Amortization Event” will occur under the terms of the Yorkville Promissory Note if (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days (a “Floor Price Event”), (ii) the Company has issued in excess of 99% of Class A Common Stock available under the Exchange Cap, or (iii) the Company is in material breach of its obligations under the Yorkville Registration Rights Agreement (as defined below) and such breach remains uncured for a period of five trading days or the occurrence of certain registration events specified in the Yorkville Registration Rights Agreement, including (but not limited to) that the Resale Registration Statement is not declared effective on or prior to the 60th day following the initial filing thereof (the “Effectiveness Deadline”), the Resale Registration Statement ceases to remain continuously effective, inability of Yorkville to utilize the prospectus within the Resale Registration Statement for more than 30 consecutive calendar days or an aggregate of 40 calendar days during any 12-month period. Within seven trading days of an Amortization Event, the Company will be obligated to make monthly cash payments in an amount equal to the sum of (i) $1.0 million of principal of the Yorkville Promissory Note (or the outstanding principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) a payment premium of 10% in respect of such Amortization Principal Amount, plus (iii) accrued and unpaid interest thereunder. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if any time after an Amortization Event (a) the Company reduces the Floor Price to an amount no more than 75% of the closing price of the shares of Class A Common Stock on the trading day immediately prior to such reset notice (and no greater than the initial Floor Price), or (b) the daily

VWAP is greater than the Floor Price for a period of ten consecutive trading days, unless a subsequent Amortization Event occurs.

With respect to the SEPA, and specifically the appropriate treatment of the structuring fee and issuance of the Yorkville Closing Shares, the evaluation regarding the appropriate accounting for this transaction has not yet finalized as of the date of this prospectus. As such, the pro forma adjustments reflected below may be subject to change. The significant determinations outstanding with respect to the accounting relate to the determination as to whether the structuring fee and Yorkville Closing Shares represent debt issuance costs and if so, how these should be accounted for.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•	the consummation of the Business Combination and reclassification of cash held in 7GC’s Trust Account to cash and cash equivalents, net of redemptions (see below);

•	the repayment of existing debt;

•	the accounting for certain offering costs and transaction costs incurred by both 7GC and Legacy Banzai;

•	the SEPA;

•	the Alco September 2023 Promissory Note, New Alco Note, the Alco November 2023 Promissory Note, the Alco Note Amendment and the Share Transfer Agreements;

•	the Cantor Fee Reduction Agreement;

•	the GEM Settlement Agreement; and

•	the 7GC Promissory Notes.

Prior to the Closing, 7GC’s public stockholders holding 3,207,428 shares of 7GC Class A Common Stock elected to redeem such shares.

The Company notes that the accounting for the transactions summarized above is subject to change based on the finalization of the evaluation of the associated accounting. Refer to the descriptions related to these transactions above, for further detail with respect to evaluations not yet completed.

The following summarizes the pro forma ownership of common stock of the Company following the Business Combination and related transactions:

	Number of Shares	Percentage of Outstanding Shares
Legacy Banzai Chief Executive Officer (1)	2,311,134	14.40%
Existing Legacy Banzai Securityholders (2)	6,421,985	40.00%
Public Stockholders (3)	518,711	3.20%
Sponsor Persons (4)	4,528,499	28.30%
Alco (5)	825,000	5.20%
Yorkville (6)	300,000	1.90%
Cantor (7)	1,113,927	7.00%

Pro forma Common Stock (8)	16,019,256	100.00%

(1)	Consists of 2,311,134 shares of Class B Common Stock held by Mr. Davy.
(2)

Consists of all shares of Class A Common Stock issued to Legacy Banzai securityholders at the Closing pursuant to the Merger Agreement, including 3,692,878 Legacy Banzai shares initially issued upon conversion of the Subordinated Convertible Notes and SAFE Rights. Does not include shares of Class B Common Stock issued to the Legacy Banzai Chief Executive Officer, Mr. Davy, at the Closing pursuant to the Merger Agreement.

(3)

Reflects 122,210 public shares remaining after redemptions of 3,207,428 public shares in connection with the Closing, plus 396,501 shares of Class A Common Stock issued to certain parties at Closing in exchange for the 396,501 shares of 7GC Class B Common Stock surrendered and forfeited by Sponsor at the Closing pursuant to the Non-Redemption Agreements.

(4)

Consists of 4,428,499 shares of Class A Common Stock held currently by the Sponsor and 100,000 shares held by independent board members of the Sponsor. Excludes (i) 825,000 shares surrendered and forfeited by the Sponsor to 7GC for no consideration pursuant to the Share Transfer Agreements at Closing and (ii) 396,501 shares surrendered and forfeited by Sponsor to 7GC for no consideration pursuant to the Non-Redemption Agreements. Does not (i) exclude 105,000 shares of Class A Common Stock and 50,000 shares of Class A Common Stock transferred to Cohen and Seaport, respectively, (ii) exclude 100,000 shares of Class A Common Stock that were cancelled, or (iii) include 890,611 shares of Class A Common Stock issued upon conversion of the 7GC Promissory Notes.

(5)

Reflects the issuance of an aggregate of 825,000 shares of Class A Common Stock to Alco at the Closing pursuant to the Share Transfer Agreements. Excludes shares received by Alco as an existing securityholder of Legacy Banzai at the Closing pursuant to the Merger Agreement.

(6)	Reflects the issuance of the Yorkville Closing Shares at the Closing pursuant to the SEPA and the Merger Agreement.
(7)	Reflects the issuance of 1,113,927 shares of Class A Common Stock to Cantor per the terms of the amended Fee Reduction Agreement.
(8)

This table only includes outstanding shares and does not include shares that may be issued in the future or shares underlying securities convertible into or exercisable for shares, including (i) the 11,500,000 Public Warrants, (ii) shares issuable upon conversion of the Senior Convertible Notes remaining outstanding at Closing, (iii) shares of Class A Common Stock that may be issued pursuant to Advances under the SEPA, and (iv) shares of Class A Common Stock underlying the GEM Warrant issued on December 15, 2023 and any GEM Promissory Note shares of Class A Common Stock (the “Conversion Shares”) that may become issuable to GEM following the Closing in the event the Company fails to timely make any required monthly payments under the terms of the promissory note pursuant to the GEM Settlement Agreement.

In connection with the Closing, Legacy Banzai waived the Minimum Cash Condition and Net Transaction Proceeds clauses in the Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

	7GC (Historical)	Banzai (Historical)	Financing Transactions (Note 3)		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$399,511	$396,761	$3,250,000	A	$35,559,672	E	$—
			250,000	B	(9,121,218)	H
			1,765,000	C	(34,524,065)	J
			1,900,000	D	(904,997)	K
					2,229,336	P
					(1,200,000)	R
Accounts receivable	—	98,277	—		—		98,277
Less: Allowance for credit losses	—	(3,879)	—		—		(3,879)
Accounts receivable, net	—	94,398	—		—		94,398
Deferred contract acquisition costs, current	—	21,546	—		—		21,546
Prepaid expenses and other current assets	85,540	143,311	—		—		228,851

Total current assets	485,051	656,016	7,165,000		(7,961,272)		344,795
Marketable securities held in Trust Account	35,559,672	—	—		(35,559,672)	E	—
Property and equipment, net	—	6,207	—		—		6,207
Goodwill	—	2,171,526	—		—		2,171,526
Right-of-use assets	—	177,553	—		—		177,553
Deferred offering costs	—	2,291,343	—		(2,291,343)	H	—
Other assets	—	38,381	—		—		38,381

Total assets	$36,044,723	$5,341,026	$7,165,000		$45,812,287		$2,738,462

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,486,256	$2,396,347	$—		$(3,497,127)	H	$3,614,812
					2,229,336	P
Due to related party	67,118	—	—		—		67,118
Convertible promissory note, net of discount	—	—	1,800,000	C	—		2,800,000
			900,000	D
Convertible promissory note – related party	2,300,000	—	250,000	B	—		2,550,000
Franchise tax payable	150,000	—	—		—		150,000
Excise tax payable	184,436	—	—		—		184,436
Income Tax Payable	217,608	—	—		—		217,608
Accrued expenses and other current liabilities	2,705,970	617,346	500,000	C	(2,652,199)	H	1,171,117
Simple agreement for future equity, current – related party	—	6,709,854	—		(6,709,854)	F	—
Simple agreement for future equity, current	—	644,146	—		(644,146)	F	—
Convertible notes – related party	—	6,465,097	—		(6,465,097)	F	—
Convertible notes	—	3,106,816	—		(3,106,816)	F	—
Convertible notes (CP BF)	—	2,586,097	—		—		2,586,097
Bifurcated embedded derivative liabilities – related party	—	3,024,219	—		(3,024,219)	F	—
Bifurcated embedded derivative liabilities	—	1,552,781	—		(1,552,781)	F	—
Notes payable	—	7,030,784	1,000,000	D	—		8,030,784
Notes payable – related party	—	1,154,997	3,250,000	A	(904,997)	K	3,500,000
Earnout liability	—	82,114	—		—		82,114
Deferred revenue	—	891,008	—		—		891,008
Lease liabilities, current	—	305,450	—		—		305,450

Total current liabilities	8,111,388	36,567,056	7,700,000		(26,327,900)		26,050,544

	7GC (Historical)	Banzai (Historical)	Financing Transactions (Note 3)		Transaction Accounting Adjustments		Pro Forma Combined
Deferred underwriting fees payable	8,050,000	—	—		(4,050,000)	O	4,000,000
Derivative warrant liabilities	1,696,500	—	—		(661,500)	N	1,035,000
Lease liabilities, long-term	—	2,352	—		—		2,352
Other long-term liabilities	—	75,000	—		—		75,000

Total liabilities	17,857,888	36,644,408	7,700,000		(31,039,400)		31,162,896

Temporary equity:
Common stock subject to possible redemption	35,476,939	—	—		(35,476,939)	G	—
Series A preferred stock, $0.0001 par value	—	6,318,491	—		(6,318,491)	M	—

Total temporary equity	35,476,939	6,318,491	—		(41,795,430)		—
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value	—	—	—		—		—
Common stock, $0.0001 par value	—	817	—		369	F	1,602
					(321)	J
					546	M
					79	L
					111	O
Class A common stock, $0.0001 par value	—	—	—		333	G	—
					(333)	M
Class B common stock, $0.0001 par value	575	—	—		(575)	M
Additional paid-in capital	—	2,770,849	—		16,925,544	F	14,719,756
					35,476,606	G
					(3,770,220)	H
					(17,290,679)	I
					(34,523,744)	J
					6,318,853	M
					(79)	L
					661,500	N
					4,049,889	O
					4,101,238	Q
Retained earnings (accumulated deficit)	(17,290,679)	(40,393,539)	(535,000)	C	(1,493,014)	H	(43,145,791)
					17,290,679	I
					4,577,000	F
					(4,101,238)	Q
					(1,200,000)	R

Total stockholders’ equity (deficit)	(17,290,104)	(37,621,873)	(535,000)		27,022,543		(28,424,434)

Total liabilities, temporary equity and stockholders’ equity (deficit)	$36,044,723	$5,341,026	$7,165,000		$(45,912,287)		$2,738,462

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

	7GC (Historical)	Banzai (Historical)	Financings (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$3,478,794	$—	$—		$3,478,794
Cost of revenue	—	1,132,671	$—	—		1,132,671
Operating expenses:
General and administrative	2,243,422	8,937,265	—	—		11,180,687
Non-redemption agreement expense	372,710	—	—	—		372,710
Franchise tax expense	150,000	—	—	—		150,000
Depreciation and amortization	—	5,596	—	—		5,596
Impairment loss on lease	—	—	—	—		—

Loss from operations	(2,766,132)	(6,596,738)	—	—		(9,362,870)

Other (income) expense:
Other income, net	(6,315)	(70,569)	—	—		(76,884)
Interest income	—	(111)	—	—		(111)
Interest expense – related party	—	1,614,085	—	(1,614,085)	DD	—
Interest expense	—	1,879,394	—	(1,020,614)	DD	858,780
Other expenses	—	—	—	—		—
Change in fair value of derivative warrant liabilities	377,000	—	—	(147,000)	CC	230,000
Change in fair value of bifurcated embedded derivative liabilities – related party	—	(1,927,007)	—	1,927,007	DD	—
Change in fair value of bifurcated embedded derivative liabilities	—	(184,993)	—	184,993	DD	—
Change in fair value of simple agreement for future equity – related party	—	72,359	—	(72,359)	DD	—
Change in fair value of simple agreement for future equity	—	36,500	—	(36,500)	DD	—
Gain on marketable securities (net), dividends and interest, held in Trust Account	(1,386,098)	—	—	1,386,098	AA	—

Total other (income) expense	(1,015,413)	1,419,658	—	607,540		1,011,785

Loss before income taxes	(1,750,719)	(8,016,396)	—	(607,540)		(10,374,655)
Provision for income taxes	243,374	17,081	—	—		260,455

Net loss	$(1,994,093)	$(8,033,477)	$—	$(607,540)		$(10,635,110)

Net loss per share
Basic and diluted, common stock	$—	$(0.98)

Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption	$(0.20)

Basic and diluted net income (loss) per share, Class B non-redeemable common stock	$(0.20)

Weighted average shares outstanding
Weighted average common shares outstanding, basic and diluted	—	8,164,050
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	4,455,999
Weighted average shares outstanding of Class B non-redeemable common stock	5,750,000
Weighted average shares outstanding – basic and diluted						16,019,256
Pro forma net loss per share – basic and diluted						$(0.66)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

	7GC (Historical)	Banzai (Historical)	Financings (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$5,332,979	$—	$—		$5,332,979
Cost of revenue	—	1,956,964	—	—		1,956,964
Operating expenses:
General and administrative	3,018,332	9,275,251	—	6,116,401	BB	19,609,984
	—	—	—	1,200,000	GG	—
Franchise tax expense	226,156	—	—	—		226,156
Depreciation and amortization	—	9,588	—	—		9,588
Impairment loss on operating lease	—	303,327	—	—		303,327

(Loss) income from operations	(3,244,488)	(6,212,151)	—	(7,316,401)		(16,773,040)

Other (income) expense:
Other income, net	—	(150,692)	—	—		(150,692)
Interest expense – related party	—	728,949	—	(728,949)	DD	260,000
				260,000	EE
Interest expense	—	1,651,141	—	(528,899)	DD	1,422,242
				300,000	FF
Loss on extinguishment of debt	—	56,653	—	—		56,653
Loss on modification of simple agreement for future equity – related party	—	1,572,080	—	(1,572,080)	DD	—
Loss on modification of simple agreement for future equity	—	150,920	—	(150,920)	DD	—
Change in fair value of simple agreement for future equity – related party	—	4,001,825	—	(4,001,825)	DD	—
Change in fair value of simple agreement for future equity	—	384,175	—	(384,175)	DD	—
Change in fair value of bifurcated embedded derivative liabilities – related party	—	592,409	—	(3,616,628)	DD	(3,024,219)
Change in fair value of bifurcated embedded derivative liabilities	—	268,891	—	(1,821,672)	DD	(1,552,781)
Change in fair value of derivative warrant liabilities	(10,252,500)	—	—	4,042,500	CC	(6,210,000)
Gain on marketable securities (net), dividends and interest, held in Trust Account	(3,195,723)	—	—	3,195,723	AA	—

Total other (income) expense	(13,448,223)	9,256,351	—	(5,006,925)		(9,198,797)

Income (loss) before income taxes	10,203,735	(15,468,502)	—	(2,309,476)		(7,574,243)
Income tax expense (benefit)	765,554	—		—		765,554

Net income (loss)	$9,438,181	$(15,468,502)	$—	$(2,309,476)		$(8,339,797)

Net income per share
Basic and diluted, common stock	—	(1.90)

Basic and diluted net income per share, Class A common stock	$0.33

Basic and diluted net income per share, Class B common stock	$0.33

Weighted average shares outstanding
Weighted average common shares outstanding, basic and diluted	—	8,150,270
Weighted average shares outstanding of Class A common stock	22,901,791
Weighted average shares outstanding of Class B common stock	5,750,000
Weighted average shares outstanding – basic and diluted						16,019,256
Pro forma net loss per share – basic and diluted						$(0.52)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 7GC is treated as the “accounting acquiree” and Legacy Banzai as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Legacy Banzai issuing shares for the net assets of 7GC, followed by a recapitalization. The net assets of Legacy Banzai are stated at historical cost. Operations prior to the Business Combination are those of Legacy Banzai.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Business Combination and related transactions as if they occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they occurred on January 1, 2022.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transactions are based on certain currently available information and certain assumptions and methodologies that Company management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments may differ from the pro forma adjustments, and it is possible that the difference may be material. Company management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of 7GC and Legacy Banzai.

Note 2. Accounting Policies and Reclassifications

Management has performed a comprehensive review of the two entities’ accounting policies. Based on this review, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Preferred Stock Conversion

Immediately prior to the First Effective Time, each share of Legacy Banzai Preferred Stock that was issued and outstanding was automatically converted into one share of Legacy Banzai Class A Common Stock in accordance with the Amended and Restated Certificate of Incorporation of Legacy Banzai, such that each converted share of Legacy Banzai Preferred Stock was no longer outstanding and ceased to exist, and each holder of shares of Legacy Banzai Preferred Stock thereafter ceased to have any rights with respect to such securities.

Accounting for Stock Option Conversion

Legacy Banzai accounts for stock-based compensation arrangements with employees, non-employee directors and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based awards, including stock options, over the vesting period of the award. As of the Effective Time, each Legacy Banzai Option prior to the Business Combination that is then outstanding was converted into an option to purchase shares of Legacy Banzai Class A Common Stock upon substantially the same terms and conditions as in effect with respect to such option immediately prior to the Effective Time. As there is no change in the terms of the options, management does not expect to recognize any incremental fair value.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. 7GC and Legacy Banzai have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Legacy Banzai’s ordinary shares outstanding assuming the Business Combination and related transactions occurred on January 1, 2022.

Alco Promissory Notes and Amendment

In October 2023, Legacy Banzai drew down the remaining $0.5 million on the September 2023 Promissory Note. In November 2023, Legacy Banzai issued the Alco November 2023 Promissory Note, for a principal balance of $0.75 million to Alco, a related party lender. The Alco November 2023 Promissory Note bears interest at 8% per year, payable on maturity, and matures on September 30, 2024. Pursuant to the Alco September 2023 Promissory Note and the Alco November 2023 Promissory Note, Alco, 7GC, and the Sponsor, simultaneously entered into the share transfer agreements, dated October 3, 2023 and November 16, 2023, whereby the parties agreed, concurrently with and contingent upon the Closing, that the Sponsor would forfeit 150,000 and 75,000 shares, respectively, of 7GC Class B Common Stock and 7GC would issue to Alco of 150,000 and 75,000 shares of Class A Common Stock. On December 13, 2023, Legacy Banzai, Alco, and CP BF agreed to the Alco Note Amendment.

On December 13, 2023, in connection with the Business Combination, Legacy Banzai entered into an agreement with Alco to issue the New Alco Note to Alco in the aggregate principal amount of $2.0 million. The New Alco Note will bear interest at a rate of 8% per annum and will be due and payable on December 31, 2024. In connection with such New Alco Note, each of 7GC and the Sponsor also entered into the December Share Transfer Agreement, pursuant to which for each $10.00 in principal borrowed under the New Alco Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor in exchange for the right of Alco to receive three shares of Class A Common Stock, in each case, at (and contingent upon) the Closing, with such forfeited and issued shares capped at an amount equal to 600,000. Alco also agreed to a 180-day lock-up period with respect to such shares in the Share Transfer Agreements, subject to customary exceptions. The $2 million under the New Alco Note was funded on December 14, 2023. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 825,000 shares of 7GC Class B Common Stock and (ii) the Company issued to Alco 825,000 shares of Class A Common Stock pursuant to the Share Transfer Agreements.

Drawdown on 7GC Promissory Note

On October 3, 2023, 7GC issued the 2023 Promissory Note to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $500,000 for working capital purposes. The 2023 Promissory Note does not bear interest and was repayable in full upon the earlier of the consummation of a business combination or the date the Company liquidates the Trust Account established in connection with the Company’s IPO upon the failure of the Company to consummate a business combination within the requisite time period. On October 6, 2023, 7GC made a drawdown of $250,000 against the 2023 Promissory Note, which brought total borrowings under the 7GC Promissory Notes to $2,550,000 as 7GC had $2,300,000 outstanding at September 30, 2023.

On December 12, 2023, in connection with the Business Combination, the Sponsor came to a non-binding agreement with 7GC to amend the optional conversion provision of the 7GC Promissory Notes, to provide that 7GC has the right to elect to convert up to the full amount of the principal balance of the 7GC Promissory Notes, in whole or in part, 30 days after the Closing at a conversion price equal to the average daily VWAP of the Class A Common Stock for the 30 trading days following the Closing (equal to approximately $2.86 per share).

Cantor Fee Reduction Agreement

On November 8, 2023, Cantor and 7GC entered into the Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,050,000 of the aggregate of $8,050,000 of deferred underwriting fees payable (“Original Deferred Fee”), with the remaining $4,000,000 Reduced Deferred Fee payable by 7GC to Cantor following the Closing of the Business Combination. Pursuant to the Fee Reduction Agreement, the Reduced Deferred Fee was payable in the form of the Cantor Fee Shares, calculated as a number of shares of Class A Common Stock equal to the greater of (a) 400,000 or (b) the quotient obtained by dividing (x) the Reduced Deferred Fee by (y) the dollar volume-weighted average price for the shares of Class A Common Stock on Nasdaq, over the five trading days immediately preceding the date of the initial filing of a resale registration statement on Form S-1, as reported by Bloomberg through its “AQR” function (as adjusted for any stock dividend, split, combination, recapitalization or other similar transaction). 7GC and Cantor amended the Fee Reduction Agreement on December 28, 2023 to provide that the Reduced Deferred Fee was payable in the form of 1,113,927 shares of Class A Common Stock and to provide that Cantor is subject to a 12-month lock-up with respect to the Cantor Fee Shares. On December 28, 2023, the Company issued the Cantor Fee Shares to Cantor, covering the Reduced Deferred Fee in accordance with the Fee Reduction Agreement. The Company notes that certain Cantor Registration Rights Obligations pursuant to the Fee Reduction Agreement have not been satisfied as of the date of this prospectus resulting in the conclusion that the Reduced Deferred Fee remains a non-current obligation of the Company as of the date of this prospectus. In the event the Company does not comply in all respects with the Cantor Registration Rights Obligations, the Company may be required in the future to pay the amount of the Reduced Deferred Fee of $4,000,000 in cash to Cantor. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” of this prospectus.

SEPA

On December 14, 2023, the Company entered into the SEPA with Legacy Banzai and Yorkville. Pursuant to such SEPA, subject to certain conditions, including the consummation of the Business Combination, the Company shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to $100,000,000 of shares of Class A Common Stock, pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent. The price at which we may issue and sell shares pursuant to an Advance under the SEPA may be at either (a) 95% of the average VWAP of the Class A Common Stock for the period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. Eastern Time on the applicable date of the Advance Notice (“Pricing Option 1”) or (b) 96% of the lowest daily VWAP of the Class A Common Stock during the three consecutive trading days commencing on the date of the Advance Notice to Yorkville (“Pricing Option 2”), provided that we are subject to certain caps on the amount of shares of Class A Common Stock that we may sell pursuant to any Advance.

In connection with the execution of the SEPA, the Company paid a structuring fee (in cash) to Yorkville in the amount of $35,000. Additionally, (a) Legacy Banzai issued to Yorkville immediately prior to the Closing such number of shares of Legacy Banzai Class A Common Stock, such that upon the Closing, Yorkville received the Yorkville Closing Shares as a holder of Legacy Banzai Class A Common Stock and (b) the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A Common Stock through an Advance.

Additionally, Yorkville agreed to advance to the Company the principal amount of $3.5 million, which was subsequently increased pursuant to the SEPA Supplemental Agreement by $1.0 million to an aggregate principal amount of $4.5 million (the “Pre-Paid Advance”). The Pre-Paid Advance is evidenced by promissory notes convertible into shares of Class A Common Stock (each, a “Yorkville Promissory Note”). The first payment of the Pre-Paid Advance in a principal amount of $2.0 million (less a 10% discount) was advanced at the Closing and was evidenced by the issuance by the Company on December 14, 2023 of a Yorkville Promissory Note having a principal amount of $2.0 million, the second payment of the Pre-Paid Advance of $1.0 million (less a 10% discount) is being advanced on the date of filing of this amendment to the registration statement of which this prospectus forms a part and is evidenced by the issuance by the Company on February 5, 2024 of a Second Yorkville Promissory Note having a principal amount of $1.0 million and the third payment of the Pre-Paid Advance of $1.5 million (less a 10% discount) will be funded upon effectiveness of the registration statement of which this prospectus forms a part; provided that such third payment will be further conditioned upon the Company obtaining stockholder approval of the Company’s issuance of shares in excess of 19.99% of the aggregate number of shares of Class A Common Stock issued and outstanding as of the Closing. The outstanding Yorkville Promissory Notes were each issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and are convertible at a conversion price equal to the lower of (i) $2.0766 per share or (ii) 90% of the lowest daily VWAP during the ten consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which shall be the lower of (x) $2.00 per share or (y) 20% of the VWAP of the Class A Common Stock immediately prior to effectiveness of this registration statement, subject to adjustment in accordance with the terms contained in the Yorkville Promissory Notes.

The Yorkville Promissory Notes for the Pre-Paid Advance will be due six months from the applicable date of issuance, and interest shall accrue on the outstanding balance of the Promissory Notes at an annual rate equal to 0%, subject to an increase to 18% upon an event of default as described in the Promissory Notes. The Promissory Notes shall be convertible by Yorkville into shares of Class A Common Stock at an aggregate purchase price based on a price per share equal to the lower of (a) the Fixed Price or (b) the Variable Price, but which Variable Price shall not be lower than the Floor Price then in effect; provided, however, that the Fixed Price shall be adjusted (downwards only) to equal the average VWAP for the three (3) trading days immediately prior to the date that is twenty (20) trading days following the issuance of the first pre-paid advance. Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than five (5) trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the shares of Class A Common Stock is less than the Fixed Price.

At any time during the Commitment Period that there is a balance outstanding under a Promissory Note, Yorkville may deliver notice (an “Investor Notice”) to the Company to cause an Advance Notice to be deemed delivered to Yorkville and the issuance and sale of shares of Class A Common Stock to Yorkville pursuant to an Advance in an amount not to exceed the balance owed under all Promissory Notes outstanding on the date of delivery of such Investor Notice. The purchase price of the shares of Class A Common Stock in respect of such Advance shall be equal to the Conversion Price (as defined in the Promissory Notes) in effect on the date of delivery of the Investor Notice and shall be paid by offsetting the amount of the purchase price to be paid by Yorkville against an equal amount outstanding under a Promissory Note (first towards accrued and unpaid interest, if any, then towards principal).

An “Amortization Event” will occur under the terms of the Promissory Note if (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days, (ii) the Company has issued in excess of 99% of Class A Common Stock available under the Exchange Cap, or (iii) the Company is in material breach of its obligations under the Yorkville Registration Rights Agreement and such breach remains uncured for a period of five trading days or the occurrence of certain registration events specified in the Yorkville Registration Rights Agreement, including (but not limited to) that the Resale Registration Statement is not declared effective on or prior to the 60th day following the initial filing thereof, the Resale Registration Statement ceases to remain continuously effective, inability of Yorkville to utilize the prospectus within the Resale Registration Statement for more than 30 consecutive calendar days or an aggregate of 40 calendar days during any 12-month period. Within seven trading days of an Amortization Event, the Company will be obligated to make monthly cash payments in an amount equal to the sum of (i) $1.0 million of principal of the Promissory Note (or the outstanding principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) a payment premium of 10% in respect of such Amortization Principal Amount, plus (iii) accrued and unpaid interest thereunder. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if any time after an Amortization Event (a) the Company reduces the Floor Price to an amount no more than 75% of the closing price of the shares of Class A Common Stock on the trading day immediately prior to such reset notice (and no greater than the initial Floor Price), or (b) the daily VWAP is greater than the Floor Price for a period of ten consecutive trading days, unless a subsequent Amortization Event occurs.

GEM Agreements

On December 13, 2023, Legacy Banzai and GEM entered into the GEM Term Sheet, and, on December 14, 2023, the GEM Letter, agreeing to terminate in its entirety the GEM Agreement other than with respect to the Company’s obligation (as the post-combination company in the Business Combination) to issue the GEM Warrant granting the right to purchase shares of Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon, with the documentation of such debenture to be agreed upon and finalized promptly following the Closing.

At Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant in the amount of 828,533 shares of Class A Common Stock at an exercise price of $6.49 per share. The exercise price will be adjusted to 105% of the then-current exercise price if on the one-year anniversary date of the Effective Time, the GEM Warrant has not been exercised in full and the average closing price per share of shares of Class A Common Stock for the 10 days preceding the anniversary date is less than 90% of the initial exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchange for, shares of common stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such common stock or other securities.

On February 5, 2024, the Company and GEM entered into the GEM Settlement Agreement, pursuant to which the Company and GEM agreed to settle the obligations under the GEM Term Sheet to issue the convertible debenture by substituting a cash payment of $1.2 million and issuance of the GEM Promissory Note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024 with the final payment to be made on December 1, 2024. The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, such monthly payment amount shall convert into the right of GEM to receive, and obligation of the Company to issue, an amount of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the trading day immediately preceding the applicable payment due date, and requires that the Company include 2,000,000 shares of Class A Common Stock in this registration statement for resale by GEM in the event issued to GEM pursuant to the GEM Promissory Note. The number of shares issuable upon conversion of the GEM Promissory Note may be less or more than 2,000,000, depending on the stock price of Class A Common Stock on the applicable calculation date.

Pursuant to the GEM Settlement Agreement, on the Settlement Agreement Effective Date, the Company and GEM agreed to waive, release and discharge any claims with respect to the GEM Agreement, the GEM Term Sheet, and the $2.0 million convertible debenture therein.

With respect to the GEM Settlement Agreement, and specifically the appropriate treatment of the settlement payment, issuance of the GEM Promissory Note, and potential conversion shares that may become issuable to GEM in the event the Company fails to timely make any required monthly payments, the evaluation regarding the appropriate accounting for this transaction has not yet finalized as of the date of this prospectus. As such, the pro forma adjustments reflected in the unaudited pro forma financial statements may be subject to change. The significant determinations outstanding with respect to the accounting relate to the determination as to whether the settlement payment represents debt issuance costs and if so, how these should be accounted for, and whether the potential conversion shares represent an embedded derivative and if so, how these should be accounted for.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

Adjustments related to the Financing Transactions

A.

Reflects (i) cash proceeds received in October 2023 for the draw down of the remaining $0.5 million on the Alco September 2023 Promissory Note, the proceeds received in November 2023 for a draw down of $0.75 million on the Alco November 2023 Promissory Note, and the proceeds received on the New Alco Note entered into on December 12, 2023 of $2.0 million, totaling $3.25 million, and (ii) recording of the aggregate principal balance of $3.25 million for the above Alco Notes.

The final accounting for the New Alco Note is still under evaluation and may be subject to change.

B.	Reflects the cash proceeds received by 7GC of $0.25 million in December 2023 for the December 2023 drawdown on the 2023 Promissory Note.

C.

Pursuant to the SEPA, the adjustment reflects (i) approximately $1.8 million proceeds received under the Yorkville Pre-Paid Advance at Closing, net of the structuring fee paid of $0.04 million, and net of the 10% original issue discount on the Promissory Note, and (ii) the agreement by the Company to pay a commitment fee of $500,000 to Yorkville at the earlier of March 14, 2024 or the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A Common Stock through an Advance.

D.

Reflects increase of cash for total proceeds to be received of $1.9 million, from (i) $1.0 million to be received under the GEM Promissory Note pursuant to the GEM Settlement Agreement described above and (ii) $900,000 to be received under the Pre-Paid Advance from Yorkville described above pursuant to the SEPA, net of the 10% original issue discount. Adjustment also reflects $900,000 advance balance outstanding under the Pre-Paid Advance from Yorkville described above, and $1.0 million GEM Promissory Note payable outstanding to GEM pursuant to the GEM Settlement Agreement described above.

The final accounting for the SEPA is still under evaluation and may be subject to change.

Transaction Accounting Adjustments

E.

Reflects the reclassification of $35.6 million held in the Trust Account, inclusive of interest earned on the Trust Account, to cash and cash equivalents that becomes available at closing of the Business Combination.

F.

Reflects the (a) conversion of $9.6 million in Subordinated Convertible Notes, and $7.4 million in SAFE Rights measured at fair value at September 30, 2023 into 3,692,878 shares of shares of Class A Common Stock at a conversion price of $3.97 and (b) reflects the reversal of $4.6 million of bifurcated embedded derivative liability associated with the Subordinated Convertible Notes and SAFE Rights and a gain of $4.6 million recorded to accumulated deficit.

G.	Reflects the reclassification to permanent equity of approximately $35.2 million of Legacy Banzai Common Stock subject to possible redemption.

H.

Represents total transaction costs of $9.1 million in relation to the Business Combination, including $6.1 million of legal, accounting, and other services related to the Business Combination incurred by 7GC of which $4.6 million were expensed and recognized to 7GC’s accumulated deficit as of September 30, 2023 and this adjustment reflects the remaining $1.5 recorded to 7GC’s accumulated deficit. Additionally, $2.0 million and $2.6 million were included in Accounts Payable and Accrued Expenses as of September 30, 2023, respectively. Legacy Banzai incurred approximately $3 million in transaction costs, inclusive of legal costs, and printing, legal, insurance, and accounting services which are recognized in additional paid-in capital due to the treatment of the accounting as a reverse recapitalization. There was $2.3 million, $1.5 million, and $0.02 million related to the mergers contemplated by the Merger Agreement in Deferred Offering Costs, Accounts Payable, and Accrued Expenses as of September 30, 2023, respectively.

I.	Reflects the reclassification of 7GC’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

J.

Reflects the redemption of 3,207,428 7GC Public Shares for aggregate redemption payments of $34.5 million allocated to Common Stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $10.76 per share.

K.

Reflects repayment at Closing of $0.9 million for certain outstanding existing Alco Notes, as on December 12, 2023, Legacy Banzai, Alco and CP BF Lending LLC, agreed to amend the September 2023 Existing Alco Note of $1.5 million to extend the maturity date to September 30, 2024, and the New Alco Note of $2 million above is payable on December 31, 2024.

The final accounting for the New Alco Note is still under evaluation and may be subject to change.

L.	Reflects conversion of Legacy Banzai Options into 791,843 Company Options.

M.

Represents recapitalization of Legacy Banzai’s outstanding equity as a result of the reverse recapitalization and the issuance of Legacy Banzai Common Stock to Legacy Banzai equity as consideration for the reverse recapitalization.

N.

Reflects the forfeiture of 100% of the value of the 7,350,000 outstanding warrants to purchase one share of 7GC Class A Common Stock at an exercise price of $11.50 that were issued to the Sponsor in a private placement (“Private Placement Warrants”) pursuant to the Sponsor Forfeiture Agreement on August 4, 2023.

O.

Reflects that certain Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,050,000 of the aggregate of $8,050,000 of deferred underwriting fees payable (the “Original Deferred Fee”), resulting in a remainder of $4,000,000 of deferred underwriting fees payable (the “Reduced Deferred Fee”) by 7GC to Cantor upon Closing of the Business Combination (the “Fee Reduction”). On December 28, 2023, the Company issued 1,113,927 shares of Class A Common Stock (the “Cantor Fee Shares”) to Cantor, covering the Reduced Deferred Fee in accordance with the Fee Reduction Agreement. The issuance of the Cantor Fee Shares was recorded at fair value on the issuance date, with the par value recorded to Class A Common Stock, and the excess fair value over the par value recorded to additional paid-in capital. The Company notes that certain Stockholder Rights (the “Stockholder Rights”) and Cantor Registration Rights Obligations, each of which are pursuant to the Fee Reduction Agreement, have not been satisfied as of the date of this prospectus resulting in the conclusion that the Reduced Deferred Fee remains a non-current obligation of the Company as of the date of this prospectus. Further it is noted that in the event that the Company does not grant or enforce those certain Stockholder Rights, or does not comply in all respects with the Registration Rights Obligations, the Company may be required in the future to pay the remaining Reduced Deferred Fee of $4,000,000 in cash to Cantor.

P.

To reflect the reclassification of the negative cash balance of $2.9 million to Accounts Payable. The Company expects to negotiate with vendors to defer or pay these liabilities shortly after the Closing with funds to be raised from draws under the SEPA.

Q.

To reflect the issuance of the 828,533 shares issuable upon exercise of the GEM Warrant issued on December 15, 2023 at a fair value of $4.95 per share underlying the GEM Warrant. Based on an analysis of the terms of the GEM Warrant, these were determined to be equity classified. As such, the fair value of the GEM Warrant has been recorded to additional paid-in capital and accumulated deficit.

The final accounting for the issuance of the GEM Warrant is still under evaluation and may be subject to change.

R.	Reflects the Initial Payment of $1.2 million to GEM pursuant to the GEM Settlement Agreement described above.

The final accounting for the execution of the GEM Settlement Agreement and issuance of the GEM Promissory Note is still under evaluation and may be subject to change.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 are as follows:

AA.	Reflects elimination of investment income on the Trust Account.

BB.

Reflects the estimated transaction costs of 7GC of $6.1 million as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

CC.

Reflects the elimination of the change in fair value of the derivative warrant liability associated with 7GC’s Private Placement Warrants, upon the forfeiture of 100% of the 7,350,000 outstanding Private Placement Warrants pursuant to the Sponsor Forfeiture Agreement on August 4, 2023.

DD.

Reflects (a) the elimination of interest expense, interest expense—related party, loss on modification of SAFE—related party, loss on modification of SAFE, and changes in fair value of Legacy Banzai’s Convertible Notes, SAFEs and bifurcated embedded derivative liabilities and bifurcated embedded derivative liabilities – related party and (b) the elimination of the bifurcated embedded derivative liabilities and bifurcated embedded derivative liabilities – related party, results in a pro forma combined gain upon the extinguishment of the bifurcated embedded derivative liabilities and bifurcated embedded derivative liabilities – related party, totaling $4.6 million.

EE.

Reflects interest expense of $0.3 million on the Alco Notes, pursuant to the terms of the interest bearing notes, to recognize the effect on interest expense as if the transaction occurred on January 1, 2022.

FF.

Reflects the effect on interest expense to recognize the discounts on the Yorkville Promissory Notes pursuant to the initial Pre-Paid Advance and the SEPA Supplemental Agreement described above, as if the transactions had occurred on January 1, 2022

GG.	Reflects the effect on general and administrative expenses to recognize the $1.2 million payment to GEM pursuant to the GEM Settlement Agreement, as if the transaction had occurred on January 1, 2022.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions at Closing, assuming the shares were outstanding since January 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared to present the effect of the actual redemptions of 7GC Class A Common Stock by 7GC Public Stockholders at the Closing of the Business Combination for the nine months ended September 30, 2023 and for the year ended December 31, 2022:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Pro forma net loss	$(10,635,110)	$(8,339,797)
Weighted average shares outstanding – basic and diluted	16,019,256	16,019,256
Pro forma net loss per share – basic and diluted	$(0.66)	$(0.52)
Excluded securities:
Public Warrants	11,500,000	11,500,000
Legacy Banzai Options	1,110,209	603,578
GEM Warrant	828,533	828,533

Note 5. Potential Impact of Planned Transactions

Although such shares were not issued or outstanding at or immediately following the Closing, 7GC and Legacy Banzai anticipate the issuance of additional shares of Common Stock and Yorkville Promissory Notes to purchase shares of Common Stock following the Closing pursuant to the SEPA, as well as the issuance of: (i) 175,000 shares of Class A Common Stock to Roth pursuant to the Roth Addendum, (ii) 890,611 shares of Class A Common Stock to the Sponsor upon conversion of the 7GC Promissory Notes, and additional shares of Class A Common Stock issuable upon conversion of the Notes.

SEPA

The Company, as the combined company post Business Combination, subject to certain conditions under the SEPA, including the consummation of the Business Combination, shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to $100,000,000 of shares of Class A Common Stock, at the Company’s request any time during the commitment period terminating on the 36-month anniversary of the SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent.

Each Advance the Company requests under the SEPA through an Advance Notice may be for a number of shares of Class A Common Stock up to the greater of (i) 500,000 shares or (ii) such amount as is equal to 100% of the average daily volume traded of the shares of Class A Common Stock during the five trading days immediately prior to the date the Company requests each Advance; provided, in no event shall the number of shares of Class A Common Stock issued cause the aggregate shares of Class A Common Stock held by Yorkville and its affiliates as of any such date to exceed 9.99% of the total number of shares of Class A Common Stock outstanding as of the date of the Advance Notice (less any such shares held by Yorkville and its affiliates as of such date). The shares would be purchased at one of two pricing options, at the election of the Company. Under Pricing Option 1, the Company will sell the Class A Common Stock at 95% of the VWAP of the Class A Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day or (ii) if submitted to Yorkville after 9:00 a.m. on a trading day, upon receipt by the Company of written confirmation of acceptance of such Advance Notice by Yorkville (or the open of regular trading hours, if later), and which confirmation shall specify such commencement time, and, in either case, ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice. Under Pricing Option 2, the Company will sell the Class A Common Stock at 96% of the lowest daily VWAP of the Class A Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the date of the Advance Notice or (ii) if submitted to Yorkville after 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the trading day immediately following the date of the Advance Notice.

In addition, in connection with the execution of the SEPA, the Company paid a structuring fee (in cash) to Yorkville in the amount of $35,000. Additionally, (a) Legacy Banzai issued to Yorkville immediately prior to the Closing such number of shares of Legacy Banzai Class A Common Stock, such that upon the Closing, Yorkville received the Yorkville Closing Shares as a holder of Legacy Banzai Class A Common Stock and (b) the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A Common Stock through an Advance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus, as well as the sections entitled “Business” and “Unaudited Pro Forma Condensed Combined Financial Information. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors” and elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Banzai is a MarTech company that produces data-driven marketing and sales solutions for businesses of all sizes. Our mission is to help our customers accomplish their mission—by enabling better marketing, sales, and customer engagement outcomes. Banzai endeavors to acquire companies strategically positioned to enhance our product and service offerings, increasing the value provided to current and prospective customers.

Banzai was founded in 2015. The first product Banzai launched was Reach, a SaaS and managed services offering designed to increase registration and attendance of marketing events, followed by the acquisition of Demio, a SaaS solution for webinars designed for marketing, sales, and customer success teams, in 2021 and the launch of Boost, a SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants, in 2023. Our customer base included over 3,550 customers as of December 31, 2022 and comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, operating in over 50 countries. Our customers range in size from solo entrepreneurs and small businesses to Fortune 500 companies. No single customer represents more than 1% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio. Progress towards this is reflected in our increase in multi-host Demio customers from 12 on January 1, 2021 to 128 on September 30, 2023, an 10-fold increase.

We sell our products using a recurring subscription license model typical in SaaS businesses. Pricing tiers for our main product, Demio, are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years.

Banzai generated revenue of $5.2 million and $5.3 million in the years ended December 31, 2021 and 2022, respectively, and of $4.3 million and $3.5 million in the nine months ended September 30, 2022 and 2023, respectively. Banzai has incurred significant net losses since inception, including net losses of $10.0 million and $15.5 million in 2021 and 2022, respectively, and of $9.0 million and $8.0 million in the nine months ended September 30, 2022 and 2023, respectively. Banzai had an accumulated deficit of $16.9 million and of $32.4 million as of December 31, 2021 and 2022, respectively, and of $25.9 million and $40.4 million as of September 30, 2022 and 2023, respectively.

Key Business Metrics

In the management of our businesses, we identify, measure, and evaluate a variety of operating metrics, as described below. These key performance measures and operating metrics are not prepared in accordance with GAAP and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies. Measurements are specific to the group being measured, i.e. total customers, new customers, or other cohorts. Banzai currently uses these operating metrics with its Demio product. We do not track and use these operating metrics with prior products or products that are in the process being phased out (such as the Reach product).

The following table presents the percentage of Banzai’s revenue generated from Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022 as compared to their other SaaS products.

Revenue %	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Reach	15.0%	32.2%	5.1%	14.7%
Demio	84.9%	66.4%	94.9%	84.1%
Other	0.4%	1.5%	0.0%	1.2%

Total	100.0%	100.0%	100.0%	100.0%

Net Revenue Retention (“NRR”)

NRR is a metric Banzai uses to measure the revenue retention of its existing customer base. NRR calculates the change in revenue from existing customers by cohort over a period of time, after taking into account revenue lost due to customer churn and downgrades, and revenue gained due to upgrades and reactivations.

The formula for calculating NRR is: NRR = (Revenue at the beginning of a period—Revenue lost from churn, and downgrades + Revenue gained from expansion and reactivation) / Revenue at the beginning of the period.

The following table presents average monthly NRR for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Average Monthly NRR	93.7%	93.6%	95.6%	94.3%

Average Customer Value (“ACV”)

ACV is a metric Banzai uses to calculate the total revenue that it can expect to generate from a customer in a year. ACV is commonly used in the SaaS industry to measure the value of a customer to a subscription-based company over a 12-month period. Banzai uses ACV to segment its customers and to determine whether the value of new customers is growing or shrinking relative to the existing customer base. Banzai uses this information to make strategic decisions about pricing, marketing, and customer retention.

The formula for calculating ACV is: ACV = Total Annual Recurring Revenue (ARR) / Total Number Customers, where ARR is defined as annual run-rate revenue of subscription agreements from all customers measured at a point in time.

The following table presents new customer ACV and total average ACV for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
New Customer ACV	$1,453	$1,258	$1,470	$1,486
Total Average ACV	$1,213	$1,156	$1,410	$1,444

Customer Acquisition Cost (“CAC”)

CAC is a financial metric Banzai uses to evaluate the average cost of acquiring a new customer. It includes marketing, sales, and other related expenses incurred while attracting and converting prospects into paying customers. CAC is a critical metric for Banzai to understand the efficiency and effectiveness of its marketing and sales efforts, as well as to ensure sustainable growth.

The formula for calculating CAC is: CAC = Total Sales & Marketing Cost / Number of Customers Acquired.

The following table presents CAC for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product; Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Customer Acquisition Cost (CAC)	$785	$471	$1,066	$812

Customer Churn %

Customer Churn is the rate of customers who deactivate in a given period relative to the number of active customers at the beginning of such period or end of the prior period. Understanding drivers of churn allows Banzai to take measures to reduce the number of customers who deactivate and increase the overall rate of customer retention. There are two types of Churn % measured: Revenue churn and Customer (or logo) churn.

The formula for calculating Churn % is: Churn % = [# or $ value of] Deactivations / [# or $ value of] Beginning Customers.

The following table presents revenue Churn and new customer (or logo) Churn for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Churn – Revenue	7.1%	6.8%	7.5%	6.3%
Churn – Customer (Logo}	7.6%	7.4%	8.1%	7.2%

Customer Lifetime Value (“LTV”)

LTV is a financial metric Banzai uses to estimate the total revenue it can expect to generate from a customer throughout their entire relationship. LTV helps Banzai understand the long-term value of each customer, enabling it to make informed decisions about marketing, sales, customer support, and product development strategies. It also helps Banzai allocate resources more efficiently by identifying high-value customer segments to focus on growth and retention.

The formula for calculating LTV is comprised of two metrics: Monthly Recurring Revenue (MRR) and Customer Life represented in # of months. Calculations for these metrics on a per-customer basis, as follows:

MRR = ACV / 12

Customer Life (# of months) = 1 / Churn %

LTV = MRR * Customer Life (# of months)

MRR is calculated by aggregating, for all customers from customer base or the group being measured during that month, monthly revenue from committed contractual amounts. For customers on annual contracts, this represents their ACV divided by 12.

The following table presents MRR, Customer Life, and LTV for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
MRR (New Customers)	$121	$105	$122	$124
Customer Life (months)	14.1	14.7	13.4	15.9
LTV (New Customers)	$1,706	$1,540	$1,640	$1,965

LTV / CAC Ratio

LTV / CAC ratio is a culminating metric measuring the efficiency of Sales and Marketing activities in terms of the dollar value of new business generated versus the amount invested in order to generate that new business. This provides a measurement of ROI for Sales and Marketing activities. A segmented view of LTV / CAC ratio gives additional insight into the profitability of various business development activities.

The formula for calculating LTV / CAC ratio is: LTV / CAC for the segment or activity being measured.

The following table presents the LTV / CAC ratio for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	September Months Ended September 30, 2023	September Months Ended September 30, 2022
LTV / CAC Ratio	2.2	3.3	1.5	2.4

Analysis of the Impact of Key Business Drivers on Financial Performance

Banzai strives to maximize revenue growth within a reasonable cost structure through optimizing and continuous monitoring of the key business metrics described above relative to SaaS industry benchmarks, Banzai’s direct competition, and historical company performance. This is accomplished through a combination of increased revenue per customer (higher ACVs and NRR) on an increasing customer base, generated through efficient customer acquisition (LTV / CAC ratio) and improved customer retention (lower churn, higher customer life). Other business activities contribute to improved performance and metrics, including but not limited to the following:

•	Customer Success and Onboarding, leading to maximum customer satisfaction and retention.

•	Product Development and Support, maximizing customer value, supporting usage and expansion revenue.

•

Company Initiatives, designed to improve trial experience and conversion rates, on-demand adoption, and emphasis on data to position our products as a system of automation and a system of record for our customers, supporting growth and retention.

Identification of Operational Risk Factors

There are a number of key internal and external operational risks to the successful execution of Banzai’s strategy.

Internal risks include:

•	Management and leadership issues: ineffective leadership, poor decision-making, or lack of direction.

•	Operational inefficiencies: inadequate processes and poor resource allocation may lead to decreased productivity or insufficient ROI.

•	Financial mismanagement: inadequate financial planning, improper accounting practices, or excessive debt can lead to financial instability.

•	Employee-related challenges: high turnover, lack of skilled staff, or internal conflicts can impact morale and productivity.

•	Technological obsolescence: failing to develop (or adapt) to new technologies in anticipation or response to changes in market trends can lead to competitive disadvantages.

External risks include:

•	Economic factors: including economic downturns, inflation, or currency fluctuations impacting business spending and overall market conditions.

•	Competition: from established industry players to new entrants, eroding market share and profitability.

•	Legal and regulatory: changes in laws or regulations that impact operations or increase compliance costs.

•	Technological disruptions: from advancements in technology leading to obsolescence of existing products.

•	Unforeseen events: including natural disasters, geo-political instability, and pandemics, potentially impacting market demand, operational or supply chain disruption.

Analysis of the Impact of Operational Risks on Financial Performance

The risk factors described above could have significant impacts on Banzai’s financial performance. These or other factors, including those risk factors summarized in the section titled “Risk Factors” could impact Banzai’s ability to generate and grow revenue, contain costs, or inhibit profitability, cash flow, and overall financial performance:

•

Revenue and Sales: Internal risks from operating inefficiency or external factors, including economic downturns or increased competition, could lead to lower sales, impaired unit economics, and reduced revenue.

•

Costs and Expenses: Internal operating mismanagement or external factors, including supplier issues, may cause increased cost relative to revenue generation, resulting in insufficient return on investment or profit margins.

By continuing to conduct comprehensive risk monitoring and analysis on financial performance, Banzai can optimize its ability to make informed decisions and improve its ability to navigate internal and external challenges. Such activities include: identification and categorization of risks, quantification and analysis of potential severity, and development of risk mitigation strategies. It is also important for Banzai to ensure financial reports and disclosures accurately reflect the potential impact of risks on financial performance, essential for transparent communication with investors and stakeholders.

The Business Combination and Public Company Costs

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, 7GC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Company will represent a continuation of the financial statements of Legacy Banzai with the Business Combination treated as the equivalent of Legacy Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are and will be those of Legacy Banzai in future reports of the Company.

As a consequence of the Business Combination, the Company became the successor to an SEC-registered and Nasdaq-listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. Additionally, we qualify as an “emerging growth company.” As a result, we will be provided certain disclosure and regulatory relief. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Our future results of operations and financial position may not be comparable to Legacy Banzai’s historical results of operations and financial position as a result of the Business Combination.

Results of Operations

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Revenue	$5,333	$5,207	$126	2.4%
Cost of revenue	1,957	2,072	(115)	-5.6%

Gross profit	$3,376	$3,135	$241	7.7%
Operating expenses:
General and administrative	$9,275	$11,006	$(1,731)	-15.7%
Depreciation and Amortization	10	481	(471)	-98.0%
Impairment loss on operating lease	303	0	303	nm
Loss on impairment of intangible assets	0	1,634	(1,634)	-100.0%

Total operating expenses	$9,588	$13,121	$(3,533)	-26.9%
Operating loss	$(6,212)	$(9,986)	$3,774	37.8%
Other expenses (income):
Other income, net	$(151)	$(290)	$139	48.0%
Interest income	0	(5)	5	100.0%
Interest expense	1,651	1,218	433	35.6%
Interest expense—related party	729	0	729	nm
Loss (gain) on extinguishment of debt	57	(41)	98	-239.3%
Loss on modification of simple agreement for future equity	151	0	151	nm
Loss on modification of simple agreement for future equity—related party	1,572	0	1,572	nm
Change in fair value of simple agreement for future equity	384	(42)	426	1015.7%
Change in fair value of simple agreement for future equity—related party	4,002	(437)	4,439	1015.7%
Change in fair value of bifurcated embedded derivative liabilities	269	1	268	nm
Change in fair value of bifurcated embedded derivative liabilities—related party	592	0	592	nm

Total Other Expenses	$9,256	$404	$8,852	2187.6%

Loss before income taxes	(15,468)	(10,390)	(5,077)	-48.9%

Provision for income taxes	0	(409)	409	100.0%

Net Loss	$(15,468)	$(9,981)	$(5,487)	-55.0%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year over Year $	Year over Year %
Operating income:
Revenue	$3,479	$4,312	$(833)	-19%
Cost of revenue	1,133	1,448	(316)	-22%

Gross profit	2,346	2,864	(518)	-18%
Operating expenses:	—	—	—	—
General and administrative expenses	8,937	7,227	1,710	24%
Depreciation and amortization expenses	6	7	(1)	-21%
Impairment loss on operating lease	—	303	(303)	-100%

Total operating expenses	8,943	7,537	1,406	19%
Operating loss	(6,597)	(4,673)	(1,924)	41%
Other expenses (income):	—	—	—	—
Other income, net	(71)	(37)	(34)	93%
Interest income	(0)	—	(0)	—
Interest expense	1,879	1,373	506	37%
Interest expense – related party	1,614	125	1,489	1195%
Loss on extinguishment of debt	—	57	(57)	-100%
Loss on modification of simple agreement for future equity – related party	—	1,644	(1,644)	-100%
Loss on modification of simple agreement for future equity	—	158	(158)	-100%
Change in fair value of simple agreement for future equity	(185)	92	(277)	-300%
Change in fair value of simple agreement for future equity – related party	(1,927)	963	(2,890)	-300%
Change in fair value of bifurcated embedded derivative liabilities	37	(13)	50	-388%
Change in fair value of bifurcated embedded derivative liabilities – related party	72	(43)	115	-267%

Total other expenses, net	1,420	4,318	(2,898)	-67%

Loss before income taxes	(8,016)	(8,991)	975	-11%

Provision for income taxes	17	15	2	11%

Net loss	$(8,033)	$(9,007)	$974	-11%

Components of Results of Operations

Revenue Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Revenue	$5,333	$5,207	$126	2.4%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Revenue	$3,479	$4,312	$(833)	-19.3%

For the year ended December 31, 2022, Banzai reported total revenue of $5.3 million, representing an increase of $0.1 million, or approximately 2.4%, over 2021. This increase is attributable to a $1.1 million increase year-over-year in Demio revenue, offset by a decrease in Reach revenue of $1 million, as this product is being phased out. The 2022 annual Demio revenue increase is primarily due to increased demand for our products and services from existing customers.

Total Banzai revenue for the nine months ended September 30, 2023 was $3.48 million, lower by $0.8 million or 19% from the nine month period ending September 30, 2022. This is due to $0.5 million lower Reach revenue, as the product continues to be phased out, and $0.3 million lower Demio revenue, due to a lower customer base driven by churn, partially offset by higher revenue per customer from expansion sales and price increases.

Cost of Revenue Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Cost of revenue	$1,957	$2,072	$(115)	-5.6%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Cost of revenue	$1,133	$1,448	$(315)	-21.8%

For the years ended December 31, 2022 and 2021, Banzai’s cost of revenue totaled $2.0 million and $2.1 million, respectively. This represents a decrease of $0.1 million, or approximately 5.6%, due primarily to lower payroll for services in support of the Reach product, which is being phased out.

For the nine months ended September 30, 2023 and 2022, Banzai’s cost of revenue totaled $1.1 million and $1.4 million, respectively, representing a reduction of $0.3 million, or approximately 22%. This reduction is due primarily to lower payroll as well as lower contracted services supplying data, both in support of the Reach product.

Gross Profit Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Gross profit	$3,376	$3,135	$241	7.7%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Gross profit	$2,346	$2,864	$(518)	-18.1%

For the year ended December 31, 2022 and 2021, Banzai’s gross profit was $3.4 million and $3.1 million, respectively. This represents a year-over-year increase of $0.2 million, or approximately 7.7% due to corresponding decreases in cost of revenue of $0.1 million from lower payroll and contracted services in support of the Reach product being phased out, and $0.1 million in higher total revenue.

For the nine months ended September 30, gross profit fell from $2.9 million in 2022 to $2.3 million in 2023, due to $0.8 million lower revenue, partially offset by $0.3 million lower cost of revenue.

Operating Expense Analysis`

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Total Operating Expenses	$9,588	$13,121	$(3,533)	-26.9%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Total Operating Expenses	$8,943	$7,537	$1,406	18.7%

Total operating expenses for the years ended December 31, 2022 and 2021, were $9.6 million and $13.1 million, respectively, signifying a year-over-year decrease of approximately $3.5 million, or 26.9%. This reduction reflects the result of cost-cutting and other efficiency improvement initiatives in Banzai’s general and administrative expenses by approximately $1.7 million, or 15.7%. In addition, there was a reduction in Loss on Impairment of Intangible Assets by $1.6 million year-over-year, as the net value for both Demio and High Attendance products was fully recognized in 2021. As a result, amortization expense was not applicable in 2022, leading to a reduction in depreciation and amortization of $0.5 million.

Total operating expenses for the nine months ended September 30, 2023 were $8.9 million, up $1.4 million, or 19%, from $7.5 million for the nine months ended September 30, 2022. General and administrative expenses were up $1.7 million in the first nine months of 2023 over the same period in the prior year, and offset by impairment loss on operating lease, which was $0.0 million in the first nine months of 2023, down from $0.3 million in the first nine months of 2022.

Other Expense Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Total other expenses	$9,256	$404	$8,852	2187.6%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Total other expenses	$1,420	$4,318	$(2,898)	-67.1%

For the year ended December 31, 2022, Banzai reported total other expenses of $9.3 million. This represents an increase of $8.9 million over December 31, 2021. The escalation in non-operating loss was driven by the following:

•

Changes in fair value of the SAFEs was $4.4 million in 2022, of which $4.0 million pertained to related party. This represents an increase of $4.9 million from the 2021 balance of $(0.5) million, including $(0.4) million for related party, in accordance with ASC 820 and ASC 480-10-35-5, and exceptions per 35-1 through 35-4A. The fair value of the SAFEs at December 31, 2022 was $9.5 million, including $8.6 million for related party, which represents an increase of $6.1 million ($3.5 million for related party) from $3.4 million at December 31, 2021 ($3.1 million for related party). Of this increase, $1.7 million ($1.6 million for related party) was recognized as loss of SAFE modification (see next) resulting in the $4.4 million 2022 balance.

•

Loss on modification of SAFEs was $1.7 million in 2022, as noted above, including $1.6 million for related party, up from $0 in 2021. Banzai issued a SAFE with various investors on September 17, 2021, which was subsequently modified on September 2, 2022 under ASC 480-10-25-14.

•

The fair value and corresponding liability, of the SAFEs increased $1.7 million from $4.6 million ($4.2 million for related party) prior to modification to $6.3 million post-modification ($5.7 million for related party).

•

Interest expense increased by $1.2 million year-over-year to $2.4 million for the year ended December 31, 2022 due to additional capital of $6.3 million ($4.1 million for related party) raised through financing from various investors with convertible notes during the 12-month periods from January 1, 2022 to December 31, 2022, plus the full year interest expenses recognized in 2022 on the existing debts carry forward from 2021 that were executed in Q1 2021.

•	Changes in fair value of bifurcated embedded derivative liabilities was $0.9 million ($0.6 million for related party) as of December 31, 2022, up from $0 million in 2021, per ASC 820.

Banzai’s total other expenses for the nine months ended September 30, 2023, were $1.4 million, down by approximately $2.9 million ($(2.9) million for related party) due to a reduction of $3.2 million ($2.9 million for related party) on change in fair value of simple agreement for future equity; reduction of $1.8 million ($1.6 million for related party) on Loss on modification of simple agreement for future equity and $0.1 million in other expenses. These overall reductions of $5.1 million on total other expenses were reduced by the increase on interest expenses of $2.0 million ($1.2 million for related party) on imputed interest and PIK from higher convertible note investments, and an increase of $0.2 million (an increase $0.5 million for related party offset by a decrease of $0.3 million for third party) for change in value of bifurcated embedded derivative liabilities

Provision for Income Taxes

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Provision for income taxes (benefit)	$0	$(409)	$409	100.0%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Provision for income taxes	$17	$15	$2	11.0%

For the year ended December 31, 2022 and 2021, Banzai’s reported provision for income tax expense was $0.0 million and $(0.4) million, respectively. This represents a year-over-year increase of approximately $0.4 million.

As of December 31, 2022, Banzai had federal and state net operating loss carryforwards of approximately $15.3 million and $9.2 million, respectively. As of December 31, 2021, Banzai had federal and state net operating loss carryforwards of approximately $11.9 million and $7.9 million, respectively. Federal losses of $0.1 million will begin to expire in 2036, and $15.2 million of the federal losses carry forward indefinitely. State losses of $7.4 million begin to expire in 2031 and $1.8 million of the state losses carry forward indefinitely. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

Banzai has determined, based upon available evidence, that it is more likely than not that all of the net deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance against its net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments. Banzai has determined that it had no material uncertain tax benefits for the years ended December 31, 2022 and 2021.

Banzai recognizes interest accrued for unrecognized tax benefits and penalties in interest expense and penalties in operating expense. No amounts were accrued for the payment of interest and penalties at December 31, 2022, and 2021. Banzai files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, Banzai is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2022, open years for possible examination related to all jurisdictions are 2022, 2021, 2020, 2019, 2018, 2017, and 2016. Banzai had no open tax audits with any taxing authority as of December 31, 2022.

Net Loss Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net loss	$(15,468)	$(9,981)	$(5,487)	-55.0%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Net loss	$(8,033)	$(9,007)	$974	-10.8%

For the years ended December 31, 2022 and 2021, Banzai reported net losses of $15.5 million and of $10.0 million, respectively. This deterioration is primarily due to higher total other expenses by $8.9 million in 2022 over 2021, offsetting improvements in gross profit by $0.2 million and lower total operating expenses by $3.5 million.

For the nine months ended September 30, Banzai had net losses of $8.0 million and $9.0 million for 2023 and 2022 respectively. This reduced net loss of $1.0 million, or 10.8%, was driven by a combination of lower gross profit by $0.5 million due to lower revenue, higher interest expense by $2.0 million ($1.5 million due to related party) on more convertible notes and a gain on the change in fair value of simple agreement for future equity of $2.2 million, for the nine months ended September 30, 2023, relative to a loss on the change in fair value of simple agreement for future equity of $1.1 million, for the same period in 2022.

Adjusted EBITDA, a Non-GAAP Measure

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non- GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

•	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect impairment and restructuring costs;

•	Adjusted EBITDA does not reflect interest expense or other income;

•	Adjusted EBITDA does not reflect income taxes;

•	Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Adjusted EBITDA Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Adjusted EBITDA (Loss)	$(4,827)	$(8,118)	$3,291	40.5%

($ thousands)	September Months Ended September 30, 2023	September Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Adjusted EBITDA (Loss)	$(2,508)	$(3,888)	$1,380	35.5%

For the year ended December 31, 2022, Banzai’s Adjusted EBITDA (loss) was ($4.8) million, reflecting an improvement of $3.3 million from the Adjusted EBITDA (Loss) from the year ended December 31, 2021 of ($8.1) million. This year-over-year loss reduction is primarily attributable to reduced general and administrative expenses and improved gross profit.

Banzai’s Adjusted EBITDA (loss) for the nine months ended September 30,2023 was $(2.5) million versus $(3.9) million from the nine months ended September 30, 2022.

Net Income/(Loss) to Adjusted EBITDA Reconciliation

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net Income (Loss)	$(15,468)	$(9,981)	$(5,487)	-55.0%

Other income (loss), net	(151)	(290)	139	48.0%

Depreciation and amortization	10	481	(471)	98.0%
Stock based compensation	770	803	(33)	-4.1%
Interest expense	1,651	1,218	433	35.6%
Interest expense – related party	729	0	729	nm
Income Tax expense	0	(409)	409	100.0%
Loss on extinguishment of debt	57	(41)	98	239.3%
Loss on modification of simple agreement for future equity	151	0	151	nm
Loss on modification of simple agreement for future equity – related party	1,572	0	1,572	nm
Change in fair value of simple agreement for future equity	384	(42)	426	1015.7%
Change in fair value of simple agreement for future equity – related party	4,002	(437)	4,439	1015.7%
Change in fair value of bifurcated embedded derivative liabilities	269	1	268	nm
Change in fair value of bifurcated embedded derivative liabilities – related party	592	0	592	nm
Transaction related expense*	304	0	304	nm

Adjusted EBITDA	$(4,827)	$(8,118)	$3,291	40.5%

*	Transaction related expenses include

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Professional fees – audit	$0	$0	$0	nm
Professional fees – legal	103	0	103	nm
Incremental accounting	202	0	202	nm
Market study, M&A support	0	0	0	nm

Transaction related costs	$304	$0	$304	nm

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Net Income (Loss)	$(8,033)	$(9,007)	$974	10.8%

Other income (loss), net	(71)	(37)	(34)	-92.6%

Depreciation and amortization	6	7	(1)	-20.7%
Stock based compensation	831	631	200	31.7%
Interest expense	1,879	1,373	506	36.9%
Interest expense – related party	1,614	125	1,489	1195.2%
Income Tax expense	17	15	2	11.0%
Loss on extinguishment of debt	0	57	(57)	-100.0%
Loss on modification of simple agreement for future equity	0	158	(158)	-100.0%
Loss on modification of simple agreement for future equity – related party	0	1,644	(1,644)	-100.0%
Change in fair value of simple agreement for future equity	(185)	92	(277)	-300.2%
Change in fair value of simple agreement for future equity – related party	(1,927)	963	(2,890)	-300.2%
Change in fair value of bifurcated embedded derivative liabilities	37	(13)	50	388.1%
Change in fair value of bifurcated embedded derivative liabilities – related party	72	(43)	115	267.0%
Transaction related expense*	3,112	74	3,038	4096.2%

Adjusted EBITDA	$(2,508)	$(3,888)	$1,380	35.5%

* Transaction related expenses include

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Professional fees – audit	$532	$0	$532	nm
Professional fees – legal	152	55	97	177.3%
Incremental accounting	2,125	19	2,106	10933.2%
Market study, M&A support	302	0	302	nm

Transaction related costs	$3,112	$74	$3,038	4096.2%

Liquidity and Capital Resources

Analysis of Banzai’s Liquidity Position

Since inception, Banzai has financed its operations primarily from the sales of redeemable convertible preferred stock and convertible promissory notes, and proceeds from senior secured loans. As of December 31, 2022, Banzai had cash and cash equivalents of $1.0 million. As of September 30, 2023, Banzai had cash and cash equivalents of $0.4 million.

Banzai has incurred losses since its inception, had a working capital deficit of $35.9 million and $27.9 million as of September 30, 2023 and December 31, 2022, respectively, and had an accumulated deficit at September 30, 2023 and December 31, 2022 totaling $40.4 million and $32.4 million, respectively.

On December 14, 2023 the Company announced the consummation of its previously announced Business Combination along with the closing of its funding arrangements. The funding arrangements include access to the SEPA of approximately $100 million and approximately $5.5 million of committed financing from existing and new investors. The Company did not receive any cash from 7GC’s trust account, after redemptions of 3,207,428 public shares and partial payment of expenses of approximately $1 million. These committed financings provided the capital necessary to consummate the Business Combination and are expected to provide sufficient proceeds to fund the Company until such time as the Company becomes profitable, although such future profitability cannot be assured. Because the purchase price per share to be paid for shares of Class A Common Stock under the SEPA, if any, will fluctuate based on the market prices of Class A Common Stock prior to each sale made pursuant to the SEPA, if any, it is not possible to predict the actual number of shares the Company will sell under the SEPA, or the actual gross proceeds resulting from those sales, and the Company may not have access to any or the full amount available under the SEPA.

Subsequent to September 30, 2023, and in connection with the consummation of the Business Combination, the Company received net cash proceeds of $0.5 million, $0.75 million, and $2 million, from draw downs on the Alco September 2023 Promissory Note, Alco November 2023 Promissory Note and the New Alco Note entered into in December 2023, respectively. In addition, the Company, through 7GC, received net cash proceeds of $0.25 million in December 2023, for the draw down on the 7GC’s 2023 Promissory Note. In addition, the Company received net proceeds of approximately $1.76 million under the Yorkville Pre-Paid Advance at Closing, after fees paid of $0.04 million. As part of the Yorkville Pre-Paid Advance, the Company also committed to the payment of a commitment fee, to Yorkville, of $0.5 million, payable at the earlier of March 14, 2024 or the termination of the SEPA, and which will be payable, at the option of the Company, in cash or shares of Class A Common Stock through an Advance.

Further, the Company issued to GEM the GEM Warrant in the amount of 828,533 shares of Class A Common Stock at an exercise price of $6.49 per share. The Company further committed to prepare and file with the SEC a Resale Registration Statement for the resale of the shares of Class A Common Stock underlying the GEM Warrant within 60 days following the Closing. The Company has also issued to GEM pursuant to the GEM Settlement Agreement the GEM Promissory Note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024 with the final payment to be made on December 1, 2024. The GEM Promissory Note contains a failure to pay provision that, in the event the Company fails to make a required monthly payment when due, the Company shall issue shares of Class A Common Stock to GEM, at a conversion price equal to the VWAP of the trading day immediately preceding the applicable payment due date.

As a result of the consummation of the Business Combination, Convertible Promissory Notes, and Simple agreement for future equity (SAFE) liabilities, including associated bifurcated embedded derivate liabilities, with an aggregate fair value as of September 30, 2023, of approximately $21.5 million, converted into 3,692,878 shares of Class A Common Stock, at a conversion price of $3.97.

In addition to the above discussed financings, prior to the consummation of the Business Combination, the Company entered into amendments to certain pre-existing debt arrangements and certain new debt arrangements. The details of these are as follows:

•

On August 24, 2023, the Company entered into the Original Forbearance Agreement with CP BF, as amended by the First Amendment to Forbearance Agreement, dated as of December 14, 2023, under which the Company acknowledged that it was in default of several obligations and CP BF acknowledged such defaults and agreed, subject to certain conditions, not to exercise any right or remedy under the Loan Agreement, including its right to accelerate the aggregate amount outstanding under the Loan Agreement, until (a) the date that is the earlier of the date that all Yorkville Promissory Notes to be issued under the SEPA have been repaid (and/or converted) in full, or (b) six months after the Closing of the Business Combination.

•

On October 3, 2023 and November 16, 2023, in connection with the Business Combination, Legacy Banzai entered into the Prior Transfer Agreements with Promissory Note holder, Alco, whereby the parties agreed, concurrently with and contingent upon the Closing of the Business Combination, that the Sponsor would forfeit 150,000 and 75,000 shares, respectively, of 7GC Class B Common Stock and the Company would issue to Alco 150,000 and 75,000 shares of Class A Common Stock. Further to this, on December 13, 2023, Legacy Banzai, Alco, and CP BF entered into the Alco Note Amendment to extend the maturity date of the Alco September 2023 Promissory Note in the aggregate principal amount of $1.5 million to extend the maturity date from January 10, 2024, to September 30, 2024.

•

On December 13, 2023, in connection with the Business Combination, Legacy Banzai entered into an agreement with Alco to issue the New Alco Note to Alco in the aggregate principal amount of $2.0 million. The New Alco Note bears interest at a rate of 8% per annum and will be due and payable on December 31, 2024. In connection with such New Alco Note, each of 7GC and the Sponsor also entered into the December Share Transfer Agreement, pursuant to which for each $10.00 in principal borrowed under the New Alco Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor in exchange for the right and Alco to receive three shares of Class A Common Stock, in each case, at (and contingent upon) the Closing, with such forfeited and issued shares capped at an amount equal to 600,000. Alco also agreed to a 180-day lock-up period with respect to such shares in the Share Transfer Agreements, subject to customary exceptions. The $2 million under the New Alco Note was funded on December 14, 2023. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 825,000 shares of 7GC Class B Common Stock and (ii) the Company issued to Alco 825,000 shares of Class A Common Stock, pursuant to the Share Transfer Agreements.

•

On December 12, 2023, in connection with the Business Combination, the Sponsor came to a non-binding agreement with 7GC to amend the optional conversion provision of the 7GC Promissory Notes, consisting of (i) the 7GC 2022 Promissory Note, issued by 7GC to the Sponsor, pursuant to which 7GC may borrow up to $2,300,000 from the Sponsor, and (ii) the 7GC 2023 Promissory Note, to provide that 7GC has the right to elect to convert up to the full amount of the principal balance of the 7GC Promissory Notes, in whole or in part, 30 days after the Closing at a conversion price equal to the average daily VWAP of the Class A Common Stock for the 30 trading days following the Closing. On February 2, 2024, the Company issued 890,611 shares of Class A Common Stock to the Sponsor pursuant to conversion of the full amount of the principal balance of the 7GC Promissory Notes.

•

On November 8, 2023, Cantor and 7GC entered into the Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,050,000 of the aggregate of $8,050,000 of the Original Deferred Fee, with the remaining $4,000,000 Reduced Deferred Fee payable by 7GC to Cantor following the Closing of the Business Combination. Pursuant to the Fee Reduction Agreement, the Reduced Deferred Fee was payable in the form of the Cantor Fee Shares, calculated as a number of shares of Class A Common Stock equal to the greater of (a) 400,000 or (b) the quotient obtained by dividing (x) the Reduced Deferred Fee by (y) the dollar volume-weighted average price for the shares of Class A Common Stock on Nasdaq, over the five trading days immediately preceding the date of filing of this resale registration statement on Form S-1, as reported by Bloomberg through its “AQR” function (as adjusted for any stock dividend, split, combination, recapitalization or other similar transaction). 7GC and Cantor amended the Fee Reduction Agreement on December 28, 2023 to provide that the Reduced Deferred Fee was payable in the form of 1,113,927 shares of Class A Common Stock and to provide that Cantor is subject to a 12 month lock-up with respect to the Cantor Fee Shares. On December 28, 2023, the Cantor Fee Shares were issued in accordance with the terms of the Fee Reduction Agreement. The Company also agreed to the Cantor Registration Rights Obligations pursuant to the Fee Reduction Agreement.

With respect to the Public Warrants and GEM Warrants issued and outstanding by the Company as of the Closing of the Business Combination, in light of the current trading price of the Class A Common Stock of the Company, which is significantly below the respective exercise prices of these warrants, Company management considers it unlikely that significant proceeds from exercises of these warrants, will be received.

If the above-described sources of funding are insufficient to satisfy our liquidity requirements, we will seek to raise additional funds through future equity or debt financings. If we raise additional funds by issuing equity securities, our stockholders would experience dilution. Additional debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. There can be no assurance that our efforts to procure additional financing will be successful or that, if they are successful, the terms and conditions of such financing will be favorable to us or our stockholders. If Banzai is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, Banzai will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that Banzai will be able to secure alternate forms of financing at terms that are acceptable to management if at all, or to significantly increase revenues and profitability in the future. In that event, Banzai might be forced to limit many of its business plans and consider other means of creating value for its stockholders.

Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to this prospectus could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock. The securities to be registered for resale pursuant to the registration statement of which this prospectus forms a part represent approximately 90.8% of the shares of Class A Common Stock outstanding as of February 2, 2024, including those shares of Class A Common Stock issuable upon exercise of the Warrants and conversion of the Notes and the shares of Class B Common Stock outstanding. In particular, after it is effective and until such time that it is no longer effective, the registration statement will permit the resale of such shares, including by the Sponsor, who has beneficial ownership of approximately 29.8% of our outstanding shares of Common Stock, and Mr. Joseph Davy, who holds approximately 61.2% of our outstanding voting power, subject, in each case, to the applicable Lock-Up Agreements (as defined below). The resale, or expected or potential resale, of a substantial number of shares of our Class A Common Stock in the public market could adversely affect the market price for the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Based on the factors described above, and after considering management’s plans, there is substantial doubt about Banzai’s ability to continue as a going concern within one year from the date the financial statements were available to be issued. The accompanying consolidated financial statements have been prepared assuming Banzai will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Cash Flows

The following table sets forth Banzai’s cash flows for 2021, 2022 and the nine months period ended September 30, 2022, and 2023:

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net Loss	$(15,469)	$(9,982)	$(5,487)	-55.0%
Adjustments to reconcile Net Loss to Net Cash Used in Operations	10,300	3,139	7,161	228.1%
Cash Used by Operating	$(5,168)	$(6,843)	$1,675	24.5%
Cash Used by Investing	(11)	(3,569)	3,558	99.7%
Cash Provided by Financing	4,416	11,419	(7,003)	-61.3%
Net Cash Flow for the Period	$(763)	$1,007	$(1,770)	-175.7%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year over Year $	Year over Year %
Net loss	$(8,033)	$(9,007)	$974	-10.8%
Adjustments to reconcile Net Loss to Net Cash Used in Operations:	2,992	4,282	(1,290)	-30.1%
Cash Used by Operating	$(5,042)	$(4,725)	$(317)	6.7%
Cash Used by Investing	—	(9)	9	nm
Cash Provided by Financing	4,415	5,693	(1,278)	-22.5%
Net Cash Flow for the Period	$(627)	$959	$(1,586)	-165.4%

2022

Net cash used in operating activities was $5.2 million for the year ended December 31, 2022. Net cash used in operating activities consists of net loss of $15.5 million, total adjustments of $10.3 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $0.8 million, non-cash interest expense of $0.9 million ($0.1 million for related party), bad debt expense of $(0.1 million), amortization of debt discount and issuance costs of $0.7 million ($0.5 million for related party), amortization of operating lease ROU assets of $0.2 million, impairment of operating lease ROU assets of $0.3 million, loss on extinguishment of debt of $0.1 million, loss on modification of SAFE $1.7 million ($1.6 million for related party), fair value adjustments to simple agreement for future equity of $4.4 million ($4.0 million for related party), fair value adjustments to bifurcated embedded derivative liabilities of $0.9 million ($0.6 million for related party), and net of change in operating assets and liabilities of $0.5 million.

Net cash used in investing activities was $(0.01) million for the year ended December 31, 2022, and was primarily related to the purchase of equipment.

Net cash provided by financing activities was $4.4 million for the year ended December 31, 2022, and was primarily related to convertible debt financing of $5.9 million ($4.1 million for related party), net of deferred offering cost payment of $1.5 million.

2021

Net cash used in operating activities was $6.8 million for the year ended December 31, 2021. Net cash used in operating activities consists of net loss of $10.0 million, total adjustments of $3.1 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $0.8 million, depreciation and amortization of $0.5 million, non-cash interest expense of $0.3 million, bad debt expense of $0.2 million, amortization of debt discount and issuance costs of $0.1 million, impairment of intangible assets of $1.6 million, fair value adjustments to simple agreement for future equity of ($0.5) million, gain of loan forgiveness ($0.5) million, net of change in operating assets and liabilities of $0.7 million.

Net cash used in investing activities was $3.6 million for the year ended December 31, 2021, primarily related to investments made in the acquisition of Demio, net of cash acquired of $3.6 million.

Net cash provided by financing activities was $11.4 million for the year ended December 31, 2021. Net cash provided by financing activities is primarily related to debt financing, including proceeds from term loan of $6.2 million (net of issuance cost) and proceeds from PPP loan of $0.5 million, offset by loan repayments of $0.6 million, convertible debt of $1.4 million, proceeds from simple agreement for future equity of $3.8 million, and proceeds from issuance of common stock of $0.1 million.

Warrant Proceeds

As of the date of this prospectus, Banzai has outstanding 11,500,000 Public Warrants to purchase 11,500,000 shares of Class A Common Stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of December 14, 2028 or redemption, and the GEM Warrant to purchase 828,533 shares of Class A Common Stock, exercisable at an exercise price of $6.49 per share, which expires on the earlier to occur of December 15, 2026 or redemption. The exercise of Warrants, and any proceeds Banzai may receive from their exercise, are highly dependent on the price of Class A Common Stock and the spread between the exercise price of the Warrant and the price of Class A Common Stock at the time of exercise. For example, to the extent that the price of Class A Common Stock exceeds $11.50 per share, it is more likely that holders of Public Warrants will exercise their Public Warrants. If the price of Class A Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their Public Warrants. As of February 1, 2024, the closing price of Class A Common Stock was $1.58 per share. There can be no assurance that the Warrants will be in the money prior to their expiration. The Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by Banzai at a price of $0.01 per warrant. The GEM Warrant is not redeemable and is exercisable on a cash or cashless basis; if the GEM Warrant is exercised on a “cashless basis,” whether or not the GEM Warrant is in the money, Banzai will not receive cash for such exercise. As such, it is possible that Banzai may never generate any cash proceeds from the exercise of our Warrants. As of the date of this prospectus, Banzai has neither included nor intends to include any potential cash proceeds from the exercise of the Warrants in its short-term or long-term liquidity projections. Banzai will continue to evaluate the probability of warrant exercise over the life of the Warrants and the merit of including potential cash proceeds from the exercise thereof in its liquidity projections. To the extent such Warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and increase the number of shares eligible for resale in the public market.

Capital Expenditure Commitments and Financing Requirements

($ thousands)	Total	Less than 1 year	1 - 3 Years
Debt principal - 14% plus 1.5% PIK Term Loan	$6,500	$0	$6,500
Debt principal - 15.5% Convertible Notes	1,821	0	1,821
Debt principal - 8% Convertible Notes - 3rd Parties	3,345	3,345	0
Debt principal - 8% Convertible Notes - Related Parties	6,634	6,634
Debt principal - 8% Promissory Notes - Related Parties	1,150	1,150
Interest on Debt - CP & 3rd Parties	3,834	1,631	2,203
Interest on Debt - Related Parties	689	689	0
Operating leases	308	305	3
Total principal amount at September 30, 2023	$24,281	$13,754	$10,527

Debt Principal 14% + 1.5% PIK Term Loan and 15.5% Senior Convertible Notes

On February 19, 2021, Banzai entered into the Loan Agreement. The Loan Agreement was comprised of a term loan in an aggregate principal amount of $6.5 million and a Senior Convertible Note in an aggregate principal amount of $1.5 million. The term loan bears cash interest at a rate of 14% per annum paid monthly and accrued PIK interest cumulatively at 1.5% per annum. The outstanding principal balance of the term loan, together with accrued and unpaid interest thereon, unpaid fees, and expenses and any other obligations then due, is due on February 19, 2025 (“Loan Maturity Date”). Such Senior Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum and is convertible into Banzai Class A Common Stock upon the occurrence of a Qualified Financing (as defined in the Loan Agreement), upon a Change of Control (as defined in the Loan Agreement), upon prepayment of the Senior Convertible Note, or at maturity at a fixed conversion price. On October 10, 2022 the Loan Agreement was amended, whereby CP BF waived payment by Banzai of four months of cash interest with respect to the term loan in replacement for another Senior Convertible Note in the aggregate principal amount of $321,345, which is not considered an additional loan. The total principal balance of the Senior Convertible Notes was $1.8 million at September 30, 2023 and December 31, 2022.

On August 24, 2023, Legacy Banzai entered into the Forbearance Agreement with CP BF, pursuant to which, in connection with Legacy Banzai’s non-compliance with certain covenants of the Loan Agreement, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify that, subject to certain conditions, the Business Combination will not be considered a “Change of Control” under the Loan Agreement, (ii) consent to the consummation of the Merger, and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement from the effective date of the Forbearance Agreement until the earlier of (a) the four-month anniversary of the closing of the Business Combination if the Business Combination was closed on or prior to December 29, 2023, (b) December 29, 2023 if the Business Combination was not consummated on or prior to December 29, 2023 or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and Banzai also agreed to amend and restate the Senior Convertible Notes so that they shall not convert at the Closing of the Business Combination as a “Change of Control” and, at CP BF’s option, shall be convertible into shares of Class A Common Stock after the Closing.

Debt Principal 8% Subordinated Convertible Notes

Between July and September 2022, Banzai issued Subordinated Convertible Notes in an aggregate principal amount of $5,961,744, of which $5,100,538 was issued to related parties and the remainder of $861,206 to third-party creditors. During the 9 months period of 2023, Banzai issued additional Subordinated Convertible Notes in an aggregate principle amount of $5,168,000, of which $3,650,000 was issued to related parties and the remainder of $1,518,000 to third-party creditors. The Subordinated Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of Banzai to be issued to other investors upon a Qualified Financing (as defined in the Subordinated Convertible Notes) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the Subordinated Convertible Notes) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the Subordinated Convertible Notes). If not sooner converted or prepaid, the Subordinated Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest of the Subordinated Convertible Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the Subordinated Convertible Notes), or (c) the written demand by the Majority Holders (as defined in the Subordinated Convertible Notes) after an Event of Default (as defined in the Subordinated Convertible Notes) has occurred. In the event of a Liquidity Event while the Subordinated Convertible Notes are outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of the Subordinated Convertible Notes, an amount equal to the greater of (a) the Outstanding Amount (as defined in the Subordinated Convertible Notes), or (b) two times (2x) the principal amount of the Subordinated Convertible Notes then outstanding shall become immediately due and payable in cash.

Interest on Debt

Interest on debt totals $4.6 million, representing the aggregate interest expenses / payments obligation to be paid and to be recognized during the rest of the terms of the Loan Agreement, Senior Convertible Notes, Subordinated Convertible Notes as described under “—Debt Principal 14% + 1.5% PIK Term Loan and 15.5% Subordinated Convertible Notes” and “—Debt Principal 8% Subordinated Convertible Notes” above.

Operating Leases

Banzai has operating leases for its real estate for office use. The leases have lease terms expiring October 2024. Banzai adopted ASC 842 Leases by applying the guidance at adoption date, January 1, 2022. The $307,804 balance recognized as of September 30, 2023 represents the future minimum lease payments under non-cancellable leases as liabilities.

Debt Structure and Maturity Profile

($ thousands)	Principal	Debt Discount / Issuance Cost	Carrying Value	Accrued Interest	Carrying Value and Accrued Interest
As of December 31 2022 14% Coupon Rate plus 1.5% PIK Term Loan, due February 2, 2025	$6,500	$(193)	$6,307	$187	$6,494
15.5% PIK Interest Rate convertible promissory notes, due February 2 2025	1,821	(64)	1,758	519	2,276
8% convertible promissory notes, due February 2025	1,860	(420)	1,440	49	1,489
8% PIK Interest Rate convertible promissory notes, due February 2025	4,101	(828)	3,272	153	3,425

Total debt carrying values at December 31, 2022	$14,282	$(1,504)	$12,777	$907	$13,685
Debt Additions 3Q23
Related Party	$3,650
Other	1,518

Total Debt Additions 3Q23	$5,168

Total principal amount at September 30, 2023	$19,450

Contractual Obligations and Commitments

Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. Banzai measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, Banzai recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

Leases

Banzai’s existing leases contain escalation clauses and renewal options. Banzai is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU 2016-02 effective January 1, 2022, Banzai accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.

Banzai entered into a sublease which it had identified as an operating lease prior to the adoption of ASC 842 Leases. Banzai remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinated to the master lease, and the sublessee must comply with all applicable terms of the master lease. Banzai subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

In evaluating long-lived assets for recoverability, Banzai calculated the fair value of the sublease using its best estimate of future cash flows expected to result from the use of the asset. When undiscounted cash flows to be generated through the sublease is less than the carrying value of the underlying asset, the asset is deemed impaired. If it is determined that assets are impaired, an impairment loss is recognized for the amount that the asset’s book value exceeds its fair value. Based on the expected future cash flows, Banzai recognized an impairment loss upon adoption of ASC 842 Leases of $303,327. The impairment loss was recorded to impairment loss on lease on the consolidated statement of operations for the year ended December 31, 2022.

Off-Balance Sheet Arrangements

Other than the items described above, Banzai has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Banzai’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond Banzai’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on Banzai’s financial condition and the results of its operations. In addition, Banzai will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. Banzai may be unable to compete successfully against these companies. Banzai’s industry is characterized by rapid changes in technology and market demands. As a result, Banzai’s products, services, or expertise may become obsolete or unmarketable. Banzai’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development. Banzai is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our condensed financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revisions and future periods if the revision affects both current and future periods.

Certain accounting policies have a more significant impact on our financial statements due to the size of the financial statement elements and prevalence of their application. The following is a summary of some of the more critical accounting policies and estimates as of September 30, 2023, prior to the completion of the Business Combination.

Revenue Recognition

The Financial Accounting Standards Board (“FASB”) issued new guidance that created ASC 606, Revenue from Contracts with Customers (“ASC 606”), in the Accounting Standards Codification (“ASC”). ASC 606 requires the recognition of revenue when promised goods and services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new guidance also added Subtopic ASC 340-40, Other Assets and Deferred Costs—Contracts with Customers (“ASC 340”), to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. Costs incurred to obtain a contract include sales commissions, which are capitalized and amortized to commission expense over time in accordance with the related contract’s term.

The requirements of ASC 606 were adopted as of January 1, 2020, utilizing the full retrospective method of transition, initially applying the guidance as of date of initial application, e.g., January 1, 2020, with no impact to Banzai’s financial position and results of operations. Adoption of the new guidance resulted in changes to accounting policies for revenue recognition and deferred costs.

Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or invoice, and the accompanying documents (if applicable) are negotiated and signed by both parties. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually.

Banzai recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, Banzai performs the following steps described in ASC 606:

(1) identifies the contract with the customer, or Step 1,

(2) identifies the performance obligations in the contract, or Step 2,

(3) determines the transaction price, or Step 3,

(4) allocates the transaction price to the performance obligations in the contract, or Step 4, and

(5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.

Revenue from contracts with customers are not recorded until Banzai has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. Banzai also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether Banzai is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether Banzai has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether Banzai has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that Banzai is acting as a principal in the transaction, then Banzai is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether Banzai has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether Banzai has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, Banzai will allocate the transaction price to each performance obligation on a relative standalone selling price basis. Banzai utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.

Stock-Based Compensation

Banzai expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718, Stock Compensation. Banzai accounts for forfeitures as they occur. Stock-based awards are accounted for based on their grant date fair value and recognized on a straight-line basis over the requisite service period. Banzai estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. Banzai recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Banzai accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, Banzai recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Banzai recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Derivative Financial Instruments

Banzai evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives in accordance with ASC820. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in Banzai’s balance sheet.

Valuation of SAFE Liabilities

Banzai adopts guidance per ASC 480-10-25-14, measures the SAFE liabilities initially and subsequently at fair value, with changes in fair value recognized in earnings unless a different accounting treatment is permitted or required by other GAAP (e.g., share-settled debt that is accounted for at amortized cost by using the interest method in accordance with ASC 835-30). As the SAFEs are not legal form debt, management evaluated the modification as incurred in accordance with the guidance for equity-linked instruments. Per Section 4.4.5.2 of the EY Guide, when an equity contract that is classified as an asset or liability and measured at fair value is subsequently modified, the effect of the changed terms will be reflected in the subsequent measurement and thus will generally be recognized in earnings. Depending on the facts and circumstances, the change in fair value due to the modification may be classified differently from the rest of the change in the fair value, and the classification may vary based on the nature of, and reason for, the modification.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at the invoiced amount and generally do not bear interest. An allowance for doubtful accounts is established, as necessary, based on past experience and other factors which, in the management’s judgment, deserve current recognition in estimating bad debts. Such factors include growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to accounts receivable, and current economic conditions. The determination of the collectability of amounts due requires Banzai to make judgments regarding future events and trends. Allowances for doubtful accounts are determined based on assessing Banzai’s portfolio on an individual customer and on an overall basis. This process consists of a review of historical collection experience, current aging status of the customer account, and the financial condition of Banzai’s customers. Based on a review of these factors, Banzai establishes or adjusts the allowance for specific customers and the accounts receivable portfolios as a whole

Impairment Analysis

Per ASC 350-20-35-28—impairment test for goodwill, ASC 360—impairment test for finite-lived assets. Banzai tests its goodwill for impairment on an annual basis. Management selected December 31st as the annual goodwill impairment testing date and performed an assessment for potential impairment of goodwill of its reporting unit. Banzai assessed its long-lived assets for impairment indicators as needed during the years ended December 31, 2021, and 2022 and performed an impairment assessment, as applicable. In accordance with ASC 350-20-35-31, Banzai will first assess the long-lived assets for impairment at each reporting date, prior to the assessment of goodwill. If there exist long-lived assets that are subject to impairment, those assets will be tested prior to the testing of goodwill for that period as well.

Business Combinations

Banzai accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”), Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.

Impact of Accounting Policies and Estimates on Financial Statements

Banzai believes that the assumptions and estimates associated with but not limited to, revenue recognition, estimates of impairment of long-lived assets, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and SAFEs, including the valuation of the bifurcated embedded derivatives liabilities, measurement and recognition of stock-based compensation and the valuation of net assets acquired in business combinations net have the most significant impact on our condensed financial statements. Therefore, Banzai considers these to be Banzai’s critical accounting policies and estimates.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in Banzai’s consolidated financial statements include, but are not limited to, revenue recognition, estimates of impairment of long-lived assets, estimates of an accounts receivable allowance for doubtful accounts, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, recognition and measurement of stock compensation, and the valuation of intangible assets acquired in business combination.

Changes in Accounting Policies or Estimates

There have been no significant changes in our critical accounting policies and estimates as compared to the critical accounting policies and estimates disclosed in the section above titled “Critical Accounting Policies and Estimates”.

Recently Issued and Adopted Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Banzai adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on Banzai’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) (“ASU 2016-02”), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates most real estate specific lease provisions, and (iii) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Banzai adopted ASU 2016-02 effective January 1, 2022 using the effective date method. Banzai elected the transition package of three practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. In addition, Banzai elected the hindsight practical expedient and the practical expedient to combine lease and non-lease components. Further, Banzai adopted a short-term lease exception policy, permitting Banzai to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less).

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326) (“ASU 2016-13”), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of this standard did not have a material impact on these condensed consolidated financial statements.

Internal Control Over Financial Reporting

In connection with the audit of Banzai’s financial statements for the year ended December 31, 2022, Banzai, in the course of assessing their ICFR environment, has identified the following material weaknesses. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Banzai’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses in our internal control over financial reporting for the year ended and as of December 31, 2022 were as follows:

•	Management does not have appropriate IT general control in place over change management, user access, cybersecurity, and reviews of service organizations.

•	Management does not have suitable COSO entity level controls in place, including reviews of the financial statements, and certain entity level controls were not performed by management.

•

Pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity, income, and sales taxes, & revenue recognition.

Banzai’s remediation efforts for these material weaknesses have included the following:

•

Management prioritizes its allocation of resources to ensure that these areas of material weaknesses and hence higher risk areas continue to remain addressed. Current and on-going efforts to alleviate future ICFR issues that could lead to future material weaknesses include, but are not limited to:

•	Perform root cause analysis to involve various stakeholders / process owners (head of department or similar) such as IT department & Finance to ensure control risk in each aspect are addressed.

•

Align with all stakeholders, such as formalizing an existing operational control into the ICFR, modifying existing processes, and outsourcing certain activities to enhance competency or segregation of duties. All such alternatives are to be regularly evaluated to ensure they address the identified root causes and mitigate the risks.

•

Obtain technical expertise from qualified consultants to recommend additional resources, such as people, tools, outsourced services, or other technologies, leading to practical and effective solutions.

•

Management will continue to periodically review feasibility of new and existing controls to assess current or potential effectiveness of risk mitigation alternatives, evaluate resource requirements, estimate return on investment, and recommend adjustments or new courses of action to minimize or remediate risk.

•

Hired Controller to adopt and maintain GAAP accounting standards and practices. See the sections titled “Critical Accounting Policies and Estimates”, “Impact of Accounting Policies and Estimates on Financial Statements”, and “Recently Issued and Adopted Accounting Pronouncements”.

•	Hired Director of Business Intelligence to improve quality of data infrastructure, management reporting, analytics, and system integration.

•	Banzai has been and will continue to design and implement additional automation and integration in its financially significant systems.

Banzai plans to continue to assess its internal controls and procedures and intends to take further action as necessary or appropriate to address any other matters it identifies. See the section titled “Risk Factors—We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

BUSINESS

We are a MarTech company that provides marketers with the tools they need to target, engage, and analyze their audience, all under one trusted brand. Our mission is to help our customers accomplish their mission—through better marketing, sales, and customer success outcomes. We offer our customers an integrated platform enabling companies of all sizes to target, engage, and measure both new and existing customers more effectively.

We believe great marketing results are rooted in data-driven insights which are lacking in almost all of today’s marketing tools, forcing marketers to cobble together technologies at great time and expense. Artificial intelligence (“AI”), data, and analytics technologies are advancing rapidly. These technologies will enable dramatic improvements in productivity and ROI for marketers across virtually every type of marketing activity. We believe it’s inevitable that marketers will adopt MarTech solutions that seamlessly incorporate these technologies.

Our vision is to increase the value of every customer interaction for every company in the world. We plan to do this by delivering SaaS MarTech tools that leverage data, analytics, and AI to improve all types of customer interactions and provide powerful benefits to our customers across three key areas of focus: targeting, engagement, and measurement.

Our platform currently includes three products:

•	Demio—SaaS solution for webinars designed for marketing, sales, and customer success teams.

•	Boost—SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants.

•	Reach—SaaS and managed services offering designed to increase registration and attendance of marketing events. We plan to end service for Reach at the end of FY2023.

We sell recurring subscription licenses typical in SaaS businesses. Demio pricing tiers are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Our customer contracts vary in term length from single months to multiple years. It is common for our customers to upgrade their subscriptions to include additional licenses or additional products. For example, as of September 30, 2023, a few months after the launch of the Boost product, approximately 1.0% of Demio customers had also purchased the Boost add-on product.

The first product we launched was Reach, followed by the acquisition of Demio in 2021 and the launch of Boost in 2023. Our customer base included over 3,500 customers in 50+ countries as of the twelve months ended December 31, 2022. Our customers represent a variety of industries, including financial services, e-commerce, technology, and others. Our customers range in size from solo entrepreneurs and small businesses to members of the Fortune 500. No single customer represents more than 1% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio. Our progress towards this is reflected in our increase in multi-host Demio customers from 23 on January 1, 2021, to 163 on March 31, 2023, a seven-fold increase.

Our Values

Our culture is unique and an important contributor to our success. Our culture allows us to scale our business by attracting and retaining great people who are aligned to our values. Having shared values enables our team members to make independent decisions, encourages accountability, and fosters collaboration. Our culture is defined by four core values:

1.

Learning. Technology and marketing are constantly changing. We value learning because adaptation is essential to delivering the best solutions for our customers. Our team members are open-minded, critical-thinkers who are willing to disagree, try new things, and change their minds when warranted.

2.

Serving Others. Nothing happens without our customers. We value Serving Others because serving customers is the reason we exist. Our team members prioritize the needs of our customers, our team, and our communities.

3.

Game Changing. To succeed in a competitive marketplace, we have to deliver impactful solutions for our customers. Our team members find creative solutions, raise the bar, take risks, and help our customers realize more successful outcomes.

4.

“10,000 Years.” To achieve long-term success, we must plan and act with the end goal in mind. We value the symbolism of the term “10,000 Years” (the literal translation of the Japanese word “Banzai”), because it reminds us that we’re building for the future—to something greater than what we see today—and that each day we’re contributing toward that vision.

Industry Background and Trends

The MarTech industry has experienced significant growth and transformation in recent years. As companies increasingly rely on digital channels to reach customers, the demand for MarTech solutions has grown. MarTech refers to the software and tools that enable marketers to plan, execute, and measure their campaigns across various channels.

The MarTech landscape is vast and complex, with thousands of vendors offering a wide range of solutions. There are 9,932 MarTech companies included in the 2022 Marketing Technology Landscape report published by ChiefMartec, a leading marketing technology research group. MarTech solutions can be grouped into several broad categories, including advertising and promotion, content and experience, social and relationships, commerce and sales, data management and analytics, and marketing automation.

One of the key drivers of growth in the MarTech industry is the increasing importance of data-driven marketing. As companies collect more data on their customers’ behaviors and preferences, they need more sophisticated tools to analyze this data and use it to inform and optimize their marketing strategies. This has led to a proliferation of customer data platforms, customer relationship management (“CRM”) systems, analytics tools, and other solutions that help marketers make sense of their data and utilize it more effectively.

Another trend driving growth in the MarTech industry is the rise of AI and machine learning. These technologies can be used to automate many aspects of marketing campaigns, from ad targeting to content creation. Overall, the MarTech industry is expected to continue growing rapidly in the coming years as companies invest more heavily in digital marketing channels. However, with so many vendors offering similar solutions, competition is fierce, making it essential for MarTech companies to differentiate themselves through innovation and exceptional customer service.

There are several key trends in MarTech that are shaping the industry and driving innovation:

1.

Personalization: Consumers today expect personalized experiences from the brands they interact with, and MarTech solutions are helping companies deliver on this expectation. By leveraging data and AI, marketers can create highly targeted campaigns that speak directly to individual customers’ needs and preferences.

2.

Automation: As marketing campaigns become more complex, automation is becoming increasingly important. By leveraging data and AI, MarTech solutions can automate many aspects of marketing, from ad targeting to content creation, freeing up marketers’ time to focus on strategy and creativity.

3.

Integration: With so many different MarTech solutions available, integration has become a major challenge for marketers. To address this issue, many vendors are working to create more open platforms that can easily integrate with other tools and systems. The growing trend of open platforms allows us to gather larger amounts of data as an input from an increasing variety of marketing tools and platforms to then leverage in AI systems.

4.

Data Privacy: With the increasing importance of data-driven marketing comes a greater need for data privacy and security. MarTech vendors are working to ensure that their solutions comply with regulations like the EU General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act of 2018 (“CCPA”), while also providing customers with greater control over their data.

5.

Results Driven Environment: In today’s economic environment, marketers are faced with internal pressure to prove the value of every dollar spent while also maintaining results across every channel. Marketers require a complete view of performance and ROI of all marketing campaigns and investments to enable better decision making and streamline their operations.

The MarTech industry is constantly evolving, and these trends are just a few of the many factors shaping its future. As technology continues to advance, the success of any MarTech company will depend on its ability to adapt to these trends and deliver real value to marketers and their customers alike.

Market Size

Banzai competes within the business-to-business (“B2B”) MarTech value chain, which encompasses tasks ranging from acquiring and nurturing leads, to executing and optimizing campaigns and managing and measuring content, data, and performance.

Banzai engaged Verista Partners Inc., also known as Winterberry Group (“Winterberry”), to conduct an analysis of the MarTech opportunity Banzai is pursuing. Winterberry provided a Strategic Due Diligence Assessment Report (the “Winterberry Report”) to Banzai on April 14, 2023, which estimates the size of our total addressable market (our “TAM”), which is defined to include B2B spending in the United States on demand generation, marketing automation, digital events platforms, account-based marketing, customer relationship management, engagement, content management systems, customer data platforms, measurement and attribution, and predictive and prescriptive analytics. The Winterberry Report estimates our TAM to be an estimated $28.09 billion in 2023 and forecasts our TAM to reach an estimated $39.42 billion by 2026. This represents a projected compound annual growth rate (“CAGR”) of 11.80% during the 2020 to 2026 period.

The Winterberry Report also estimates our Serviceable Addressable Market (our “SAM”), which is defined to include B2B spending in the United States on measurement and attribution, demand generation, and digital events platforms. The Winterberry Report estimates our SAM to be an estimated $5.42 billion in 2023 and forecasts our SAM to reach an estimated $8.37 billion by 2026. This represents a projected CAGR of 16.07% during the 2020 to 2026 period.

To calculate our estimated SAM and TAM, Winterberry started with the B2B MarTech stack from acquiring and nurturing leads to executing and optimizing campaigns to managing and measuring content, data and performance. Within that value chain, Winterberry identified which components were core to the Banzai business as of the date of the Winterberry Report (i.e., measurement and attribution, demand generation, and digital events platforms) and which would be natural adjacencies and future offerings (i.e., demand generation, marketing automation, digital events platforms, account-based marketing, customer relationship management, engagement, content management systems, customer data platforms, measurement and attribution, and predictive and prescriptive analytics). The identified core components make up our SAM, and both core components and adjacent and future offerings are included in our TAM. Winterberry then sized each component individually utilizing a range of sources estimating market spending and forecasted growth rates, including Winterberry proprietary models, as well as various other market research company products and forecasts. Depending on the estimate and whether it was global or included in B2B use cases, Winterberry utilized assumptions that 25% of spend is B2B and 33% of global spend is U.S.-specific.

The models provided by Winterberry were based on economic forecasts from government and private sector analysts as well as third-party media forecasts primarily provided by marketing agencies, governing bodies and associations, trade publications, and research analysts, all of which are subject to change. There are uncertainties inherent in attempting to make such projections and forecasts, and investors are encouraged to perform their own investigation and carefully consider such uncertainties.

Products and Services

Banzai’s platform offers three SaaS products: Demio, Boost, and Reach.

Demio

Demio is a user-friendly, browser-based webinar platform with extensive data and marketing features designed to help businesses effectively engage with their audience through live events and on-demand, interactive video content. Demio enables customers to create, host, and manage webinars with ease, providing a suite of tools and features that enhance audience interaction, generate leads, and drive sales. Demio provides the following features and benefits to customers:

1.

Easy Webinar Creation and Setup: Demio allows users to quickly create and schedule webinars with a simple, intuitive interface. Users can customize their webinar registration pages, add branding elements, and set up email reminders for attendees.

2.

Live Webinars: Customers can host live webinars, where they can interact with their audience in real-time using features like polls, question & answer sessions, featured actions, and pre-loaded content.

3.

Automated Webinars: Automated webinars run on a pre-set schedule and can run with or without participation from the host. This flexibility enables businesses to reach their audience at the most convenient times and increase engagement.

4.

Audience Interaction: Demio offers a range of engagement tools, such as polls, question & answer sessions, and real-time chat, which allow presenters to interact with their audience during the webinar and helps create a more interactive experience, leading to higher attendee engagement.

5.

Screen Sharing and Presentations: Presenters can share their screen, display slides, or play videos during the webinar, providing a seamless multimedia experience for the audience. This helps to create a more professional and polished presentation.

6.

Integration with Marketing Tools: Demio integrates with various marketing tools and platforms, such as CRM systems, email marketing services, and marketing automation software, allowing users to streamline their lead generation and follow-up processes.

7.

Analytics and Reporting: Demio provides detailed analytics and reporting features, giving users insights into attendee engagement, registration conversion, and overall webinar performance. This data can help businesses optimize their webinar strategies and improve their results.

8.

Lead Generation and Sales: With customizable registration forms, Demio enables customers to capture lead information during the registration process. Additionally, Demio’s built-in call-to-action (“CTA”) feature allows presenters to promote products or services during the webinar, driving sales and audience conversions.

In summary, Demio enables customers to create and host engaging, interactive webinars with ease, helping businesses generate leads, drive sales, and foster strong relationships with their audience.

Boost

Boost is a tool utilized by customers to enhance participation in their Demio webinars. This tool allows registered attendees to promote Demio webinars on social media platforms. Moreover, Boost offers incentives to current registrants to encourage additional signups. In this manner, registrants become promoters, with the ability to tailor promotional content for platforms such as Facebook, LinkedIn, Twitter, and email. Boost’s native integration with Demio ensures a smooth user experience. Boost offers customers a series of features and benefits, as outlined below:

1.	Email Notifications: Boost integrates with Demio to send automated notifications to all event registrants directing them to a share page.

2.	Social Sharing: Boost provides a share page that makes it easy for registrants to share Demio registration links on LinkedIn, Twitter, Facebook, and via email.

3.	Link Tracking: Boost’s seamless link tracking enables customers to identify which registrants have driven additional registrations through their links.

4.	Rewards: Boost enables offering rewards for registrants who drive additional registrations and tracking reward attainment through tracking links.

In summary, Boost enables customers to create social sharing campaigns for their events more easily, leading to increased registrations.

Reach

Customers use Reach to directly connect with their event’s target audience to increase registrations for their events. Reach’s Audience AI feature generates target lists of potential event attendees, and the email marketing feature sends personalized email invitations to those target lists. Reach provides features such as:

1.	Audience AI: Reach enables targeting of a potential audience based on customer-defined criteria such as region, job title, company size, and revenue.

2.	Automatic Event Invitations: Event invitations are automatically generated and sent to targeted customers.

3.	Event Confirmation and Reminders: Confirmations and reminders are automatically generated and sent to registrants to improve attendance rate.

4.	Opt-ins and Privacy Compliance: Reach enables customers to define customized privacy policy and opt-in language to help customers maintain compliance with privacy regulations such as GDPR.

5.	Target Lists: Account and contact lists can be specified for inclusion or exclusion, allowing customers to enact account-based marketing (“ABM”) campaigns or exclude sensitive accounts or contacts.

6.	List Scrubbing: Target lists are pre-validated to remove invalid email addresses and other invalid contacts, improving email deliverability rates.

Reach can be used to drive event attendance and reach leads that customers might be otherwise unable to engage. We are in the process of phasing out the Reach product.

Product Roadmap and Enhancements

Improving our family of products is how we create more value for our customers and our product roadmap is an essential part of delivering on our vision of improving the value of customer interactions for companies throughout the world. The role of product management at Banzai is to identify and prioritize underserved and unmet customer and market needs and to use our ability to create products and features based on data and AI to increase customer value.

1.

Strategic Vision and Alignment: Banzai aligns our cross-functional objectives around a set of strategies that we update as the needs of our business change. We use these strategies to create alignment for our engineering, sales, and marketing teams. This helps us to work cohesively towards shared goals, maximizing the efficiency and effectiveness of our efforts.

2.

Customer-Centric Approach: By prioritizing innovation, we demonstrate a commitment to addressing the evolving needs and expectations of our customers. This customer-centric approach helps us maintain a competitive edge, as we continuously adapt our products and services to stay relevant and valuable to our existing and future customers.

3.

Long-Term Growth: By identifying opportunities for new features, enhancements, and market segments, Banzai can strategically plan and execute its growth initiatives, supporting our long-term sustainability and success.

4.

Customer Expansion: Our strategies support increasing the average amount of revenue we earn per customer per year (our average customer value or “ACV”) through development of features that are correlated with usage by higher value customers. We also develop add-on features and products that can be sold to our existing customers.

5.

Resource Allocation: Our strategic planning process allows us to better allocate resources between projects, allowing us to advance multiple initiatives at once. This capability is essential for a multi-product company to maintain product leadership on multiple fronts.

6.

Stakeholder Communication: A product roadmap serves as a powerful communication tool, enabling us to set clear expectations with our customers. We use tools such as ProductBoard to accept customer feedback and share upcoming product changes.

There are several product areas that we are focused on for the foreseeable future. These may change from time to time as we learn from our customers and make changes to our strategy.

1.	Mobile Capabilities: By expanding our mobile web experience or developing future mobile apps, we can increase customer value across multiple products, including Demio.

2.	Integrations: Integrations are a core feature of Demio. Over time, we will want to develop integrations with new systems, as well as improve our existing integrations.

3.	AI: We are exploring a number of additional AI-powered features such as text-to-voice, translation, transcription, and content generation.

4.

Analytics & Insights: We are embedding analytics and insights features into multiple products, including Demio. These features are designed to enable our customers to see new perspectives on their data, further improve their results, and dramatically reduce their manual analysis effort.

5.	Ad Generation: We believe there may be opportunities in automating ad-creative generation (e.g., text, images, and videos) to help our customers improve their ad performance through automated testing.

6.

Content and Experience Hosting: We are expanding the content and experiences that can be hosted and deployed using Banzai products. For example, we plan to improve our automated events capability in Demio.

Research and Development Expenses

As a product-led company, we attain and maintain our competitive advantage through our investment in our products. Maintenance of existing products and development of new products are both essential to our long-term success. Therefore, our management team feels that significant ongoing investment in technology is required. We plan to continue to utilize a combination of in-house employees and development partners to maintain and improve our technology.

Our Growth Strategies

Our growth strategy is to expand our platform to make it more valuable to customers and find new ways to enhance a wider range of MarTech interactions. The key elements of our growth strategy are:

1.

Cost Efficient Customer Acquisition: Continue to acquire new customers cost effectively through organic traffic, content, affiliates, social media, partnerships, advertising, word-of-mouth, and other sources.

2.	Customer Retention and Expansion: Continue to expand our customer success and customer marketing organizations to increase customer retention and customer expansion.

3.	Implement Product Improvements: Continue to develop our family of products to create defensibly differentiated solutions that are essential to customers.

4.	Introduce New Products: Roll out new products that attract new customers and expand the ways we can serve existing customers.

Sales and Marketing

As a product-led growth company, we utilize a hybrid self-service and direct sales go-to-market approach. Our self-service customers subscribe or purchase directly from our product websites or start free product trials which can lead to a later paid subscription or purchase. Our direct sales customers subscribe or purchase through sales representatives, who are compensated with a base salary and typically participate in incentive plans such as commissions or bonuses.

Trials, customers, and leads come from organic website visitors, affiliates and partners, and visitors from paid ads such as Google ads. We also utilize partner marketing, account-based marketing, lead generation and demand generation programs, webinars, and other direct and indirect marketing activities to reach our target audience and acquire leads and customers.

We sell our products using a recurring subscription license model typical in SaaS businesses. Demio pricing tiers are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years. It is common for our customers to upgrade their subscriptions to include additional licenses or additional products. For example, approximately 1.0% of Demio customers as of September 30, 2023 had also purchased the Boost add-on product less than six months after the launch of Boost.

Customers

Our customer base included over 3,500 customers as of the twelve months ended December 31, 2022 and comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, operating in over 50 countries. Our customers range in size from solo entrepreneurs and small businesses to members of the Fortune 500. No single customer represents more than 1% of our revenue.

Competition, Strengths, and Differentiation

We compete across five distinct categories within the B2B MarTech landscape: digital events and webinars, demand generation, creative development, engagement platforms and marketing automation, and measurement and attribution.

Our strengths are:

1.	Brand: Our recognizable brand, and the brands of our products, especially Demio, can be leveraged to acquire customers at lower costs than reliance on paid advertising alone.

2.	Existing Customer Base: Our existing customers can be cross-sold additional products we may offer in the future. We can also cross sell our current products to existing customers.

3.	Customer Success: We have developed an operational competency in customer success, enabling us to more effectively leverage our customer base to drive expansion sales.

We differentiate ourselves from the crowded MarTech market in the following ways:

1.

Data: Our products incorporate data either as a primary value proposition or an enabling feature, or by utilizing data through integrations to simplify and streamline otherwise complex business processes.

2.	AI / Machine Learning: Many of our products incorporate AI and machine learning to deliver new capabilities or improved performance for our customers.

3.

Marketing Industry Focus: Our focus exclusively on the marketing industry differentiates us from broad-market competitors such as Zoom and GoToWebinar in the digital event, analytics, and webinar product categories.

4.	Organic Customer Acquisition: The majority of our product trials and new leads come from organic customer acquisition due to our content, social media, affiliates, word-of-mouth, and brand awareness.

5.	Multi-Product Strategy: Multiple products enable us to grow our customer base through expansion in ways that single-product companies cannot.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of trademarks and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. As of September 30, 2023, we held one registered trademark in the United States: Banzai. For more information regarding risks related to our intellectual property, please see “Risk Factors—Risks Related to Business and Industry—Failure to protect or enforce our intellectual property rights could harm our business and results of operations” and “Risk Factors—Risks Related to Business and Industry—Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.”

Government Regulation

We are subject to federal, state, and foreign legal requirements on matters customary to the SaaS and MarTech industries such as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation, and anti-competition considerations.

Regarding privacy and communications, we are subject to the following regulatory standards and laws: the GDPR, CCPA, Telephone Consumer Protection Act (TCPA), Canada’s Anti-Spam Legislation (CASL), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM), and others that may apply in the various regions in which we operate.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other damage to our reputation, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, we have not experienced material fines or penalties related to these regulations.

Legal Proceedings

From time to time, we may be party to litigation and subject to claims incident to the ordinary course of our business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows, or financial position. We are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

Employees and Management

As of September 30, 2023, Banzai had 12 employees and 55 contractors.

Joe Davy currently serves as Chief Executive Officer of Banzai and Mark Musburger currently serves as the Chief Financial Officer of Banzai.

Banzai’s human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating its existing and new employees. The principal purposes of Banzai’s equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based compensation awards, in order to increase stockholder value and the success of Banzai by motivating such individuals to perform to the best of their abilities and achieve Banzai’s objectives.

Corporate Information

7GC, our predecessor company, was incorporated in the State of Delaware in September 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving 7GC and one or more businesses. 7GC completed its IPO in December 2020. In December 2023, First Merger Sub merged with and into Legacy Banzai, and Legacy Banzai as the Surviving Corporation merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. In connection with the Mergers, 7GC changed its name to Banzai International, Inc. Our offices are located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our website is www.banzai.io.

We have two wholly owned operating subsidiaries: Banzai Operating Co LLC (f/k/a Banzai International, Inc.) and Demio Holding, Inc.

MANAGEMENT

The following is a list of the persons who currently serve, as of the date of this prospectus, as directors and executive officers of Banzai.

Name	Age	Position
Joseph P. Davy	34	Chief Executive Officer, Chairman and Director
Mark Musburger	60	Chief Financial Officer
Simon Baumer	38	Chief Technology Officer
Ashley Levesque	37	Vice President of Marketing
Rachel Stanley	39	Vice President of Customer Experience
Jack Leeney (3)	38	Director
Mason Ward (1)(2)(3)	42	Director
Paula Boggs (1)(2)(3)	64	Director
William Bryant (1)(2)	66	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Joseph P. Davy serves as the Chief Executive Officer of Banzai and a member of Banzai’s Board and prior to this, served as the Chief Executive Officer of Legacy Banzai and as a member of Legacy Banzai’s board of directors since co-founding Legacy Banzai in 2016. Prior to co founding Legacy Banzai, he served as the General Manager at Avalara from 2013 to 2016. From 2012 to 2013, he served as Chief Executive Officer of Buystand. From 2012 to 2013, he also served as Customer Advisory Board Member at Microsoft Corp. Mr. Davy founded EvoApp in 2009 and served as its Chief Executive Officer and Chief Product Officer from 2009 to 2012. Prior to his service at EvoApp, Mr. Davy was a software engineer at International Business Machines Corp (IBM). Mr. Davy also served as a member of the board of directors of Legalpad Inc. from 2019 to 2022. Prior to joining IBM, Mr. Davy attended the University of North Carolina at Chapel Hill from 2007 to 2010. We believe Mr. Davy is qualified to serve on the Board due to his extensive venture capital experience and experience as founder and chief executive officer of Legacy Banzai.

Mark Musburger serves as Banzai’s Chief Financial Officer and prior to this, served as Legacy Banzai’s Vice President of Finance since 2022. Mr. Musburger previously served as the Chief Financial Officer of Corvee from 2021 to 2022, as the Senior Director of Finance at Identity Digital from 2016 to 2021, as a Director, Finance at Avalara from 2014 to 2016 and as a Director, FP&A at Solavei from 2013 to 2014. Mr. Musburger holds a bachelor’s degree in finance and economics and a masters in business administration from Seattle University.

Simon Baumer services as Banzai’s Chief Technology Officer and prior to this, served as Legacy Banzai’s Chief Technology Officer since 2021. Prior to that, Mr. Baumer worked at Verivox GmbH as Vice President of Engineering from 2018 to 2021, as Head of Software Development from 2016 to 2021, and as Teamlead for Software Development from 2015 to 2021.

Ashley Levesque serves as Banzai’s Vice President of Marketing and prior to this, served as Legacy Banzai’s Vice President of Marketing since 2021 and previously served as Banzai’s Director of Marketing from 2020 to 2021. Ms. Levesque previously served as Marketing host at RevGenius and as a Marketing Host for The Revenue Podcast in 2020. Ms. Levesque worked at Soft Robotics as Senior Marketing Manager from 2019 to 2020, as Manager of Marketing from 2018 to 2019, and as Commercial Operations Manager from 2017 to 2018, and as Executive Assistant to the Chief Executive Officer from 2016 to 2017. Ms. Levesque began her career in numerous roles at Bad Habit Productions, Inc. and Great Hill Partners. Ms. Levesque holds a master’s degree from the Boston Conservatory at Berklee and a bachelor’s degree from Lawrence University.

Rachel Stanley serves as Banzai’s Vice President of Customer Experience and prior to this, served as Legacy Banzai’s Vice President of Revenue since 2022 and previously served as Legacy Banzai’s Vice President of Customer Experience from 2021 to 2022, as Banzai’s Senior Director of Customer Adoption and Support in 2021, as Banzai’s Director of Customer Adoption from 2020 to 2021, and as Banzai’s Enterprise Customer Success Manager from 2019 to 2020. In 2018, she served as Marketing Manager at Amazon. Prior to that, she worked at ACS Technologies as Team Leader from 2014 to 2018, as Implementation Consultant from 2012 to 2014, and as Launch and Onboarding Coordinator in 2012. Ms. Stanley worked at CRISTA Ministries as Administrative Assistant in the President’s Office from 2011 to 2012. Ms. Stanley holds a degree from Palm Beach Atlantic University.

Non-Employee Directors

Jack Leeney has served as a member of the Board since December 2023, and prior to this, served as 7GC’s Chairman and Chief Executive Officer since its inception. Since September 2016, Mr. Leeney has served as a Founding Partner of 7GC & Co Sarl and is responsible for running the firm’s operations. Mr. Leeney led the firm’s investments in Cheddar TV, Capsule Pharmacy, hims & hers, Jyve, Roofstock, The Mom Project, and Reliance Jio. Since 2020, he has served as a director for The Mom Project. From December 2020 to November 2022, he served as a director of PTIC, a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022. Between April 2011 and December 2016, Mr. Leeney served on the boards of directors of Quantenna Communications, Inc. (Nasdaq: QTNA), DoAt Media Ltd. (Private), CinePapaya (acquired by Comcast), Joyent (acquired by Samsung), BOKU, Inc. (AIM: BOKU), Eventful (acquired by CBS) and Blueliv (Private). Previously, Mr. Leeney served as the Head of U.S. Investing for Telefonica Ventures, the investment arm of Telefonica (NYSE: TEF), between June 2012 and September 2016 and as an investor at Hercules Capital (NYSE: HTGC) between May 2011 and June 2012. He began his career as a technology-focused investment banker at Morgan Stanley in 2007, where he worked on the initial public offerings for Tesla Motors, LinkedIn, and Pandora. Mr. Leeney holds a B.S. from Syracuse University. We believe Mr. Leeney is qualified to serve on the Board due to his extensive venture capital experience.

Mason Ward has served as a member of the Board since December 2023, and prior to this, has served as the Chief Financial Officer of Alco Investment Company since 2018, and served as its Controller and Finance Director from 2015 to 2018. Prior to joining Alco, Mr. Ward served as an Infantry Officer in multiple operations, logistics, risk management and fiscal operations roles during two deployments to Afghanistan with the United States Army. Mr. Ward holds a B.S. in Civil Engineering from the University of Cincinnati and a Certificate in Accounting and a Masters in Business Administration from the University of Washington, and he is also a certified public accountant (inactive). We believe Mr. Ward is qualified to serve on the Board due to his extensive finance and accounting expertise and experience.

Paula Boggs has served as a member of the Board since December 2023, and prior to this, is the founder and owner of Boggs Media, LLC, which manages Ms. Boggs’ musical, public speaking, and other creative business endeavors. A former executive at the Starbucks Coffee Company, she led the global law department of Starbucks from 2002 to 2012 and was Corporate Secretary of the Starbucks Foundation. Prior to that, Ms. Boggs was a Vice President of Legal for products, operations and information technology at Dell Computer Corporation from 1997 to 2002 and also held the role of Senior Deputy General Counsel starting in June 1997. Before joining Dell, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from 1995 to 1997. Ms. Boggs is also a voting member and Pacific Northwest Chapter Governor of the Recording Academy, and serves on the Newport Festivals Foundation board, overseeing both the Newport Jazz Festival and Newport Folk Festival. She was previously on the board of Fender; a member of the Board of Premera Blue Cross and chair of its compensation and investments committees; a member of the Nominating/Trusteeship, Audit/Compliance (including six years as the chair of the audit committee) and Executive Committees of Johns Hopkins University’s board of trustees; a member of the Executive Committee of KEXP Radio, an affiliate of National Public Radio and the University of Washington; a member of the audit committee for School of Rock LLC; a member of the American Bar Association board of governors, chairing its investments committee; a member of the President’s Committee for the Arts and the Humanities from 2013 through 2017; a member of the White House Council for Community Solutions from 2010 to 2012; a member of the audit and nominating committee of the American Red Cross; and a member of the board of Sterling Financial Inc. Ms. Boggs holds a B.A. from Johns Hopkins University and a J.D. from the University of California at Berkeley. We believe Ms. Boggs is qualified to serve on the Board due to her extensive governance and Fortune 500 experience with high-growth companies.

William Bryant has served as a member of the Board since December 2023, and prior to this, has served as the general partner of Threshold Ventures, a venture capital firm, since 2007 and has been a founder, board member, advisor and investor in over twenty venture backed startups. Prior joining Threshold Ventures, Mr. Bryant served as the Chief Executive Officer of Mixxer Inc. from 2005 to 2006, as a Venture Partner with Atlas Venture from 2001 to 2002 and as Chief Executive Officer and Chairman of Qpass Inc. from 1997 until its acquisition in 2001 by Amdocs. Mr. Bryant has also served as a director for multiple public and private companies, including, recently, Remitly Global (REMY) from 2015 to 2022. Mr. Bryant holds a Ph.D. in Business Strategy and a Masters in Business Administration in Business Strategy and Entrepreneurship from the University of Washington. We believe Mr. Bryant is qualified to serve on the Board due to his extensive experience in venture capital and as a public company board member.

Role of Board in Risk Oversight

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not currently have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee (the “Audit Committee”) has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Company’s audit committee also monitors compliance with legal and regulatory requirements. The Company’s compensation committee (the “Compensation Committee”) assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. See “Description of Securities—Anti-Takeover Effects of Delaware Law and the Proposed Charter—Staggered Board.”

Composition of the Board

The Company’s business and affairs is managed under the direction of the Board. The Board currently consists of five members, with Joseph Davy serving as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to the Company’s management. The Board meets on a regular basis and additionally as required.

In accordance with the terms of the Charter, the Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. The Class I directors are elected to an initial one-year term (and three-year terms subsequently), the Class II directors are elected to an initial two-year term (and three-year terms subsequently) and the Class III directors are elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The Board is divided into the following classes:

•	Class I, which consists of Joseph Davy, whose term will expire at the Company’s first annual meeting of stockholders to be held in 2024;

•	Class II, which consists of William Bryant and Mason Ward, whose terms will expire at the Company’s annual meeting of stockholders to be held in 2025; and

•	Class III, which consists of Paula Boggs and Jack Leeney, whose terms will expire at the Company’s third annual meeting of stockholders to be held in 2026.

At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in the Company’s control or management. Directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Company entitled to vote at an election of directors, voting together as a single class.

Director Independence

The Board has determined that each of the directors of the Company other than Mr. Davy qualify as independent directors, as defined under the listing rules of The Nasdaq Global Market (the “Nasdaq listing rules”), and that the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Board Committees

The standing committees of the Board consist of the Audit Committee, the Compensation Committee and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the committees reports to the Board. In connection with the Business Combination, on December 14, 2023, the Board approved and adopted a new charter for each of its standing committees. Copies of the charters can be found in the Investors section of the Company’s website at ir.banzai.io.

The Chief Executive Officer and other executive officers regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

The Audit Committee consists of William Bryant, who serves as the chairperson, Mason Ward, and Paula Boggs. Each member qualifies as an independent director under the Nasdaq corporate governance standards, and that each of Ms. Boggs and Mr. Bryant qualifies as independent under the independence requirements of Rule 10A-3 of the Exchange Act. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. The Board determined that Mr. Bryant qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq. In making this determination, the Board considered Mr. Bryant’s: understanding of generally accepted accounting principles and financial statements, ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience in actively supervising one or more persons engaged in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements; understanding of internal control over financial reporting; and understanding of audit committee functions. We are relying on the phase-in exemption provided under Rule 10A-3 of the Exchange Act and the Nasdaq rules. While we believe Mr. Ward may be deemed to own in excess of 10% of our Class A Common Stock, a class of voting securities, as of the date of this prospectus, which would leave him outside the safe harbor provision of SEC Rule 10A-3, Mr. Ward will serve on the Audit Committee under the phase-in exemption referenced above. In accordance with the phase-in exemption, we expect that a majority of the members of our Audit Committee will satisfy the independence standards under the Exchange Act and Nasdaq listing rules within 90 days of the closing of the Business Combination and all members of our Audit Committee will satisfy the independence standards under the Exchange Act and Nasdaq listing rules within 12 months of the Closing of the Business Combination.

The primary purpose of the Audit Committee is to discharge the oversight responsibilities of the Board with respect to the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting, and financial statement audits, as well as the quality and integrity of the financial statements and reports and to oversee the qualifications, independence, and performance of the Company’s independent registered public accounting firm. The Audit Committee also provides oversight assistance in connection with legal, risk, regulatory, and ethical compliance programs established by management and the Board. Specific responsibilities of the Audit Committee include:

•	helping the Board oversee its corporate accounting and financial reporting processes;

•	reviewing and discussing with the Company’s management the adequacy and effectiveness of our disclosure controls and procedures;

•	assisting with design and implementation of the Company’s risk assessment functions;

•

managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the Company’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes the Company’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

The Compensation Committee consists of Mason Ward, who serves as the chairperson, Paula Boggs and William Bryant. Each member is independent under the listing standards of Nasdaq, including Nasdaq’s controlled company exemption which is discussed below, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the Compensation Committee will be to discharge the responsibilities of the Board in overseeing the Company’s compensation policies, plans, and programs and to review, approve, and/or recommend the compensation to be paid to its executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

•	reviewing and recommending to the Company’s Board the compensation of the Chief Executive Officer and other executive officers;

•	reviewing and recommending to the Board the compensation of the Company’s directors;

•	administering the Company’s equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the Company’s executive officers and other senior management;

•	reviewing and establishing general policies relating to compensation and benefits of the Company’s employees, including the Company’s overall compensation philosophy; and

•	reviewing and evaluating with the Chief Executive Officer the succession plans for the Company’s executive officers.

The Compensation Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Paula Boggs, who serves as the chairperson, Jack Leeney and Mason Ward. Each member is independent under the listing standards of Nasdaq, including Nasdaq’s controlled company exemption which is discussed below.

Specific responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying, reviewing, and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;

•

reviewing with the Chief Executive Officer the plans for succession to the offices of the Company’s executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the Board’s performance, including committees of the Board.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Controlled Company Exemption

Mr. Davy controls more than a majority of the total voting power of stockholders of the Company. As a result, the Company is a “controlled company” within the meaning of Nasdaq corporate listing rules. Under Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq rules regarding corporate governance, including the following:

•	the requirement that a majority of its board of directors consist of independent directors;

•

the requirement that director nominees must be selected, or recommended for selection, by either (i) the independent directors constituting a majority of the board of directors’ independent directors in a vote in which only independent directors participate or (ii) a nominations committee comprised solely of independent directors;

•	the requirement to maintain a compensation committee with prescribed duties and a written charter comprised solely of independent directors; and

•	the requirement of an annual performance evaluation of our nominating and corporate governance and compensation committees.

As a “controlled company,” the Company may elect to rely on some or all of these exemptions. However, the Company does not currently intend to take advantage of any of these exemptions.

Code of Business Conduct and Ethics

The Company has a code of business conduct and ethics that applies to its directors, officers, and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s code of business conduct and ethics is available under the Corporate Governance section of its website at ir.banzai.io. In addition, the Company post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the Company’s website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been during the Company’s last fiscal year one of its officers or employees. None of the Company’s executive officers currently serves, or has served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers that will serve as a member of the Board or Compensation Committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter eliminates each director’s liability for monetary damages for breaches of fiduciary duty as a director, except to the extent prohibited by law, unless a director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. The Charter eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers, and agents and prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in our Charter are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Non-Employee Director Compensation

The Board reviews director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. The Company is in the process of developing a board of directors’ compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize, and reward directors who contribute to the long-term success of the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officer Compensation

Our named executive officers for the fiscal year ended December 31, 2023, consisting of our principal executive officer and the next three most highly compensated executive officers, were:

Joseph P. Davy, our Chief Executive Officer;

Mark Musburger, our Chief Financial Officer; and

Ashley Levesque, our Vice President of Marketing.

2023 Summary Compensation Table

The following table presents the compensation paid or awarded to our named executive officers with respect to the fiscal years ended December 31, 2023 and, to the extent required by SEC disclosure rules, December 31, 2022.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Joseph P. Davy	2023	300,000	—	—	18,216	318,216
Chief Executive Officer	2022	237,500	—	—	5,500	243,000
Mark Musburger	2023	216,000	2,262,750	—	—	2,478,750
Chief Financial Officer
Ashley Levesque	2023	180,000	1,438,650	—	11,594	1,630,244
Vice President of Marketing	2022	151,818	7,642	—	3,000	162,460

(1)

The amounts disclosed represent the (i) aggregate grant date fair value of the stock options granted to our named executive officers during the fiscal year ended December 31, 2023 under the 2016 Plan Equity Incentive Plan (the “2016 Plan”) (Mr. Musburger, $1,104,000; Ms. Levesque, $846,400) and (ii) the incremental cost under ASC 718 associated with a reduction in the exercise price of certain outstanding options that occurred in December 2023 (Mr. Musburger, $1,158,750; Ms. Levesque, $592,250), each computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 17 to Legacy Banzai’s audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(2)	Consists of Company contributions to the Company’s 401(k) plan.

Non-Equity Incentive Plan Compensation

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our employees to achieve defined performance goals. None of our named executive officers received or will receive annual performance-based cash bonuses with respect to the fiscal year ended December 31, 2023.

Equity Grants

To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of stock options. Stock options allow the holder to exercise the stock option and receive shares upon exercise, with the exercise price determined based on the fair market value of a share of common stock at the time of grant. The stock options granted to our named executive officers vested or will vest in a 25% increment on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the total shares underlying the option award vests in 36 equal monthly installments, subject to the named executive officer’s continued service at each vesting date. During 2023, Mr. Musburger and Ms. Levesque received option grants with respect to 150,000 and 115,000 shares, respectively, with an original exercise price of $7.36 per share. On December 6, 2023, the Board approved a repricing of the 2023 option awards granted to Mr. Musburger and Ms. Levesque, reducing the exercise price to $5.15 per share.

Outstanding Equity Awards as of December 31, 2023

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2023.

			Option Awards (1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Option Exercise Price Per Share ($)	Option Expiration Date
Joseph P. Davy	—	—	—	—	—	—
Mark Musburger	12/3/2023	10/1/2023	—	46,099	$8.38	12/2/2033
	3/2/2023	12/9/2022	9,219	27,660	$8.38	3/1/2023
	3/2/2023	12/9/2022	13,829	41,490	$8.38	3/1/2023
Ashley Levesque	3/2/2023	6/1/2022	26,507	44,179	$8.38	3/1/2023
	2/16/2022	1/31/2022	255	3,202	$2.77	2/15/2032
	7/14/2021	2/21/2021	153	2,151	$2.81	7/13/2031
	7/14/2021	7/1/2021	1,882	3,163	$2.81	7/13/2031

(1)	Each of the equity awards was granted under the 2016 Plan.
(2)

25% of the total shares underlying the option award vest on the one-year anniversary of the vesting commencement date, thereafter 1/48th of the total shares underlying the option award vest in 36 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We make employer contributions under the 401(k) plan and also have the ability to make employer profit sharing contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Director Compensation

The Board reviews director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. While none of the non-employee directors received compensation during the fiscal year ended December 31, 2023 for services rendered to the Company, in December 2023, the Company adopted a board of directors’ compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize, and reward directors who contribute to the long-term success of the Company. Under that program, our non-employee directors are eligible to receive the following:

•	An annual base retainer of $100,000, to be paid as determined by the compensation committee;

•	Committee Chair Retainers: Audit Committee, $10,000; Compensation Committee, $5,000; and Nominating and Corporate Governance Committee, $5,000.

•	Committee Member Retainers: Audit Committee, $5,000; Compensation Committee, $2,500; and Nominating and Corporate Governance Committee, $2,500.

Our non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such a plan will be subject to the Lock-Up Agreements, to the extent that the selling director or executive officer is a party thereto.

Emerging Growth Company Status

Banzai is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amended & Restated Registration Rights Agreement

In connection with the Business Combination, on the Closing Date, the Company, the Sponsor and certain securityholders of 7GC and Legacy Banzai entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), which amended and restated that certain Registration Rights Agreement, dated December 22, 2020. The A&R Registration Rights Agreements provides these holders (and their permitted transactions) with the right to require the Company, at the Company’s expense, to register shares of Class A Common Stock that they hold on customary terms for such a Business Combination, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement also provides that the Company pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

In addition, subject to certain exceptions, the A&R Registration Rights Agreement provides for certain restrictions on transfer with respect to the securities of the Company. Such restrictions began upon Closing and end at the earliest of (A) 180 days after the Closing and (B) the first date on which (x) the closing price of Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities, or other property.

Lock-up Agreements

In connection with the Business Combination, on the Closing Date, the Company and certain stockholders and executives of Legacy Banzai, including Legacy Banzai’s officers, directors, and certain holders of 10% or more of the outstanding shares of Legacy Banzai Common Stock as of the date of the Merger Agreement, entered into Lock-Up Agreements effective as of the Closing Date (each, a “Lock-Up Agreement”). The terms of the Lock-Up Agreements provide that such signatory stockholders agree not to, without the prior written consent of the Company (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by him, her, or it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing Date.

7GC Related Agreements

Founder Shares

Prior to the IPO, the Sponsor paid an aggregate of $25,000, or approximately $0.005 per share, to cover certain 7GC expenses in consideration of 5,031,250 shares of 7GC Class B Common Stock. The number of shares of 7GC Class B Common Stock issued was determined based on the expectation that such shares of 7GC Class B Common Stock would represent 20% of the outstanding shares of 7GC Common Stock upon completion of the IPO. In December 2020, the Sponsor transferred 25,000 shares of 7GC Class B Common Stock to each of Courtney Robinson, Tripp Jones, Kent Schofield, and Patrick Eggen, each of whom served on the 7GC Board, at their original per share purchase price. In December 2020, 7GC effected a stock dividend of approximately 0.143 shares for each share of 7GC Class B Common Stock, resulting in an aggregate of 5,750,000 shares of 7GC Class B Common Stock issued and outstanding. Ms. Robinson and Messrs. Jones, Schofield, and Eggen then retransferred an aggregate of 14,286 shares back to the Sponsor. Of the 5,750,000 founder shares outstanding, up to 750,000 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment in the IPO was not exercised in full, so that the initial stockholders would own 20.0% of the issued and outstanding shares of 7GC Common Stock after the IPO. The underwriters exercised their over-allotment option in full on December 28, 2020; thus, these 750,000 founder shares are no longer subject to forfeiture.

7GC Private Placement Warrants

On December 28, 2020, 7GC completed the sale to the Sponsor of an aggregate of 7,350,000 7GC Private Placement Warrants for a purchase price of $1.00 per whole warrant for an aggregate of $7,350,000. Each 7GC Private Placement Warrant entitled the holder to purchase one share of 7GC Class A Common Stock at $11.50 per share. Certain proceeds from the Private Placement were added to the net proceeds from the IPO held in the Trust Account. The 7GC Private Placement Warrants were surrendered, cancelled, and retired as of immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement.

Original Sponsor Letter Agreement

On December 22, 2020, 7GC entered into a letter agreement with the Sponsor (the “Letter Agreement”), pursuant to which, among other things, the Sponsor and 7GC’s directors and officers agreed to vote all founder shares and shares of 7GC Class A Common Stock held by them to approve a proposed business combination and not to redeem any shares of 7GC Common Stock held by them in connection with such stockholder approval in order to induce 7GC and the underwriters in the IPO to enter into an underwriting agreement and to proceed with the IPO.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, 7GC, Legacy Banzai and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to, among other things, vote all of its shares of 7GC Common Stock in favor of the proposals being presented at the Special Meeting and waive its redemption rights in connection with the Business Combination.

Related Party Loans

In connection with the extension of 7GC’s deadline to consummate an initial business combination, on December 21, 2022, 7GC issued to the Sponsor the 2022 Promissory Note, which provides for borrowings from time to time of up to an aggregate of $2.3 million. On October 3, 2023, 7GC also issued to the Sponsor the 2023 Promissory Note, which provides for borrowings from time to time of up to an aggregate of $500,000. Up to $500,000 of the 2022 Promissory Note and all $500,000 of the 2023 Promissory Note may be drawn and used for working capital purposes and up to $1.8 million of the 2022 Promissory Note may be drawn and used to finance deposits to the Trust Account in connection with the solicitation of the approval of the stockholders of 7GC to extend the deadline for 7GC to consummate an initial business combination. As of March 31, 2023, there was $377,500 outstanding as a working capital drawdown under the 2022 Promissory Note and $900,000 outstanding as an extension drawdown. In connection with the second extension of 7GC’s deadline to consummate an initial business combination, on each of April 12, May 9, and June 13, 2023, 7GC borrowed $300,000 under the 2022 Promissory Note as an extension drawdown and deposited such amounts in the Trust Account. On July 3, 2023, 7GC borrowed $122,500 under the 2022 Promissory Note as a working capital drawdown. As a result, the 2022 Promissory Note has been drawn in full and there was $1,800,000 outstanding as an extension drawdown and $500,000 outstanding as a working capital drawdown under the 2022 Promissory Note as of the date of Closing. 7GC borrowed $250,000 under the 2023 Promissory Note on October 6, 2023, and, as a result, $250,000 was outstanding under the 2023 Promissory Note as of the date of Closing.

Upon the Closing of the Business Combination, the 7GC Promissory Notes became payable, and the Sponsor gained the option, but not the obligation, to convert the principal balance of the 7GC Promissory Notes, in whole or in part, into shares of Class A Common Stock (the “Converted Shares”) equal to the principal amount of the 7GC Promissory Notes so converted divided by $10.00. On December 12, 2023, in connection with the Business Combination, the Sponsor came to a non-binding agreement with 7GC to amend the optional conversion provision of the 7GC Promissory Notes to provide that the Sponsor has the right to elect to convert up to the full amount of the principal balance of the 7GC Promissory Notes, in whole or in part, 30 days after the Closing at a conversion price equal to the average daily VWAP of the Class A Common Stock for the 30 trading days following the Closing (equal to approximately $2.86 per share).

Prior to the closing of the IPO, the Sponsor loaned 7GC $150,000 under an unsecured promissory note, which was used for a portion of the expenses of the IPO. The loan was fully repaid upon the closing of the IPO.

Administrative Support Agreement

Since December 2020, the Company has paid the Sponsor a total of $10,000 per month for office space, utilities, and secretarial and administrative support. Upon the Closing of the Business Combination, the Company ceased paying these fees. In the nine months ended September 30, 2023 and 2022, 7GC incurred approximately $90,000 in expenses for these services. In each of the years ended December 31, 2022 and 2021, 7GC incurred and paid approximately $120,000 in expenses for these services. There was $30,000 and $0 outstanding balance for such services as of September 30, 2023 and December 31, 2022, respectively.

Due to Related Party

In the three and nine months ended September 30, 2023, the Sponsor paid certain expenses on behalf of 7GC. There were no such expenses in the three and nine months ended September 30, 2022. As of September 30, 2023, the outstanding balance for such advances were approximately $67,000, which was included in due to related party in current liabilities on 7GC’s condensed consolidated balance sheets. There was $48,000 of such advances outstanding as of December 31, 2022.

Legacy Banzai Related Agreements

Convertible Note Financing

Beginning in July 2022, Legacy Banzai issued convertible promissory notes (the “2022 Notes”) to certain accredited investors in an aggregate principal amount of approximately $6.0 million (of which $4.1 million was issued to related parties). The 2022 Notes accrue interest at a rate of 8% per annum. The 2022 Notes, including principal and interest, converted into Legacy Banzai Class A Common Stock as of immediately prior to the First Effective Time at the applicable Subordinated Convertible Note Conversion Price. During the nine months ended September 30, 2023, Legacy Banzai issued additional convertible promissory notes to certain accredited investors in an aggregate principle amount of approximately $4.0 million (of which $2.5 million was issued to related parties) under the same terms of the “2022 Notes”.

The table below sets forth the aggregate principal amount of 2022 Notes and 2023 Notes issued to Legacy Banzai’s related parties:

Stockholder (4)	Aggregate Principal Amount
Entities Affiliated with DNX Partners (1)	$1,500,000
ALCO (2)	$5,100,538
William Bryant (3)	$33,000

(1)

Consists of (i) a 2022 Note issued to DNX III in the principal amount of $717,000 (ii) a 2022 Note issued to DNX Japan III in the principal amount of $258,000, (iii) a 2022 Note issued to DNX S-III in the principal amount of $25,000, (iv) a 2022 Note issued to DNX III in the principal amount of $358,500, (v) a 2022 Note issued to DNX Japan III in the principal amount of $129,000, (vi) a 2022 Note issued to DNX S-III in the principal amount of $12,500 ((i)-(iii) together, the “2022 DNX Notes”, (iv)-(vi) together, the “2023 DNX Notes” and, the 2022 DNX Notes and the 2023 DNX Notes, together, the “DNX Notes”). The 2022 DNX Notes were issued in on July 1,2022 and the 2023 DNX Notes were issued on May 11, 2023.

(2)

Consists of (i) a 2022 Note issued to ALCO in the principal amount of $1,000,000 on July 1, 2022, (ii) a 2022 Note issued to ALCO in the principal amount of $2,100,538.22 on July 19, 2022, (iii) a 2022 Note issued to ALCO in the principal amount of $1,500,000 on March 8, 2023 and (iv) a 2022 Note issued to ALCO in the principal amount of $500,000 on May 10, 2023.

(3)	Consists of a 2023 Note issued to William Bryant in the principal amount of $33,000 on June 6, 2023.
(4)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section “Principal Securityholders.”

Promissory Notes

On August 30, 2023, the Company issued a subordinate promissory note (“Alco August Promissory Note”) in the aggregate principal amount of $150,000 to ALCO. ALCO held approximately 5% of the issued equity of the Company, through its ownership of Series A Preferred Stock, for all periods presented. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on April 29, 2024 as amended on December 4, 2023. As of September 30, 2023, $150,000 of principal and $1,052 of accrued interest is outstanding under the Alco August Promissory Note recorded in note payable - related party on the condensed balance sheets.

On September 13, 2023, the Company issued a subordinate promissory note (“Alco September Promissory Note”) in the aggregate principal amount of up to $1,500,000 to ALCO. The Alco September Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on September 30, 2024 as amended on December 14, 2023. As of September 30, 2023, $1,000,000 of principal and $3,945 of accrued interest is outstanding under the Alco September Promissory Note recorded in note payable - related party on the condensed consolidated balance sheets.

Series A Preferred Stock Financing

In February 2020, Legacy Banzai issued and sold an aggregate of 2,129,476 shares of its Series A-1 Preferred Stock at a purchase price of $2.9155 per share, for an aggregate purchase price of approximately $6.2 million, and issued an aggregate of 199,347 shares of its Series A-2 Preferred Stock upon conversion of an aggregate of $110,000 in SAFE Agreements.

The table below sets forth the number of shares of Legacy Banzai Series A Preferred Stock purchased by Legacy Banzai’s related parties:

Stockholder (4)	Shares of Series A-1 and Series A-2 Preferred Stock	Total Cash Purchase Price	Conversion of SAFE
Entities affiliated with DNX Partners (1)	1,371,977	$3,999,999	$—
ALCO (2)	524,219	$999,999	$100,000
William Bryant (3)	17,149	$49,997.91	$—

(1)

Consists of (i) 1,104,166 shares of Series A-1 Preferred Stock purchased by DNX III, (ii) 350,266 shares of Series A-1 Preferred Stock purchased by DNX Japan III, and (iii) 7,545 shares of Series A-1 Preferred Stock purchased by DNX S-III. DNX III LLC is the general partner of DNX III and DNX Japan III, and DNX S3 is the general partner of DNX S-III. Mitch Kitamura, a member of Banzai’s board of directors, is the manager of each of DNX III LLC and DNX S3.
(2)

Consists of (i) 342,994 shares of Series A-1 Preferred Stock purchased by ALCO and (ii) 181,225 shares of Series A-2 Preferred Stock purchased by ALCO in consideration of the conversion of a SAFE Agreement issued to ALCO in 2016.

(3)	Consists of 17,149 shares of Series A-1 Preferred Stock purchased by William Bryant.
(4)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section “Principal Securityholders.”

SAFE Financing

In September 2021, Legacy Banzai entered into SAFE Agreements (the “2021 SAFEs”) with accredited investors in an aggregate principal amount of approximately $3.8 million.

The table below sets forth the aggregate principal amount of 2021 SAFEs issued to Legacy Banzai’s related parties:

Stockholder (3)(4)	Aggregate Principal Amount
Entities Affiliated with DNX Partners (1)	$1,000,000
ALCO (2)	$2,500,000
William Bryan (3)	$67,000

(1)

Consists of (i) a 2021 SAFE entered into with DNX III in the principal amount of $717,000, (ii) a 2021 SAFE entered into with DNX Japan III in the principal amount of $258,000, and (iii) a 2021 SAFE entered into with DNX S-III in the principal amount of $25,000 (together, the “DNX SAFEs”). Each of the DNX SAFEs were issued on September 17, 2021. DNX III LLC is the general partner of DNX III and DNX Japan III, and DNX S3 is the general partner of DNX S-III. Mitch Kitamura, a member of Banzai’s board of directors, is the manager of each of DNX III LLC and DNX S3.

(2)	Consists of a 2021 SAFE in the principal amount of $2,500,000 issued to ALCO on September 17, 2021.
(3)	Consists of a 2021 SAFE in the principal amount of $67,000 issued to William Bryant on September 17, 2021.
(4)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section “Beneficial Ownership of Securities.”

Share Transfer Agreements

On December 13, 2023, in connection with the Business Combination, 7GC and the Sponsor entered into a share transfer agreement (the “December Share Transfer Agreement”) with Alco, pursuant to which for each $10.00 in principal borrowed under the New Alco Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three shares of Class A Common Stock, in each case, at (and contingent upon) the Closing, with such forfeited and issued shares capped at an amount equal to 600,000. On October 3, 2023 and November 16, 2023, 7GC, the Sponsor, and Alco also entered into share transfer agreements, pursuant to which the Sponsor agreed to forfeit an aggregate of 225,000 shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive 225,000 shares of Class A Common Stock at (and contingent upon) the Closing (such share transfer agreements together with the December Share Transfer Agreement, the “Share Transfer Agreements”). Alco is subject to a 180-day lock-up period with respect to such shares of Class A Common Stock pursuant to the Share Transfer Agreements, subject to customary exceptions. Additionally, in connection with the December Share Transfer Agreement, (a) Legacy Banzai issued the New Alco Note to Alco in the aggregate principal amount of $2.0 million, which will bear interest at a rate of 8% per annum and will be due and payable on December 31, 2024, and (b) Legacy Banzai, Alco, and CP BF agreed to amend that certain Subordinated Promissory Note issued by Legacy Banzai to Alco on September 13, 2023 in the aggregate principal amount of $1.5 million to extend the maturity date from January 10, 2024 to September 30, 2024. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 825,000 shares of 7GC Class B Common Stock and (ii) the Company issued to Alco 825,000 shares of Class A Common Stock pursuant to the Share Transfer Agreements.

Related Person Transactions Policy

The Company is in the process of formally adopting a written related person transactions policy. The boards of directors of 7GC and Legacy Banzai have historically identified, reviewed and approved any transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which 7GC or Legacy Banzai, as applicable, or any of their respective consolidated subsidiaries and related persons are, were or would be participants, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the boards of directors.

Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.

Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform the Chair of our Audit Committee pursuant to this policy before such related person may engage in the transaction. Each related person transaction must be reviewed and approved in accordance with our related party transactions policy either by the Audit Committee or, if the Audit Committee determines that the approval of such related party transaction should be considered by all of the disinterested, independent members of the Board, by the disinterested, independent members of the Board by the vote of a majority thereof.

In considering related person transactions, our Audit Committee or the disinterested, independent members of the Board, as the case may be, take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the size of the transaction and the amount payable to a related party;

•	the nature of the interest of the related party in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and

•	any other information regarding the related party transaction or related party that would be material to investors in light of the circumstances of the transaction.

Our Audit Committee or the disinterested, independent members of the Board, as the case may be, shall approve only those related party transactions that they determine in good faith, based on all of the relevant information available to them, are in the best interests of the Company and our stockholders.]

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of February 2, 2024, by:

•	each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

•	each current named executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 14,673,733 shares of Class A Common Stock and 2,311,134 shares of Class B Common Stock issued and outstanding as of February 2, 2024 and do not take into account (i) the issuance of any shares of Class A Common Stock upon the exercise of the Warrants, (ii) any exercise of New Banzai Options to purchase 791,843 shares of Class A Common Stock (subject to any applicable vesting conditions), (iv) the issuance of any shares of Class A Common Stock upon the conversion of the Senior Convertible Notes, (v) the issuance of any shares of Class A Common Stock pursuant to Advances under the SEPA, and (vi) the issuance of any shares pursuant to the GEM Promissory Note. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants, stock options and convertible notes held by the person that are currently exercisable or convertible or may be exercised or converted within 60 days of February 2, 2024. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner†	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock %
Directors and Named Executive Officers:
Jack Leeney (1)	5,064,110	29.8%
Joseph Davy (2)	2,311,134	13.6%
Simon Baumer (3)	47,380	* %
Ashley Levesque (4)	53,782	* %
Rachel Stanley (5)	45,944	* %
Mason Ward (6)	2,421,431	14.3%
Paula Boggs	—	—
Mark Musburger (7)	34,575	* %
William Bryant	26,228	* %
All Directors and Executive Officers of the Company as a Group (9 Individuals)	9,355,399	58.3%
Five Percent or Greater Holders:
7GC & Co. Holdings LLC (1)	5,064,110	29.8%
ALCO Investment Company (6)	2,396,261	14.1%
Estate of Roland A. Linteau, III	1,573,538	9.3%
Entities affiliated with DNX Partners (8)	1,251,786	7.4%
Cantor Fitzgerald & Co. (9)	1,113,927	6.6%

*	Less than one percent.

†	Unless otherwise noted, the business address of each of the following individuals after the Closing is c/o Banzai International, Inc., 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110.
(1)

The Sponsor is the record holder of such shares. VII Co-Invest Sponsor LLC and HC 7GC Partners I LLC are the managing members of the Sponsor. VII Co-Invest Sponsor LLC is managed by SP Global Advisors LLC, which is managed by Mr. Leeney. Each of Mr. Hennessy and Mr. Beck are the managing members of HC 7GC Partners I LLC. As such, each of the foregoing individuals have voting and investment discretion with respect to the common stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the 7GC Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address is 388 Market Street, Suite 1300, San Francisco, CA 94111.

(2)

Consists of 2,311,134 shares of Class B Common Stock. Each share of Class B Common Stock entitles its holder to ten votes on all matters presented to our stockholders generally, which has the effect of concentrating the majority of the aggregate voting power of Common Stock with Mr. Davy (approximately 61.2% of the aggregate voting power as of February 2, 2024).

(3)	Consists of options to purchase 47,380 shares of Class A Common Stock exercisable within 60 days of February 2, 2024.
(4)	Consists of 10,705 shares of Class A Common Stock and options to purchase 43,077 shares of Class A Common Stock exercisable within 60 days of February 2, 2024.
(5)	Consists of 5,992 shares of Class A Common Stock and options to purchase 39,952 shares of Class A Common Stock exercisable within 60 days of February 2, 2024.
(6)

Consists of 25,170 shares of Class A Common Stock held directly by Mason Ward and 2,396,261 shares of Class A Common Stock held directly by Alco. Mason Ward is the Chief Financial Officer of Alco and, in such capacity, has voting and investment control over the shares held by Alco such that Mason Ward may be deemed to indirectly beneficially own the shares owned directly by Alco. The address of the entity listed above is 33930 Weyerhaeuser Way S., Suite 150, Federal Way, Washington 98001.

(7)	Consists of options to purchase 34,575 shares of Class A Common Stock exercisable within 60 days of February 2, 2024.
(8)

Consists of (i) 916,289 shares of Class A Common Stock held by DNX Partners III, LP (“DNX III”), (ii) 320,645 shares of Class A Common Stock held by DNX Partners Japan III, LP (“DNX Japan III”) and (iii) 14,852 shares of Class A Common Stock held by DNX Partners S-III, LP (“DNX S-III”). DNX, LLC (“DNX III LLC”) is the general partner of DNX III and DNX Japan III, and DNX Partners S3, LLC (“DNX S3”) is the general partner of DNX S-III. Mitch Kitamura is the Managing Partner of DNX Partners and a Manager of each of DNX III LLC and DNX S3 and, in such capacity, has voting and investment control over the shares held by DNX III, DNX Japan III and DNX S-III such that Mr. Kitamura may be deemed to indirectly beneficially own the shares owned directly by DNX III, DNX Japan III and DNX S-III. The address of the persons and entities listed above is 55 East 3rd Avenue, San Mateo, California 94401.

(9)

The business address of CF&CO is 110 E. 59th St., New York, NY 10022. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor Fitzgerald, L.P. (“Cantor LP”) and directly or indirectly controls the managing general partner of Cantor Fitzgerald Securities (“CFS”). Mr. Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM’s sole stockholder. Cantor LP, indirectly, holds a majority of the ownership interests of CFS which is the majority owner of CF&CO. As such, each of Cantor LP, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by CF&CO. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly, or indirectly.

SELLING SECURITYHOLDERS

The Selling Securityholders acquired shares of our Common Stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO or in connection with the Business Combination. Pursuant to the A&R Registration Rights Agreement, the Lock-up Agreements, the Share Transfer Agreements, the Cohen Engagement Letter, the SEPA, the GEM Settlement Agreement, the GEM Promissory Note, the GEM Warrant, the Fee Reduction Agreement, the Senior Convertible Notes, the Roth Addendum, and the Yorkville Registration Rights Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the shares of Class A Common Stock that may be issued upon exercise of the GEM Warrant and conversion of the Notes and (ii) the shares of our Class A Common Stock issued or issuable to the Selling Securityholders pursuant to the Merger Agreement, the Share Transfer Agreements, the Cohen Engagement Letter, the Fee Reduction Agreement, the Non-Redemption Agreements, the Roth Agreements, and the SEPA.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of February 2, 2024 regarding the beneficial ownership of our Class A Common Stock and Warrants by the Selling Securityholders and the shares of Class A Common Stock being offered by the Selling Securityholders (“Registrable Securities”). The applicable percentage ownership of Class A Common Stock is based on approximately 16,984,867 shares of Common Stock outstanding as of February 2, 2024 (including, for this purpose, 2,311,134 shares of Class A Common Stock issuable upon conversion of 2,311,134 shares of Class B Common Stock outstanding as of February 2, 2024). The number of shares issuable upon conversion of the various Notes represent management’s reasonable estimates based on information available at this time and are subject to update for actual VWAP and other market figures as of the applicable time of conversion, as well as any adjustments to the applicable conversion price. Information with respect to shares of Class A Common Stock owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock offered and no other purchases or sales of our Class A Common Stock. The Selling Securityholders may offer and sell some, all or none of their shares of Class A Common Stock, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Class A Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Up to 11,500,000 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

	Number of Shares of Common Stock Beneficially Owned	Maximum Number of Shares of Common Stock to be Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Name of Selling Securityholder			Number	Percent
7GC & Co. Holdings LLC (1)	5,064,110	5,064,110	—	—
Alco Investment Company (2)	2,396,261	2,396,261	—	—
Atlas Merchant Capital SPAC Fund I LP (3)	41,250	41,250	—	—
Boston Patriot Merrimack St. LLC (4)	16,674	16,674	—	—
Cantor Fitzgerald & Co. (5)	1,113,927	1,113,927	—	—
Courtney Robinson	25,000	25,000	—	—
CP BF Lending LLC (6)	582,923	582,923	—	—
DNX Partners III, LP (7)	916,289	916,289	—	—
DNX Partners Japan III, LP (7)	320,645	320,645	—	—
DNX Partners S-III, LP (7)	14,852	14,852	—	—
Estate of Roland A. Linteau III	1,573,538	1,573,538	—	—
Exos Collateralized SPAC Holdings Fund LP (8)	41,250	41,250	—	—
Fifth Lane Partners Fund LP (9)	41,250	41,250	—	—
Fir Tree Capital Opportunity Master Fund, LP (4)	2,886	2,886	—	—
Fir Tree Capital Opportunity Master Fund III, LP (4)	4,922	4,922	—	—
Fir Tree Value Master Fund, LP (4)	4,864	4,864	—	—
FT SOF XIII (SPAC) Holdings, LLC (4)	1,904	1,904	—	—
GEM Yield Bahamas Limited (10)	828,533	2,828,533	—	—
Harraden Circle Investors, LLC (11)	31,250	31,250	—	—
J.V.B. Financial Group, LLC (12)	105,000	105,000	—	—
Joseph Davy (13)	2,311,134	2,311,134	—	—
Kent Schofield	25,000	25,000	—	—
Kepos Special Opportunities Master Fund L.P. (14)	41,250	41,250	—	—
Lumyna Specialist Funds – Event Alternative Fund (15)	8,922	8,922	—	—
MMF LT, LLC (16)	35,875	35,875	—	—
Patrick Eggen	25,000	25,000	—	—
Polar Multi-Strategy Master Fund (17)	31,250	31,250	—	—
PSAM WorldArb Master Fund Ltd. (18)	32,328	32,328	—	—
Roth Capital Partners, LLC (19)	175,000	775,000	—	—
Sandia Investment Management, LP (20)	41,251	41,251	—	—
Seaport Global Securities LLC (21)	69,375	69,375	—	—
Tripp Jones	25,000	25,000	—	—
YA II PN, Ltd. (22)	1,750,000	5,726,282	—	—

(1)

VII Co-Invest Sponsor LLC and HC 7GC Partners I LLC are the managing members of the Sponsor. VII Co-Invest Sponsor LLC is managed by SP Global Advisors LLC, which is managed by Jack Leeney. Each of Tom Hennessy and Joseph Beck are the managing members of HC 7GC Partners I LLC. As such, each of the foregoing individuals have voting and investment discretion with respect to the common stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Class A Common

Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address is 388 Market Street, Suite 1300, San Francisco, CA 94111.

(2)

Only includes shares of Class A Common Stock issued directly to Alco and excludes shares of Class A Common Stock issued to Mason Ward, who has voting and investment control over the shares held by Alco such that Mr. Ward may be deemed to beneficially own the shares owned directly by Alco. Mr. Ward is the Chief Financial Officer of Alco and, in such capacity, has voting and investment control over the shares held by Alco such that Mr. Ward may be deemed to indirectly beneficially own the shares owned directly by Alco. The address of the entity listed above is 33930 Weyerhaeuser Way S., Suite 150, Federal Way, Washington 98001.

(3)

The shares are held directly by Atlas Merchant Capital SPAC Fund I LP (the “Fund”). Atlas Merchant Capital LLC (the “Advisor”) is a registered investment advisor and the investment manager of the Fund. Atlas Merchant Capital Holdings, Ltd. (“Holdings”) is the managing member of the Advisor; Atlas Merchant Capital LP (“AMC Capital”) is the sole voting shareholder of Holdings; and Atlas Merchant Capital GP LLC (“AMC-GP”) is the general partner of AMC Capital. AMC SPAC Fund GP LP (the “General Partner”) is the general partner of the Fund and AMC SPAC Fund MGP LLC (“AMC SPAC MGP”) is the general partner of the General Partner. Robert E. Diamond and David I. Schamis are the sole members of AMC-GP and AMC SPAC MGP. Each of the Advisor, Holdings, AMC Capital, AMC-GP, the General Partner, AMC SPAC MGP and Messrs. Diamond and Shamis may be deemed to indirectly beneficially own the shares directly held by the Fund, but each of such persons disclaims such beneficial ownership except to the extent of its of his pecuniary interest in the shares held by the Fund. The address of the persons listed above is 477 Madison Ave., 22nd Floor, New York, NY 10022.

(4)

Fir Tree Capital Management LP (“Fir Tree”) is the investment manager of each of Boston Patriot Merrimack St. LLC, Fir Tree Capital Opportunity Master Fund, LP, Fir Tree Capital Opportunity Master Fund III, LP, Fir Tree Value Master Fund, LP and FT SOF XIII (SPAC) Holdings, LLC and holds exclusive voting and investment control over the shares. Fir Tree’s address is 500 Fifth Ave, 9th Floor, New York, New York 10110.

(5)

Consists of 1,113,927 shares of Class A Common Stock issuable pursuant to the Fee Reduction Agreement. The business address of CF&CO is 110 E. 59th St., New York, NY 10022. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor Fitzgerald, L.P. (“Cantor LP”) and directly or indirectly controls the managing general partner of Cantor Fitzgerald Securities (“CFS”). Mr. Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM’s sole stockholder. Cantor LP, indirectly, holds a majority of the ownership interests of CFS which is the majority owner of CF&CO. As such, each of Cantor LP, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by CF&CO. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly, or indirectly.

(6)

Consists of 582,923 shares of Class A Common Stock issuable upon conversion of the Senior Convertible Notes, calculated based on $1,821,345.31 principal balance outstanding and $713,500.45 interest accrued as of September 30, 2023 and an adjusted conversion price of approximately $4.35 calculated from the conversion price of approximately $2.67 divided by the Exchange Ratio at Closing. Brad Shain has voting and dispositive power over the shares of CP BF Lending, LLC. The address of the person and entity listed above is 1910 Fairview Ave E, Suite 200, Seattle Washington 98102.

(7)

Consists of (i) 916,289 shares of Class A Common Stock held by DNX Partners III, LP (“DNX III”), (ii) 320,645 shares of Class A Common Stock held by DNX Partners Japan III, LP (“DNX Japan III”) and (iii) 14,852 shares of Class A Common Stock held by DNX Partners S-III, LP (“DNX S-III”). DNX III, LLC (“DNX III LLC”) is the general partner of DNX III and DNX Japan III, and DNX Partners S3, LLC (“DNX S3”) is the general partner of DNX S-III. Mitch Kitamura is the Managing Partner of DNX Partners and a Manager of each of DNX III LLC and DNX S3 and, in such capacity, has voting and investment control over the shares held by DNX III, DNX Japan III and DNX S-III such that Mr. Kitamura may be deemed to indirectly beneficially own the shares owned directly by DNX III, DNX Japan III and DNX S-III. The address of the persons and entities listed above is 55 East 3rd Avenue, San Mateo, California 94401.

(8)

Exos Collateralized SPAC Holdings Fund GP LLC (“Exos GP”) is the general partner of, and Exos Asset Management LLC (“Exos Manager”; and together with Exos GP, the “Exos Entities”)) is the investment manager to, Exos Collateralized SPAC Holdings Fund LP (the “Exos Fund”). Accordingly, each of the Exos Entities may be deemed to indirectly beneficially own the shares owned directly by the Exos Fund. The address of the entity listed above is 1370 Broadway, Suite 1450, New York, New York 10018.

(9)

Fifth Lane Partners Fund, LP is managed by Fifth Lane GP, LP (its General Partner) and Fifth Lane Capital, LP (its Investment Manager). Cavan Copeland is the sole decision marker and principal for all Fifth Lane entities. The address of the entity listed above is 3300 N IH-35, Suite 380, Austin, TX 78705.

(10)

“Number of Shares of Common Stock Beneficially Owned” consists of 828,533 shares of Class A Common Stock issuable upon exercise of the GEM Warrant. “Maximum Number of Shares of Common Stock to be Offered” consists of 828,533 shares of Class A Common Stock issuable upon exercise of the GEM Warrant and 2,000,000 shares of Class A Common Stock that may be issuable pursuant to the GEM Promissory Note. Christopher Brown is the manager of the GEM Global Yield LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 (“GEM”), and, in such capacity, has voting and investment control over the shares held by GEM such that Mr. Brown may be deemed to indirectly beneficially own the shares owned directly by GEM. The address of the person and entity listed above is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg.

(11)

Consists of 31,250 shares of Class A Common Stock allocated to investors managed by Harraden Circle Investors, LLC (“Harraden”). Frederick V. Fortmiller, Jr. is the managing member of Harraden and may be deemed to have power to voting and dispositive power with respect to the shares held by these entities. The business address of these entities and Mr. Fortmiller is 299 Park Ave, 21st Floor, New York, NY 10171.

(12)

J.V.B. Financial Group, LLC is a subsidiary of J.V.B. Financial Holdings, LLC which is owned by Cohen & Company, LLC, the operating entity for Cohen & Company Inc., which is controlled by its CEO, Lester Brafman. The address of the persons and entities listed above is 3 Columbus Circle, 24th Floor, New York, NY 10019.

(13)

Consists of 2,311,134 shares of Class A Common Stock issuable upon conversion of 2,311,134 shares of Class B Common Stock held by Joseph Davy. The address of Mr. Davy is 435 Ericksen Ave, Suite 250, Bainbridge Island, Washington 98110.

(14)

Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address of Kepos Capital LP and Mr. Carhart is 11 Times Square, 35th Floor, New York, New York 10036.

(15)

P. Schoenfeld Asset Management LP, or PSAM, is the investment manager of Lumyna Specialist Funds – Event Alternative Fund. Peter Schoenfeld is the CEO of PSAM. PSAM and Peter Schoenfeld have voting and investment power over the shares held directly by Lumyna Specialist Funds – Event Alternative Fund. Each of PSAM and Peter Schoenfeld disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The business address of PSAM is 1350 Avenue of the Americas 21st floor, New York, NY 10019.

(16)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by

MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(17)

Consists of 31,250 shares of Class A Common Stock held directly by Polar Multi-Strategy Master Fund (the “Polar Fund”). The Polar Fund is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(18)

P. Schoenfeld Asset Management LP, or PSAM, is the investment manager of PSAM WorldArb Master Fund Ltd. Peter Schoenfeld is the CEO of PSAM. PSAM and Peter Schoenfeld have voting and investment power over the shares held directly PSAM WorldArb Master Fund Ltd. Each of PSAM and Peter Schoenfeld disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The business address of PSAM is 1350 Avenue of the Americas 21st floor, New York, NY 10019.

(19)

“Number of Shares of Common Stock Beneficially Owned” consists of 175,000 shares of Class A Common Stock issued to Roth pursuant to the Roth Addendum. “Maximum Number of Shares of Common Stock to be Offered” consists of (i) 175,000 shares of Class A Common Stock held by Roth and (ii) 600,000 shares of Class A Common Stock that may become issuable as Additional Roth Shares to Roth pursuant to the Roth Addendum. As members of Roth, Byron Roth and Gordon Roth have voting and dispositive power with respect to the shares held of record by Roth. The business address of Roth Capital is 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(20)

Consists of 41,251 shares of Class A Common Stock allocated to investors managed by Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, MA 02108.

(21)	Consists of 69,375 shares of Class A Common Stock held directly by Seaport Global Securities LLC. The business address of Seaport is 360 Madison Ave, 22nd Fl, New York, New York 10017.

(22)

“Number of Shares of Common Stock Beneficially Owned” consists of 1,750,000 shares of Class A Common Stock issuable upon conversion of the outstanding First Yorkville Promissory Note, at a conversion price of $2.00 per share as of February 1, 2024. “Maximum Number of Shares of Common Stock to be Offered” consists of 5,726,282 shares of Class A Common Stock issuable pursuant to Advances under the SEPA, in the amount required to be registered under the Yorkville Registration Rights Agreement as such number of shares of Class A Common Stock as is equal to the quotient of $4,500,000 divided by a price per share of Class A Common Stock equal to the lowest VWAP over the ten trading days prior to the filing of the first amendment to the registration statement of which this prospectus forms a part, multiplied by two. YA II PN, Ltd. (“YA II”) is beneficially owned by YA Global Investments II (U.S.), LP (the “YA Feeder”). Yorkville Advisors Global, LP (the “YA Advisor”) is the investment manager to YA II. Yorkville Advisors Global II, LLC (the “YA Advisor GP”) is the general partner to the YA Advisor. YAII GP, LP (the “YA GP”) is the general partner to the YA Feeder. YA II GP II, LLC (the “Yorkville GP”) is the general partner to the YA GP. Mark Angelo makes the investment decisions on behalf of YA II. Accordingly, each of YA II, YA Feeder, the YA Advisor, the YA Advisor GP, the YA GP, the Yorkville GP and Mark Angelo may be deemed affiliates and therefore may be deemed to beneficially own the same number of Class A Shares. The address of the persons and entities listed above is 1012 Springfield Ave, Mountainside, NJ 07092.

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of the Company’s securities does not purport to be complete and is subject to the provisions of the Charter, the Bylaws and applicable law. The applicable provisions of the Charter and the Bylaws that are filed with the registration statement of which this prospectus forms a part should be read carefully and in their entirety.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 350,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 75,000,000 shares of Preferred Stock. As of February 2, 2024, there were 16,984,867 shares of Common Stock and no shares of Preferred Stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Class A Common Stock

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class A Common Stock are not entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of the Company as may be declared and paid from time to time by the Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of shares of Class A Common Stock or shares of Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or shares of Class B Common Stock, as applicable.

Rights upon liquidation. Subject to applicable law and the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Other rights. No holder of Class A Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences, and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of the Preferred Stock that the Company may issue in the future.

Class B Common Stock

Issuance of Class B Common Stock. Shares of Class B Common Stock may be issued only to, and registered in the name of, Mr. Davy and any entities wholly-owned (directly or indirectly) by Mr. Davy, or any trust for the benefit of Mr. Davy, or of which Mr. Davy is a trustee or has sole or shared voting power such that Mr. Davy has Voting Control (as defined in the Charter) over the shares held therein; provided that, in each case, Mr. Davy has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class B Common Stock held by such entity and the transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to Mr. Davy (collectively, “Permitted Class B Owners”).

Voting rights. Each holder of Class B Common Stock is entitled to 10 votes for each share of Class B Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class B Common Stock are not entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of the Company as may be declared and paid from time to time by the Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of shares of Class A Common Stock or shares of Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or shares of Class B Common Stock, as applicable.

Rights upon liquidation. Subject to applicable law and the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Transfers. Pursuant to the Charter, holders of shares of Class B Common Stock are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree.

Conversion. Each share of Class B Common Stock will be (1) automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer (as defined in the Charter) of such shares of Class B Common Stock, except for a Permitted Transfer (as defined in the Charter) and (2) subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock at the determination of the Board 90 days after the earliest date (the “Termination Anniversary Date”) that any of the following conditions are satisfied: (i) Mr. Davy’s employment as Chief Executive Officer being terminated for cause or due to death or permanent disability; (ii) Mr. Davy resigns (other than for good reason) as the Chief Executive Officer of the Company; or (iii) Mr. Davy no longer serves as a member of the Board. In the event that Mr. Davy is reinstated as the Chief Executive Officer of the Company or is reelected or reappointed to serve as a member of the Board prior to the Termination Anniversary Date (each, a “Reset Event”), then the shares of Class B Common Stock will not be converted pursuant to clause (2) unless and until the ninety-day anniversary of the date that any of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Termination Anniversary Date will extend until the ninety-day anniversary of the date that any of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary. In addition, upon delivery by Mr. Davy of written notice (a “Conversion Notice”) to the Company at any time requesting the conversion of all or a portion of the shares of Class B Common Stock held by Mr. Davy, the Company shall, without further action on the part of the Company or any holder of shares of Class B Common Stock, be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock (a “Voluntary Conversion”). The election by the Founder to effect a Voluntary Conversion shall be irrevocable.

Other rights. No holder of Class B Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences, and privileges of holders of the shares of Class B Common Stock are subject to those of the holders of any shares of the Preferred Stock that the Company may issue in the future.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Class A Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.

Warrants

Public Stockholder Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination (January 13, 2024) (subject to certain exceptions). Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants, and the Company will use its best efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if shares of Class A Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their 7GC Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the average last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders.

Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $18.00.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants :

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price per share of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures

A holder of a Public Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable per share of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price per share of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each Public Warrant) does not exceed $0.50, then the Public Warrant price shall be decreased, effective immediately, by the amount of cash and/or fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of the Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the

7GC Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes warrant value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants were issued in registered form under a Warrant Agreement, dated December 22, 2020, by and between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting or supplementing any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in the prospectus dated December 22, 2020, or defective provision, or adding or changing any other provision of the Warrant Agreement with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the holders and (ii) to provide for the delivery of an issuance pursuant to Section 4.4 of the Warrant Agreement. All other modifications or amendments, including any amendment to increase the Public Warrant price or shorten the exercise period, shall require the vote or written consent of the holders of a majority of the then outstanding Public Warrants. You should review a copy of the Warrant Agreement, which has been filed as an exhibit to the registration statement filed with the SEC for the IPO, for a complete description of the terms and conditions applicable to the Public Warrants.

The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of the shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholder.

GEM Warrant

The GEM Warrant entitles GEM to purchase up to 828,533 shares of Class A Common Stock at an exercise price of $6.49 per share. The exercise price will be adjusted to 105% of the then-current exercise price if on December 15, 2024, the GEM Warrant has not been exercised in full, and the average closing price per share of Class A Common Stock for the 10 trading days preceding December 15, 2024 is less than 90% of the then-current exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 15, 2026.

The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of Common Stock, or securities convertible into or exercisable or exchangeable for, shares of Common Stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such Common Stock or other securities.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant is subject to a restriction on exercise of the GEM Warrant such that the GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Common Stock.

Debt

Senior Convertible Notes

On February 19, 2021, Legacy Banzai issued the First Senior Convertible Note in an aggregate principal amount of $1.5 million to CP BF in connection with the Loan Agreement. On October 10, 2022, the Loan

Agreement was amended, whereby CP BF waived payment by Banzai of four months of cash interest with respect to the term loan under the Loan Agreement in replacement for the Second Senior Convertible Note in an aggregate principal amount of $321,345. On August 24, 2023, Legacy Banzai and CP BF entered into the Forbearance Agreement, in connection with which they agreed to amend and restate the Senior Convertible Notes so that they would not convert at the Closing of the Business Combination as a “Change of Control.”

After Closing, the Senior Convertible Notes became convertible, at CP BF’s option on 5 days’ written notice to the Company, into shares of Class A Common Stock. The Senior Convertible Notes provide that, at all times after a SPAC Transaction (as defined in the Senior Convertible Notes), the conversion price for any such conversion is $4.3485 per share.

The terms of the Senior Convertible Notes provide that the conversion price of the Senior Convertible Notes is subject to adjustment to account for increases or decreases in the number of outstanding shares of Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations, reclassifications, and dividends on capital stock payable in capital stock. In the event the Company issues dividends on capital stock payable in cash, the Senior Convertible Notes entitle the holder to receive upon conversion, a dividend or other distribution in an amount equal to the amount the holder would have received if all outstanding principal and accrued but unpaid interest had been converted into Class A Common Stock on the date of such event, in accordance with the terms of the Senior Convertible Notes.

The Senior Convertible Notes accrue paid-in-kind interest on the unpaid principal balance at a rate equal to 15.5% per annum, compounding monthly, subject to an increase to 20.0% upon an event of default as described in the Senior Convertible Notes, and have a maturity date of February 19, 2025.

The Senior Convertible Notes are subject to a restriction on conversion such that the principal of the Senior Convertible Notes may not be converted if such conversion would result in the beneficial ownership of CP BF and its affiliates in excess of 19.99% of shares of Common Stock outstanding immediately after giving effect to the conversion (provided that such beneficial ownership limitation shall be 9.99% with respect to any holder other than CP BF and such holder’s affiliates).

GEM Promissory Note

The GEM Promissory Note has an aggregate amount of $1.0 million, with principal on the GEM Promissory Note, together with all accrued but unpaid interest on such principal amount, to be paid to GEM, in cash, in monthly payments of $100,000 on the first day of each month, beginning on March 1, 2024 with the final payment to be made on December 1, 2024. At any time and from time to time, the Company may prepay in whole or in part, without premium or penalty, the outstanding principal amount of the GEM Promissory Note, together with all accrued but unpaid interest on such principal amount up to the date of prepayment.

The GEM Promissory Note provides that, in the event that the Company fails to make a monthly payment when due, then on or before the fifth trading day after the payment due date, such monthly payment amount shall convert into the right of GEM to receive, and obligation of the Company to issue, an amount of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP for the trading day immediately preceding the payment due date, and requires that the Company include 2,000,000 shares of Class A Common Stock in this registration statement for resale by GEM in the event issued to GEM pursuant to the GEM Promissory Note. The number of shares issuable upon conversion of the GEM Promissory Note may be less or more than 2,000,000, depending on the stock price of Class A Common Stock on the applicable calculation date.

Pursuant to the GEM Promissory Note, the Company agreed to use reasonable best efforts to cause the registration statement of which this prospectus forms a part to become effective as promptly as reasonably practicable.

Yorkville Promissory Notes

On December 14, 2023, 7GC, Legacy Banzai and Yorkville entered into the Original SEPA and, on February 5, 2024, the Company and Yorkville entered into the Supplemental SEPA Agreement, pursuant to which, subject to certain conditions, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $100 million of Class A Common Stock, at the Company’s request any time during the commitment period.

Pursuant to the SEPA, Yorkville has agreed to advance to the Company the Pre-Paid Advance in a principal amount of $4.5 million, which shall be evidenced by promissory notes convertible into shares of Class A Common Stock. The first Pre-Paid Advance in a principal amount of $2.0 million (less a 10% discount) was advanced at the Closing and was evidenced by issuance by the Company on December 14, 2023 to Yorkville of the First Yorkville Promissory Note having a principal amount of $2.0 million, the Second Tranche of $1.0 million (less a 10% discount) is being advanced on the date of filing of this amendment to the registration statement of which this prospectus forms a part and is evidenced by the issuance by the Company on February 5, 2024 of the Second Yorkville Promissory Note having a principal amount of $1.0 million and the Third Tranche of $1.5 million (less a 10% discount) will be funded upon effectiveness of the registration statement of which this prospectus forms a part; provided that if at the time of the initial filing of such registration statement, shares issuable under the maximum number of Common Stock issued or issuable pursuant to any transaction or series of transactions contemplated under the SEPA multiplied by the closing price on the day prior to such filing is less than $7.0 million (i.e., 2x coverage of the Pre-Paid Advance), the Third Tranche will be further conditioned upon the Company obtaining stockholder approval to exceed the Exchange Cap. Funding of the Third Tranche will be evidenced by issuance by the Company to Yorkville of the Third Yorkville Promissory Note having a principal amount of $1.5 million.

The Yorkville Promissory Notes shall be convertible by Yorkville into shares of Class A Common Stock at an aggregate purchase price based on a price per share equal to the lower of (a) the Fixed Price of $2.0766 per share or (b) the Variable Price of 90% of the lowest daily VWAP of the shares of Class A Common Stock on Nasdaq during the ten trading days immediately prior to each conversion, but which Variable Price shall not be lower than the Floor Price then in effect; provided, however, that the Fixed Price shall be adjusted (downwards only) to equal the average VWAP for the three (3) trading days immediately prior to the date that is twenty (20) trading days following the issuance of the first pre-paid advance. The “Floor Price” will be the $2.00 per share; provided, however, that the Floor Price shall be adjusted (downwards only) to equal twenty percent (20%) of the average VWAP of the shares of Class A Common Stock for the five (5) trading days immediately prior to the date of effectiveness of the initial registration statement. Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than five (5) trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the shares of Class A Common Stock is less than the Fixed Price.

The First Yorkville Promissory Note accrues interest on the outstanding principal balance at an annual rate equal to 0%, subject to an increase to 18% upon an event of default as described in the First Yorkville Promissory Note, and has a maturity of June 14, 2024, as may be extended at the option of the holder. The Second Yorkville Promissory Note and Third Yorkville Promissory Note will be due six months from the applicable date of issuance, and interest shall accrue on the outstanding balance of the Second Yorkville Promissory Note and Third Yorkville Promissory Note at an annual rate equal to 0%, subject to an increase to 18% upon an event of default as described in the Second Yorkville Promissory Note and Third Yorkville Promissory Note.

An “Amortization Event” will occur under the terms of the Yorkville Promissory Notes if (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days, (ii) the

Company has issued in excess of 99% of Class A Common Stock available under the Exchange Cap, or (iii) the Company is in material breach of its obligations under the Yorkville Registration Rights Agreement and such breach remains uncured for a period of five trading days or the occurrence of certain registration events specified in the Yorkville Registration Rights Agreement, including (but not limited to) that the Resale Registration Statement is not declared effective on or prior to the 60th day following the initial filing thereof, the Resale Registration Statement ceases to remain continuously effective, inability of Yorkville to utilize the prospectus within the Resale Registration Statement for more than 30 consecutive calendar days or an aggregate of 40 calendar days during any 12-month period. Within seven trading days of an Amortization Event, the Company will be obligated to make monthly cash payments in an amount equal to the sum of (i) $1.0 million of principal of the Yorkville Promissory Notes (or the outstanding principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) a payment premium of 10% in respect of such Amortization Principal Amount, plus (iii) accrued and unpaid interest thereunder. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if at any time after an Amortization Event (a) the Company reduces the Floor Price to an amount no more than 75% of the closing price of the shares of Class A Common Stock on the trading day immediately prior to such reset notice (and no greater than the initial Floor Price), or (b) the daily VWAP is greater than the Floor Price for a period of ten consecutive trading days, unless a subsequent Amortization Event occurs.

Yorkville SEPA

On December 14, 2023, the Company entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $100 million of Class A Common Stock, subject to certain limitations and conditions set forth in the SEPA, at our request any time pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) other customary conditions precedent.

At any time during the Commitment Period and provided that a balance under a Yorkville Promissory Note is outstanding, Yorkville may, by providing an Investor Notice to the Company, require the Company to issue and sell shares to Yorkville as set out in the relevant Investor Notice, subject to certain limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

Otherwise, the Class A Common Stock to be issued to Yorkville from time to time under the SEPA will be issued at one of two pricing options, at the election of the Company. Under Pricing Option 1, the Company will sell the Class A Common Stock at 95% of the VWAP of the Class A Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day or (ii) if submitted to Yorkville after 9:00 a.m. on a trading day, upon receipt by the Company of written confirmation of acceptance of such Advance Notice by Yorkville (or the open of regular trading hours, if later), and which confirmation shall specify such commencement time, and, in either case, ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice. Under Pricing Option 2, the Company will sell the Class A Common Stock at 96% of the lowest daily VWAP of the Class A Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the date of the Advance Notice or (ii) if submitted to Yorkville after 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the trading day immediately following the date of the Advance Notice.

We will control the timing and amount of any issuances of Class A Common Stock to Yorkville, except for the issuance of shares of Class A Common Stock following receipt of an Investor Notice or pursuant to conversion of a Yorkville Promissory Note. Actual issuances of Class A Common Stock to Yorkville under the SEPA will depend on a variety of factors to be determined by us from time to time, including the frequency and prices at which we issue Class A Common Stock to Yorkville, market conditions and the trading price of our Class A Common Stock, our ability to meet the conditions set forth in the SEPA, and determinations by us as to the appropriate sources of funding for our company and our operations.

The SEPA does not require Yorkville to subscribe for or acquire any shares of Class A Common Stock under the SEPA if those shares of Class A Common Stock, when aggregated with all other shares of Class A Common Stock acquired by Yorkville under the SEPA, would result in Yorkville beneficially owning more than 9.99% of the then outstanding shares of Class A Common Stock.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to Yorkville under the SEPA is subject to the satisfaction or waiver of certain conditions, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the SEPA;

•	having paid the initial commitment fee and issued the Yorkville Closing Shares;

•

the effectiveness of the registration statement of which this prospectus forms a part (and any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued by us to Yorkville under the SEPA);

•

having obtained all permits and qualifications required by any applicable state for the offer and sale of all of the shares of Class A Common Stock issuable pursuant to such Advance Notice, or having the availability of exemptions therefrom;

•	the board of directors having approved the transactions contemplated by the SEPA and related transactional documents;

•	no Material Outside Event (as defined in the SEPA) shall have occurred or be continuing;

•	having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the SEPA to be performed, satisfied or complied with by us;

•

the absence of any statute, regulation, executive order, decree, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the SEPA;

•	trading in our Class A Common Stock shall not have been suspended by the SEC, Nasdaq or FINRA;

•	we shall not have received any final and non-appealable notice that the listing or quotation of the Class A Common Stock on Nasdaq shall be terminated;

•

we shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Ordinary Shares, electronic trading or book-entry services by DTC with respect to the Ordinary Shares is continuing, being imposed or contemplated;

•	all of the shares of Class A Common Stock issuable pursuant to the applicable Advance Notice shall have been duly authorized by all necessary corporate action of us;

•

all shares of Class A Common Stock relating to all prior Advance Notices required to have been received by Yorkville under the SEPA by the date of the relevant Advance Notice shall have been delivered to Yorkville; and

•	the representations contained in the applicable Advance Notice shall be true and correct in all material respects.

No Short-Selling by Yorkville

Yorkville has agreed that neither Yorkville nor its officers, affiliates, or any entity managed or controlled by Yorkville, shall engage in any short sales of our Class A Common Stock, provided that such persons may sell shares of Class A Common Stock that Yorkville is unconditionally obligated to subscribe for pursuant to the SEPA.

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earlier to occur of:

•

the first day of the month next following the 36-month anniversary of the date of the SEPA, provided that if a Yorkville Promissory Note is then outstanding, such termination shall be delayed until such date that the Yorkville Promissory Note that was outstanding has been repaid (and/or converted); and

•	the date on which Yorkville shall have made payment of Advances pursuant to the SEPA for shares of Class A Common Stock equal to the commitment amount of $100.0 million.

We have the right to unilaterally terminate the SEPA upon five trading days’ prior written notice to Yorkville, provided that (i) there are no outstanding Advance Notices that have not been completed; (ii) there is no outstanding balance under a Yorkville Promissory Note; and (iii) we have paid all amounts owed to Yorkville pursuant to the SEPA.

The SEPA may also be terminated at any time by mutual written consent of Yorkville and us.

Effect of Issuances of Class A Common Stock Under the SEPA on our Stockholders

All shares of Class A Common Stock that may be issued by us to Yorkville under the SEPA that are being registered under the Securities Act for resale by Yorkville under this prospectus are expected to be freely tradable. The shares of Class A Common Stock being registered for resale in this offering may be issued by us to Yorkville from time to time at our discretion during the commitment period or are issued following a conversion of a Yorkville Promissory Note. The resale by Yorkville of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline. Issuances of shares of Class A Common Stock, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to issue to Yorkville all, some or none of the shares of Class A Common Stock that may be available for issuance to Yorkville pursuant to the SEPA.

If and when we do issue shares of Class A Common Stock to Yorkville, either at our election or pursuant to an Investor Notice, or when Yorkville decides to convert Yorkville Promissory Notes, to Yorkville pursuant to the SEPA, Yorkville may resell all, some, or none of such shares of Class A Common Stock in its discretion and at different prices subject to the terms of the SEPA. As a result, investors who purchase shares of Class A Common Stock from Yorkville in this offering at different times will likely pay different prices for those shares of Class A Common Stock, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares of Class A Common Stock they purchase from Yorkville in this offering as a result of future issuances made by us to Yorkville at prices lower than the prices such investors paid for their shares of Class A Common Stock in this offering.

Because the subscription price per shares of Class A Common Stock to be paid by Yorkville for the Class A Common Stock will fluctuate based on the market prices of our Class A Common Stock during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of shares of Class A

Common Stock that we will issue to Yorkville under the SEPA, the actual subscription price per share of Class A Common Stock to be paid by Yorkville for those shares of Class A Common Stock, or the actual gross proceeds to be raised by us from those issuances, if any.

Although the SEPA provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the SEPA, direct Yorkville to subscribe for our Class A Common Stock in one or more Advances under the SEPA, for a maximum aggregate subscription price of up to $100 million, only 5,726,282 shares of Class A Common Stock (excluding the 300,000 Yorkville Closing Shares) are being registered for resale under the registration statement of which this prospectus forms a part. While the market price of our Class A Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual subscription price to be paid by Yorkville under the SEPA for shares of Class A Common Stock, if any, may also fluctuate, in order for us to receive the full amount of Yorkville’s commitment under the SEPA, it is possible that we may need to issue more than the number of shares of Class A Common Stock being registered for resale under the registration statement of which this prospectus forms a part.

If it becomes necessary for us to issue to Yorkville more shares of Class A Common Stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100 million under the SEPA, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional shares of Class A Common Stock, which the SEC must declare effective, in each case, before we may elect to issue any additional shares of Class A Common Stock to Yorkville under the SEPA. The number of shares of Class A Common Stock ultimately offered for resale by Yorkville depends upon the number of shares of Class A Common Stock, if any, we ultimately issue to Yorkville under the SEPA.

The issuance, if any, of shares of Class A Common Stock to Yorkville pursuant to the SEPA would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of Class A Common Stock that our existing stockholders own would not decrease as a result of issuances, if any, under the SEPA, the shares of Class A Common Stock owned by our existing stockholders would represent a smaller percentage of our total issued shares of Class A Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds, before deducting any discount to Yorkville or expenses payable by us, we would receive from Yorkville from our issuance of such number of shares of Class A Common Stock to Yorkville for a maximum aggregate subscription amount of $100 million to Yorkville under the SEPA at varying subscription prices:

Assumed Average Subscription Price Per Share of Class A Common Stock	Number of Shares of Class A Common Stock to be Issued if Full Subscription(1)	Percentage of Outstanding Shares of Class A Common Stock After Giving Effect to the Issuance to Yorkville(2)	Gross Proceeds from the Issuance of Shares of Class A Common Stock to Yorkville Under the SEPA
0.50	200,000,000	93.2%	$100,000,000
0.75	133,333,333	90.1%	$100,000,000
1.00	100,000,000	87.2%	$100,000,000
1.50	66,666,667	82.0%	$100,000,000
1.58(3)	63,291,139	81.2%	$100,000,000
2.00	50,000,000	77.3%	$100,000,000
4.00	25,000,000	63.0%	$100,000,000
6.49(4)	15,408,320	51.2%	$100,000,000

(1)	Does not include 300,000 Yorkville Closing Shares as consideration for its commitment to subscribe for shares of Class A Common Stock under the SEPA.

(2)

The denominator is based on 14,673,733 shares of Class A Common Stock outstanding as of February 2, 2024 (including the 300,000 Yorkville Closing Shares), adjusted to include the issuance of the number of shares set forth in the second column that we would have issued to Yorkville, assuming the average subscription price in the first column. The numerator is based on the number of shares of Class A Common Stock set forth in the second column.

(3)	Represents the closing price of our Class A Common Stock on February 1, 2024.
(4)	Represents the closing price of our Class A Common Stock on December 15, 2023, the trading day immediately following the Closing Date.

Amendment of Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The affirmative vote of the holders of a majority in voting power of the shares of the Company entitled to vote thereon is required to amend, alter, change, or repeal any provision of the Charter or to adopt any new provision of the Charter; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Company entitled to vote thereon is required to amend, alter, change, or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII of the Charter. The affirmative vote of a majority of the authorized number of directors of the Board and the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Bylaws.

Additionally, so long as shares of Class B Common Stock remain outstanding, the Charter requires the approval of Mr. Davy, as Founder, to amend, repeal, waive, or alter any provision in Section A of Article IV (or adopt any provision inconsistent therewith) of the Charter that would adversely affect the rights of holders of shares of Class B Common Stock.

Anti-Takeover Effects of Delaware Law and the Charter

Among other things, the Charter and Bylaws:

•

permit the Board to issue up to 75,000,000 shares of Preferred Stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•	provide that the Board is classified into three classes of directors;

•

provide that, subject to the rights of any series of Preferred Stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the Company’s capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

require that any action to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of the Company’s stockholders may be called only by the chairperson of the Board, the Company’s Chief Executive Officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the voting power of the stock of the Company entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions make it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Since the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change the Company’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and may have the effect of delaying changes in the Company’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Company’s stock.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

The Charter and the Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of the Company, or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to nominate candidates for election to the Board or to bring business before our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our the Bylaws, a stockholder’s notice needs to be received by the Secretary of the Company at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

Exclusive Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of the Company; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or its stockholders; (c) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the Charter or the Bylaws; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Charter or the Bylaws; (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Charter also requires that unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. The above shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Although we believe these provisions benefit us by providing increased consistency in the application of the DGCL in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We have not and will not opt out of the provisions of Section 203 of the DGCL regulating corporate takeovers under the Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Washington Business Corporation Act

The laws of the State of Washington, where the Company’s principal executive offices are expected to be located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the WBCA prohibits a “target corporation,” subject to certain exceptions, from engaging in certain “significant business transactions” with a “person” or group of persons which beneficially own 10% or more of the voting securities of the target corporation, or an “acquiring person,” for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions may include, among other things:

•	any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; and

•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the WBCA or is approved at an annual or special meeting of stockholders.

The Company will be considered a “target corporation” so long as its principal executive office is located in Washington, and: (i) a majority of its employees are residents of the state of Washington or it employs more than one thousand residents of the state of Washington; (ii) a majority of the Company’s tangible assets, measured by market value, are located in the state of Washington or it has more than $50.0 million worth of tangible assets located in the state of Washington; and (iii) any one of the following: (a) more than 10% of the Company’s stockholders of record are resident in the state of Washington; (b) more than 10% of the Company’s shares are owned of record by state residents; or (c) 1,000 or more of the Company’s stockholders of record are resident in the state of Washington.

If the Company meets the definition of a target corporation, the WBCA may have the effect of delaying, deferring, or preventing a future change of control.

Limitations on Liability and Indemnification of Officers and Directors

The Charter eliminates the Company’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers, and agents. The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company has entered into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Charter are necessary to attract and retain qualified persons as directors and officers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for Common Stock and the warrant agent for Warrants.

Listing of Common Stock and Public Warrants

The Company’s Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the ownership and disposition of shares of our Class A Common Stock and the purchase, exercise, disposition and lapse of our Public Warrants, which we refer to collectively as our securities. However, the following does not purport to be a complete analysis of all potential tax effects resulting therefrom. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxation.

This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those beneficial owners of our securities that hold their securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for holders of the GEM Warrants or recipients of restricted shares of Class A Common Stock or the tax considerations for any beneficial owners of founder shares. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	pension plans;

•	a “controlled foreign corporation” or a “passive foreign investment company;”

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder that is liable for the alternative minimum tax;

•	a holder that received shares, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. Holder that has a functional currency other than the U.S. dollar;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person required to accelerate the recognition of any item of gross income with respect to its shares as a result of such income being recognized on an applicable financial statement; or

•	a U.S. expatriate.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of our securities (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax consequences of the ownership and disposition of our securities and the purchase, exercise, disposition and lapse of our Public Warrants to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our securities, and any partners in such partnership, are urged to consult their own tax advisors with respect to the applicable tax consequences in light of their specific circumstances.

The tax consequences of the ownership and disposition of shares of our securities will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of the ownership and disposition of our securities and the purchase, exercise, disposition and lapse of our Public Warrants in your particular circumstances, including the applicability and effect of any applicable alternative minimum tax and any state, local, foreign, or other tax laws and of changes in those laws.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS. IN ADDITION, PROSPECTIVE HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.

Tax Consequences for U.S. Holders

Taxation of Distributions

If Banzai pays distributions to U.S. Holders of shares of Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from Banzai’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under the section of this prospectus titled “Tax Consequences for U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends that Banzai pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that Banzai pays to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of Class A Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The amount of capital gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise of a Public Warrant

Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Public Warrant. The U.S. Holder’s tax basis in the shares of our Class A Common Stock received upon exercise of the Public Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Public Warrant and the exercise price of such Public Warrant. A U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Public Warrants will commence on the date of exercise of the Public Warrants and will not include the period during which the U.S. Holder held the Public Warrants.

The tax consequences of a cashless exercise of a Public Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A Common Stock received would generally equal the holder’s tax basis in the Public Warrant exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. Holder’s holding period for the Class A Common Stock would generally commence on the date of exercise of the Public Warrant or the day following the date of exercise of the Public Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Public Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Public Warrants having a fair market value equal to the exercise price paid for the total number of Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock represented by the Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Public Warrants exercised and the exercise price of such Public Warrants. A U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Public Warrants will commence on the date of exercise of the Public Warrants and will not include the period during which the U.S. Holder held the Public Warrants.

Alternative characterizations are also possible. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Public Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Public Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Public Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Public Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Public Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Public Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus entitled “DESCRIPTION OF SECURITIES – Warrants – Public Stockholder Warrants.” An adjustment which has the effect of preventing dilution in the event of a stock dividend is generally not a taxable event. Nevertheless, a U.S. Holder of Public Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of shares of our Class Common Stock which is taxable to such holders as a distribution as described under the section of this prospectus entitled “Tax Consequences for U.S. Holders – Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Tax Consequences for Non-U.S. Holders

Taxation of Distributions

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, in general, any distributions that Banzai makes to a Non-U.S. Holder of shares of Class A Common Stock, to the extent paid out of Banzai’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), Banzai will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend paid to Non-U.S. Holders of Class A Common Stock will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under the section of this prospectus titled “Tax Consequences for Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends that Banzai pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under the section of this prospectus entitled “Tax Consequences for U.S. Holders – Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in the section of this prospectus entitled “Tax Consequences for Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock or Public Warrants.”

Gain on Sale, Exchange, or Other Taxable Disposition of Class A Common Stock or Public Warrants

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Class A Common Stock or a sale, taxable exchange, expiration, redemption or other taxable disposition of our Public Warrants unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

Banzai is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and, in the case where Class A Common Stock is traded on an established securities market, such Non-U.S. Holder has owned, directly or constructively, more than 5% of Class A Common Stock at any time within the shorter of the five-year period or such Non-U.S. Holder’s holding period for its Class A Common Stock.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

Banzai will be classified as a United States real property holding corporation if the fair market value of Banzai’s “United States real property interests” equals or exceeds 50% of the sum of the fair market value of Banzai’s worldwide real property interests plus Banzai’s other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Banzai does not believe it currently is or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and the gross proceeds of dispositions of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Proceeds received in connection with the sale, exchange or other taxable disposition of our securities may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

We are registering the issuance by us of 12,082,923 shares of Class A Common Stock, including 11,500,000 shares of Class A Common Stock that are issuable upon the exercise of 11,500,000 Public Warrants by the holders thereof, and up to 582,923 shares of Class A Common Stock that are issuable upon the conversion of the Senior Convertible Notes. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of up to 24,274,995 shares of Class A Common Stock (including up to 828,533 shares of Class A Common Stock that may be issued upon exercise of the GEM Warrant, up to 2,000,000 shares of Class A Common Stock that may be issued upon conversion of the GEM Promissory Note pursuant to the GEM Settlement Agreement, up to 582,923 shares of Class A Common Stock that may be issued upon conversion of the Senior Convertible Notes, up to 5,726,282 shares of Class A Common Stock that may be issued pursuant to Advances under the SEPA, and 600,000 shares of Class A Common Stock that may become issuable as Additional Roth Shares pursuant to the Roth Addendum).

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We could receive up to an aggregate of approximately $137.6 million if all of the Warrants held by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any their exercise, are highly dependent on the price of any our shares of Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. We have (i) 11,500,000 outstanding Public Warrants to purchase 11,500,000 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share, and (ii) the GEM Warrant to purchase 828,533 shares of our Class A Common Stock, exercisable at an exercise price of $6.49 per share. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of February 1, 2024, the closing price of our Class A Common Stock was $1.58 per share. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by us at a price of $0.01 per Public Warrant. The GEM Warrant is not redeemable and is exercisable on a cash or cashless basis; if the GEM Warrant is exercised on a “cashless basis,” whether or not the GEM Warrant is in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales (with any such short sales to be made only after effectiveness of the registration statement of which this prospectus forms a part);

•

distribution to employees, members, limited partners or stockholders of the Selling Securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of shares of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Public Warrants may exercise its Public Warrants in accordance with the applicable Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Public Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

A holder of the GEM Warrant may exercise its GEM Warrant in accordance with the GEM Warrant on or before the expiration date set forth therein by surrendering, at the principal office of the Company, the GEM Warrant, with the exercise form attached thereto, accompanied by full payment of the exercise price of the GEM Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the GEM Warrant.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of 7GC & Co. Holdings Inc. as of December 31, 2022 and 2021 and for the years then ended included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph relating to 7GC & Co. Holdings Inc.’s ability to continue as a going concern) appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Banzai International, Inc. as of December 31, 2022 and December 31, 2021 and for the years ended December 31, 2022 and December 31, 2021 included in this prospectus have been audited by Marcum, LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.banzai.io. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
7GC & CO. HOLDINGS INC.

BANZAI INTERNATIONAL, INC. Index to the Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2023 (Unaudited) and December 31, 2022	F-52
Unaudited Condensed Consolidated Statement of Operations for the nine months ended September 30, 2023 and 2022	F-53
Unaudited Condensed Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Deficit for the nine months ended September 30, 2023 and 2022	F-54
Unaudited Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2023 and 2022	F-55
Notes to the Unaudited Condensed Consolidated Financial Statements	F-56

BANZAI INTERNATIONAL, INC. Index to the Consolidated Financial Statements
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 688)	F-84
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-85
Consolidated Statement of Operations for the years ended December 31, 2022 and 2021	F-86
Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Equity (Deficit) for the years ended December 31, 2022 and 2021	F-87
Consolidated Statement of Cash Flows for the years ended December 31, 2022 and 2021	F-88
Notes to the Consolidated Financial Statements	F-89

7GC & Co. Holdings Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2023	DECEMBER 31, 2022
	(unaudited)
ASSETS
Cash	$399,511	$1,016,853
Prepaid expenses	85,540	4,750

Total current assets	485,051	1,021,603
Cash equivalents and marketable securities held in Trust Account	35,559,672	52,128,420

Total Assets	$36,044,723	$53,150,023

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities:
Accounts payable	$2,486,256	$1,591,356
Due to related party	67,118	47,694
Convertible loan from related party	2,300,000	1,100,000
Income tax payable	217,608	765,554
Excise tax payable	184,436	—
Franchise tax payable	150,000	80,050
Accrued expenses	2,705,970	1,759,569

Total current liabilities	8,111,388	5,344,223
Deferred underwriting fees payable	8,050,000	8,050,000
Derivative warrant liabilities	1,696,500	1,319,500

Total liabilities	17,857,888	14,713,723

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 3,329,638 and 5,076,777 shares at $10.65 and $10.23 per share at September 30, 2023 and December 31, 2022, respectively	35,476,939	51,916,992
Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 3,329,638 and 5,076,777 shares issued and outstanding (excluding 3,329,638 and 5,076,777 shares subject to possible redemption as of September 30, 2023 and December 31, 2022 ) respectively	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at September 30, 2023 and December 31, 2022	575	575
Additional paid-in capital	—	—
Accumulated deficit	(17,290,679)	(13,481,267)

Total stockholders’ deficit	(17,290,104)	(13,480,692)

Total Liabilities, Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$36,044,723	$53,150,023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7GC & Co. Holdings Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
General and administrative expenses	$759,730	$1,118,469	$2,243,422	$1,691,948
Non-redemption agreement expense	—	—	372,710	—
Franchise tax expenses	50,000	56,074	150,000	170,345

Loss from operations	(809,730)	(1,174,543)	(2,766,132)	(1,862,293)
Change in fair value of derivative warrant liabilities	—	1,319,500	(377,000)	11,195,000
Gain on marketable securities (net), dividends and interest, held in Trust Account	365,795	1,068,641	1,386,098	1,412,646
Other Income	1,539	—	6,315	—

Income (loss) before taxes	(442,396)	1,213,598	(1,750,719)	10,745,353
Income tax expense	10,424	212,639	243,374	223,703

Net income (loss)	$(452,820)	$1,000,959	$(1,994,093)	$10,521,650

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	3,329,638	23,000,000	4,455,999	23,000,000

Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption	$(0.05)	$0.03	$(0.20)	$0.37

Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	5,750,000	5,750,000	5,750,000	5,750,000

Basic and diluted net income (loss) per share, Class B non-redeemable common stock	$(0.05)	$0.03	$(0.20)	$0.37

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7GC & Co. Holdings Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class B Common stock		Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance - January 1, 2023	5,750,000	$575	$(13,481,267)	$(13,480,692)
Remeasurement of Class A common stock to redemption value	—	—	(350,009)	(350,009)
Net loss	—	—	(807,205)	(807,205)

Balance - March 31, 2023	5,750,000	575	(14,638,481)	(14,637,906)

Contribution for non-redemption agreement			372,710	372,710
Remeasurement of Class A common stock to redemption value	—	—	(1,370,522)	(1,370,522)
Net loss	—	—	(734,068)	(734,068)

Balance - June 30, 2023	5,750,000	575	(16,370,361)	(16,369,786)
Remeasurement of Class A common stock to redemption value	—	—	(283,062)	(283,062)
Excise tax due on Class A common stock redemption			(184,436)	(184,436)
Net loss	—	—	(452,820)	(452,820)

Balance - September 30, 2023	5,750,000	$575	$(17,290,679)	$(17,290,104)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class B Common stock		Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance - January 1, 2022	5,750,000	$575	$(20,143,930)	$(20,143,355)
Net income	—	—	6,672,603	6,672,603

Balance - March 31, 2022	5,750,000	575	(13,471,327)	(13,470,752)
Net income	—	—	2,848,088	2,848,088

Balance - June 30, 2022	5,750,000	575	(10,623,239)	(10,622,664)
Remeasurement of Class A common stock to redemption value	—	—	(684,703)	(684,703)
Net income	—	—	1,000,959	1,000,959

Balance - September 30, 2022	5,750,000	$575	$(10,306,983)	$(10,306,408)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7GC & CO. Holdings Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
Cash Flows from Operating Activities
Net (loss) income	$(1,994,093)	$10,521,650
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Non redemption agreement	372,710	—
Gain on marketable securities (net), dividends and interest, held in Trust Account	(1,386,098)	(1,412,646)
Formation and operating expenses funded by note payable through Sponsor	—	33,194
Change in fair value of derivative warrant liabilities	377,000	(11,195,000)
Changes in operating assets and liabilities:
Prepaid and other assets	(61,366)	175,875
Franchise tax payable	69,950	(24,455)
Income tax payable	(547,946)	223,703
Accounts payable	894,900	1,178,048
Accrued expenses	946,401	(220,064)

Net cash used in operating activities	(1,328,542)	(719,695)

Cash Flows from Investing Activities
Cash deposited in Trust Account for extension	(900,000)	—
Trust Account Withdrawal-redemption	18,443,646	—
Cash withdrawn from Trust Account to pay franchise and income taxes	411,200	400,969

Net cash provided by investing activities	17,954,846	400,969

Cash Flows from Financing Activities
Trust Account Withdrawal-redemption	(18,443,646)	—
Proceeds from note payable and advances from related party	1,200,000	—
Offering costs paid	—	(70,000)

Net cash used in financing activities	(17,243,646)	(70,000)

Net change in cash	(617,342)	(388,726)
Cash -beginning of period	1,016,853	711,652

Cash-end of period	$399,511	$322,926

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1-Description of Organization and Business Operations
Organization and General
7GC & Co. Holdings Inc. (the “Company”) was incorporated as a Delaware corporation on September 18, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2023, the Company has not commenced any operations. All activity for the period from September 18, 2020 (inception) through September 30, 2023, has been related to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income earned on marketable securities held in the Trust Account (as defined below) and is subject to non-cash fluctuations for changes in the fair value of derivative warrant liabilities in its unaudited condensed consolidated statements of operations.
Sponsor and Financing
The Company’s sponsor is 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 22, 2020. On December 28, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, of which approximately $8.1 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of
7,350,000
warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $
1.00
per Private Placement Warrant to the Sponsor, generating proceeds of approximately $
7.4
million (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) in the United States, with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the marketable securities in the Trust Account to the Company’s stockholders, as described below.
With respect to the regulation of SPACs like our company, on March 30, 2022, the SEC issued proposed rules relating to, among other items, the circumstances in which SPACs could become subject to regulation under the Investment Company Act. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, in December 2022 management instructed Continental, the trustee of the trust account, to liquidate the marketable securities held in the trust account and instead to hold the marketable securities in the trust account in an interest-bearing demand deposit account until the earlier of consummation of our initial business combination or liquidation. This may reduce the amount of interest earned by the marketable securities in the trust account. As of September 30, 2023 and December 31, 2022, the marketable securities in the trust account are held solely in an interest-bearing demand deposit account.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Stock Market rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least
80
% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires
50
% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to
15
% or more of the Public Shares without the Company’s prior written consent.
T
he Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $
10.00
per share, plus any pro rata interest earned on the marketable securities held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock are recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from
Equity.”
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The
Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination by December 28, 2023, or such earlier date as determined by the Company’s board of directors (the “Board” and such period, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the marketable securities held in the Trust Account and not previously released to the Company to pay taxes (less up to $
100,000
 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the marketable securities held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($
10.00).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of marketable securities in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient marketable securities to satisfy its indemnity obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Proposed Business Combination
On December 8, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”) with Banzai International Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, by and between 7GC and Banzai (the “Amendment” and together with the Original Merger Agreement, the “Merger Agreement”).
Pursuant to the terms of the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Banzai Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai (the “First Merger”), with Banzai surviving as an indirect wholly owned subsidiary of the Company (the “Surviving Corporation”), and, (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC. At the closing of the Transactions (the “Closing”), 7GC will change its name to Banzai International, Inc., and its common stock is expected to be listed on the Nasdaq Capital Market (“Nasdaq”).
Pursuant to the Amendment, the Company and Banzai agreed to amend the terms and conditions of the Merger Agreement to provide (among other changes) that: (i) the closing of the Transactions is no longer conditioned upon the consummation of Banzai’s acquisition of Hyros Inc.; (ii) the value of the total consideration payable to Banzai stockholders is reduced from $293.0 million to $100.0 million, with no post-closing “earn-out” or other future contingent consideration; and (iii) the “Termination Date” upon which either party may terminate the Merger Agreement for any reason (subject to certain conditions set forth in the Merger Agreement) if the closing of the Transactions has not yet occurred is extended from September 8, 2023 to December 28, 2023.
The aggregate consideration payable to Banzai security holders at the closing of the Transactions (the “Closing”) is $100.0 million, consisting of newly issued shares of the Company’s Class A common stock, par value $0.0001 per share (the “7GC New Class A Shares”), which will have one vote per share, and newly issued shares of the Company’s Class B common stock, par value $0.0001 per share (the “7GC New Class B Shares”), which will have ten votes per share, in each case, as such classes of common stock exist as of immediately following the First Effective Time, and cash in lieu of any fractional 7GC New Class A Shares or 7GC New Class B Shares that would otherwise be owed to any Pre-Closing Holder.
The consummation of the Transactions is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others: (i) approval of the 7GC Stockholder Matters (as defined in the Merger Agreement) by the Company’s stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) the Registration Statement/Proxy Statement (as defined in the Merger Agreement) having become effective, (v) the 7GC New Class A Shares to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) the Company having at least $
5,000,001
of net tangible assets remaining after redemptions by the Company’s stockholders, and (vii) customary bring-down conditions. Additionally, the obligations of Banzai and its subsidiaries to consummate the Transactions are also conditioned upon, among others, the satisfaction of a $
5.0
million minimum net cash condition, being defined as an amount equal to the sum of (i) the cash proceeds to be received by the Company at Closing from the Trust Account established by the Company in connection with the Transactions (after, for the avoidance of doubt, giving effect to redemptions by the Company’s stockholders), (ii) the cash proceeds to be received by the Company or any of Banzai or its subsidiaries from any financing, whether equity or debt, at or immediately following the Closing, and (iii) the unrestricted cash on the balance sheet of Banzai as of immediately prior to the Closing, minus 7GC Transaction Expenses (as defined in the Amendment), minus the Company Expenses (as defined in the Amendment), equaling or exceeding $
5,000,000
.

The Company filed (i) a Current Report on Form
8-K
with the SEC on December 8, 2022 including additional details, the Merger Agreement, and related supporting agreements, and (ii) a Current Report on
Form 8-K
with the SEC on August 7, 2023 including the Amendment and related supporting agreements. The Company filed a registration statement on Form
S-4
with the SEC on August 31, 2023 in connection with the Banzai Business Combination, which was declared effective (as amended) on November 15, 2023. The Company has set a record date of October 27, 2023 and a meeting date of December 5, 2023, for its special meeting of stockholders to consider the Banzai Business Combination.
Stockholders Meeting, Trust Account Redemptions, Extension of Combination Period and Additional Trust Deposits.
On December 21, 2022, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “First Meeting”). At the First Meeting, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate its initial Business Combination from December 28, 2022, within 24 months from the closing of the Initial Public Offering, to June 28, 2023, or such earlier date as determined by the Board (the “Extension”). Also on December 21, 2022, the Company filed the Extension Amendment with the Secretary of State of the State of Delaware.
In connection
 with the First Meeting, stockholders holding
17,923,223
Public Shares exercised their right to redeem such shares for a pro rata portion of the marketable securities in the Trust Account.
In
connection with the Extension, the Sponsor agreed to deposit into the Trust Account an aggregate of $
900,000
plus $
300,000
for each of the three subsequent calendar months commencing on March 29, 2023. As of September 30, 2023,
$
1,800,000
was deposited into the Trust Account for the
benefit of the Public Stockholders. The Company issued an unsecured promissory note in connection with these fundings. See Note 4.
On June 26, 2023, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “Second Meeting”). At the Second Meeting, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation (the “Second Extension Amendment”) to extend the date by which the Company must consummate its initial Business Combination from June 28, 2023 to December 28, 2023, or such earlier date as determined by the Board (the “Second Extension”).
In connection with the Second Meeting, stockholders holding 1,747,139
Public Shares exercised their right to redeem such shares for a pro rata portion of the marketable securities in the Trust Account. Following redemptions, the Company had
3,329,638 Public Shares outstanding. After the satisfaction of such redemptions, the balance of the Trust Account was approximately $35.6 million as of September 30, 2023.
Prior to the Second Meeting, on June 16, 2023, the Company and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with certain unaffiliated third parties (the “Holders”) in exchange for the Holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of 3,172,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of the Company sold in its Initial Public Offering, in connection with the Second Meeting to, among other things, approve the Second Extension Amendment to extend the date by which the Company must (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase 100% of its Class A common stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023. In consideration of the foregoing agreements, immediately prior to, and substantially concurrently with, the closing of an initial Business Combination, (i) the Sponsor (or its designees) will surrender and forfeit to the Company for no consideration an aggregate of 396,500 shares of the Company’s Class B common stock, par value $0.0001 per share, held by the Sponsor (the “Forfeited Shares”) and (ii) the Company shall issue to the Holders a number of shares of Class A common stock equal to the number of Forfeited Shares. The Company estimated the aggregate fair value of the
396,500
shares of Class B common stock attributable to the Holders to be $
372,710
or $
0.94
per share. The excess of the fair value of the shares of Class B common stock was determined to be a cost associated with completing a Business Combination and a capital contribution from a related entity under SAB Topic 5T.
Liquidity and Going Concern
As of September 30, 2023, the Company had $
399,511
of cash in its operating account and a working capital deficit of $
7,626,337
. $
2,300,000
of the total current liabilities is related to convertible promissory note-related party that is not expected to be repaid from current assets. During the nine months ended September 30, 2023, $
411,200
was withdrawn from the Trust Account to pay tax obligations. During the nine
 months ended September 30, 2023, approximately $18 million was withdrawn for redemptions. During the year ended December 31, 2022, approximately $
1.1
million was withdrawn from the Trust Account to pay tax obligations and approximately $
180.9
million was withdrawn for redemptions.
Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and loans from the Sponsor. Additionally, during the year ended December 31, 2022, approximately $
1.1
million of the gain on marketable securities held in the Trust Account was requested and released from the Trust Account in order to pay the Company’s tax obligations. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4).
On December 21, 2022, the Company issued an unsecured promissory note (the “Note”) to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $
2,300,000
. Up to $
500,000
of the Note may be drawn and used for working capital purposes (a “Working Capital Drawdown”) and up to $
1,800,000
of the Note may be drawn and used to finance deposits to the Trust Account (an “Extension Drawdown”). As of September 30, 2023 there was $
500,000
outstanding as a Working Capital Drawdown under this Note and $
1,800,000
outstanding as an Extension Drawdown. As of December 31, 2022, there was $
200,000
outstanding as a Working Capital Drawdown under this Note and $
900,000
outstanding as an Extension Drawdown. See Note 4.
On October 3, 2023, the Company issued an additional unsecured promissory note (the “Second Note”, together with the Note, the “Notes”) to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $
500,000
for working capital purposes. Please refer to Note 10.
The Company has incurred and expects to incur significant costs in pursuit of its Proposed Business Combination, which resulted in the Company’s accrued expenses being greater than the cash balance in its operating account. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic
205-40,
“Presentation of Financial Statements - Going Concern,” management has determined that the working capital deficit and the mandatory liquidation date and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to complete a Business Combination by December 28, 2023, or such earlier date as determined by the Board, then the Company will cease all operations except for the purpose of liquidating. Management intends to close the Business Combination prior to the termination date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 28, 2023, or such earlier date as determined by the Board.

Note
2-Basis
of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2023, are not necessarily indicative of the results that may be expected through December 31, 2023 or any future period.
The condensed consolidated financial statements include the accounts of 7GC & Co. Holdings Inc., and its subsidiaries where we have controlling financial interests. All intercompany balances and transactions have been eliminated.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form
10-K
filed by the Company with the SEC on March 31, 2023.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s unaudited condensed consolidated financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the most significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and any marketable securities held in the Trust Account. Any loss incurred or a lack of access to such marketable securities could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
The Trust Account as of September 30, 2023 and December 31, 2022 was held in an interest-bearing demand deposit account.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company held no cash equivalents or cash equivalents outside the Trust Account as of September 30, 2023 and December 31, 2022.
Marketable Securities Held in the Trust Account
The Company’s portfolio of marketable securities held in the Trust Account prior to the extension period was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s marketable securities held in the Trust Account are comprised of U.S. government securities, the marketable securities are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the marketable securities are recognized at fair value. Trading securities and marketable securities in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information.
In December 2022 the Company instructed the trustee of the Trust Account to liquidate the marketable securities held in the Trust Account and instead to hold the marketable securities in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of a Business Combination and liquidation of the Company. As of September 30, 2023 and December 31, 2022, the marketable securities in the Trust Account are held solely in an interest-bearing demand deposit account.
Fair Value of Financial Instruments
The carrying value of the Company’s assets and liabilities recognized in the condensed consolidated balance sheets, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the fair value for such assets and liabilities either because of the short-term nature of the instruments or because the instrument is recognized at fair value.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating
expenses in the unaudited condensed consolidated statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private

Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using the same terms as Public Warrants. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Subject to Possible Redemption
The Company
 accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2023 and December 31, 2022,
3,329,638
and
5,076,777
shares of Class A common stock, respectively, subject to possible redemption were presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.
Under ASC
480-10-S99,
the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit. Subsequent changes result from redemptions and the Extension payments deposited in the Trust Account. The changes in the carrying value of the common stock, subject to possible redemption, result in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Net Income (loss) Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the respective period.
The calculation of

diluted net income (loss) per common share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of
18,850,000
shares of Class A common stock in the calculation of diluted income per common share, because their exercise is contingent upon future events. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the three and nine months ended September 30, 2023 and 2022. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:

	For the three months ended September 30, 2023		For the three months ended September 30, 2022		For the nine months ended September 30, 2023		For the nine months ended September 30, 2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common share
Numerator: Net income (loss)
Allocation of net (loss) income, as adjusted	$(166,056)	$(286,764)	$800,767	$200,192	$(870,633)	$(1,123,460)	$8,417,320	$2,104,330
Denominator: Weighted Average Shares
Basic and diluted weighted average shares outstanding	3,329,638	5,750,000	23,000,000	5,750,000	4,455,999	5,750,000	23,000,000	5,780,000
Basic and diluted net (loss) income (loss) per common share	$(0.05)	$(0.05)	$0.03	$0.03	$(0.20)	$(0.20)	$0.37	$0.37
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2023 and December 31, 2022, deferred taxes were offset by their full valuation allowances.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.
Note
3-Initial
Public Offering
On December 28, 2020, the Company consummated its Initial Public Offering of 23,000,000 Units, including 3,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, of which approximately $8.1 million was for deferred underwriting commissions.
Each Unit consists of one share of Class A common stock, and one-half
of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note
4-Related
Party Transactions
Founder Shares
On September 18, 2020, the Sponsor purchased
5,031,250
shares of the Company’s Class B common stock, par value $
0.0001
per share, (the “Founder Shares”) for an aggregate purchase price of $
25,000
, or approximately $
0.005
per share. On December 1, 2020, the Sponsor transferred
25,000
Founder Shares to each of the Company’s four director nominees. In December 2020, the Company effected a stock dividend of approximately
0.143
shares for each share of Class B common stock outstanding, resulting in an aggregate of
5,750,000
Founder Shares outstanding. Certain of the initial stockholders then retransferred an aggregate of
14,286
shares back to the Sponsor. Of the
5,750,000
Founder Shares outstanding, up to
750,000
shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full, so that the initial stockholders would own
20.0
%

of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on

December 28, 2020; thus, the
750,000
Founder Shares were no longer subject to forfeiture.
The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $
12.00

per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
On June 16, 2023, the Company and the Sponsor entered into Non-Redemption Agreements with the Holders in exchange for the Holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of
3,172,000
shares of Class A common stock of the Company sold in its Initial Public Offering, in connection with the Second Meeting to, among other things, approve the Second Extension Amendment to extend the date by which the Company must (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase
100
% of its Class A common stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023. In consideration of the foregoing agreements, immediately prior to, and substantially concurrently with, the closing of an initial Business Combination, (i) the Sponsor (or its designees) will surrender and forfeit to the Company for no consideration the Forfeited Shares and (ii) the Company shall issue to the Holders a number of shares of Class A common stock equal to the number of Forfeited Shares.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of
7,350,000
Private Placement Warrants at a price of $
1.00
per Private Placement Warrant to the Sponsor, generating proceeds of approximately $
7.4
million.
Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $
11.50
per share. Certain proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.
On August 4, 2023, the Sponsor entered into a Sponsor Forfeiture Agreement (the “Sponsor Forfeiture Agreement”) with the Company and Banzai, pursuant to which, contingent upon Closing, the Sponsor agreed to forfeit all
7,350,000
of its Private Placement Warrants to purchase shares of the Company’s Class A common stock, exercisable at $
11.50
per share (the “Forfeited Private Placement Warrants”), acquired by the Sponsor in December 2020 in connection with the Initial Public Offering. At the Closing, the Forfeited Private Placement Warrants shall be transferred from the Sponsor to the Company for cancellation in exchange for no consideration and the Company shall retire and cancel all of the Forfeited Private Placement Warrants.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $
1.5
million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $
1.00
per Warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2023 and December 31, 2022, the Company had nothing outstanding under this Working Capital
Loan.
On December 21, 2022, the Company issued the Note to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $
2,300,000
. Up to $
500,000
of the Note may be drawn and used for Working Capital Drawdowns and up to $
1,800,000
of the Note may be drawn and used for Extension Drawdowns. The Company borrowed $
1,100,000
under the Note on December 21, 2022, $
900,000
of which was an Extension Drawdown and $
200,000
of which was a Working Capital Drawdown. The Note does not bear interest and is repayable in full upon the earlier of the consummation of a Business Combination or the date the Company liquidates the Trust Account upon the failure of the Company to consummate a Business Combination within the requisite time period. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Note, in whole or in part, into that number of shares of Class A common stock, $
0.0001
par value per share, of the Company (the “Converted Shares”) equal to the principal amount of the Note so converted divided by $
10.00
. The terms of the Converted Shares, if issued, will be identical to the terms of the Company’s Public Shares, except that the Converted Shares (x) will not be registered under the Securities Act, and (y) will be subject to the terms of that certain letter agreement, dated as of December 22, 2020, among the Company, the Sponsor, and certain other parties thereto. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. On February 9, 2023 the Company borrowed an additional $
177,500
under the Note which was a Working Capital Drawdown. During the three months ended June 30, 2023 an additional $
122,500
was borrowed under the Working Capital Drawdown, for a total outstanding of $
500,000
. During the three months ended June 30, 2023 an additional $
900,000
was borrowed as an Extensions drawdown, for a total outstanding of $
1,800,000
]
.
No
additional borrowing during the three and nine months ended September 30, 2023. As of September 30, 2023 and December 31, 2022 $
2,300,000
and $
1,100,000
was outstanding on the loan, respectively.
On October 3, 2023, the Company issued the Second Note to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $
500,000
for working capital purposes. The Second Note does
no
t bear interest and is repayable in full upon the earlier of the consummation of a Business Combination or the date the Company liquidates the Trust Account established in connection with the Company’s Initial Public Offering upon the failure of the Company to consummate a Business Combination within the requisite time period. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Second Note, in whole or in part, into that number of the Converted Shares, equal to the principal amount of the Second Note so converted divided by $
10.00
.

Administrative Support Agreement
The Company agreed to pay $
10,000
a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
For
the three and nine months ended September 30, 2023 and 2022, the Company incurred approximately $
30,000
and $
90,000
in expenses for these services. These expenses were included in general and administrative expenses on the accompanying unaudited condensed consolidated statements of operations. There was $
30,000
and $
0
outstanding balance for such services as of September 30, 2023 and December 31, 2022, respectively.
Due to Related Party
In the three and nine months ended September 30, 2023, the Sponsor paid certain expenses on behalf of the Company. As of September 30, 2023, the outstanding balance for such advances were approximately $
67,000
 which was included in due to related party in current liabilities on the accompanying condensed consolidated balance sheets. There was $
48,000
of such advances outstanding as of December 31, 2022.
Note 5-Commitments & Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
The representative of the underwriters is entitled to registration rights pursuant to the Fee Reduction Agreement (as defined below). Pursuant to the Fee Reduction Agreement, as soon as practicable but no later than thirty (30) days following consummation of the Banzai Business Combination, the Company is required, at its expense, to file a registration statement on Form
S-1
with the SEC to register the
re-sale
of the Cantor Fee Shares (as defined below) by the representative on customary terms for a transaction of this type.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate. In addition, the representative of the underwriters is entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. Under the underwriting agreement, the deferred fee would become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms thereof. On November 8, 2023, the representative of the underwriters entered into a fee reduction agreement
,
(as amended, the “Fee Reduction Agreement”), pursuant to which it has agreed to forfeit $4,050,000 of the aggregate of $8,050,000 of deferred underwriting fees payable (the “Original Deferred Fee”), resulting in a remainder of $4,000,000 of deferred underwriting fees payable (the “Reduced Deferred Fee”) by the Company to the representative upon closing of the Banzai Business Combination (the “Fee Reduction”). Pursuant to the Fee Reduction Agreement, the Reduced Deferred Fee will be payable in the form of

a
number of
shares of Class A common stock equal to the greater of (a)
400,000
or (b) the quotient obtained by dividing (x) the Reduced Deferred Fee by (y) the dollar volume-weighted average price for the shares of Class A common stock on Nasdaq, over the five trading days immediately preceding the date of the initial filing of a resale registration statement on Form
S-1,
as reported by Bloomberg through its “AQR” function (as adjusted for any stock dividend, split, combination, recapitalization or other similar transaction, the “Cantor Fee Shares”). The Cantor Fee Shares will be issuable following the closing of the Banzai Business Combination upon (or immediately prior to) initial filing of a resale registration statement on Form
S-1
by the Company covering the Cantor Fee Shares (which the Company will be required to file as soon as practicable but no later than thirty (30) days following the closing of the Banzai Business Combination), in accordance with the terms of the Fee Reduction Agreement.
Non-redemption
Agreement
On June 16, 2023 the Company and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with certain unaffiliated third parties (the “Holders”) in exchange for the Holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of
3,172,000
shares of Class A common stock, par value $
0.0001
per share (the “Class A common stock”), of the Company sold in its Initial Public Offering, in connection with the Second Meeting to, among other things, approve the Second Extension Amendment to extend the date by which the Company must (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase
100
% of its Class A common stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023. In consideration of the foregoing agreements, immediately prior to, and substantially concurrently with, the closing of an initial Business Combination, (i) the Sponsor (or its designees) will surrender and forfeit to the Company for no
consideration an aggregate of
396,500
shares of the Company’s Class B common stock, par value $
0.0001
per share, held by the Sponsor (the “Forfeited Shares”) and (ii) the Company shall issue to the Holders a number of shares of Class A common stock equal to the number of Forfeited Shares. The Company estimated the aggregate fair value of the
396,500
shares of Class B common stock attributable to the Holders to be $
372,710
or $
0.94
per share. The excess of the fair value of the shares of Class B common stock was determined to be a cost associated with completing a Business Combination and a capital contribution from a related entity under SAB Topic 5T.
Risks and Uncertainties
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. This market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between nations, the United States and other countries have imposed sanctions or other restrictive actions against certain countries. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.
Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal
1
% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally
1
% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. In order to mitigate the current uncertainty surrounding the implementation of the IR Act, the Sponsor, or a designee, agreed to indemnify the Company for any excise tax liabilities with respect to any future redemptions that occur after December 31, 2022 and prior to or in connection with a Business Combination or liquidation of the Company. The foregoing would mitigate a potential reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. On July 3, 2023, the Company’s stockholders redeemed 1,747,139 shares of common stock for a total of $18,443,646. The Company evaluated the classification and accounting of the excise tax related to these stock redemptions under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset, or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of September 30, 2023 and determined that a contingent liability should be calculated and recorded. As of September 30, 2023, an amount of $
184,436
non-cash excise tax due on the shares of Class A common stock redeemed has been captured under accumulated deficit in Unaudited Condensed Consolidated statements of Changes in Common Stock Subject to Possible Redemption and Stockholder’s Deficit.
Note
6-Derivative
Warrant Liabilities
As of September 30, 2023 and December 31, 2022, the Company had
11,500,000
Public Warrants and
7,350,000
Private Placement Warrants
outstanding.
The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial

Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the marketable securities held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the marketable securities held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the
Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except for the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants, and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not, be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note
7-Class
A Common Stock Subject to Possible Redemption
The

Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue
100,000,000
shares of Class A common stock with a par value of $
0.0001
per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were
3,329,638
and
5,076,777
shares of Class A common stock outstanding, respectively, which were all subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheets. On December 2, 2022 and June 26, 2023, the Company held the stockholders meetings described in Note 1. Stockholders holding
17,923,223
and
1,747,139
Public Shares exercised their right to redeem such shares for a pro rata portion of the marketable securities in the Trust Account. In addition, as of September 30, 2023 and December 31, 2022, $
1,800,000
was deposited by the Company in to the Trust Account for the benefit of the public stockholders. As of September 30, 2023,
1,747,139
shares of Class A common stock have been exercised for redemption and were classified as liabilities at approximately $
10.55
per share.
The Class A common stock subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Class A common stock issuance costs	(12,403,774)
Fair value of Public Warrants at issuance	(13,340,000)
Plus:
Remeasurement of Class A common stock to redemption value	28,519,292
Redemption of Class A common stock	(180,858,526)

Class A common stock subject to possible redemption, December 31, 2022	51,916,992
Remeasurement of Class A common stock to redemption value	2,003,593
Redemption of Class A common stock	(18,443,646)

Class A common stock subject to possible redemption, September 30, 2023	$35,476,939

Note
8-Stockholders’
Deficit
Preferred
stock-The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A common stock-The Company is authorized to issue
100,000,000
shares of Class A common stock with a par value of $
0.0001
per share. As of September 30, 2023 and December 31, 2022, there were
3,329,638
and
5,076,777
shares of Class A common stock outstanding, respectively, all of which were subject to possible redemption and were classified as temporary equity in the accompanying condensed consolidated balance sheets, respectively (see Note 7).
Class B common stock-The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 5,750,000 shares of Class B common stock outstanding with no shares subject to forfeiture, other than the Forfeited Shares forfeitable by the Sponsor in connection with the closing of an initial Business Combination pursuant to the
Non-Redemption
Agreements.
Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement- equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Note 9-Fair Value Measurements
The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
September 30, 2023

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities - Public	$—	$1,035,000	$—
Derivative warrant liabilities - Private Placement	$—	$661,500	$—

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities - Public	$805,000	$—	$—
Derivative warrant liabilities - Private Placement	$—	$514,500	$—
There were
no
 assets that were required to be measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022. Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement, as the Public Warrants were separately listed and traded in February 2021. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 fair value measurement to a Level 2 fair value measurement in the fourth quarter of 2022. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant due to the low probability of the redemption feature only applicable to the Public Warrants being triggered. The Public Warrants were transferred to Level 2 in the first quarter of 2023 due to the low trading volume of the security.
The fair values of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair values of the Private Placement Warrants have continued to be measured using a similar simulation model through September 30, 2023. The fair values of Public Warrants have been measured based on the listed market price of such warrants, until December 31, 2022 until trading volume decreased and the public warrants were valued in a similar manner as the private warrants.
In the periods three months and nine months ended September 30, 2023 and year ended December 31, 2022, the Company recognized a benefit (loss) of approximately $0 million, $
0.4
million and $
10.3
million, respectively, resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities in the accompanying condensed consolidated statements of operations.
The estimated fair values of the Private Placement Warrants and the Public Warrants prior to being separately listed and traded, were initially determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The changes in the fair value of the Level 3 derivative warrant liabilities for the nine months ended September 30, 2022, are summarized as follo
w
s:

2022
Derivative warrant liabilities at January 1,	$4,557,000
Change in fair value of derivative warrant liabilities	(2,793,000)
Transfer of Public Warrants to Level 1	—

Derivative warrant liabilities at March 31, 2022,	1,764,000
Change in fair value of derivative warrant liabilities	(1,102,500)

Derivative warrant liabilities at June 30, 2022	$661,500
Change in fair value of derivative warrant liabilities	(514,500)

Derivative warrant liabilities at September 30, 2022	$147,000

Note 10-Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheets date up to the date that the unaudited condensed consolidated financial statements were issued and determined that there have been no events other than the event described below, that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.
On October 3, 2023, the Company issued the Second Note, which provides for borrowings from time to time of up to an aggregate of $
500,000
for working capital purposes. The Note does
no
t bear interest and is repayable in full upon the earlier of the consummation of a Business Combination or the date the Company liquidates the Trust Account established in connection with the Company’s Initial Public Offering upon the failure of the Company to consummate a Business Combination within the requisite time period. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Second Note, in whole or in part, into that number of the Converted Shares, equal to the principal amount of the Second Note so converted divided by $
10.00
.
On November 8, 2023, Cantor Fitzgerald (“Cantor”), entered into a fee reduction agreement
, (as amended, the “Fee

Reduction Agreement”), pursuant to which Cantor has agreed to forfeit $
4,050,000
of the aggregate of $
8,050,000
of deferred underwriting fees payable (the “Original Deferred Fee”), resulting in a remainder of $
4,000,000
of deferred underwriting fees payable (the “Reduced Deferred Fee”) by the Company to Cantor upon Closing of the Business Combination (the “Fee Reduction”). Pursuant to the Fee Reduction Agreement, the Reduced Deferred Fee will be payable in the form of a number of shares of Class A Common Stock equal to the greater of (a)

400,000
or (b) the quotient obtained by dividing (x) the Reduced Deferred Fee by (y) the dollar volume-weighted average price for the shares of Class A Common Stock on Nasdaq, over the five trading days immediately preceding the date of the initial filing of a resale registration statement on Form S-1, as reported by Bloomberg through its “AQR” function (as adjusted for any stock dividend, split, combination, recapitalization or other similar transaction, the “Cantor Fee Shares”). The Cantor Fee Shares will be payable following the Closing upon (or immediately prior to) initial filing of a resale registration statement on Form S-1 by the Company covering the Cantor Fee Shares (which the Company will be required to file as soon as practicable but no later than thirty (30) days following the Closing), in accordance with the terms of the Fee Reduction Agreement.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of 7GC & Co. Holdings Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of 7GC & Co. Holdings Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 28, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2023
PCAOB ID Number 100

7GC & CO. HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$1,016,853	$711,652
Prepaid expenses	4,750	264,193

Total current assets	1,021,603	975,845
Cash and i nvestments held in Trust Account	52,128,420	230,023,192

Total Assets	$53,150,023	$230,999,037

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$1,591,356	$342,538
Due to related party	47,694	—
Accrued expenses	1,759,569	1,003,760
Convertible promissory note - related party	1,100,000	—
Franchise tax payable	80,050	174,094
Income tax payable	765,554	—

Total current liabilities	5,344,223	1,520,392
Deferred underwriting commissions	8,050,000	8,050,000
Derivative warrant liabilities	1,319,500	11,572,000

Total Liabilities	14,713,723	21,142,392
Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 5,076,777 and 23,000,000 shares issued and outstanding at approximately $10.23 and $10.00 per share at redemption as of December 31, 2022 and December 31, 2021, respectively	51,916,992	230,000,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no non-redeemable shares issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2022 and December 31, 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(13,481,267)	(20,143,930)

Total stockholders’ deficit	(13,480,692)	(20,143,355)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$53,150,023	$230,999,037

The accompanying notes are an integral part of these consolidated financial statements.

7GC & CO. HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2022	2021
General and administrative expenses	$3,018,332	$2,480,244
Franchise tax expense	226,156	200,050

Loss from operations	(3,244,488)	(2,680,294)
Other income (expense)
Change in fair value of derivative warrant liabilities	10,252,500	14,284,500
Gain on investments held in Trust Account	3,195,723	23,003

Income before income tax expense	$10,203,735	$11,627,209
Income tax expense	765,554	—

Net income	$9,438,181	$11,627,209

Weighted average shares outstanding of Class A common stock	22,901,791	23,000,000

Basic and diluted net income per share, Class A common stock	$0.33	$0.40

Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000

Basic and diluted net income per share, Class B common stock	$0.33	$0.40

The accompanying notes are an integral part of these consolidated financial statements.

7GC & CO. HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	—	$—	5,750,000	$575	$—	$(31,771,139)	$(31,770,564)
Net income	—	—	—	—	—	11,627,209	11,627,209

Balance - December 31, 2021	—	$—	5,750,000	$575	$—	$(20,143,930)	$(20,143,355)
Net income	—	—	—	—	—	9,438,181	9,438,181
Increase in redemption value of Class A common stock subject to redemption	—	—	—	—	—	(2,775,518)	(2,775,518)

Balance - December 31, 2022	—	$—	5,750,000	$575	$—	$(13,481,267)	$(13,480,692)

The accompanying notes are an integral part of these consolidated financial statements.

7GC & CO. HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31
	2022	2021
Cash Flows from Operating Activities:
Net income	$9,438,181	$11,627,209
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(10,252,500)	(14,284,500)
Gain on investments held in Trust Account	(3,195,723)	(23,003)
Changes in operating assets and liabilities:
Prepaid expenses	259,443	291,217
Accounts payable	1,248,818	325,557
Due to related party	47,694	—
Accrued expenses	825,809	933,760
Franchise tax payable	(94,044)	117,058
Income tax payable	765,554	—

Net cash used in operating activities	(956,768)	(1,012,702)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for redemptions	180,858,526	—
Cash deposited in Trust Account for extension	(900,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	1,131,969	—

Net cash provided by investing activities	181,090,495	—
Cash Flows from Financing Activities:
Proceeds from convertible promissory note to related party	1,100,000	—
Redemption of Class A common stock	(180,858,526)	—
Offering costs paid	(70,000)	—

Net cash used in financing activities	(179,828,526)	—
Net change in cash	305,201	(1,012,702)
Cash - beginning of the period	711,652	1,724,354

Cash - end of the period	$1,016,853	$711,652

The accompanying notes are an integral part of these consolidated financial statements.

Note
1-Description
of Organization and Business Operations
Organization and General
7GC &
Co. Holdings, Inc. (the “Company”) was incorporated as a Delaware corporation on September 18, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company has not commenced any operations. All activity for the period from September 18, 2020 (inception) through December 31, 2022 has been related to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of income earned on investments held in the Trust Account (as defined below) and is subject to non-cash
fluctuations for changes in the fair value of derivative warrant liabilities in its consolidated statements of operations. The Company’s fiscal year end is December 31.
Sponsor and Financing
The Company’s sponsor is 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on December 22, 2020. On December 28, 2020, the Company consummated its Initial Public Offering of
23,000,000
units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including
3,000,000
additional Units to cover over-allotments (the “Over-Allotment Units”), at $
10.00
per Unit, generating gross proceeds of $
230.0
 million, and incurring offering costs of approximately $
13.2
 million, of which approximately $
8.1
 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of
7,350,000
warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $
1.00
per Private Placement Warrant to the Sponsor, generating proceeds of approximately $
7.4
 million (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $
230.0
 million ($
10.00
per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any money market funds meeting certain conditions of Rule
2a-7
of the Investment Company Act, which invest only in direct U.S, government treasury obligations.
With respect to the regulation of special purpose acquisition companies (“SPACs”) like the Company, on March 30, 2022, the SEC issued proposed rules relating to, among other items, the circumstances in which SPACs could become subject to regulation under the Investment Company Act. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, in December 2022 the Company instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of a Business Combination and liquidation of the Company. This may reduce the amount of interest earned by the funds in the Trust Account. As of December 31, 2022, the funds in the Trust Account are held solely in an interest-bearing demand deposit account.

Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Nasdaq Stock Market rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least
80
% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires
50
% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $
10.00
per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to Public Stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock are recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business
Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business
Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination by June 28, 2023, or such earlier date as determined by the Company’s board of directors (the “Board” and such period, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Proposed Business Combination
On December 8, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Banzai International Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”).

Pursuant to the terms of the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Proposed Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai (the “First Merger”), with Banzai surviving as an indirect wholly owned subsidiary of the Company (the “Surviving Corporation”), and, (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC. At the closing of the Transactions (the “Closing”), 7GC will change its name to Banzai International, Inc., and its common stock is expected to be listed on the Nasdaq Capital Market (“Nasdaq”).
The Proposed Business Combination values the combined company resulting from the completion of the Proposed Business Combination at a pro forma enterprise value of approximately $

 million. Under the terms of the Merger Agreement, the consideration to be paid to security holders of Banzai prior to the First Effective Time (such time as defined in the Merger Agreement and such holders, the
“Pre-Closing
Holders”) in the First Merger is $
293,000,000
, subject to certain adjustments contained in the Merger Agreement, including a reduction of $
7,672,000
and addition of the 7GC Transaction Expenses (as defined in the Merger Agreement) in excess of the deferred underwriting fees from the Initial Public Offering and $
10,000,000
, in each case as more specifically set forth in the Merger Agreement. The consideration will be paid in stock, comprised of shares of the Company’s Class A common stock, par value $
0.0001
per share (the “7GC New Class A Shares”), which will have
one vote
per share, and the Company’s Class B common stock, par value $
0.0001
per share (the “7GC New Class B Shares”), which will have
ten votes
per share, in each case, as such classes of common stock exist as of immediately following the First Effective Time, and in cash in lieu of any fractional 7GC New Class A Shares or 7GC New Class B Shares that would otherwise be owed to any
Pre-Closing
Holder, as well as restricted 7GC New Class A Shares subject to the vesting and forfeiture provisions provided for in the Merger Agreement and described in the Merger Agreement (collectively, the “Earn Out Shares”).
T
he consummation of the Transactions is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others: (i) approval of the 7GC Stockholder Matters (as defined in the Merger Agreement) by the Company’s stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) the Registration Statement/Proxy Statement (as defined in the Merger Agreement) having become effective, (v) the 7GC New Class A Shares (including the Earn Out Shares) to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) the Company having at least $
5,000,001
of net tangible assets remaining after redemptions by the Company’s stockholders, (vii) consummation of the acquisition by Banzai of Hyros Inc., a Delaware corporation (“Hyros”), pursuant to the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of December 8, 2022 (the “Hyros Purchase Agreement”), by and among Banzai, Hero Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Banzai (the “Hyros Merger Sub”), Hyros and the stockholder representative party thereto (the “Stockholder Representative”), and (vii) customary bring-down conditions. Additionally, the obligations of Banzai and its subsidiaries to consummate the Transactions are also conditioned upon, among others, (A) the Company having delivered to Banzai executed copies of the Registration Rights Agreement and the Exchange Agent Agreement (as defined in the Merger Agreement), and evidence that the second amended and restated certificate of incorporation of the Company has been filed with the Secretary of State of Delaware, and (B) the sum of (i) the cash proceeds to be received by the Company at Closing from the Trust Account established by the Company in connection with the Transactions (after, for the avoidance of doubt, giving effect to redemptions by the Company’s stockholders), (ii) the $
100,000,000
equity commitment by GEM Global Yield LLC SCS and GEM Yield Bahamas Limited under the Share Purchase Agreement dated as of May 27, 2022 and (iii) the unrestricted cash on the balance sheet of Banzai as of immediately prior to the Closing equaling or exceeding $
100,000,000
.
The Company filed a Current Report on Form
8-K
with the SEC on December 8, 2022 including additional details, the Merger Agreement, and related supporting agreements.

Stockholders Meeting, Trust Account Redemptions, Extension of Combination Period and Additional Trust Deposits
On December 21, 2022, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate its initial Business Combination from December 28, 2022, within 24 months from the closing of the Initial Public Offering, to June 28, 2023, or such earlier date as determined by the Board (the “Extension”). Also on December 21, 2022, the Company filed the Extension Amendment with the Secretary of State of the State of Delaware.
Stockholders holding 17,923,223 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Following redemptions, the Company has 5,076,777 Public Shares outstanding. After the satisfaction of such redemptions the balance of the Trust Account was approximately $52.1 million.
In connection with the Extension, the Sponsor agreed to deposit into the Trust Account an aggregate of $900,000 plus $300,000 for each of the three subsequent calendar months commencing on March 29, 2023. As of December 31, 2022, $900,000 was deposited into the Trust Account for the benefit of the Public Stockholders. The Company issued an unsecured promissory note in connection with these fundings. See Note 4.
Liquidity and Going Concern
As of December 31, 2022, the Company had approximately $
1.0
 million of cash in its operating account and a working capital deficit of approximately $
3.2

million (excluding the convertible promissory note—related party). During the year ended December 31, 2022, approximately
$
1.1
 million was withdrawn from the Trust Account to pay tax obligations, and as of December 31, 2022, approximately $
111,000
of tax obligations can
be withdrawn from the Trust Account.
Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and loans from the Sponsor. Additionally, during the year ended December 31, 2022, approximately $
1.1
 million of the gain on investments held in the Trust Account was requested and released from the Trust Account in order to pay the Company’s tax obligations. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of December 31, 2021, there were no Working Capital Loans outstanding.
On December 21, 2022, the Company issued an unsecured promissory note (the “Note”) to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $2,300,000. Up to $500,000 of the Note may be drawn and used for working capital purposes (a “Working Capital Drawdown”) and up to $1,800,000 of the Note may be drawn and used to finance deposits to the Trust Account (an “Extension Drawdown”). As of December 31, 2022, there was $200,000 outstanding as a Working Capital Drawdown under this Note and $900,000 outstanding as an Extension Drawdown.
See Note 4.
The Company has incurred and expects to incur significant costs in pursuit of its Proposed Business Combination, which resulted in the Company’s accrued expenses being greater than the cash balance in its operating account. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic
205-40,
“Presentation of Financial Statements-Going Concern,” management has determined that the working capital deficit and the mandatory liquidation date and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to complete a Business Combination by June 28, 2023, or such earlier date as determined by the Board, then the Company will cease all operations except for the purpose of liquidating. Management intends to close the Business Combination prior to the termination date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 28, 2023, or such earlier date as determined by the Board.
Note
2-Basis
of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The consolidated financial statements of the Company include its wholly owned subsidiaries in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the most significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial
 instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and any investments held in the Trust Account.
The Trust Account as of December 31, 2022 was held in an interest-bearing demand deposit account. As of December 31, 2021, investments held in the Trust Account were comprised of investments in money market funds that invest solely in U.S. Treasury securities.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of December 31, 2022 and 2021.
Cash and Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account prior to the extension period was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
In December 2022 the Company instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of a Business Combination and liquidation of the Company. As of December 31, 2022, the funds in the Trust Account are held solely in an interest-bearing demand deposit account.
Fair Value of Financial Instruments
The carrying value of the Company’s assets and liabilities recognized on the consolidated balance sheets, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the fair value for such assets and liabilities either because of the short-term nature of the instruments or because the instrument is recognized at fair value.

Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating
expenses in the consolidated statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants through September 30, 2022 have been estimated using a Monte Carlo simulation model at each measurement date and have since then relied on the quoted listed trading price of the Public Warrants. The fair value of Public Warrants have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 5,076,777 and 23,000,000 shares of Class A common stock subject to possible redemption, respectively, were presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.
Under ASC
480-10-S99,
the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit. Subsequent changes result from redemptions and the

Extension
payments
deposited in the Trust Account. The changes in the carrying value of the common stock, subject to possible redemption, result in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income Per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net income per share of common stock is calculated by dividing net income by the weighted average number of shares of common stock outstanding for the respective period.
The calculation of diluted net income per common share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 18,850,000 shares of Class A common stock in the calculation of diluted income per common share, because their exercise is contingent upon future events. As a result, diluted net income per common share is the same as basic net income per common share for the years ended December 31, 2022 and 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

F-
40

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of common stock:

	For the Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income	$7,544,075	$1,894,106	$9,301,767	$2,325,442
Denominator:
Basic and diluted weighted average common shares outstanding	22,901,791	5,750,000	23,000,000	5,750,000

Basic and diluted net income per common share	$0.33	$0.33	$0.40	$0.40

Income Taxes
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, deferred taxes were offset by their full valuation allowances.
ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.
Note
3-Initial
Public Offering
On December 28, 2020, the Company consummated its Initial Public Offering of 23,000,000 Units, including 3,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, of which approximately $8.1 million was for deferred underwriting commissions.
Each Unit consists of one Public Share and
one-half
of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note
4-Related
Party Transactions
Founder Shares
On September 18, 2020, the Sponsor purchased 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 1, 2020, the Sponsor transferred 25,000 Founder Shares to each of the Company’s four director nominees. In December 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 Founder Shares outstanding. Certain of the initial stockholders then retransferred an aggregate of 14,286 shares back to the Sponsor. Of the 5,750,000 Founder Shares outstanding, up to 750,000 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full, so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 28, 2020; thus, the 750,000 Founder Shares were no longer subject to forfeiture.
The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 7,350,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.4 million.
Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.
Promissory Note - Related Party
On September 18, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Initial Note”). This loan was non-interest
bearing and was due upon the completion of the Initial Public Offering. The Company borrowed $150,000 under the Initial Note and repaid the Initial Note in full on December 28, 2020. As of December 31, 2022 and 2021, the Initial Note is no longer available.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, if specified by the note, at the lenders’ discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $
1.00
per Warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, the Company had no WorkingCapital Loans outstanding.
On December 21, 2022, the Company issued the Note to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $2,300,000. Up to $500,000 of the Note may be drawn and used for Working Capital Drawdowns and up to $1,800,000 of the Note may be drawn and used for Extension Drawdowns. The Company borrowed $1,100,000 under the Note on December 21, 2022, $900,000 of which was an Extension Drawdown and $200,000 of which was a Working Capital Drawdown. The Note does not bear interest and is repayable in full upon the earlier of the consummation of a Business Combination or the date the Company liquidates the Trust Account upon the failure of the Company to consummate a Business Combination within the requisite time period. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Note, in whole or in part, into that number of shares of Class A common stock, $0.0001 par value per share, of the Company (the “Converted Shares”) equal to the principal amount of the Note so converted divided by $10.00. The terms of the Converted Shares, if issued, will be identical to the terms of the Company’s Public Shares, except that the Converted Shares (x) will not be registered under the Securities Act, and (y) will be subject to the terms of that certain letter agreement, dated as of December 22, 2020, among the Company, the Sponsor, and certain other parties thereto. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. On February 9, 2023 the Company borrowed an additional $177,500 under the Note which was a Working Capital Drawdown.
Administrative Support Agreement
The Company agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. In each of the years ended December 31, 2022 and 2021, the Company incurred and paid approximately $120,000 in expenses for these services. These expenses were included in general and administrative expenses in the accompanying consolidated statements of operations. There was no outstanding balance for such services as of December 31, 2022 and 2021.
Due to Related Party
The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, directors, officers or directors of the Company, or any of their affiliates. As of December 31, 2022 and 2021, there were approximately $48,000 and $0, respectively, of such fees included as due to related party on the accompanying consolidated balance sheets.
Note
5-Commitments &
Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate. In addition, the representative of the underwriters is entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the continuing conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.
Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. In order to mitigate the current uncertainty surrounding the implementation of the IR Act, the Sponsor, or a designee, agreed to indemnify the Company for any excise tax liabilities with respect to any future redemptions that occur after December 31, 2022 and prior to or in connection with a Business Combination or liquidation of the Company. The foregoing would mitigate a potential reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
Note
6-Derivative
Warrant Liabilities
As of December 31, 2022 and 2021, the Company had 11,500,000 Public Warrants and 7,350,000 Private Placement Warrants outstanding.
The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except for the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note
7-Class
A Common Stock Subject to Possible Redemption
The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were

5,076,777 and
23,000,000 shares of Class A common stock outstanding, respectively, which were all subject to possible redemption and are classified outside of permanent equity on the consolidated balance sheets. On December 2, 2022, the Company held the stockholders meeting described in Note 1. Stockholders holding 17,923,223 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

In addition, as of December 31, 2022, $900,000 was deposited by the Company in
to the Trust Account for the benefit of the public stockholders.
The Class A common stock subject to possible redemption reflected on the consolidated balance sheets is reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Amount allocated to Public Warrants	(13,340,000)
Class A common stock issuance costs	(12,403,774)
Plus:
Accretion of carrying value to redemption value	25,743,774

Class A common stock subject to possible redemption, December 31, 2021	230,000,000
Less:
Redemption of Class A common stock subject to possible redemption	(180,858,526)
Plus:
Increase in redemption value of Class A common stock subject to redemption	2,775,518

Class A common stock subject to possible redemption, December 31, 2022	$51,916,992

Note
8-Stockholders’
Deficit
Preferred stock
-The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
-The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 5,076,777 and 23,000,000 shares of Class A common stock outstanding, respectively, all of which were subject to possible redemption and classified as temporary equity on the accompanying consolidated balance sheets (see Note 7).
Class
 B Common Stock
-The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 5,750,000 shares of Class B common stock outstanding with no shares subject to forfeiture.
Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemedissuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Note
9-Fair
Value Measurements
The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities - Public	$805,000	$—	$—
Derivative warrant liabilities - Private Placement	$—	$514,500	$—
December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$230,023,192	$—	$—
Liabilities:
Derivative warrant liabilities - Public	$7,015,000	$—	$—
Derivative warrant liabilities - Private	$—	$—	$4,557,000
There were no assets that were required to be measured at fair value on a recurring basis as of December 31, 2022. Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement, as the Public Warrants were separately listed and traded in February 2021.
The estimated fair value of the Private Placement Warrants was transferred from a Level 3 fair value measurement to a Level 2 fair value measurement in the fourth quarter of 2022. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant due to the low probability of the redemption feature only applicable to the Public Warrants being triggered.
At December 31, 2021, Level 1 instruments include investments in U.S. government securities and investments in money market and mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value
s
of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value
s
of the Private Placement Warrants have continued to be measured using a Monte Carlo simulation model through September 30, 2022 and have since then relied on the quoted listed trading price of the Public Warrants. The fair value
s
of Public Warrants have been measured based on the listed market price of such warrants, a Level 1 measurement, since the three months ended March 31, 2021 reporting period.
In the years ended December 31, 2022 and 2021, the Company recognized a benefit of approximately $10.3 million and approximately $14.3 million, respectively, resulting from decreases in the fair value of the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities in the accompanying consolidated statements of operations.
The estimated fair value
s
of the Private Placement Warrants and the Public Warrants prior to being separately listed and traded, were initially
 determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

As of December 31, 2021

Volatility	5.7%
Stock price	$9.76
Time to M&A (Yr)	0.50
Risk-free rate	1.31%
Dividend yield	0.0%
T
he changes in the fair value of the Level 3 derivative warrant liabilities for the years ended December 31, 2022 and 2021, are summarized as follows:

Derivative warrant liabilities at December 31, 2020	$25,856,500
Transfer of Public Warrants to Level 1	(8,740,000)
Change in fair value of derivative warrant liabilities	(12,559,500)

Derivative warrant liabilities at December 31, 2021	$4,557,000
Change in fair value of derivative warrant liabilities	(4,410,000)
Transfer of Private Placement Warrants to Level 2	(147,000)

Derivative warrant liabilities at December 31, 2022	$—
Note
10-Income
Taxes
The Company’s general and administrative costs are generally considered start-up
costs and are not currently deductible.

F-
49

The income tax (benefit) provision consists of the following:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Current
Federal	$558,171	$—
State	207,383	—
Deferred
Federal	(980,668)	(558,031)
State	—	—
Valuation allowance	980,668	558,031

Income tax provision	$765,554	$—

The Company’s net deferred tax asset is summarized as follows:

	December 31,
	2022	2021
Deferred tax assets:
Start-up/Organization costs	$2,068,988	$530,288
Net operating loss carryforwards	49,118	49,118

Total deferred tax assets	2,118,106	579,406
Valuation allowance	(2,118,106)	(579,406)

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax asset and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the valuation allowance increased by approximately $981,000 and approximately $558,000, respectively.
As of December 31, 2022, there were no federal net operating loss carryovers to offset future taxable income. The net operating loss carryovers were fully utilized. As of December 31, 2021, the Company had approximately $234,000 of U.S. federal net operating loss carryovers, which do not expire, available to offset future taxable income.
There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or
m
aterial deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes	7.0%	0.0%
Change in fair value of derivative warrant liabilities	-28.1%	-25.8%
Change in rate on deferred tax asset	-1.8%	0.0%
Change in valuation allowance	9.5%	4.8%

Effective tax rate	7.6%	0.0%

Note
11-Subsequent
Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued and determined that other than the additional borrowings under the extension described in
N
ote 4, there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

BANZAI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$396,761	$1,023,499
Accounts receivable	98,277	176,276
Less: Allowance for credit losses	(3,879)	(107,860)

Accounts receivable, net	94,398	68,416
Deferred contract acquisition costs, current	21,546	69,737
Prepaid expenses and other current assets	143,311	263,770

Total current assets	656,016	1,425,422
Property and equipment, net	6,207	11,803
Goodwill	2,171,526	2,171,526
Operating lease right-of-use assets	177,553	307,258
Deferred offering costs	2,291,343	1,524,934
Other assets	38,381	38,381

Total assets	$5,341,026	$5,479,324

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	2,396,347	1,100,249
Simple agreement for future equity, current	644,146	829,139
Simple agreement for future equity, current—related party	6,709,854	8,636,861
Convertible notes	3,106,816	1,490,307
Convertible notes—related party	6,465,097	3,425,027
Convertible notes (CP BF)	2,586,097	2,276,534
Bifurcated embedded derivative liabilities	1,552,781	893,216
Bifurcated embedded derivative liabilities—related party	3,024,219	1,889,084
Notes payable	7,030,784	6,494,051
Notes payable—related party	1,154,997	—
Earnout liability	82,114	289,099
Deferred revenue	891,008	930,436
Operating lease liabilities, current	305,450	284,963
Accrued expenses and other current liabilities	617,346	745,373

Total current liabilities	36,567,056	29,284,339
Operating lease liabilities, non-current	2,352	234,043
Other long-term liabilities	75,000	75,000

Total liabilities	36,644,408	29,593,382

Commitments and contingencies (Note 12)
Mezzanine equity:
Series A preferred stock, $0.0001 par value, 2,624,827 shares authorized, 2,328,823 issued and outstanding at September 30, 2023 and December 31, 2022	6,318,491	6,318,491
Stockholders’ deficit:
Common stock, $0.0001 par value, 19,544,521 shares authorized, 8,167,894 and 8,157,606 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	817	816
Additional paid-in capital	2,770,849	1,926,697
Accumulated deficit	(40,393,539)	(32,360,062)

Total stockholders’ deficit	(37,621,873)	(30,432,549)

Total liabilities, mezzanine equity, and stockholders’ deficit	$5,341,026	$5,479,324

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Nine Months Ended September 30,
	2023	2022
Operating income:
Revenue	$3,478,794	$4,312,431
Cost of revenue	1,132,671	1,448,276

Gross profit	2,346,123	2,864,155

Operating expenses:
General and administrative expenses	8,937,265	7,226,655
Depreciation and amortization expenses	5,596	7,054
Impairment loss on operating lease	—	303,327

Total operating expenses	8,942,861	7,537,036

Operating loss	(6,596,738)	(4,672,881)

Other expenses (income):
Other income, net	(70,569)	(36,641)
Interest income	(111)	—
Interest expense	1,879,394	1,372,689
Interest expense—related party	1,614,085	124,621
Loss on extinguishment of debt	—	56,653
Loss on modification of simple agreement for future equity—related party	—	1,644,161
Loss on modification of simple agreement for future equity	—	157,839
Change in fair value of simple agreement for future equity	(184,993)	92,409
Change in fair value of simple agreement for future equity—related party	(1,927,007)	962,591
Change in fair value of bifurcated embedded derivative liabilities	36,500	(12,668)
Change in fair value of bifurcated embedded derivative liabilities—related party	72,359	(43,332)

Total other expenses, net	1,419,658	4,318,322

Loss before income taxes	(8,016,396)	(8,991,203)

Provision for income taxes	17,081	15,382

Net loss	$(8,033,477)	$(9,006,585)

Net loss per share
Basic and diluted	$(0.98)	$(1.12)

Weighted average common shares outstanding
Basic and diluted	8,164,050	8,038,527

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2021	2,328,823	$6,318,491	8,276,972	$828	$1,151,333	$(16,891,560)	$(15,739,399)
Exercise of stock options	—	—	6,600	1	5,015	—	5,016
Repurchase of shares in High Attendance sale	—	—	(133,257)	(13)	13	—	—
Stock-based compensation	—	—	—	—	630,737	—	630,737
Net loss	—	—	—	—	—	(9,006,585)	(9,006,585)

Balance September 30, 2022	2,328,823	$6,318,491	8,150,315	$816	$1,787,098	$(25,898,145)	$(24,110,231)

	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2022	2,328,823	$6,318,491	8,157,606	$816	$1,926,697	$(32,360,062)	$(30,432,549)
Exercise of stock options	—	—	10,288	1	13,361	—	13,362
Stock-based compensation	—	—	—	—	830,791	—	830,791
Net loss	—	—	—	—	—	(8,033,477)	(8,033,477)

Balance September 30, 2023	2,328,823	$6,318,491	8,167,894	$817	$2,770,849	$(40,393,539)	$(37,621,873)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(8,033,477)	$(9,006,585)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	5,596	7,054
Provision for credit losses	3,879	217,916
Non-cash interest expense	914,944	297,990
Non-cash interest expense—related party	345,382	69,894
Amortization of debt discount and issuance costs	646,684	34,682
Amortization of debt discount and issuance costs—related party	1,268,703	281,963
Amortization of operating lease right-of-use assets	129,705	111,048
Impairment of operating lease right-of-use assets	—	303,327
Stock-based compensation expense	830,791	630,737
Loss on extinguishment of debt	—	56,653
Loss on modification of simple agreement for future equity—related party	—	1,644,161
Loss on modification of simple agreement for future equity	—	157,839
Change in fair value of simple agreement for future equity	(184,993)	92,409
Change in fair value of simple agreement for future equity—related party	(1,927,007)	962,591
Change in fair value of bifurcated embedded derivative liabilities	36,500	(12,668)
Change in fair value of bifurcated embedded derivative liabilities—related party	72,359	(43,332)
Changes in operating assets and liabilities:
Accounts receivable	(29,861)	(284,597)
Deferred contract acquisition costs, current	48,191	633
Prepaid expenses and other current assets	120,459	385,444
Other assets	—	56,591
Accounts payable	1,296,098	(168,451)
Deferred revenue	(39,428)	(118,022)
Accrued expenses and other current liabilities	(128,027)	374,646
Operating lease liabilities	(211,204)	(176,664)
Earnout liability	(206,985)	(600,000)

Net cash used in operating activities	(5,041,691)	(4,724,741)

Cash flows from investing activities:
Purchase of property and equipment	—	(9,430)

Net cash used in investing activities	—	(9,430)

Cash flows from financing activities:
Deferred offering costs	(766,409)	(247,777)
Proceeds from issuance of promissory notes—related party	1,150,000	—
Proceeds from issuance of convertible notes, net of issuance costs	1,485,000	1,835,310
Proceeds from issuance of convertible notes, net of issuance costs—related party	2,533,000	4,100,538
Proceeds from issuance of common stock	13,362	5,016

Net cash provided by financing activities	4,414,953	5,693,087

Net (decrease) increase in cash	(626,738)	958,916
Cash at beginning of period	1,023,499	1,786,550

Cash at end of period	$396,761	$2,745,466

Supplemental disclosure of cash flow information:
Cash paid for interest	313,813	387,724
Cash paid for taxes	8,825	6,425
Non-cash investing and financing activities
Bifurcated embedded derivative liabilities at issuance	623,065	1,834,000
Bifurcated embedded derivative liabilities at issuance—related party	1,062,776	151,000
The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
The Business
Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by thousands of marketers to power webinars, trainings, virtual events, and on-demand
video content.
On February 19, 2021, the Company completed its business acquisition of 100% of the equity interests of Demio, Inc. (“Demio”), pursuant to the Agreement and Plan of Merger, dated January 29, 2021, whereby Demio became a wholly owned subsidiary of the Company.
Termination of Hyros Acquisition and Amended Merger Agreement with 7GC
In December 2022, the Company entered into an Agreement and Plan of Merger with Hyros, Inc., (“Hyros”) (the “Hyros Purchase Agreement”) whereby Banzai would acquire 100% of the issued share capital of Hyros for approximately $110 million in a primarily stock transaction. The acquisition was expected to enhance Banzai’s role as a full-stack marketing technology platform, expand its total addressable market, to significantly enhance the Banzai platform and accelerate its long-term revenue growth and operational efficiency.
Concurrently, in December 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”) with 7GC & Co. Holdings Inc. (“7GC”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, pending the close of the Hyros Purchase Agreement. On July 31, 2023, Banzai sent a notice of termination to Hyros. On August 1, 2023, Banzai and Hyros terminated the Hyros Purchase Agreement and the Hyros Side Letter (the “Hyros Transaction Termination”), with immediate effect, in connection with the inability to procure the Hyros audited financial statements on the timeline contemplated by the Hyros Purchase Agreement.
On August 4, 2023, the Company entered into an Amendment to the Agreement and Plan of Merger and Reorganization (the “Amended Merger Agreement” and together with the Original Merger Agreement, the “Merger Agreement”) with 7GC (the “Merger”). As a result of the Merger Agreement, all outstanding shares of capital stock of Banzai will be canceled and converted into the right to receive newly issued shares of common stock, par value $0.0001 per share, 7GC Common Stock determined based on a pre-money
enterprise valuation of Banzai of $100 million and a $10.00 price per share of 7GC Common Stock.
GEM Financing Arrangement
In May 2022, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM is to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable
shares of common stock having an aggregate value of $100,000,000 (the “GEM Financing”).
Further, in terms of the GEM Agreement, on the Public Listing Date, the Company shall make and execute a warrant (the “GEM Warrant”) granting GEM the right to purchase up to the number of Common Shares of the Company, that is equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the Public Listing Date or (ii) the quotient obtained by dividing $650 million by the total number of equity interests. The GEM Warrant has an expiration date that is the third
anniversary of the Public Listing Date.

Per the terms of the GEM Agreement, the GEM Agreement shall terminate automatically on the earliest of
(i)
thirty-six
consecutive months from the Public Listing Date;
(ii)
thirty-six
months from the Effective Date (May 27, 2022), and (iii) the date the purchaser shall have purchased the Aggregate Limit. The GEM Agreement may be terminated immediately at any time by mutual written consent of the Parties. The Company shall tender to GEM, as a commitment fee, an amount equal to 2% of the Aggregate Limit ($100 million) upon each Draw Down and may be paid in cash from the proceeds of such Draw Down or in freely tradeable Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company.
Emerging Growth Company
Upon closure of the Merger, the Company will become an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.
2. Going Concern
As of September 30, 2023, the Company had cash of approximately $0.4 million. For the nine months ended September 30, 2023, the Company used approximately $5.04 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of September 30, 2023, the Company had an accumulated deficit of approximately $40.4 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.
The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured.
The Company’s plans include the Merger described in Note 1, as well as obtaining associated debt and equity financing in the future. If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.
3. Summary of Significant Accounting Policies
Basis of Presentation
The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of Banzai and its subsidiary. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiary is consolidated from the date at which the Company obtains control and is de-consolidated
from the date at which control ceases. All intercompany balances and transactions have been eliminated. The accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the
Company.
In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring
adjustments) have been recorded to present fairly our financial position as of September 30, 2023 and December 31, 2022, and the results of operations and cash flows for the nine months ended September 30, 2023 and 2022.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include estimates of impairment of long-lived assets and goodwill, expected credit losses, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, recognition and measurement of stock compensation, and the valuation of intangible assets acquired in business combinations.
Certain Risks and Uncertainties
The Company’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. The Co mp
any may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology. The Company is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.
Cash
The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. As of September 30, 2023 and December 31, 2022, the Company does not have any cash equivalents.
The Company has no significant
off-balance-sheet
concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash is held by large highly rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable consist of balances due from customers as well as from payment service providers. Payment terms range from due upon receipt, to net 30 days. Accounts receivable are stated net of an allowance for credit losses.
The allowance for expected credit losses is based on the probability of future collection under the current expected credited loss (“CECL”) impairment model under which was adopted by the Company on January 1, 2023, as discussed below within Recent Accounting Pronouncements. Under the CECL impairment model, the Company determines its allowance by applying a loss-rate method based on an aging schedule using the Company’s historical loss rate. The adequacy of the allowance is evaluated on a regular basis. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to credit losses in the period incurred.
As of September 30, 2023 and December 31, 2022, the Company determined expected credit losses of $3,879 and $107,860 was required, respectively. Further, for the nine months ended September 30, 2023 and 2022, the Company recognized bad debt expenses for accounts receivable balances of $37,099 and $44,514, respectively.
The following table presents changes in the allowance for credit losses for the nine months ended September 30, 2023:

Balance—January 1, 2023	$107,860
Change in provision for credit losses	(103,981)

Balance—September 30, 2023	$3,879

Property and Equipment
Property and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and betterments are capitalized while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are depreciated on the straight-line basis over their estimated useful lives (3 years for computer equipment).
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of September 30, 2023, the Company had one operating segment, which was deemed to be its reporting unit, for the purpose of evaluating goodwill impairment.
The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is not likely that the fair value of the reporting unit is less than its carrying value, then no further testing is required.
The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches. There were no impairments of goodwill recorded for the nine months ended September 30, 2023 and 2022.
Deferred Offering Costs
In 2022 and 2023, the Company capitalized fees related to the Merger Agreement (see Note 1) as an asset. These fees will be recognized as a reduction of equity, on consummation of the Merger.
Capitalized deferred offering costs consisted of the following, as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
SPAC-related legal fees	$2,031,323	$1,264,914
Investment bank advisory services	135,000	135,000
Federal Trade Commission filing fees	125,020	125,020

Total deferred offering costs capitalized	$2,291,343	$1,524,934

Simple Agreements for Future Equity—SAFE
The Company accounts for Simple Agreements for Future Equity (“SAFE”) at fair value in accordance with ASC 480 Distinguishing Liabilities from Equity. The SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying Consolidated Statement of Operations.

Concentration of Business and Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash is deposited in accounts at large financial institutions, and amounts may exceed FDIC federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held. The Company has no financial instruments with off-balance
sheet risk of loss.
At September 30, 2023, no customers accounted for 10% or more of accounts receivable. At December 31, 2022, three customers accounted for 10% or more of accounts receivable with concentrations of 21%, 16%, and 10% and totaling approximately 47% of the total accounts receivable balance as of December 31, 2022. Total revenues from these customers amounted to $259,635 for the twelve months ended December 31, 2022.
At September 30, 2023 and December 31, 2022, one supplier accounted for 10% or more of accounts payable.
Loss Per Share
Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share excludes, when applicable, the potential impact of stock options and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.
The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	As of September 30,
	2023	2022
Numerator:
Net loss attributable to common stock—basic and diluted	$(8,033,477)	$(9,006,585)
Denominator:
Weighted average shares—basic and diluted	8,164,050	8,038,527
Net loss per share attributable to common stock—basic and diluted	$(0.98)	$(1.12)
Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of September 30,
	2023	2022
Options	1,110,209	860,174
Convertible preferred stock	2,328,823	2,328,823

Total	3,439,032	3,188,997

Leases
The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use
(“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities, non-current
on the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.

ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities. The Company recognizes operating lease expense on a straight-line basis over the lease term.
The Company has lease agreements which contain both lease and non-lease
components, which it has elected to account for as a single lease component when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.
The Company evaluates long-lived assets for recoverability if there are indicators of potential impairment. Indicators of potential impairment may include subleasing a location for less than the head lease cost. If there are indicators of potential impairment, the Company will test the assets for recoverability. If the undiscounted cash flows estimated to be generated are less than the carrying value of the underlying assets, the assets are deemed impaired. If it is determined that assets are impaired, an impairment loss is calculated based on the amount that the asset’s book value exceeds its fair value.
Revenue Recognition
Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or Invoice, and the accompanying documents (if applicable) are negotiated and signed by both parties. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually.
The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.
Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).
Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.
Costs of revenue
Costs of revenue consist primarily of infrastructure, streaming service, data license and contracted services costs, as well as merchant fees and payroll costs.
Advertising costs
Advertising costs are expensed as incurred. Advertising costs were $535,709 and $635,867 for the nine months ended September 30, 2023 and 2022, respectively, which are included in general and administrative expenses on the condensed consolidated statements of operations.
Stock-Based Compensation
The Company expenses stock-based compensation to employees and non-employees
over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718, Stock Compensation. The Company accounts for forfeitures as they occur. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Derivative Financial Instruments
The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Notes 5 and 10 for further detail.

Fair Value of Financial Instruments
In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the nine months ended September 30, 2023 and 2022. The carrying amount of cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue, convertible notes, notes payable and other current liabilities approximated their fair values as of September 30, 2023 and December 31, 2022. The Company carries convertible notes bifurcated embedded derivatives and Simple Agreements for Future Equity (“SAFE”) investments at their fair value (see Note 5 for fair value information).
Business Combinations
The Company accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”), Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.
Recent Accounting Pronouncements
Accounting pronouncements recently adopted
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments: Credit Losses (Topic 326)
(“ASU 2016-13”),
which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company adopted ASU
2016-13
on January 1, 2023. The adoption of this standard did not have a material impact on these condensed consolidated financial statements.
4. Revenue
Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

The Company’s services include providing
end-to-end
video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person
marketing campaigns.
As noted within the SOW’s and invoices, agreements range from monthly to annual and Banzai generally provides for net
30-day
payment terms with the payment made directly through check or electronic means.
Banzai’s Management believes its exposure to Credit Risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.
The Company follows the provisions of ASC 606, under which the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognize revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.
Nature of Goods and Services
The following is a description of the Company’s goods and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:
Demio
The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.
Reach
The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person
events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation.

There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.
Disaggregation of Revenue
The following table summarizes revenue by region based on the billing address of customers:

	Nine Months Ended September 30,
	2023		2022
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$2,041,393	59%	$2,679,437	62%
Europe, Middle East and Africa (EMEA)	1,157,712	33%	1,300,286	30%
Asia Pacific	279,689	8%	332,708	8%

Total	$3,478,794	100%	$4,312,431	100%

Contract Balances
Accounts Receivable, Net
A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	Opening Balance 1/1/2023	Closing Balance 9/30/2023	Opening Balance 1/1/2022	Closing Balance 9/30/2022
Accounts receivable, net	$68,416	$94,398	$74,727	$141,408
Costs to Obtain a Contract
Sales commissions, the principal costs incurred to obtain a contract are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract’s term. For the nine months ended September 30, 2023 and 2022, commission expenses were $283,210 and $311,149, respectively. Capitalized commissions at September 30, 2023 and December 31, 2022 were $21,546 and $69,737 respectively.
The following summarizes the costs to obtain a contract activity during the nine months ended September 30, 2023:

Balance—December 31, 2022	$69,737
Commissions incurred	200,550
Deferred commissions recognized	(248,741)

Balance—September 30, 2023	$21,546

5. Fair Value Measurements
The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the nine months ended September 30, 2023 and 2022. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a
Non-recurring
Basis
The fair value of
non-financial
assets measured at fair value on a
non-recurring
basis, classified as Level 3 in the fair value hierarchy, is determined based on using market-based approaches, or estimates of discounted expected future cash flows.
Fair Value on a Recurring Basis
The Company follows the guidance in ASC 820 Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. The estimated fair value of the convertible notes bifurcated embedded derivative liabilities and SAFE represent Level 3 measurements.
The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2023	December 31, 2022
Liabilities:
Bifurcated embedded derivative liabilities	3	$1,552,781	$893,216
Bifurcated embedded derivative liabilities—related party	3	$3,024,219	$1,889,084
SAFE	3	$644,146	$829,139
SAFE—related party	3	$6,709,854	$8,636,861
Bifurcated Embedded Derivative Liability
The fair value of the embedded put option was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. Refer to Note 10 for further details.
The following tables set forth a summary of the changes in the fair value of the bifurcated embedded derivative liability, related to the Related Party and Third Party Convertible Debt, respectively, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2021	$—	$4,000
Issuance of convertible notes with bifurcated embedded derivatives	1,365,300	619,700
Issuance of CP BF convertible notes with bifurcated embedded derivative	1,375	625
Extinguishment of Old Alco Note derivative	(70,000)	—
Change in fair value	592,409	268,891

Balance at December 31, 2022	1,889,084	893,216
Issuance of convertible notes with bifurcated embedded derivative	1,062,776	623,065
Change in fair value	72,359	36,500

Balance at September 30, 2023	$3,024,219	$1,552,781

Simple Agreements for Future Equity (SAFE)
During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements (the “SAFEs”). In the event of an Equity Financing (as defined in the SAFEs agreements), the SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The number of shares required to be issued to settle the SAFEs at the equity financing is variable, because that number will be determined by the discounted fair value of the Company’s equity shares on the date of settlement (i.e., Discount Price). Regardless of the fair value of the shares on the date of settlement, the holder will receive a fixed monetary value based on the Purchase Amount of the SAFE. If there is a Liquidity Event or SPAC Transaction before the settlement or termination of the SAFEs, the SAFEs will automatically be entitled to receive a portion of Proceeds, due and payable immediately prior to, or concurrent with, the consummation of such Liquidity Event or SPAC Transaction, equal to the greater of (i) two times (2x) the Purchase Amount (the
“Cash-Out
Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (as defined in the SAFEs agreements). Refer to Note 11 for additional information related to the Company’s SAFEs.
The fair value of the SAFEs was determined using a scenario-based method for the pre-modification
SAFE’s and a Monte Carlo simulation method for the post-modification SAFEs. The value of the SAFE liability as of September 30, 2023 and December 31, 2022 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the SAFEs on the date of issuance was determined to be $3,836,000. Refer to Note 11 for further details.
The following tables set forth a summary of the activity of the Related Party and Third Party SAFE liabilities, respectively (See Note 11 for further detail), which represents a recurring fair value measurement at the end of each reporting period:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2021	$3,062,956	$294,044
Change in fair value	4,001,825	384,175
Loss on modification	1,572,080	150,920

Balance at December 31, 2022	8,636,861	829,139
Change in fair value	(1,927,007)	(184,993)

Balance at September 30, 2023	$6,709,854	$644,146

6. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following at the dates indicated:

	September 30, 2023	December 31, 2022
Prepaid expenses and other current assets:
Prepaid data license and subscription costs	6,250	3,124
Prepaid consulting costs	16,539	40,000
Prepaid advertising and marketing costs	—	32,178
Prepaid merchant fees	26,600	26,401
Prepaid insurance costs	25,173	15,430
Prepaid software costs	24,620	10,255
Other current assets	44,129	136,382

Total prepaid expenses and other current assets	$143,311	$263,770

7. Goodwill
The following summarizes our goodwill activity in 2023:

Total
Goodwill—December 31, 2022	$2,171,526

Goodwill—September 30, 2023	$2,171,526

As the Company has one operating segment which was deemed to be its only reporting unit, goodwill is allocated to that one reporting unit and the carrying value is determined based on the equity of the entire company for purposes of evaluating goodwill impairment. As of December 31, 2022, the date of the last goodwill impairment analysis, the reporting unit had a negative carrying value of $19,252,093.
As of December 31, 2022, the estimated enterprise fair value for the one identified reporting unit was approximately $99.4 million. No impairment of goodwill was identified as of December 31, 2022.
8. Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following at the dates indicated:

	September 30, 2023	December 31, 2022
Accrued and other current liabilities:
Sales tax payable	306,910	230,617
Deposits	54,102	—
Accrued streaming service costs	33,286	—
Accrued legal costs	27,456	31,355
Accrued subscription costs	24,180	28,774
Accrued accounting and professional services costs	49,000	94,573
Accrued payroll and benefit costs	55,703	95,947
Accrued offering costs	—	261,090
Other current liabilities	66,709	3,017

Total accrued and other current liabilities	$617,346	$745,373

9. Deferred Revenue
Deferred revenue represents amounts that have been collected in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable
revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the condensed consolidated statement of operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant. For the nine months ended September 30, 2022, the Company recognized $919,764 in revenue that was included in the prior year deferred revenue balance.
The change in deferred revenue was as follows for the periods indicated:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Deferred revenue, beginning of period	$930,436	$1,060,040
Billings	3,401,102	5,040,665
Revenue recognized (prior year deferred revenue)	(915,931)	(1,004,697)
Revenue recognized (current year deferred revenue)	(2,524,599)	(4,165,572)

Deferred revenue, end of period	$891,008	$930,436

10. Debt
Convertible Notes
Convertible Notes—Related Party
On March 21, 2022, the Company issued a subordinated convertible promissory note (“Old Alco Note”) for a principal sum of $2,000,000 to Alco Investment Company (“Alco”), a related party. Alco held approximately
5
% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Old Alco Note bore interest at a rate of 15% per annum until exchanged. The outstanding principal and accrued interest were due and payable on the December 31, 2023 (“Original Maturity Date”), provided that, Alco could elect to extend the Original Maturity Date up to two times by additional
12-month
increments by delivering written notice to the Company prior to the Original Maturity Date of such election. The outstanding principal and interest under the Old Alco Note was, at the Holder’s election, either (i) effective upon the closing of an Equity Financing (as defined in the agreement), to be converted into shares of the same series of preferred stock of the Company issued to other investors in the Equity Financing (the “Equity Financing Securities”) at a conversion price equal to 85% of the price per share of Equity Financing Securities paid by the other investors in the Equity Financing, with any resulting fraction of a share rounded to the nearest whole share (with 0.5 being rounded up) (the “Conversion Option”) or (ii) immediately prior to the closing of an Equity Financing, become due and payable in cash.
The embedded redemption put feature upon an Equity Financing is not clearly and closely related to the debt host instrument, was separated from the debt host and initially measured at fair value. Subsequent changes in fair value of the feature are recognized in the Consolidated Statement of Operations. The fair value (see Note 5) of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative.
Discounts to the principal amounts were included in the carrying value of the Old Alco Note and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a

$151,000 debt discount upon issuance of the Old Alco Note. For the nine months ended September 30, 2022, interest expense on the Old Alco Note totaled $124,621, comprised of $100,274 of contractual interest and $24,347 for the amortization of the discount. The effective interest rate was 20% prior to the exchange of the Old Alco Note as noted below.
On July 19, 2022, the Company and Alco entered into an exchange agreement whereby Alco and the company agreed to the cancellation of the Old Alco Note in exchange for the issuance of a new subordinated convertible promissory note in the principal amount of $2,101,744 (representing the principal amount plus accrued interest under the Old Alco Note) (the “New Alco Note”). In accordance with ASC 470 Debt, the Company treated the Old Alco Note as extinguished and recognized a loss on debt extinguishment of $56,653, determined by the sum of the fair value of the New Alco Note in excess of the carrying value of the Old Alco Note less the bifurcated embedded derivative liability at the time of the modification.
Between July and September 2022, the Company issued additional subordinated convertible notes (together with the New Alco Note, the “2022 Related Party Convertible Notes”) for an aggregate amount of $4,100,538 to related parties Alco and DNX. Between March and September 2023, the Company issued additional subordinate convertible notes (together with the 2022 Related Party Convertible Notes, the “Related Party Convertible Notes”) for an aggregate amount of $2,533,000 to related parties Alco, DNX and William Bryant. DNX held in excess of 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. William Bryant will become a member of the Board of Directors upon completion of the Merger. The Related Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest
of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.
In March 2023, the 2022 Related Party Convertible Notes were amended to extend the maturity to December 31, 2023. The Company evaluated the terms of the First Amendment in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the First Amendment. Accordingly, the Company accounted for the First Amendment as a troubled debt restructuring. As a result, the Company accounted for the troubled debt restructuring by calculating a new effective interest rate for the First Amendment based on the carrying amount of the debt and the present value of the revised future cash flow payment stream. The troubled debt restructuring did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.
The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 5).

Discounts to the principal amounts are included in the carrying value of the Related Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $1,279,840 debt discount upon issuance of the above described Related Party Convertible Notes, which is comprised of $1,262,026 related to the bifurcated derivative and $17,814 of debt issuance costs. During the nine months ended September 30, 2023, the Company recorded a $1,107,016 debt discount upon issuance of additional Related Party Convertible Notes. For the nine months ended September 30, 2023, interest expense on the Related Party Convertible Notes totaled
$
1,614,085
, comprised of $
345,382
of contractual interest and $
1,268,703
for the amortization of the discount. The effective interest rate for each of the Related Party Convertible Notes ranged from
28
% to
110
% as of September 30, 2023.
Convertible Notes—Third Party
Between July and September 2022, the Company issued additional subordinated convertible notes (the “2022 Third Party Convertible Notes”) for an aggregate amount of $1,861,206 to third-party creditors. Between March and September 2023, the Company issued additional subordinate convertible notes (together with the 2022 Third Party Convertible Notes, the “Third Party Convertible Notes”) for an aggregate amount of $1,485,000 to third-party creditors. The Third Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest
of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.
In March 2023, the 2022 Third Party Convertible Notes were amended to extend the maturity to
December 31, 2023
.
The Company evaluated the terms of the First Amendment in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the First Amendment. Accordingly, the Company accounted for the First Amendment as a troubled debt restructuring. As a result, the Company accounted for the troubled debt restructuring by calculating a new effective interest rate for the First Amendment based on the carrying amount of the debt and the present value of the revised future cash flow payment stream. The troubled debt restructuring did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.
The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 5).
Discounts to the principal amounts are included in the carrying value of the Third Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $580,056 debt discount upon issuance of the Third Party Convertible Notes, which is comprised of

F-7
2

$571,974 related to the bifurcated derivative and $8,082 of debt issuance costs. During the nine months ended September 30, 2023, the Company recorded a $578,825 debt discount upon issuance of additional Related Party Convertible Notes. For the nine months ended September 30, 2023, interest expense on the Related Party Convertible Notes totaled $711,050, comprised of $142,717 of contractual interest and $568,333 for the amortization of the discount. The effective interest rate for each of the Related Party Convertible Notes ranged from 28% to 110% as of September 30, 2023.

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of September 30, 2023:

	Related Party	Third Party
Face value of the convertible notes	$6,633,538	$3,346,206
Debt discount, net	(666,402)	(430,808)

Carrying value of the convertible notes	5,967,136	2,915,398
Accrued interest	497,961	191,418

Total convertible notes and accrued interest	$6,465,097	$3,106,816

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of December 31, 2022:

	Related Party	Third Party
Face value of the convertible notes	$4,100,538	$1,861,206
Debt discount, net	(828,089)	(419,601)

Carrying value of the convertible notes	3,272,449	1,441,605
Accrued interest	152,578	48,702

Total convertible notes and accrued interest	$3,425,027	$1,490,307

Promissory Notes
On August 30, 2023, the Company issued a subordinate promissory note (“Alco August Promissory Note”) in the aggregate principal amount of $150,000 to Alco Investment Company, a related party. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on October 31, 2023. As of September 30, 2023, $150,000 of principal and $1,052 of accrued interest is outstanding under the Alco August Promissory Note recorded in note payable—related party on the condensed balance sheets.
On September 13, 2023, the Company issued a subordinate promissory note (“Alco September Promissory Note”) in the aggregate principal amount of up to $1,500,000 to Alco Investment Company, a related party. The Alco September Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on January 10, 2024. As of September 30, 2023, $1,000,000 of principal and $3,945 of accrued interest is outstanding under the Alco September Promissory Note recorded in note payable—related party on the condensed consolidated balance sheets.
Term and Convertible Notes (CP BF)
On February 19, 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) for $8,000,000 (the “Loan Agreement”). The Loan Agreement was comprised of a Term Note for $6,500,000 and a Convertible Note for $1,500,000, with the option upon the request of the Company for Additional Loan (“Additional Loan”) principal amount of up to $7,000,000, evidenced by additional notes with 81.25% of the principal amount of such Additional Loan being evidenced by a Term Note, and 18.75% of the principal amount of such an Additional Loan being evidenced by a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind
(“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5%
per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the Term Note will bear cash interest at a per annum rate of 20% (“Default Rate”) and no PIK interest shall accrue at any time during an Event of Default and the Convertible Note will bear PIK Interest at a per annum at the Default Rate.

Additionally, the Company may voluntarily prepay the Principal of the Loans, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued and unpaid Cash Interest with respect to the principal amount so prepaid through the date the prepayment is made; (ii) if such prepayment is prior to the twelve-month anniversary of the Closing Date, all unpaid interest (including for the avoidance of doubt, PIK Interest and Cash Interest) with respect to the principal amount so prepaid that would have been due and payable on or prior to the twelve-month anniversary of the Closing Date had the Loans remained outstanding until such twelve-month anniversary date (the “Yield Maintenance Premium”); (iii) the Exit Fee with respect to the principal amount so prepaid, calculated as
1.0
% of the outstanding principal balance of the Loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the Loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iv) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.
The Loan Agreement contains customary covenants, including restrictions on the Company’s ability to incur indebtedness, grant liens or security interest on assets, make acquisitions, loans, advances or investments, or sell or otherwise transfer assets, among others. The Loan Agreement also contains other financial covenants related to minimum gross profit margin, minimum ARR (Annual Recurring Revenue) growth rate, and fixed charge ratio, among other financial covenants per the terms of the Loan Agreement. The Loan Agreement is secured by a first-priority Lien (subject to Permitted Liens) on and security interest in the Collateral pursuant to the terms of the Collateral Documents. The Loan Agreement named Joseph Davy, CEO, as Guarantor, and per the term of the Loan Agreement, he is willing to guarantee the full payment, performance and collection of all of the Credit Parties’ obligations thereunder and under the Loan Agreement, all as further set forth therein.
For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.
Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by CP BF or cured to the satisfaction of Lender, subject to the exercise of customary commercial underwriting standards in determining such satisfaction, Lender may, without notice or demand to the Credit Parties declare the unpaid principal of and any accrued interest shall be immediately due and payable. While the Company and the Lender are engaged in good faith discussions to resolve these matters, no agreement to resolve such matters has been reached and all of the Loans remain in default for the reasons stated above, and the Lender is not presently exercising remedies, which the Lender reserves the right to so do at any time.

On August 24, 2023, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with CP BF Lending. Under the terms of this Forbearance Agreement, and as a result of the Company’s non-compliance
with certain covenants of its Loan Agreement with CP BF, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify the treatment of the Merger with 7GC under the Loan Agreement, (ii) consent to the consummation of the Merger Agreement with 7GC and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement with the Company from the effective date of the Forbearance Agreement until the earlier of (a) the four-month anniversary of the closing of the Merger if the Merger is closed on or prior to December 29, 2023, (b) December 29, 2023 if the Merger is not consummated on or prior to December 29, 2023 or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and the Company also agreed to amend and restate CP BF’s existing convertible promissory notes (the “A&R CP BF Notes”) so that they may remain outstanding following the closing of the Merger and, at CP BF’s option, be convertible into Class A shares of the combined company.
On February 19, 2021, the Company capitalized $310,589 and $71,674 of costs associated with the issuance of the Term Note and Convertible Notes, respectively, and amortizes these costs to interest expense over the term of the debt, using the effective interest method. The capitalized debt issuance costs are presented as a reduction of the carrying value of the Term Note and Convertible Notes.
The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $3,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See Note 5).
On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Note in replacement for a Convertible Note (“First Amendment Convertible Note”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Note has the same features as the Convertible Note described above.
Discounts to the principal amounts, relating to the debt issuance costs and embedded features, are included in the carrying value of the Convertible Notes and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $2,000 debt discount upon issuance of the Convertible Notes. For the nine months ended September 30, 2023, interest expense on the Term Note totaled $849,377, comprised of $789,982 of contractual interest and $59,395 for the amortization of the discount. The effective interest rate for the Term Note was 16% for nine months ended September 30, 2023 and 2022. For the nine months ended September 30, 2023, interest expense on the Convertible Notes totaled $309,564, comprised of $289,892 of contractual interest and $19,672 for the amortization of the discount. The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Note was 16% and 16%, respectively, for the nine months ended September 30, 2023 and 2022. For the nine months ended September 30, 2022, interest expense on the Term Note totaled $827,750, comprised of $778,066 of contractual interest and $49,684 for the amortization of the discount. For the nine months ended September 30, 2022, interest expense on the Convertible Notes totaled $224,749, comprised of $212,704 of contractual interest and $12,045 for the amortization of the discount.
The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
The following table presents the CP BF convertible notes as of September
30
,
2023
:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(44,045)

Carrying value of the CB BF convertible notes	1,777,300
Accrued interest	808,797

Total CB BF convertible notes and accrued interest	$2,586,097

The following table presents the CP BF convertible notes as of December 31, 2022:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(63,715)

Carrying value of the CB BF convertible notes	1,757,630
Accrued interest	518,904

Total CB BF convertible notes and accrued interest	$2,276,534

The following table presents the CP BF term note as of September 30, 2023:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(133,517)

Carrying value of the CB BF term note	6,366,483
Accrued interest	664,301

Total CB BF term note and accrued interest	$7,030,784

The following table presents the CP BF term note as of December 31, 2022:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(192,911)

Carrying value of the CB BF term note	6,307,089
Accrued interest	186,962

Total CB BF term note and accrued interest	$6,494,051

11. Simple Agreements for Future Equity
Simple Agreements for Future Equity—Related Party
During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with related parties Alco and DNX (See Note 10 for description of the related party relationship with these entities) (the “Related Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $3,500,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Related Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Related Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Related Party SAFE liability was $3,500,000. Subsequent changes in fair value at each reporting period are recognized in the condensed consolidated statement of operations. For the nine months ended September 30, 2023 and 2022, the Company recognized a gain of $1,927,007 and a loss of $962,591, respectively, for the change in fair value of the Related Party SAFE liability.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Related Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
On September 2, 2022, the Company modified the SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements). Upon modification, the Company calculated the fair value of the Related Party SAFE liability immediately before and immediately after the modification which resulted in the recognition of a loss for the change in fair value of $1,644,161.
Simple Agreements for Future Equity—Third Party
During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with third party investors (the “Third Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $336,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Third Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Third Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Third Party SAFE liability was $336,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the nine months ended September 30, 2023 and 2022, the Company recognized a gain of $184,993 and a loss of $92,409, respectively, for the change in fair value of the Third Party SAFE liability.
The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Third Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
On September 2, 2022, the Company modified the Third Party SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements). Upon modification, the Company calculated the fair value of the Third Party SAFE liability immediately before and immediately after the modification which resulted in the recognition of a loss for the change in fair value of $157,839.

12. Commitments and Contingencies
Leases
The Company has operating leases for its real estate across multiple states. The operating leases have remaining lease terms of approximately 1.0 year as of September 30, 2023 and consist primarily of office space.
The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.
The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU
2016-02
effective January 1, 2022, the Company accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.
The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842 Leases. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.
In evaluating long-lived assets for recoverability, the Company calculated the fair value of the sublease using its best estimate of future cash flows expected to result from the use of the asset. When undiscounted cash flows to be generated through the sublease is less than the carrying value of the underlying asset, the asset is deemed impaired. If it is determined that assets are impaired, an impairment loss is recognized for the amount that the asset’s book value exceeds its fair value. Based on the expected future cash flows, the Company recognized an impairment loss upon adoption of ASC 842 Leases of $303,327. The impairment loss was recorded to impairment loss on lease on the consolidated statement of operations for the nine months ended September 30, 2022.
The components of lease expense, are as follows:

	For the Nine Months Ended September 30,
Components of lease expense:	2023	2022
Operating lease cost	$151,282	$141,447
Lease impairment cost	—	303,327
Sublease income	(153,248)	(126,992)

Total lease (income) cost	$(1,966)	$317,782

Supplemental cash flow information related to leases are as follows:

	For the Nine Months Ended September
Supplemental cash flow information:	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$129,705	$111,048
Non-cash impairment of right to use assets (operating cash flow)	—	(303,327)
Change in lease liabilities (operating cash flow)	(211,204)	(176,664)
Operating lease right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$762,603
Supplemental balance sheet information related to leases was as follows:

Operating leases:	September 30, 2023	December 31, 2022
Operating lease right-of-use assets	$177,553	$307,258
Operating lease liability, current	305,450	284,963
Operating lease liability, long-term	2,352	234,043

Total operating lease liabilities	$307,802	$519,006

Weighted-average remaining lease term:	September 30, 2023	December 31, 2022
Operating leases (in years)	1.01	1.76

Weighted-average discount rate:	September 30, 2023	December 31, 2022
Operating leases	6.75%	6.74%
Future minimum lease payments under
non-cancellable
lease as of September 30, 2023, are as follows:

Maturities of lease liabilities:
Year Ending December 31,
Remainder of 2023	$78,546
2024	240,818

Total undiscounted cash flows	319,364

Less discounting	(11,562)

Present value of lease liabilities	$307,802

13. Equity
Class A and B Common Stock
The Company’s Amended and Restated Certificate of Incorporation, issued January 29, 2021, authorized the issuance of 19,544,521 shares of Common Stock, $0.0001 par value per share, of which (i) 13,224,521 shares are designated as Class A Common Stock (“Class A Common Stock”) and (ii) 6,320,000 shares are designated as Class B Common Stock (“Class B Common Stock”) (collectively, the “Common Stock”). As of September 30, 2023 and December 31, 2022, the Company has issued 1,847,894 and 1,837,606 shares of Class A Common

Stock, respectively. As of September 30, 2023 and December 31, 2022, the Company has issued 6,320,000 shares of Class B Common Stock. The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon.
The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one-to-one
conversion ratio.
Upon execution of the Merger, the 2,560,000 shares of Class B Common Stock held by Roland A. Linteau III will be converted into Class A Common Stock.

Series
A-1
and
A-2
Convertible Preferred Stock
The Company’s Amended and Restated Certificate of Incorporation, issued February 20, 2020, authorized the issuance of 2,600,306 shares of Preferred Stock, $0.0001 par value per share, of which (i) 2,400,959 shares are designated as Series A-1 Preferred Stock (“Series A-1 Preferred”) and (ii)
199,347
shares are designated as Series
A-2
Preferred Stock (“Series
A-2
Preferred”) (collectively, the “Preferred Stock”). On November 30, 2020 the Company Amended and Restated their Certificate of Incorporation which increased the number of authorized shares of Series
A-1
Preferred Stock by
24,521
to a total of
2,425,480
. As of September 30, 2023 and December 31, 2022, the Company has issued
2,129,476
shares of Series
A-1
Preferred with an original issuance price of $
2.9155
per share and
199,347
shares of Series
A-2
Preferred with an original issuance price of $
0.5518
per share.
The Preferred Stock is presented in temporary or “mezzanine” equity as the convertible preferred stock give the holders (by majority vote) the option if there is a sale, merger or change of control to redeem shares for cash. The convertible preferred stock is recorded at fair value as of the date of issuance. No subsequent adjustment of the initial measurement amounts for these contingently redeemable Preferred Stock is necessary unless the redemption of the convertible preferred shares becomes probable. Accordingly, the amount presented as temporary equity for the contingently redeemable Preferred Stock outstanding is its issuance-date fair value.
The Preferred Stock are convertible at the option of the holder at any time into shares of Class A Common Stock or will automatically convert into Class A Common Stock upon (1) Sale of shares of Common Stock to the public or (2) Specified by vote or written consent of the Requisite Holders. Other than dividends on shares of Common Stock payable in shares of Common Stock, the Preferred Stock have rights equal to holders on shares of any other class or series of capital stock of the Corporation. There have been no dividends declared to date. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable
shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion, with the “Conversion Price” with respect to each series of Preferred Stock initially equal to the applicable Original Issue Price for each such series of the Preferred Stock.
Restricted Stock
In connection with the acquisition of Demio and High Attendance, the Company issued restricted stock to the selling shareholders and founders of Demio. 1,213,346 shares of the Company’s restricted Class A common stock were issued to the selling shareholders and founders of Demio and 133,257 shares of the Company’s restricted Class A common stock were issued to the High Attendance shareholder. All shares issued to the selling shareholders and founders of Demio vested and are outstanding as of September 30, 2023. All shares issued to the High Attendance shareholder were cancelled and are not outstanding as of September 30, 2023.
14. Stock-Based Compensation
The Company established the Banzai International, Inc. 2016 Equity Incentive Plan (“the Plan”) on April 26, 2016, to enable the Company to attract, incentivize and retain eligible individuals through the granting of awards in the Company. The maximum number of options that may be issued over the term of the Plan were initially set at 400,000 shares of common stock. On July 19, 2017, the Plan was amended to increase the maximum number of options that may be issued to 2,400,000 shares of common stock. Accordingly, the Company has reserved a sufficient number of shares to permit the exercise of options in accordance with the terms of the Plan. The term of each award under the Plan shall be no more than ten
years from the date of grant thereof. The Company’s Board of Directors is responsible for the administration of the Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted. As of September 30, 2023, 1,289,791 stock options remain available to be awarded under the Plan.

The Company accounts for stock-based payments pursuant to ASC 718 Stock Compensation and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon
issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero
based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
On June 26, 2020, the Board of Directors of Banzai approved the repricing of 973,000 outstanding stock options held by current employees to an exercise price of $0.76. No other changes to the original stock option grant terms were made.
The incremental compensation cost was measured as the fair value of the stock options immediately before and immediately after the modification. The Company determined the total incremental compensation cost from the modification to be $35,013, of which $25,127 related to fully vested options and was expensed as stock-based compensation expense, and $9,886 related to unvested options and will be recognized over the remaining service period.
The following table summarizes assumptions used to compute the fair value of options granted:

	September 30, 2023	December 31, 2022
Stock price	$7.04	$1.54
Exercise price	$7.36	$1.70
Expected volatility	80.00 - 99.03%	53.61 - 55.30%
Expected term (in years)	5.25 - 6.08	5.94 - 6.08
Risk-free interest rate	3.46 - 4.31%	1.95 - 2.85%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2022	603,578	$1.35	7.95	$3,433,946
Granted	606,200	7.36
Exercised	(10,288)	0.76		64,609
Expired	(19,531)	1.71
Forfeited	(69,750)	3.40

Outstanding at September 30, 2023	1,110,209	$4.50	8.33	$3,004,816

Exercisable at September 30, 2023	450,909	$2.37	7.21	$2,136,325

In connection with issuances under the Plan, the Company recorded stock-based compensation expense of $
830,791
and $
630,737
, which is included in general and administrative expense for the nine months ended September 30, 2023 and 2022, respectively. The weighted-average grant-date fair value per option granted during the nine months ended September 30, 2023 and 2022 was $
4.96
and $
0.60
, respectively. As of September 30, 2023 and December 31, 2022, $
2,190,563
and $
160,203
of unrecognized compensation expense related to
non-vested
awards is expected to be recognized over the weighted average period of
2.71
and
2.74
years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.
15. Income Taxes
The Company estimates an annual effective tax rate of 0% for the year ended December 31, 2023 as the Company incurred losses for the nine month period ended September 30, 2023 and is forecasting an estimated net loss for both financial statement and tax purposes for the year ended December 31, 2023. Therefore, no federal or state income taxes are expected and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.
Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since the Company cannot currently support that realization of its deferred tax assets is more likely than not.
At September 30, 2023, the Company had no unrecognized tax benefits that would reduce the Company’s effective tax rate if recognized.
16. Subsequent Events
Additional Drawdown on the Alco September Promissory Note
In October 2023, the Company drew down the remaining $500,000 on the Alco September 2023 Promissory Note.
Issuance of Subordinated Term Note
In November 2023, Banzai issued a subordinated term note, for a principal balance of $750,000 to Alco, a related party lender. The note bears interest at 8% per year, payable on maturity, and matures on April 13, 2024.

This issuance was approved by the board of directors and principal shareholders of the Company, in accordance with a written consent and waiver, signed on March 8, 2023.
Registration Statement on Form
S-4
has been Declared Effective
On November 15, 2023, 7GC issued a press release announcing that its registration statement on Form
S-4,
initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 31, 2023 (as amended, the “Registration Statement”), relating to the previously announced proposed business combination with Banzai, has been declared effective by the SEC as of November 13, 2023. 7GC has established a record date of October 27, 2023 and a meeting date of December 5, 2023 for its special meeting of stockholders to approve the Business Combination.
Grant of Stock Options
On December 3, 2023, Banzai granted 217,187 stock options to certain employees and non-employees,
under the Company’s Amended and Restated 2016 Equity Incentive Plan. Certain of these stock options were fully vested at grant, while others vest over a four year period, and all expire after a period of ten years and have an exercise price of $5.15.
Amendment to Nonstatutory Option Exercise Price
Concurrent with the above disclosed December 3, 2023 grant of stock options, Banzai approved an amendment to the exercise price of 398,746 unexercised nonstatutory options issued to certain non-employees,
and 186,454 unexercised options issued to certain current employees of the Company. The exercise price of these options was amended to reduce this to $5.15, subject to acceptance by the holders of the options.
Approval of Retention Bonus Offers
On December 3, 2023, the Company also approved and committed to paying retention bonuses for an aggregate amount of $605,000, to certain management employees. These bonuses are subject to certain conditions, most notably the respective employees remaining in the service of the Company through the respective retention dates, which begin January 1, 2024 and extend through January 1, 2027 for certain employees, and will be paid no later than December 31 of the year in which the retention date occurs.

To the Shareholders and Board of Directors of
Banzai International Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Banzai International Inc. (the “Company”) as of December 31, 2021 and 2022, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the periods ended December 31, 2021 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2022 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021 and 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph - Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
Marlton, NJ
August 29, 2023, except for Note 16 as to which the date is October 18, 2023
We have served as the Company’s auditor since 2023.

BANZAI INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$1,023,499	$1,786,550
Accounts receivable, net	68,416	74,727
Deferred contract acquisition costs, current	69,737	90,662
Prepaid expenses and other current assets	263,770	667,856

Total current assets	1,425,422	2,619,795
Property and equipment, net	11,803	10,586
Goodwill	2,171,526	2,171,526
Operating lease right-of-use assets	307,258	—
Deferred offering costs	1,524,934	—
Other assets	38,381	90,972

Total assets	$5,479,324	$4,892,879

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	1,100,249	439,405
Simple agreement for future equity, current	829,139	—
Simple agreement for future equity, current-related party	8,636,861	—
Convertible notes	1,490,307	—
Convertible notes-related party	3,425,027	—
Convertible notes (CP BF)	2,276,534	1,654,595
Bifurcated embedded derivative liabilities	893,216	4,000
Bifurcated embedded derivative liabilities-related party	1,889,084	—
Notes payable	6,494,051	6,325,178
Earnout liability	289,099	1,000,000
Deferred revenue	930,436	1,060,040
Operating lease liabilities, current	284,963	—
Accrued expenses and other current liabilities	745,373	360,732

Total current liabilities	29,284,339	10,843,950
Simple agreement for future equity, non-current	—	294,044
Simple agreement for future equity, non-current-related party	—	3,062,956
Operating lease liabilities, non-current	234,043	—
Other long-term liabilities	75,000	112,837

Total liabilities	29,593,382	14,313,787

Commitments and contingencies (Note 15)
Mezzanine equity:
Series A preferred stock, $0.0001 par value, 2,624,827 shares authorized, 2,328,823 issued and outstanding at December 31, 2022 and 2021.	6,318,491	6,318,491
Stockholders’ deficit:
Common stock, $0.0001 par value, 19,544,521 shares authorized, 8,157,606 and 8,276,972 issued and outstanding at December 31, 2022 and 2021, respectively	816	828
Additional paid-in capital	1,926,697	1,151,333
Accumulated deficit	(32,360,062)	(16,891,560)

Total stockholders’ deficit	(30,432,549)	(15,739,399)

Total liabilities, mezzanine equity, and stockholders’ deficit	$5,479,324	$4,892,879

The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Operating income:
Revenue	$5,332,979	$5,207,210
Cost of revenue	1,956,964	2,072,411

Gross profit	3,376,015	3,134,799

Operating expenses:
General and administrative expenses	9,275,251	11,006,459
Depreciation and amortization expenses	9,588	480,549
Impairment loss on operating lease	303,327	—
Loss on impairment of intangible assets	—	1,634,242

Total operating expenses	9,588,166	13,121,250

Operating loss	(6,212,151)	(9,986,451)

Other expenses (income):
Other income, net	(150,692)	(289,738)
Interest income	—	(4,898)
Interest expense	1,651,141	1,217,940
Interest expense-related party	728,949	—
Loss (gain) on extinguishment of debt	56,653	(40,668)
Loss on modification of simple agreement for future equity	150,920	—
Loss on modification of simple agreement for future equity-related party	1,572,080	—
Change in fair value of simple agreement for future equity	384,175	(41,956)
Change in fair value of simple agreement for future equity-related party	4,001,825	(437,044)
Change in fair value of bifurcated embedded derivative liabilities	268,891	1,000
Change in fair value of bifurcated embedded derivative liabilities-related party	592,409	—

Total other expenses	9,256,351	404,636

Loss before income taxes	(15,468,502)	(10,391,087)

Provision for income taxes	—	(409,458)

Net loss	$(15,468,502)	$(9,981,629)

Net loss per share
Basic and diluted	$(1.90)	$(1.32)

Weighted average common shares outstanding
Basic and diluted	8,150,270	7,557,173

The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2020	2,328,823	$6,318,491	6,894,882	$690	$220,172	$(6,909,931)	$(6,689,069)
Exercise of stock options	—	—	168,744	17	128,110	—	128,127
Stock-based compensation	—	—	1,213,346	121 .00	803,051	—	803,172
Net loss	—	—	—	—	—	(9,981,629)	(9,981,629)

Balance December 31, 2021	2,328,823	$6,318,491	8,276,972	$828	$1,151,333	$(16,891,560)	$(15,739,399)

Exercise of stock options	—	—	13,891	1	5,015	—	5,016
Repurchase of shares in High Attendance sale	—	—	(133,257)	(13)	13	—	—
Stock-based compensation	—	—	—	—	770,336	—	770,336
Net loss	—	—	—	—	—	(15,468,502)	(15,468,502)

Balance December 31, 2022	2,328,823	$6,318,491	8,157,606	$816	$1,926,697	$(32,360,062)	$(30,432,549)

The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(15,468,502)	$(9,981,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	9,588	6,916
Amortization expense	—	473,633
Provision for losses on accounts receivable	92,619	231,699
Non-cash interest expense	857,425	304,288
Non-cash interest expense-related party	52,040	—
Amortization of debt discount and issuance costs	245,082	61,817
Amortization of debt discount and issuance costs-related party	476,098	—
Amortization of operating lease right-of-use assets	152,018	—
Impairment of operating lease right-of-use assets	303,327	—
Impairment of intangible assets	—	1,634,242
Stock based compensation expense	770,336	803,051
Loss (gain) on extinguishment of debt	56,653	(40,668)
Loss on modification of simple agreement for future equity	150,920	—
Loss on modification of simple agreement for future equity-related party	1,572,080	—
Change in fair value of simple agreement for future equity	384,175	(41,956)
Change in fair value of simple agreement for future equity-related party	4,001,825	(437,044)
Change in fair value of bifurcated embedded derivative liabilities	268,891	1,000
Change in fair value of bifurcated embedded derivative liabilities-related party	592,409	—
Forgiveness of PPP loan	—	(480,971)
Changes in operating assets and liabilities:
Accounts receivable	(86,308)	(274,289)
Deferred contract acquisition costs, current	20,925	45,614
Prepaid expenses and other current assets	404,086	(302,248)
Other assets	52,591	—
Accounts payable	660,844	(256,912)
Deferred revenue	(129,604)	319,338
Accrued expenses and other current liabilities	384,641	54,278
Operating lease liabilities	(243,596)	—
Earnout liability	(710,901)	1,000,000
Other liabilities	(37,837)	37,162

Net cash used in operating activities	(5,168,175)	(6,842,679)

Cash flows from investing activities:
Purchase of property and equipment	(10,806)	(1,694)
Disposal of property and equipment	—	8,757
Acquisition of Demio, net of cash acquired	—	(3,575,985)

Net cash used in investing activities	(10,806)	(3,568,922)

Cash flows from financing activities:
Deferred offering costs	(1,524,934)	—
Proceeds from PPP loan	—	480,971
Proceeds from simple agreement for future equity	—	336,000
Proceeds from simple agreement for future equity-related party	—	3,500,000
Proceeds from issuance of notes payable, net of issuance costs	—	6,189,411
Repayment of notes payable	—	(643,796)
Proceeds from issuance of convertible notes, net of issuance costs	1,835,310	1,428,326
Proceeds from issuance of convertible notes, net of issuance costs-related party	4,100,538	—
Proceeds from issuance of common stock	5,016	128,127

Net cash provided by financing activities	4,415,930	11,419,039

Net (decrease) / increase in cash	(763,051)	1,007,438
Cash at beginning of period	1,786,550	779,112

Cash at end of period	$1,023,499	$1,786,550
Supplemental disclosure of cash flow information:
Cash paid for interest	630,454	916,174
Cash paid (refund) for taxes	(4,875)	5,697
Non-cash investing and financing activities
Convertible note issued in settlement of accrued interest	321,345	—
Convertible note issued in settlement of accrued interest-related party	100,538	—
Debt issuance costs	25,896	382,263
Bifurcated embedded derivative liabilities at issuance	654,974	3,000
Bifurcated embedded derivative liabilities at issuance-related party	1,262,026	—
Issuance of common stock for acquisition of Demio	—	121
Right-of-use assets obtained in exchange for lease obligations	762,603	—
The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
The Business
Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by thousands of marketers to power webinars, trainings, virtual events, and on-demand
video content.
On February 19, 2021, the Company completed its business acquisition of 100% of the equity interests of Demio, Inc. (“Demio”), pursuant to the Agreement and Plan of Merger, dated January 29, 2021, whereby Demio became a wholly owned subsidiary of the Company. Refer to Note 4 for additional information on the business combination.
Acquisition of Hyros, Inc. (terminated) and Merger Agreement with 7GC
In December 2022, the Company entered into a plan of merger agreement with Hyros, Inc., whereby immediately prior to the closing of the proposed merger transaction between Banzai and 7GC & Co. Holdings Inc. (See Note 18 for further detail), Banzai will acquire 100% of the issued share capital of Hyros for approximately $110 million (subject to customary and negotiated adjustments) in a primarily stock transaction. The acquisition is expected to enhance Banzai’s role as a full-stack marketing technology platform, expand its total addressable market, to significantly enhance the Banzai platform and accelerate its long-term revenue growth and operational efficiency. As of December 31, 2022, the merger agreement had not yet closed. On August 1, 2023, the Company terminated their merger agreement with Hyros Inc., and entered into an amended agreement with 7GC& Co.. The reason for the termination with Hyros Inc., as well as the terms of the amended agreement with 7GC&Co., have been included in Note 18.
GEM Financing Arrangement
In May 2022, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM is to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable
shares of common stock having an aggregate value of $100,000,000 (the “GEM Financing”).
Further, in terms of the GEM Agreement, on the Public Listing Date, the Company shall make and execute a warrant (the “GEM Warrant”) granting GEM the right to purchase up to the number of Common Shares of the Company, that is equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the Public Listing Date or (ii) the quotient obtained by dividing $650 million by the total number of equity interests. The GEM Warrant has an expiration date that is the third
anniversary of the Public Listing Date.
Per the terms of the GEM Agreement, the GEM Agreement shall terminate automatically on the earliest of
(i)
thirty-six
consecutive months from the Public Listing Date;
(ii)
thirty-six
months from the Effective Date (May 27, 2022), and (iii) the date the Purchaser shall have purchased the Aggregate Limit. The GEM Agreement may be terminated immediately at any time by mutual written consent of the Parties. The Company shall tender to GEM, as a commitment fee, an amount equal to 2% of the Aggregate Limit ($100M) upon each Draw Down and may be paid in cash from the proceeds of such Draw Down or in freely tradeable Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company.

Emerging Growth Company
The Company will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.
2. Going Concern
As of August 29, 2023, the Company had cash of approximately $0.2 million. For the year ended December 31, 2022, the Company used approximately $5.17 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of December 31, 2022, the Company had an accumulated deficit of approximately $32.36 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.
The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured. The Company raised an additional $4.0 million by issuing additional subordinated convertible promissory notes between March and July 2023 to various investors.
The Company’s plans include the merger described in footnote 1 and 18, as well as obtaining associated debt and equity financing in the future. If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all.
These accompanying audited consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies
Basis of Presentation
The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and applicable regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Banzai and its subsidiary. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiaries are consolidated from the date at which the Company obtains control and are de-consolidated
from the date at which control ceases. All intercompany balances and transactions have been eliminated. The accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the Company.
In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring
adjustments) have been recorded to present fairly our financial position as of December 31, 2022 and 2021, and the results of operations, and cash flows for the years ended December 31, 2022 and 2021.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, estimates of impairment of long-lived assets, estimates of an accounts receivable allowance for doubtful accounts, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, recognition and measurement of stock compensation, and the valuation of intangible assets acquired in business combinations.
Certain Risks and Uncertainties
The Company’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology. The Company is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and c
o
mpliance with regulatory requirements.
Cash
The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. As of December 31, 2022 and 2021, the Company does not have any cash equivalents.
The Company has no significant
off-balance-sheet
concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash is held by large highly rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable consist of balances due from customers. Payment terms range from due upon receipt, to net 30 days. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances. As of December 31, 2022 and 2021, the Company determined an allowance for doubtful accounts of $107,860 and $262,489 was required, respectively. Further, for the years ended December 31, 2022 and 2021, the Company recognized bad debt expenses for accounts receivable balances directly written-off,
of $12,467 and $205,350, respectively.
Property and Equipment
Property and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and betterments are capitalized while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are depreciated on the straight-line basis over their estimated useful lives (3 years for computer equipment).
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of December 31, 2022, the Company had one operating segment, which was deemed to be its reporting unit, for the purpose of evaluating goodwill impairment.
The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is “not likely” that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches. There were no impairments of goodwill recorded for the years ended December 31, 2022 and 2021.
Intangible Assets
Definite-lived and indefinite-lived intangible assets arising from business combinations include primarily intellectual property, customer relationships, trade names and trademarks, and developed technology. Definite-lived intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows. Intangible assets that are considered to be indefinite-lived are not amortized. Management follow a three step impairment assessment accounting policy over definite-lived in tangibl
e assets. Step one being identification of potential indicators of impairment, step two being identification of asset groupings and estimation of undiscounted future cashflows and step three being determination of impairment loss, if applicable.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, consisting of both fixed and intangible assets, for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the carrying value of the asset or asset group is considered to be unrecoverable, an impairment loss is recorded to adjust the carrying amounts to the estimated fair value. The excess of the carrying value of the reporting unit over the estimated fair value was first allocated to the intangibles and then to goodwill. Fair value was determined using the income approach.
During 2021, the Company experienced operating losses and net cash outflows from operating activities. Accordingly, management evaluated the ongoing value of the Company’s intangible assets. Based on this evaluation, management determined that intangible assets, representing 100% of the carrying value of the intangible assets recognized as part of the Demio and High Attendance acquisitions (See note 4 for further detail), with a carrying amount of $1,634,242 were impaired and wrote them down to their estimated fair value of $0, as of December 31, 2021. Fair value was based on expected future cash flows using Level 3 inputs under ASC 820 Fair Value Measurements and Disclosures. The cash flows are those expected to be generated by the market participants, discounted using a weighted average cost of capital calculated using guideline public companies. The decline in fair value of these intangibles was due to decreases in the expected future cash flows associated with these assets. There were no impairments of intangible assets recorded for the year ended December 31, 2022.
Deferred Offering Costs
In 2022, the Company capitalized fees related to the Merger Agreement (see Note 18) as an asset. These fees will be recognized as a reduction of equity, on consummation of the Merger.
Capitalized deferred offering costs consisted of the following, as of December 31, 2022:

December 31, 2022
SPAC Specific legal fees	$1,264,914
Investment bank Advisory Services	135,000
Federal Trade Commission filing fees	125,020

Total deferred offering costs capitalized	$1,524,934

There were
no
deferred offering costs recognized as of December 31, 2021.

Simple Agreements for Future Equity-SAFE
The Company accounts for Simple Agreements for Future Equity (“SAFE”) at fair value in accordance with ASC 480
Distinguishing Liabilities From Equity
. The SAFEs are
sub
ject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying Consolidated Statement of Operations.
Concentration of Business and Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash is deposited in accounts at large financial institutions, and amounts may exceed FDIC federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held. The Company has no financial instruments with off-balance
sheet risk of loss.
At December 31, 2022, three customers accounted for
10
% or more of accounts receivable with concentrations of 21%, 16%, and 10% and totaling approximately 47% of the total accounts receivable balance as of December 31, 2022. At December 31, 2021, two customers accounted for
10
% or more of accounts receivable with concentrations of 35% and 25%, respectively and totaling approximately 60% of the total accounts receivable balance as of December 31, 2021. Total revenues from these customers amounted to $259,635 and $106,531 for the years ended December 31, 2022 and 2021, respectively.
At December 31, 2022 and 2021, respectively, one and two suppliers accounted for 10% or more of accounts payable.
Loss Per Share
Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the years. Diluted net loss per share excludes, when applicable, the potential impact of stock options, restricted stock units, and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the years presented, basic and diluted net loss per common share are the same.
The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	As of December 31,
	2022	2021
Numerator:
Net loss attributable to common stock-basic and diluted	$(15,468,502)	$(9,981,629)
Denominator:
Weighted average shares-basic and diluted	8,150,270	7,557,173
Net loss per share attributable to common stock-basic and diluted	$(1.90)	$(1.32)
Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of December 31,
	2022	2021
Restricted stock	—	739,932
Options	603,578	781,715
Convertible preferred stock	2,328,823	2,328,823

Total	2,932,401	3,850,470

Leases
The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use
(“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities, non-current
on the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.
ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities. The Company recognizes operating lease expense on a straight-line basis over the lease term.
The Company has lease agreements which contain both lease and non-lease
components, which it has elected to account for as a single lease component when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.
The Company evaluates long-lived assets for recoverability if there are indicators of potential impairment. Indicators of potential impairment may include subleasing a location for less than the head lease cost. If there are indicators of potential impairment, the Company will test the assets for recoverability. If the undiscounted cash flows estimated to be generated are less than the carrying value of the underlying assets, the assets are deemed impaired. If it is determined that assets are impaired, an impairment loss is calculated based on the amount that the asset’s book value exceeds its fair value.
Revenue Recognition
The Financial Accounting Standards Board (“FASB”) issued new guidance that created ASC 606,
Revenue from Contracts with Customers
(“ASC 606”), in the Accounting Standards Codification (“ASC”). ASC 606 requires the recognition of revenue when promised goods and services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new guidance also added Subtopic ASC
340-40,
Other Assets and Deferred Costs-Contracts with Customers
(“ASC 340”), to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. Costs incurred to obtain a contract include sales commissions, which are capitalized and amortized to commission expense over time in accordance with the related contract’s term.
The requirements of ASC 606 were adopted as of January 1, 2020, utilizing the full retrospective method of transition, initially applying the guidance as of date of initial application, e.g., January 1, 2020, with no impact to the Company’s financial position and results of operations. Adoption of the new guidance resulted in changes to accounting policies for revenue recognition and deferred costs.
Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or Invoice, and the accompanying documents (if applicable) are negotiated and signed by both parties. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.
Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).
Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.
Costs of revenue
Costs of revenue consist primarily of infrastructure, streaming service, data license and contracted services costs, as well as merchant fees and payroll costs.
Advertising costs
Advertising costs are expensed as incurred. Advertising costs were $783,764 and $815,134 for the years ended December 31, 2022 and 2021, respectively, which are included in general and administrative expenses on the consolidated statements of operations.
Stock-Based Compensation
The Company expenses stock-based compensation to employees and non-employees
over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718,
Stock Compensation
. The Company accounts for forfeitures as they occur. Stock-based awards are accounted for based on their grant date fair value and recognized on a straight-line basis over the requisite service period. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Income Taxes
Income taxes are recorded in accordance with ASC 740,
Income Taxes
(“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Derivative Financial Instruments
The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Notes 7 and 13 for further detail.
Fair Value of Financial Instruments
In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2022 and 2021. The carrying amount of cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue and other current liabilities approximated their fair values as of December 31, 2022 and 2021. The Company carries Convertible Notes and Simple Agreements for Future Equity (“SAFE”) investments at their fair value (see Note 7 for fair value information).
Business Combinations
The Company accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”), Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration
over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.
Recent Accounting Pronouncements
Accounting pronouncements recently adopted
In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”)
2020-06,
Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU
2020-06
effective January 1, 2021. The adoption of ASU
2020-06
did not have a material impact on the Company’s financial statements.
In February 2016, the FASB issued ASU
2016-02,
Leases
(ASC 842) (“ASU
2016-02”),
which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates most real estate specific lease provisions, and (iii) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The Company adopted ASU
2016-02
effective January 1, 2022 using the effective date method. The Company elected the transition package of three practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. In addition, the Company elected the hindsight practical expedient and the practical expedient to combine lease and non-lease
components. Further, the Company adopted a short-term lease exception policy, permitting the Company to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less). The application of this exception policy was applicable to a single lease, which was terminated, and for which the last payment was made, in April 2022. Total lease payments made related to this lease, in 2022, amounted to approximately $6,500.
On June 20, 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update
2018-07,
Improvements to Nonemployee Share-Based Payment Accounting (“ASU
2018-07”),
which simplifies the accounting for share-based payments granted to nonemployees for goods and services. ASU
2018-07
supersedes ASC
505-50
Equity
by expanding the scope of Topic 718 to include
non-employee
awards and generally aligning the accounting for nonemployee awards with the accounting for employee awards. The Company adopted ASU
2018-07
as of January 1, 2020. The adoption of this guidance did not have a material impact on the consolidated financial statements.
Accounting pronouncements not yet adopted
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments: Credit Losses (Topic 326) (“ASU
2016-13”),
which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward
looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company is required to adopt ASU
2016-13
on January 1, 2023. Management is currently evaluating the impact of these changes on its financial statements.
4. Business Combinations & Asset Acquisitions
Acquisition of Demio, Inc.
On February 19, 2021, the Company completed its business acquisition of 100% of the equity interests of Demio, Inc. (“Demio”), pursuant to the Agreement and Plan of Merger, dated January 29, 2021. Demio, a Florida corporation, is a developer of a cloud-based webinar platform designed to engage and covert audiences through live conversations. Demio’s solution is designed to help businesses create, launch and manage live, automated or recorded webinars, facilitating engagement with prospects as well as clients. The purpose of this acquisition was to strategically integrate Demio’s webinar platform into Banzai’s growing list of offerings.
The purchase price of Demio consisted of cash consideration of $3,400,000. The Company also issued (i) 1,213,346 shares of Banzai restricted Class A Common Stock to the selling shareholders and founders of Demio and (ii) up to an aggregate of $2,000,000 payable in cash (the “Earnout liability”). The vesting of the equity consideration and the cash payments are contingent upon the achievement of revenue targets of the combined company. Contingent consideration is payable upon the achievement of a target of $4,000,000 in revenues attributable to Demio for two discrete
12-month
periods as described in the Agreement and Plan of Merger. A maximum of two cash payments, each in the amount of $1,000,000 payable in cash, are payable upon the achievement of the revenue targets as described above. This contingent consideration was accounted for as post-combination compensation, with amounts recorded on the Statement of Operations, as part of General and Administrative expenses. Management notes further that the revenue targets applicable to the 2nd discrete
12-month
period, were not achieved and this portion of the Earnout Liability was forfeited.
Pursuant to the Agreement and Plan of Merger, one hundred percent (100%) of the restricted shares shall initially be deemed unvested and subject to forfeiture.
One-half
(1/2) of the unvested shares shall no longer be subject to forfeiture and shall thereupon cease to be unvested shares upon payment, if any, of the first revenue target in accordance with the Merger Agreement. The remaining one-half
(1/2) of the unvested shares shall no longer be subject to forfeiture and shall thereupon cease to be unvested shares upon payment, if any, of the second revenue target in accordance with the Agreement and Plan of Merger. The Company classified the restricted shares as post-combination expense, as upon termination of the selling shareholders the restricted shares would also be forfeited. Therefore, the Company recognized stock compensation upon vesting for these restricted shares when payout of the Earnout liability was deemed probable, refer to Note 16.
Assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values. Also, current assets and liabilities were recorded at their carrying amounts, which are deemed to approximate their respective fair values given their short-term nature. The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques.
The estimated fair value of the acquired intangible assets was determined using a method which reflects the present value of the operating cash flows generated by this asset after taking into account the cost to realize the revenue, and an appropriate discount rate to reflect the time value and risk associated with the invested capital. These assets are subject to impairment testing.
Goodwill of $2,171,526 arising from the acquisition equates to the residual intangible asset that generates earnings in excess of a normal return on all other tangible and intangible assets. Under the residual method, the fair value of goodwill is determined by subtracting the fair value of the identified net tangible and intangible assets from the fair value of the total purchase consideration. The goodwill is primarily attributable to the synergies that are expected to result from combining the operations of the Company and Demio. Specifically, the goodwill of the acquired company is primarily related to expected improvements in technology performance and functionality, as well as sales growth from future product and service offerings and new customers, together with certain intangible assets that do not qualify for separate recognition. All of the goodwill was assigned to the Company’s only segment. None of the goodwill recognized is expected to be deductible for income tax purposes.
In connection with the business acquisition, the Company incurred acquisition costs of approximately $185,000 that were recognized in general and administrative expenses.

Total Consideration Paid
Closing cash price	$3,400,000

Total purchase price	$3,400,000

The table below sets forth the allocation of the fair value of the Demio net assets acquired and the corresponding line item in the Company’s consolidated balance sheet at the date of acquisition.

Assets
Cash and cash equivalents	$233,352
Property, plant and equipment	6,265
Technology	1,169,000
Trade names and trademarks	546,000
Goodwill	2,171,526

Total assets	4,126,143
Liabilities
Accounts payable and other accrued expenses	180,117
Deferred revenue	136,568
Deferred tax liability	409,458

Total liabilities	726,143

Total net assets acquired	3,400,000
Cash Paid at Closing	3,400,000

Total purchase price	$3,400,000

The Company’s consolidated financial statements for the year ended December 31, 2021 include the results of operations of Demio since February 20, 2021 during which period Demio contributed revenues of approximately $3,468,000 and a net loss of approximately $770,000.
On an unaudited pro forma basis, the revenues and net income of the Company assuming the acquisition had occurred on January 1, 2021, are shown below. The unaudited pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2021, nor is the financial information indicative of the results of future operations.

	Revenue (unaudited)	Earnings/(Loss) (unaudited)
Actual from February 20, 2021 through December 31, 2021	$3,468,000	$(770,000)
Fiscal 2021 supplemental pro forma from January 1, 2021 through December 31, 2021	$6,106,442	$(9,734,298)
The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business acquisition included in the reported unaudited pro forma revenue and earnings. These unaudited pro forma amounts have been calculated after applying the Company’s accounting policies. In 2021, the Company incurred approximately $185,000 of acquisition-related costs. These expenses are included in general and administrative expenses on the Company’s consolidated income statement for the year ended December 31, 2021 and are reflected in pro forma earnings for the year ended December 31, 2021 in the table above. Revenue and earnings from Demio is $899,232 and $247,331, respectively for the period from January 1, 2021 through February 19, 2021.
5. Asset Disposal
Acquisition of High Attendance Assets
On August 14, 2020, in connection with the terms and conditions of the Asset Purchase Agreement (the “Agreement”) by and among the Company and High Attendance, the Company acquired intellectual property and fixed assets of High Attendance in exchange for $449,000 cash and 133,257 restricted shares of Class A Common Stock of the Company (the “Purchase”). The Purchase was accounted for as an asset acquisition as substantially all of the fair value of the assets acquired was concentrated in one asset class, Technology. The Purchase was initiated by the Company to acquire High Attendance’s Technology to be incorporated into products of the Company. There was $49,000 of transaction costs incurred by the Company relating to the Purchase.
The restrictions on the Class A Common Stock are subject to High Attendance meeting certain service requirements over a two-year
period (“Restricted Stock”). The Restricted Stock is payable to the sole shareholder of High Attendance who became an employee of the Company. The Restricted Stock is treated as post-combination compensation expense in accordance with the applicable guidance for share-based payments.
The following table represents the purchase price:

Cash	$400,000
Transaction costs	49,000

Total purchase price	$449,000

The following table represents the net assets acquired:

Assets:
Technology	$436,000
Trade names and trademarks	13,000

Net assets acquired	$449,000

High Attendance’s assets were measured and recognized as an allocation of the purchase price based on their relative fair values as of the transaction date.
Disposal of High Attendance Assets
On July 1, 2022, the Company sold the assets and liabilities of High Attendance back to its former owner (the “Buyer”), from whom the assets were originally purchased during the year ended December 31, 2020 pursuant to an Asset Purchase Agreement. At the time of the sale, the Buyer was employed by and a shareholder of the Company. The sale was accounted for as a nonmonetary transaction as the Company determined the sale of the High Attendance asset group represents the rescission of the prior acquisition of these assets in the asset acquisition which occurred during the year ended December 31, 2020.
The assets and liabilities of High Attendance were exchanged for the cancellation of 133,257 shares of restricted Class A Common Stock of the Company, par value $0.0001 per share, held by the former owner of

High Attendance, and which were previously granted to the Buyer as consideration for the acquisition of High Attendance during the year ended December 31, 2020. As additional consideration for the Buyer’s assumption of liabilities relating to the purchased assets of High Attendance, the Company paid $17,500 to the Buyer at closing. The shares of restricted Class A Common Stock had vesting terms over
24 months
of continuous service from the date of the initial purchase during the year ended December 31, 2020.
In accordance with the provisions of ASC 845
Nonmonetary Transactions
, the Company recorded the cancellation of 133,257 shares of restricted Class A Common Stock as a reduction of additional paid in capital, and no gain or loss was recorded in this transaction.
The following summarizes the activity related to the High Attendance assets in 2022 and 2021:

Carrying Value
Acquisition of High Attendance assets	$449,000
Amortization of High Attendance assets	(56,125)

High Attendance assets-December 31, 2020	392,875
Amortization of High Attendance assets	(149,666)
Impairment of High Attendance assets	(243,209)

High Attendance assets-December 31, 2021	$—

6. Revenue
Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.
The Company’s services include providing
end-to-end
video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person
marketing campaigns.
As noted within the SOW’s and invoices, agreements range from monthly to annual and Banzai generally provides for net 30 days payment terms with the payment made directly through check or electronic means.
Banzai’s Management believes its exposure to Credit Risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.
The Company follows the provisions of ASC 606, under which the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognize revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Nature of Goods and Services
The following is a description of the Company’s goods and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:
Demio
The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.
Reach
The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person
events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.
Disaggregation of Revenue
The following table summarizes revenue by region based on the billing address of customers:

	Year Ended December 31,
	2022		2021
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$3,307,129	62%	$3,521,217	68%
Europe, Middle East and Africa (EMEA)	1,588,539	30%	1,351,589	26%
Asia Pacific	437,311	8%	334,404	6%

Total	$5,332,979	100%	$5,207,210	100%

Contract Balances
Accounts Receivable
A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	12/31/2022		12/31/2021
	Opening Balance	Closing Balance	Opening Balance	Closing Balance
Accounts receivable, net	$74,727	$68,416	$32,137	$74,727
Costs to Obtain a Contract
Sales commissions, the principal costs incurred to obtain a contract, are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract’s term. For the years ended December 31, 2022 and 2021, commission expenses were $434,446 and $513,293, respectively. Capitalized commissions at the years ended 2022 and 2021 were $69,737 and $90,662, respectively.
The following summarizes the Costs to obtain a contract activity in 2022 and 2021:

Balance-December 31, 2020	$136,276

Commissions Incurred	407,035
Deferred Commissions Recognized	(452,649)

Balance-December 31, 2021	90,662
Commissions Incurred	343,003
Deferred Commissions Recognized	(363,928)

Balance-December 31, 2022	$69,737

7. Fair Value Measurements
Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2022 and 2021. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a
Non-recurring
Basis
The fair value of
non-financial
assets measured at fair value on a
non-recurring
basis, classified as Level 3 in the fair value hierarchy, is determined based on using market-based approaches, or estimates of discounted expected future cash flows. Refer to Note 3 for further detail regarding any applicable impairment expenses recognized with regard to the measurement of non-financial
assets at fair value on a
non-recurring
basis.
Fair Value on a Recurring Basis
The Company follows the guidance in ASC 820 Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. The estimated fair value of the convertible notes bifurcated embedded derivative liabilities, and SAFE represent Level 3 measurements.

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Liabilities:
Bifurcated embedded derivative liabilities	3	$893,216	$4,000
Bifurcated embedded derivative liabilities-related party	3	$1,889,084	$—
SAFE	3	$829,139	$294,044
SAFE-related party	3	$8,636,861	$3,062,956
Bifurcated Embedded Derivative Liability
The fair value of the embedded put option was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. Refer to Note 13 for further details.
The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative liability, related to the Related Party and Third Party Convertible Debt, respectively, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2020	$—	$—
Issuance of CP BF convertible notes with bifurcated embedded derivative	—	3,000
Change in fair value	—	1,000

Balance at December 31, 2021	—	4,000
Issuance of convertible notes with bifurcated embedded derivatives	1,365,300	619,700
Issuance of CP BF convertible notes with bifurcated embedded derivative	1,375	625
Extinguishment of Old Alco Note derivative	(70,000)	—
Change in fair value	592,409	268,891

Balance at December 31, 2022	$1,889,084	$893,216

Simple Agreements for Future Equity (SAFE)
During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements (the “SAFEs”) with both related and unrelated parties. In the event of an Equity Financing (as defined in the SAFEs agreements), the SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The number of shares required to be issued to settle the SAFEs at the equity financing is variable, because that number will be determined by the discounted fair value of the Company’s equity shares on the date of settlement (i.e., Discount Price). Regardless of the fair value of the shares on the date of settlement, the holder will receive a fixed monetary value based on the Purchase Amount of the SAFE. If there is a Liquidity Event or SPAC Transaction before the settlement or termination of the SAFEs, the SAFEs will automatically be entitled to receive a portion of Proceeds, due and payable immediately prior to, or concurrent with, the consummation of such Liquidity Event or SPAC Transaction, equal to the greater of (i) two times (
2
x) the Purchase Amount (the
“Cash-Out
Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price. Refer to Note 14 for additional information related to the Company’s SAFEs.
The fair value of the SAFEs was determined using a scenario-based method for the pre-modification
SAFE’s and a Monte Carlo simulation method for the post-modification SAFEs. The value of the SAFE liability as of December 31, 2022 and 2021 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the SAFEs on the date of issuance was determined to be $3,836,000. Refer to Note 14 for further details.
The following table sets forth a summary of the activity of the Related Party and Third Party SAFE liabilities, respectively (See Note 14 for further detail), which represents a recurring fair value measurement at the end of each reporting period:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2020	$—	$—
Issuance of SAFEs	3,500,000	336,000
Change in fair value	(437,044)	(41,956)

Balance at December 31, 2021	3,062,956	294,044
Change in fair value	4,001,825	384,175
Loss on modification	1,572,080	150,920

Balance at December 31, 2022	$8,636,861	$829,139

8. Property and Equipment
Property and equipment, net consisted of the following at the dates indicated:

	December 31,
	2022	2021
Computers and equipment	30,866	20,061
Less: accumulated depreciation	(19,063)	(9,475)

Property and equipment, net	$11,803	$10,586

Depreciation expense for the years ended December 3
1, 2
022 and 2021 was $9,588 and $6,916, respectively.

9. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following at the dates indicated:

	December 31,
	2022	2021
Prepaid expenses and other current assets:
Prepaid data license and subscription costs	3,124	23,344
Prepaid consulting costs	40,000	—
Prepaid advertising and marketing costs	32,178	—
Prepaid merchant fees	26,401	26,513
Prepaid insurance costs	15,430	8,992
Prepaid software costs	10,255	73,017
Prepaid interest	—	387,724
Prepaid employee benefit costs	—	19,056
Other current assets	136,382	129,210

Total prepaid expenses and other current assets	$263,770	$667,856

10. Goodwill
The following summarizes our goodwill activity in 2022 and 2021:

Total
Goodwill-January 1, 2021	$—

Acquisition of Demio	2,171,526
Impairment	—

Goodwill-December 31, 2021	2,171,526
Impairment	—

Goodwill-December 31, 2022	$2,171,526

As the Company has one operating segment which was deemed to be its only reporting unit, goodwill is allocated to that one unit and the carrying value is determined based on the equity of the entire company for purposes of evaluating goodwill impairment. As of December 31, 2022 and 2021, the reporting unit had a negative carrying value of $19,252,093 and $8,593,627, respectively.
As of December 31, 2022 and 2021, the estimated enterprise fair value for the one identified reporting unit was $99,410,104 and $19,574,000, respectively. No impairment of goodwill was identified as of December 31, 2022 and 2021, respectively.

11. Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following at the dates indicated:

	December 31,
	2022	2021
Accrued and other current liabilities:
Accrued offering costs	$261,090	$—
Sales Tax Payable	230,617	113,526
Accrued payroll and benefit costs	95,947	106,257
Accrued accounting and professional services costs	94,573	30,000
Accrued legal costs	31,355	—
Accrued subscription costs	28,774	35,139
Accrued advertising and marketing costs	—	37,500
Accrued streaming service costs	—	33,310
Other current liabilities	3,017	5,000

Total accrued and other current liabilities	$745,373	$360,732

12. Deferred Revenue
Deferred revenue represents amounts that have been invoiced in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable
revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the Consolidated Statement of Operations, reflect amounts no
t recognized through the deferred revenue process, and which have been determined to be insignificant.
The change in deferred revenue was as follows for the years indicated:

	December 31,
	2022	2021
Deferred revenue, beginning of period	$1,060,040	$604,134
Billings	5,040,665	5,127,696
Revenue recognized (prior year deferred revenue)	(1,004,697)	(482,126)
Revenue recognized (current year deferred revenue)	(4,165,572)	(4,304,195)
Deferred revenue balance acquired (Demio)	—	114,531

Deferred revenue, end of period	$930,436	$1,060,040

13. Debt
Convertible Notes
Convertible Notes-Related Party
On March 21, 2022, the Company issued a subordinated convertible promissory note (“Old Alco Note”) for a principal sum of $2,000,000 to Alco Investment Company (“Alco”), a related party. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Old Alco Note bore interest at a rate of 15%
per annum until exchanged. The outstanding principal and accrued interest were due and payable on the December 31, 2023 (“Original Maturity Date”),

provided that, Alco could elect to extend the Original Maturity Date up to two times by additional
12-month
increments by delivering written notice to the Company prior to the Original Maturity Date of such election. The outstanding principal and interest under the Old Alco Note was, at the Holder’s election, either (i) effective upon the closing of an Equity Financing (as defined in the agreement), to be converted into shares of the same series of preferred stock of the Company issued to other investors in the Equity Financing (the “Equity Financing Securities”) at a conversion price equal to 85% of the price per share of Equity Financing Securities paid by the other investors in the Equity Financing, with any resulting fraction of a share rounded to the nearest whole share (with 0.5 being rounded up) (the “Conversion Option”) or (ii) immediately prior to the closing of an Equity Financing, become due and payable in cash.
The embedded redemption put feature upon an Equity Financing is not clearly and closely related to the debt host instrument, was separated from the debt host and initially measured at fair value. Subsequent changes in fair value of the feature are recognized in the Consolidated Statement of Operations. The fair value (see Note 7) of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative.
Discounts to the principal amounts were included in the carrying value of the Old Alco Note and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $151,000 debt discount upon issuance of the Old Alco Note. For the year ended December 31, 2022, interest expense on the Old Alco Note totaled $124,620, comprised of $100,273. of contractual interest and $24,347 for the amortization of the discount. The effective interest rate was 20% prior to the exchange of the Old Alco Note as noted below.
On July 19, 2022, the Company and Alco entered into an exchange agreement whereby Alco and the company agreed to the cancellation of the Old Alco Note in exchange for the issuance of a new subordinated convertible promissory note in the principal amount of $2,101,744 (representing the principal amount plus accrued interest under the Old Alco Note) (the “New Alco Note”). In accordance with ASC 470
Debt
, the Company treated the Old Alco Note as extinguished and recognized a loss on debt extinguishment of $56,653 for the year ended December 31, 2022, determined by the sum of the fair value of the New Alco Note in excess of the carrying value of the Old Alco Note less the bifurcated embedded derivative liability at the time of the modification.
Between July and September 2022, the Company issued additional Subordinated convertible notes (together with the New Alco Note, the “Related Party Convertible Notes”) for an aggregate amount of $4,100,538 to related parties Alco and DNX. DNX held in excess of 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Related Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest
of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.
The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 7).
Discounts to the principal amounts are included in the carrying value of the Related Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $1,279,840 debt discount upon issuance of the above described Related Party Convertible Notes, which is comprised of $1,262,026 related to the bifurcated derivative and $17,814 of debt issuance costs. For the year ended December 31, 2022, interest expense on the Related Party Convertible Notes totaled $604,329, comprised of $152,578 of contractual interest and $451,751 for the amortization of the discount. The effective interest rate for each of the convertible notes ranged from 42% to 48% as of December 31, 2022.
Convertible Notes-Third Party
Between July and September 2022, the Company issued additional Subordinated convertible notes (the “Third Party Convertible Notes”) for an aggregate amount of $1,861,206 to third-party creditors. The Third Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest
of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.
The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 7).
Discounts to the principal amounts are included in the carrying value of the Third Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $580,056 debt discount upon issuance of the Third Party Convertible Notes, which is comprised of $571,974 related to the bifurcated derivative and $8,082 of debt issuance costs. For the year ended December 31, 2022, interest expense on the Third Party Convertible Notes totaled $209,156, comprised of $48,702 of contractual interest and $160,454 for the amortization of the discount. The effective interest rate for each of the convertible notes ranged from 42% to 48% as of December 31, 2022.

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of December 31, 2022:

	Related Party	Third Party
Face value of the convertible notes	$4,100,538	$1,861,206
Debt discount, net	(828,089)	(419,601)

Carrying value of the convertible notes	3,272,449	1,441,605
Accrued interest	152,578	48,702

Total convertible notes and accrued interest	$3,425,027	$1,490,307

Term and Convertible Notes (CP BF)
On February 19, 2021, the Company entered into a Loan Agreement with CP BF Lending, LLC (“CP BF”) for $8,000,000. The Loan Agreement was comprised of a Term Note for $6,500,000 and a Convertible Note for $1,500,000, with the option upon the request of the Company for Additional Loan (“Additional Loan”) principal amount of up to $7,000,000, evidenced by additional notes with 81.25% of the principal amount of such Additional Loan being evidenced by a Term Note, and 18.75% of the principal amount of such an Additional Loan being evidenced by a Convertible Note. The Term Loan bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind
(“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Loan together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Loan accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the Term Loan will bear cash interest at a per annum rate of 20% (“Default Rate”) and no PIK interest shall accrue at any time during an Event of Default and the Convertible Note will bear PIK Interest at a per annum at the Default Rate.
Additionally, the Company may voluntarily prepay the Principal of the Loans, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued and unpaid Cash Interest with respect to the principal amount so prepaid through the date the prepayment is made; (ii) if such prepayment is prior to the twelve-month anniversary of the Closing Date, all unpaid interest (including for the avoidance of doubt, PIK Interest and Cash Interest) with respect to the principal amount so prepaid that would have been due and payable on or prior to the twelve-month anniversary of the Closing Date had the Loans remained outstanding until such twelve-month anniversary date (the “Yield Maintenance Premium”); (iii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the Loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the Loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iv) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.
The Loan Agreement contains customary covenants, including restrictions on the Company’s ability to incur indebtedness, grant liens or security interest on assets, make acquisitions, loans, advances or investments, or sell or otherwise transfer assets, among others. The Loan Agreement also contains other financial covenants related to minimum gross profit margin, minimum ARR (Annual Recurring Revenue) growth rate, and fixed charge ratio, among other financial covenants per the terms of the Loan Agreement. The Loan Agreement is secured by a first-priority Lien (subject to Permitted Liens) on and security interest in the Collateral pursuant to the terms of the Collateral Documents. The Loan Agreement named Joseph Davy, CEO, as Guarantor, and per the term of the

Loan Agreement, he is willing to guarantee the full payment, performance and collection of all of the Credit Parties’ obligations thereunder and under the Loan Agreement, all as further set forth therein.
For the first quarter ended March 31, 2022, the second quarter ended June 30, 2022, the third quarter ended September 30, 2022, and the fourth quarter ended December 31, 2022, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. For the second quarter ended June 30, 2021, and the third quarter ended September 30, 2021, the Company was not in compliance with the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement. For the fourth quarter ended December 31, 2021, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement and the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement.
For the first quarter ending March 31, 2023, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.
Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by CP BF or cured to the satisfaction of Lender, subject to the exercise of customary commercial underwriting standards in determining such satisfaction, Lender may, without notice or demand to the Credit Parties declare the unpaid principal of and any accrued interest shall be immediately due and payable. While the Company and the Lender are engaged in good faith discussions to resolve these matters, no agreement to resolve such matters has been reached and all of the Loans remain in default for the reasons stated above, and the Lender is not presently exercising remedies, which the Lender reserves the right to so do at any time.
During the year ended December 31, 2021, the Company capitalized $310,589 and $71,674 of costs associated with the issuance of the Term Note and Convertible Notes, respectively, and amortizes these costs to interest expense over the term of the debt, using the effective interest method. The capitalized debt issuance costs are presented as a reduction of the carrying value of the Term Note and Convertible Notes.
The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $3,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See Note 7).
On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Loan in replacement for a Convertible Loan (“First Amendment Convertible Loan”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Loan has the same features as the Convertible Loan described above.
Discounts to the principal amounts, relating to the debt issuance costs and embedded features, are included in the carrying value of the Convertible Notes and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $2,000 debt discount upon issuance of the Convertible Notes. For the year ended December 31, 2022, interest expense on the Term loan totaled $1,110,296, comprised of $1,042,291 of contractual interest and $68,006 for the amortization of the discount. The effective interest rate for the Term Loan was 16% for years ending December 31, 2022 and 2021. For the year ended December 31, 2022, interest expense on the Convertible Notes totaled $319,743, comprised of $303,121 of contractual interest and $16,622 for the amortization of the discount. The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Loan was 16% and 16%, respectively, for the year ending December 31, 2022. During 2021, the Company recorded a $
74,674
debt discount upon issuance of the Convertible Note. For the year ended December 31, 2021, interest expense on the Term loan totaled $939,321, comprised of $889,650 of contractual interest and $49,671 for the amortization of the discount. For the year ended December 31, 2021, interest expense on the Convertible Notes totaled $229,270, comprised of $217,124 of contractual interest and $12,146 for the amortization of the discount. The effective interest rate for the CP BF Convertible Note was 16% for the year ending December 31, 2021.
The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
The following table presents the CP BF convertible notes as of December 31, 2022:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(63,715)

Carrying value of the CB BF convertible notes	1,757,630
Accrued interest	518,904

Total CB BF convertible notes and accrued interest	$2,276,534

The following table presents the CP BF convertible notes as of December 31, 2021:

Face value of the CB BF convertible notes	$1,500,000
Debt discount, net	(62,529)

Carrying value of the CB BF convertible notes	1,437,471
Accrued interest	217,124

Total CB BF convertible notes and accrued interest	$1,654,595

The following table presents the CP BF term note as of December 31, 2022:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(192,911)

Carrying value of the CB BF term note	6,307,089
Accrued interest	186,962

Total CB BF term note and accrued interest	$6,494,051

The following table presents the CP BF term note as of December 31, 2021:

Face value of the CB BF term note	$6,500,000
Debt discount, net	$(260,917)

Carrying value of the CB BF term note	$6,239,083
Accrued interest	$86,095

Total CB BF term note and accrued interest	$6,325,178

14. Simple Agreements for Future Equity
Simple Agreements for Future Equity-Related Party
During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with related parties Alco and DNX (See Note 13 for description of the related party relationship with these entities) (the “Related Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $3,500,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Related Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Related Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Related Party SAFE liability was $3,500,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the years ended December 31, 2022 and 2021, the Company recognized a loss of $4,001,825 and a gain of $437,044, respectively, for the change in fair value of the Related Party SAFE liability.
The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Related Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
On September 2, 2022, the Company modified the SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements). Upon modification, the Company calculated the fair value of the Related Party SAFE liability immediately before and immediately after the modification which resulted in the recognition of a loss for the change in fair value of $1,572,080.
Simple Agreements for Future Equity-Third Party
During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with third party investors (the “Third Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $336,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Third Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Third Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Third Party SAFE liability was $336,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the years ended December 31, 2022 and 2021, the Company recognized a loss of $384,175 and a gain of $41,956, respectively, for the change in fair value of the Third Party SAFE liability.
The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Third Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On September 2, 2022, the Company modified the Third Party SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements). Upon modification, the Company calculated the fair value of the Third Party SAFE liability immediately before and immediately after the modification which resulted in the recognition of a loss for the change in fair value of $150,920.
15. Commitments and Contingencies
Leases
The Company has operating leases for its real estate across multiple states. The operati ng
leases have remaining lease terms of approximately 1.8 years as of December 31, 2022 and consist primarily of office space. As discussed above, the Company adopted the provisions of ASU
2016-02
effective January 1, 2022, using a modified retrospective approach at the beginning of the year of adoption.
The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.
Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.
The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU
2016-02
effective January 1, 2022, the Company accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.
The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842
Leases
. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor. In evaluating long-lived assets for recoverability, the Company calculated the fair value of the sublease using its best estimate of future cash flows expected to result from the use of the asset. When undiscounted cash flows to be generated through the sublease is less than the carrying value of the underlying asset, the asset is deemed impaired. If it is determined that assets are impaired, an impairment loss is recognized for the amount that the asset’s book value exceeds its fair value. Based on the expected future cash flows, the Company recognized an impairment loss upon adoption of ASC 842
Leases
of $303,327. The impairment loss was recorded to impairment loss on lease on the consolidated statement of operations for the year ended December 31, 2022.

The components of lease expense, are as follows:

Components of lease expense:	For the Year Ended December 31, 2022
Operating lease cost	$191,483
Short-term lease cost	—
Lease impairment cost	303,327
Sublease income	(177,588)

Total lease cost	$317,222

Supplemental cash flow information related to leases are as follows:

Supplemental cash flow information:	For the Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$152,018
Non-cash impairment of right to use assets (operating cash flow)	(303,327)
Change in lease liabilities (operating cash flow)	(243,596)
Operating lease right-of-use assets obtained in exchange for lease obligations:
Operating leases	762,603
Supplemental balance sheet information related to leases was as follows:

Operating leases:	As of December 31, 2022
Operating lease right-of-use assets	$307,258

Operating lease liability, current	284,963
Operating lease liability, long-term	234,043

Total operating lease liabilities	$519,006

Weighted-average remaining lease term:	As of December 31, 2022
Operating leases (in years)	1.76

Weighted-average discount rate:	As of December 31, 2022
Operating leases	6.74%

The Company adopted ASC 842
Leases
by applying the guidance at adoption date, January 1, 2022. Prior to January 1, 2022, the Company applied ASC 840
Leases
. There was no impact of adoption as of the December 31, 2021. Future minimum lease payments under non-cancellable
lease as of December 31, 2022, are as follows:

Maturities of lease liabilities:
Year Ending December 31, 2023	$311,327
2024	240,818

Total undiscounted cash flows	552,145

Less discounting	(33,139)

Present value of lease liabilities	$519,006

In addition, the Company recognized lease expense under ASC 840
Leases
of $285,219 during the year ended December 31, 2021. There are no contingent rental amounts due to the lessors. Future minimum lease payments under non-cancellable
leases as of December 31, 2021 were as follows:

Future minimum lease payments:
Year Ending December 31, 2022	$276,888
2023	283,549
2024	217,096

Total future minimum payments	$777,533

16. Equity
Class A and B Common Stock
The Company’s Amended and Restated Certificate of Incorporation, issued January 29, 2021, authorized the issuance of
19,544,521
shares of Common Stock, $
0.0001
par value per share, of which (i) 13,224,521 shares are designated as Class A Common Stock (“Class A Common Stock”) and (ii) 6,320,000 shares are designated as Class B Common Stock (“Class B Common Stock”) (collectively, the “Common Stock”). As of December 31, 2022 and 2021, the Company has issued 1,837,606 and 1,956,972 shares of Class A Common Stock, respectively. As of December 31, 2022 and 2021, the Company has issued 6,320,000 shares of Class B Common Stock. The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon.
The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.
This Note 16 was revised October 18, 2023 to include the respective voting power of the Class A and Class B Common Stock.
Series
A-1
and
A-2
Convertible Preferred Stock
The Company’s Amended and Restated Certificate of Incorporation, issued February 20, 2020, authorized the issuance of 2,600,306 shares of Preferred Stock, $0.0001 par value per share, of which (i) 2,400,959 shares are designated as Series
A-1
Preferred Stock (“Series
A-1
Preferred”) and (ii) 199,347 shares are designated as Series
A-2
Preferred Stock (“Series
A-2
Preferred”) (collectively, the “Preferred Stock”). On November 30, 2020 the Company Amended and Restated their Certificate of Incorporation which increased the number of authorized shares of Series
A-1
Preferred Stock by 24,521 to a total of 2,425,480. As of December 31, 2022 and 2021, the Company has issued 2,129,476 shares of Series
A-1
Preferred with an original issuance price of $2.9155 per share and 199,347 shares of Series
A-2
Preferred with an original issuance price of $0.5518 per share.

The Preferred Stock is presented in temporary or “mezzanine” equity as the convertible preferred stock give the holders (by majority vote) the option if there is a sale, merger or change of control to redeem shares for cash. The convertible preferred stock is recorded at fair value as of the date of issuance. No subsequent adjustment of the initial measurement amounts for these contingently redeemable Preferred Stock is necessary unless the redemption of the convertible preferred shares becomes probable. Accordingly, the amount presented as temporary equity for the contingently redeemable Preferred Stock outstanding is its issuance-date fair value.
The Preferred Stock are convertible at the option of the holder at any time into shares of Class A Common Stock or will automatically convert into Class A Common Stock upon (1) Sale of shares of Common Stock to the public or (2) Specified by vote or written consent of the Requisite Holders. Other than dividends on shares of Common Stock payable in shares of Common Stock, the Preferred Stock have rights equal to holders on shares of any other class or series of capital stock of the Corporation. There have been no dividends declared to date. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable
shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion, with the “Conversion Price” with respect to each series of Preferred Stock initially equal to the applicable Original Issue Price for each such series of the Preferred Stock.
Restricted Stock
In connection with the acquisition of Demio and High Attendance, the Company issued restricted stock to the selling shareholders and founders of Demio. 1,213,346 shares of the Company’s restricted Class A common stock were issued to the selling shareholders and founders of Demio and 133,257 shares of the Company’s restricted Class A common stock were issued to the High Attendance shareholder.
A summary of the status of the Company’s grants of restricted shares of common stock is presented below:

	Number of Non- vested Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2021	133,257	$0.64
Granted	1,213,346	1.11
Vested	(606,671)	1.11

Outstanding at December 31, 2021	739,932	1.03
Vested	(606,675)	1.11
Cancelled/ Forfeited	(133,257)	0.64

Non-vested shares at December 31, 2022	—	$—

17. Stock-Based Compensation
The Company established the Banzai International, Inc. 2016 Equity Incentive Plan (“the Plan”) on April 26, 2016, to enable the Company to attract, incentivize and retain eligible individuals through the granting of awards in the Company. The maximum number of options that may be issued over the term of the Plan were initially set at 400,000 shares of common stock. On July 19, 2017, the Plan was amended to increase the maximum number of options that may be issued to 2,400,000 shares of common stock. Accordingly, the Company has reserved a sufficient number of shares to permit the exercise of options in accordance with the terms of the Plan. The term of each award under the Plan shall be no more than ten years from the date of grant thereof. The Company’s Board of Directors is responsible for the administration of the Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted. As of December 31, 2022, 1,796,422 stock options remain available to be awarded under the Plan.
The Company accounts for stock-based payments pursuant to ASC 718 Stock Compensation and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon
issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
On June 26, 2020, the Board of Directors of Banzai approved the repricing of 973,000 outstanding stock options held by current employees to an exercise price of $0.76. No other changes to the original stock option grant terms were made.
The incremental compensation cost was measured as the fair value of the stock options immediately before and immediately after the modification. The Company determined the total incremental compensation cost from the modification to be $35,013, of which $25,127 related to fully vested options and was expensed as stock-based compensation expense, and $9,886 related to unvested options and will be recognized over the remaining service period.
The following table summarizes assumptions used to compute the fair value of options granted:

	Year Ended December 31,
	2022	2021
Stock price	$1.54	$1.11
Exercise price	$1.70	$0.76 - 1.73
Expected volatility	53.61 - 55.30%	49.70 - 54.58%
Expected term (in years)	5.94 - 6.08	5.44 - 6.08
Risk-free interest rate	1.95 - 2.85%	0.60 - 1.34%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at January 1, 2021	934,079	$0.73	8.99	$356,328
Granted	500,500	1.51
Exercised	(168,748)	0.76		59,062
Expired	(24,142)	0.76
Forfeited	(459,974)	0.85

Outstanding at December 31, 2021	781,715	1.15	7.20	369,102

Granted	382,500	1.70
Exercised	(13,891)	0.76		10,835
Expired	(196,154)	0.85
Forfeited	(350,592)	1.59

Outstanding at December 31, 2022	603,578	$1.35	7.95	$3,433,946

Exercisable at December 31, 2022	301,199	$1.00	7.00	$1,818,865

In connection with issuances under the Plan, the Company recorded stock-based compensation expense of $70,567 and $87,003, which is included in general and administrative expense for the years ended December 31, 2022 and 2021, respectively. The Company recorded stock-based compensation expense of $673,405 and $673,405 related to the restricted shares of Class A Common Stock issued in connection with the Demio acquisition for the years ended December 31, 2022 and 2021, respectively. The Company recorded stock-based compensation expense of $26,364 and $42,643 related to the restricted shares of Class A Common Stock issued in connection with the High Attendance asset acquisition for the years ended December 31, 2022 and 2021, respectively. The weighted-average grant-date fair value per option granted during the years ended December 31, 2022 and 2021 was $0.77 and $0.46, respectively. As of December 31, 2022 and 2021, $160,203 and $176,726 of unrecognized compensation expense related to non-vested
awards is expected to be recognized over the weighted average period of 2.74 and 3.00 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.
18. Income Taxes
A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate consist of the following:

	For the Years Ended December 31,
	2022		2021
Statutory federal income tax benefit	$(3,248,385)	21%	$(2,182,128)	21%
Permanent items	2,117,591	(14)%	258,449	(2)%
State taxes, net of federal tax benefit	(327,095)	2%	(317,955)	3%
Change in valuation allowance	1,435,042	(9)%	1,817,277	(17)%
Change in state tax rate	13,055	—%	18,481	—%
Other	9,792	—%	(3,582)	—%

Effective tax rate	$—	—%	$(409,458)	4%

The components of income tax provision (benefit) are as follows:

	As of December 31,
	2022	2021
Federal:
Current	$—	$—
Deferred	—	(360,150)
State and Local:
Current	—	—
Deferred	—	(49,308)

Total	$—	$(409,458)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

	As of December 31,
	2022	2021
Deferred tax assets (liabilities):
Net operating loss carryforwards	$3,744,512	$2,950,020
Contribution carryforwards	20,837	16,222
Stock-based compensation	25,216	17,989
Accrual to cash adjustment	482,109	255,440
Intangible assets	—	97,979
Lease Liabilities	119,971	—
Right of use assets	(71,024)	—
Capitalized R&D costs (Sec. 174)	451,195	—
Other	696	820

	4,773,512	3,338,470
Valuation allowance	(4,773,512)	(3,338,470)

Deferred tax assets, net of allowance	$—	$—

As of December 31, 2022, the Company had federal and state net operating loss carryforwards of approximately $15,325,300 and $9,175,400, respectively. As of December 31, 2021, the Company had federal and state net operating loss carryforwards of approximately $11,863,100 and $7,911,700, respectively. Federal losses of $124,500 begin to expire in 2036 and $15,200,800 of the federal losses carryforward indefinitely. State losses of $7,357,300 begin to expire in 2031 and $1,818,100 of the state losses carryforward indefinitely. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.
The Company has determined, based upon available evidence, that it is more likely than not that all of the net deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance against its net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments.
The Company has determined that it had no material uncertain tax benefits for the year ended December 31, 2022 and 2021. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in interest expense and penalties in operating expense. No amounts were accrued for the payment of interest and penalties at December 31, 2022, and 2021.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Company is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2022, open years related to all jurisdictions are 2022, 2021, 2020, 2019, 2018, 2017, and 2016.
The Company has no open tax audits with any taxing authority as of December 31, 2022.
19. Subsequent Events
Proposed Merger with 7GC & Co. Holdings Inc.
On December 8, 2022, Banzai entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 7GC & Co. Holdings Inc. (“7GC”), a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, and 7GC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”). The Merger Subs are, as of the date of the Agreement, wholly owned subsidiaries of 7GC that were formed for purposes of consummating the transactions of the Agreement. The Merger Agreement provides that, among other things and upon the terms and subject to the conditions of the Merger Agreement at the closing of the transactions contemplated by the Merger Agreement, and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into Banzai, the separate corporate existence of Merger Sub will cease and Banzai shall continue as the surviving corporation and a wholly owned subsidiary of 7GC (the “Merger”). As a result of the Merger, among other things, all outstanding shares of capital stock of Banzai will be canceled and converted into the right to receive newly issued shares of common stock, par value $
0.0001
per share, of 7GC (the “7GC Common Stock”) determined based on a pre-money
enterprise valuation of Banzai of $
100,000,000
and a $
10.00
price per share of 7GC Common Stock.
On June 14, 2023, 7GC entered into an engagement letter with Cohen, pursuant to which 7GC engaged Cohen to act as its capital markets advisor in connection with seeking extension of the date by which 7GC must consummate its initial business combination and in connection with an initial business combination with an unaffiliated third party, as well as to act as placement agent, on a non-exclusive
basis, in connection with any private placement of equity, convertible and/or debt securities or other capital or debt raising transaction in connection with an initial business combination, in exchange for the right to receive (x) an advisory fee of 100,000 founder shares in connection with a successful extension, payable by the Sponsor at closing of an initial business combination, and (y) a transaction fee in connection with any such offering.
On June 15, 2023, 7GC issued a press release announcing that its special meeting of stockholders, to be held for the approval of the Second Extension Amendment, would be postponed from June 20, 2023 to June 26, 2023.
On June 26, 2023, 7GC’s stockholders approved the proposal for the Second Extension Amendment. 7GC filed a Current Report on Form
8-K
with the SEC on June 29, 2023, announcing the approval of and the final results of the stockholder vote approving the Second Extension Amendment.
On July 31, 2023, Banzai sent a notice of termination to Hyros. On August 1, 2023, Banzai and Hyros terminated the Hyros Purchase Agreement and the Hyros Side Letter (the “Hyros Transaction Termination”), with immediate effect, in connection with the inability to procure the Hyros audited financial statements set forth in the Hyros Purchase Agreement on the timeline contemplated by the Merger Agreement for delivery of the Hyros audited financial statements.
Concurrent with discussions around the Hyros Transaction Termination, beginning in July 2023, 7GC and Banzai discussed and decided to pursue a business combination involving solely 7GC and Banzai. 7GC and

Banzai negotiated and agreed upon the following changes (among others) to the key terms of the Business Combination: (i) the closing of Banzai’s acquisition of Hyros is no longer a condition to the closing of the Business Combination, (ii) the total deal value will be changed to a flat consideration of
$100 million based on the standalone value of Banzai, without any right to earn out as was contemplated under the Original Merger Agreement, (iii) the outside date for the closing of the Business Combination will be pushed out to December 28, 2023 and (iii) the minimum aggregate transaction proceeds condition will be replaced with a net cash closing condition, under which the net cash of 7GC, the Company and their subsidiaries shall be no less than $5 million.
On August 4, 2023, 7GC and Banzai executed the Amendment.

Issuance of Subordinated Convertible Promissory Notes
Between March and July 2023, Banzai issued subordinated convertible promissory notes, for a principal balance of approximate $4.0 million to various third party and related party investors. The notes bear interest at 8% per year, payable on maturity, and mature on the earlier of the date of a Liquidity Event, as defined in Note 13, or December 31, 2023. The convertible promissory notes are convertible into common stock upon the closing of a Qualified Financing, should this occur prior to maturity, at a conversion price of the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 (the “Valuation Cap”) by the Fully Diluted Capitalization, as defined. These issuances were approved by the board of directors and principal shareholders of the Company, in accordance with a written consent and waiver, signed on March 8, 2023.
Amendment to Alco Convertible Notes
In March 2023, Banzai entered into an agreement to amend the maturity date of the Alco Convertible Notes, previously issued to various investors during 2022, and which had an aggregate principal balance of approximately $6.0 million, from September 1, 2023 to December 31, 2023. No other amendments to the agreements related to these convertible notes, were made.
Forbearance Agreement with CP BF Lending
On August 24, 2023, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with CP BF. Under the terms of the Forbearance Agreement, and as a result of the Company’s non-compliance
with certain covenants of its Loan Agreement with CP BF, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify the treatment of the Business Combination under the Loan Agreement, (ii) consent to the consummation of the Merger Agreement with 7GC, and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement with the Company from the effective date of the Forbearance Agreement under the earlier of (a) the four-month anniversary of the closing of the 7GC Combination if the 7GC Combination is closed on or prior to December 29, 2023, (b) December 29, 2023 if the 7GC Combination is not consummated on or prior to December 29, 2023, or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and the Company also agreed to amend and restate CP BF’s existing convertible promissory notes so that they may remain outstanding following the closing of the Business Combination and, at CP BF’s option, be convertible into Class A shares of the Company after the Business Combination.
Issuance of Subordinated Term Note
In August 2023, Banzai issued a subordinated term note, for a principal balance of $150,000 to Alco, a related party lender. The note bears interest at 8% per year, payable on maturity, and matures two months from issuance. This issuance was approved by the board of directors and principal shareholders of the Company, in accordance with a written consent and waiver, signed on March 8, 2023.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

	Amount
SEC registration fee		$12,098.28
Legal fees and expenses		*
Accounting fees and expenses		25,000
Miscellaneous		5,000

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14.	Indemnification of Directors and Officers.

Our Charter provides that all of our directors, officers, employees, and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.

Section 145. Indemnification of officers, directors, employees, and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Charter may have or hereafter acquire under law, our Charter, our Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Charter.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Charter. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust, or other enterprise against any expense, liability, or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.	Recent Sales of Unregistered Securities.

7GC Class B Common Stock

Prior to the IPO, the Sponsor paid an aggregate of $25,000 to cover certain 7GC expenses on 7GC’s behalf in exchange for the issuance of 5,031,250 shares of 7GC Class B Common Stock. In December 2020, the Sponsor transferred 25,000 shares of 7GC Class B Common Stock to each of Courtney Robinson, Tripp Jones, Kent Schofield, and Patrick Eggen, each of whom served on the board of directors of 7GC, at their original per share purchase price. In December 2020, 7GC effected a stock dividend of approximately 0.143 shares for each share of 7GC Class B Common Stock, resulting in an aggregate of 5,750,000 shares of 7GC Class B Common Stock issued and outstanding. Ms. Robinson and Messrs. Jones, Schofield, and Eggen then retransferred an aggregate of 14,286 shares back to the Sponsor. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration (i) an aggregate of 396,501 shares of 7GC Class B Common Stock pursuant to the Non-Redemption Agreements and (ii) an aggregate of 825,000 shares of 7GC Class B Common Stock pursuant to the Share Transfer Agreements. The shares of 7GC Class B Common Stock are identical to the shares of 7GC Class A Common Stock included in the units sold in the IPO except that the shares of 7GC Class B Common Stock which automatically converted into shares of Class A Common Stock at Closing and were subject to certain transfer restrictions, as described in more detail below. These shares of 7GC Class B Common Stock were issued in connection with the organization of 7GC pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Pursuant to the amended and restated certificate of incorporation of 7GC, each share of 7GC Class B Common Stock converted into one share of Class A Common Stock at the Closing. After the Closing and following the effectiveness of our Charter, each share of 7GC Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Class A Common Stock, without any further action by the Company or any stockholder thereof. The issuance of Class A Common Stock upon automatic conversion of 7GC Class B Common Stock at the Closing has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Private Placement Warrants

Simultaneously with the consummation of the IPO, the Sponsor purchased from 7GC an aggregate of 7,350,000 private placement warrants (for a purchase price of approximately $7.35 million). Each Private Placement Warrant entitled the holder thereof to purchase one share of 7GC Class A Common Stock or Class A Common Stock at an exercise price of $11.50 per share. The sale of the Private Placement Warrants was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Pursuant to the Sponsor Forfeiture Agreement, the Sponsor forfeited all 7,350,000 private placement warrants in connected with the Business Combination at Closing.

GEM Warrant

On December 15, 2023, the Company issued GEM the a warrant granting GEM the right to purchase 828,533 Class A Common Stock at an exercise price of $6.49 per share in connection with the termination of the GEM Agreement in its entirety other than with respect to the to Company’s obligation to issue the GEM Warrant, subject to adjustment to account for increases or decreases in the number of outstanding shares of Class A Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. The sale of the GEM Warrant was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Share Transfer Agreements

Simultaneously with the consummation of the Business Combination, the Company issued 825,000 shares of Class A Common Stock to Alco pursuant to the Share Transfer Agreements. Such shares have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Senior Convertible Notes

On February 19, 2021, Legacy Banzai issued a convertible promissory note in the principal amount of $1.5 million to CP BF pursuant in connection with the Loan Agreement. The Senior Convertible Notes and the shares of Class A Common Stock issuable upon conversion of the Senior Convertible Note have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

7GC Promissory Notes

On October 3, 2023 and December 12, 2023, 7GC issued unsecured promissory notes to the Sponsor in an aggregate principal amount of $2,550,00 in connection with 7GC’s IPO and the Business Combination. On February 5, 2024, the Company issued 890,611 shares of Class A Common Stock to the Sponsor upon conversion of the 7GC Promissory Notes. The 7GC Promissory Notes and the 890,611 shares of Class A Common Stock upon conversion of the 7GC Promissory Notes have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Yorkville Promissory Notes

On December 14, 2023, Legacy Banzai issued a convertible promissory note in the principal amount of $2.0 million to Yorkville pursuant to the SEPA and in February 5, 2024, the Company issued a convertible promissory note in the principal amount of $1.0 million to Yorkville pursuant to the SEPA. Simultaneously with the effectiveness of this prospectus, the Company will issue to Yorkville a convertible promissory note in the principle amount of $1.5 million, subject to the receipt of the Third Tranche of the Pre-Paid Advance. The Yorkville Promissory Notes and the shares of Class A Common Stock issuable upon conversion of the Yorkville Promissory Notes have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

GEM Promissory Note

On February 5, 2024, the Company issued the GEM Promissory Note in the principal amount of $1.0 million to GEM pursuant to the GEM Settlement Agreement. The GEM Promissory Note and the shares of Class A Common Stock issuable upon conversion of any amount under the GEM Promissory Note have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Cantor Shares

On December 28, 2023, the Company issued 1,113,927 shares of Class A Common Stock to Cantor pursuant to the Fee Reduction Agreement as consideration for advisory services provided by Cantor in connection with the Business Combination. Such shares have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Roth Shares

On February 2, 2024, the Company issued 175,000 shares of Class A Common Stock to Roth pursuant to the Roth Addendum as consideration for advisory services provided by Roth in connection with the Business Combination. Such shares have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits.

Exhibit No.	Description
2.1+**	Agreement and Plan of Merger, dated December 8, 2022, by and among Banzai, 7GC, First Merger Sub and Second Merger Sub (incorporated by reference to Annex A-1 to the Registration Statement on Form S-4 filed on August 31, 2023).

2.2**	Amendment to Agreement and Plan of Merger, dated August 4, 2023, by and among the Company and 7GC (incorporated by reference to Annex A-2 to the Registration Statement on Form S-4 filed on August 31, 2023).

3.1**	Second Amended and Restated Certificate of Incorporation of the Company, dated December 14, 2023. (incorporated by reference to the Exhibit 3.1 to the Current Report on Form 8-K filed on December 20, 2023).

3.2**	Second Amended and Restated Bylaws of the Company, dated December 14, 2023 (incorporated by reference to the Exhibit 3.2 to the Current Report on Form 8-K filed on December 20, 2023).

4.1**	Specimen Class A Common Stock Certificate of the Company (incorporated by reference to the Exhibit 4.1 to the Current Report on Form 8-K filed on December 20, 2023).

4.2**	Specimen Class B Common Stock Certificate of the Company (incorporated by reference to the Exhibit 4.2 to the Current Report on Form 8-K filed on December 20, 2023).

4.3**	Specimen Warrant Certificate of the Company (incorporated by reference to the Exhibit 4.3 to the Current Report on Form 8-K filed on December 20, 2023).

4.4**	Warrant Agreement, dated December 22, 2020, by and between 7GC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

4.5**	Share Purchase Agreement, dated May 27, 2022, by and among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 4.5 to the Amendment No. 6 to the Registration Statement on Form S-4 filed on November 13, 2023).

4.6**	Amended and Restated Convertible Promissory Note, by and among Banzai and CP BF Lending, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

4.7**	Subordinated Promissory Note, dated December 13, 2023, issued by the Company to Alco Investment Company (incorporated by reference to the Exhibit 4.5 to the Current Report on Form 8-K filed on December 20, 2023).

4.8**	Promissory Note, dated as of December 14, 2023, issued by Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) to YA II PN, LTD. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 18, 2023).

4.9**	Warrant to Purchase Shares of Common Stock of Banzai International, Inc., dated December 15, 2023, issued by the Company to GEM Yield Bahamas Limited (incorporated by reference to the Exhibit 4.7 to the Current Report on Form 8-K filed on December 20, 2023).

4.10**	Letter of understanding, dated as of December 14, 2023, by and between the Company and GEM (incorporated by reference to the Exhibit 4.8 to the Current Report on Form 8-K filed on December 20, 2023).

4.11	Promissory Note, dated as of February 5, 2024, issued by Banzai International, Inc. to YA II PN, LTD.

5.1	Opinion of Sidley Austin LLP.

Exhibit No.	Description

10.1**	Letter Agreement, dated December 22, 2020, by and among 7GC, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.2**	Investment Management Trust Agreement, dated December 22, 2020, by and between 7GC and Continental (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.3**	Registration Rights Agreement, dated December 22, 2020, by and between 7GC and certain security holders (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.4**	Administrative Support Agreement, dated December 22, 2020 by and between 7GC and the Sponsor (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.5**	Private Placement Warrants Purchase Agreement, dated December 22, 2020, by and between 7GC and the Sponsor (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by 7GC on December 15, 2020).

10.6**	Form of 7GC Indemnity Agreement (incorporated by reference to Exhibit 10.7 to the Form S-1 filed by 7GC on December 28, 2020).

10.7**	Voting and Support Agreement, dated December 8, 2022, by and among Banzai, 7GC, the Sponsor, and the other stockholders of 7GC parties thereto (incorporated by reference to Annex B to the Registration Statement on Form S-4 filed on August 31, 2023).

10.8**	A&R Company Support Agreement, dated August 4, 2023, by and among Banzai, 7GC, and the other stockholders parties thereto (incorporated by reference to Annex C to the Registration Statement on Form S-4 filed on August 31, 2023).

10.9**	Amended and Restated Registration Rights Agreement, dated December 14, 2023, by and among the Company, the Sponsor, certain stockholders of the Company (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on December 20, 2023).

10.10**	Form of Lock-Up Agreement, by and between the Company and certain stockholders and executives of Legacy Banzai (incorporated by reference to Annex D to the Registration Statement on Form S-4 filed on August 31, 2023).

10.11**	Promissory Note, dated December 21, 2022, issued by 7GC to the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on December 23, 2022).

10.12**	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 16, 2023).

10.13#**	Banzai International, Inc. 2023 Equity Incentive Plan (incorporated by reference to Annex F to the Registration Statement on Form S-4 filed on August 31, 2023).

10.14#**	Banzai International, Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Annex G to the Registration Statement on Form S-4 filed on August 31, 2023).

10.15**	Sponsor Forfeiture Agreement, dated August 4, 2023, by and among Banzai, 7GC and the Sponsor (incorporated by reference to Annex K to the Registration Statement on Form S-4 filed on August 31, 2023).

10.16**	Lease Agreement, dated October 19, 2022, by and among Banzai International Inc. and Aerie Commercial Properties, LLC (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

Exhibit No.	Description

10.17**	Loan Agreement, dated February 19, 2021, by and among Banzai International, Inc., Joseph P. Davy as an Individual Guarantor, Demio, Inc., as an Individual Guarantor and CP BF Lending, LLC, as Lender (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.18**	Banzai International, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.19**	Forbearance Agreement, dated August 24, 2023, by and among Banzai International, Inc., the guarantors party to the Loan Agreement (as defined therein), and CP BF Lending, LLC (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.20**	Promissory Note, dated October 3, 2023, issued by 7GC to the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on October 4, 2023).

10.21**	Fee Reduction Agreement, dated November 8, 2023, by and between 7GC and Cantor Fitzgerald (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 filed by 7GC on November 9, 2023).

10.22**	Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.), YA II PN, LTD., and Banzai Operating Co LLC (f/k/a Banzai International, Inc.). (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 18, 2023).

10.23**	Registration Rights Agreement, dated as of December 14, 2023, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and YA II PN, LTD. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 18, 2023).

10.24**	Share Transfer Agreement, dated December 13, 2023, by and among the Company, the Sponsor and Alco Investment Company (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on December 20, 2023).

10.25#**	Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on December 20, 2023).

10.26	Amendment to Fee Reduction Agreement, dated December 28, 2023, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and Cantor Fitzgerald.

10.27	Settlement Agreement, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.), GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

10.28	Form of Promissory Note, to be issued by Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) to GEM Global Yield LLC SCS (included in Exhibit 10.27).

10.29	Supplemental Agreement, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and YA II PN, LTD.

10.30	Addendum to Letter Agreements, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and Roth Capital Partners, LLC.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for 7GC.

23.2	Consent of Marcum, LLP, independent registered public accounting firm for Legacy Banzai and the Company.

23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.4**	Consent of Verista Partners Inc. (a/k/a Winterberry Group).

24.1**	Power of Attorney

101.INS	XBRL Instance Document

Exhibit No.	Description

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table

**	Previously filed.
+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Indicates management contract or compensatory plan or arrangement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bainbridge Island, State of Washington on February 5, 2024.

BANZAI INTERNATIONAL, INC.

/s/ Joseph Davy
Name: Joseph Davy
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Davy Joseph Davy	Chief Executive Officer and Director (Principal Executive Officer)	February 5, 2024

/s/ Mark Musburger Mark Musburger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 5, 2024

* Paula Boggs	Director	February 5, 2024

* William Bryant	Director	February 5, 2024

* Jack Leeney	Director	February 5, 2024

* Mason Ward	Director	February 5, 2024

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on Form S-1 pursuant to a Power of Attorney executed on behalf of the above-indicated directors of the registrant and previously filed on behalf of the registrant.

* By:	/s/ Joseph Davy
Joseph Davy
Attorney-in-fact